     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 1, 1999

                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                      ------------------------------------
                                    FORM S-1
            Registration Statement Under the Securities Act of 1933
                      ------------------------------------
                             SCHOOL SPECIALTY, INC.
             (Exact name of registrant as specified in its charter)

              DELAWARE                                   5112                                  39-0971239
   (State or other jurisdiction of           (Primary Standard Industrial                   (I.R.S. Employer
   incorporation or organization)             Classification Code Number)                Identification Number)

  See "Table of Additional Registrants" on the following page for information relating to subsidiaries of
School Specialty, Inc. that will guarantee payments owed on the debt securities registered hereunder.
                      ------------------------------------

     1000 NORTH BLUEMOUND DRIVE, APPLETON, WISCONSIN 54914, (920) 734-2756 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               DANIEL P. SPALDING
                            CHIEF EXECUTIVE OFFICER
                             SCHOOL SPECIALTY, INC.
                           1000 NORTH BLUEMOUND DRIVE
                           APPLETON, WISCONSIN 54914
                                 (920) 734-2756
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                      ------------------------------------

                                   Copies to:

                  SCOTT A. MOEHRKE, ESQ.                                      DUNCAN MCCURRACH, ESQ.
                   GODFREY & KAHN, S.C.                                         SULLIVAN & CROMWELL
                  780 NORTH WATER STREET                                         125 BROAD STREET
                MILWAUKEE, WISCONSIN 53202                                      NEW YORK, NY 10004

                      ------------------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF SECURITIES TO THE
PUBLIC: As soon as practicable after the effective date of this Registration Statement.
    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [ ]
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the offering. [ ]
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                      ------------------------------------
                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------------------
                                                                      PROPOSED MAXIMUM       PROPOSED MAXIMUM       AMOUNT OF
             TITLE OF EACH CLASS                  AMOUNT TO BE       OFFERING PRICE PER     AGGREGATE OFFERING     REGISTRATION
       OF SECURITIES TO BE REGISTERED              REGISTERED          SHARE OR UNIT              PRICE                FEE
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.001 per share......     3,450,000(1)          $22.0625(2)            $76,115,625          $21,160.14
---------------------------------------------------------------------------------------------------------------------------------
Senior Subordinated Notes....................     $100,000,000            100%(3)              $100,000,000         $27,800.00
---------------------------------------------------------------------------------------------------------------------------------
Subsidiary Guarantees of Senior Subordinated
  Notes......................................          N/A                  N/A                    N/A                N/A(4)
---------------------------------------------------------------------------------------------------------------------------------

(1) Includes 450,000 shares of Common Stock subject to sale pursuant to the Underwriters' over-allotment option.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act based on the average high and low sale prices of the Common Stock as reported on the Nasdaq National Market on February 22, 1999.
(3) Estimated solely for purposes of calculating the registration fee.
(4) Pursuant to Rule 457(n) of the Securities Act, no separate fee is payable for the Subsidiary Guarantees.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                        TABLE OF ADDITIONAL REGISTRANTS
                    UNDER REGISTRATION STATEMENT ON FORM S-1

     The following subsidiaries of School Specialty, Inc. are co-registrants under this Registration Statement for the purpose of providing guarantees of payment on debt securities registered hereunder:

                                                         STATE OR OTHER
                                                  JURISDICTION OF INCORPORATION        IRS EMPLOYER
SUBSIDIARY                                               OR ORGANIZATION           IDENTIFICATION NUMBER
----------                                        -----------------------------    ---------------------
Re-Print LLC..................................    Delaware                              39-0971239
Sax Arts and Crafts, Inc......................    Delaware                              39-1500254
Childcraft Education Corp.....................    New York                              13-5619818
Bird-in-Hand Woodworks, Inc...................    New Jersey                            22-2618811

                                EXPLANATORY NOTE

     This Registration Statement contains two Prospectuses, one for an equity offering and one for a concurrent debt offering. With the exception of the Pro Forma Financial Statements, the financial statement pages for both Prospectuses are identical and are included in this Registration Statement only as part of the equity Prospectus. The Pro Forma Financial Statements, which are different in each Prospectus, are included in both Prospectuses.

THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL NOR DOES IT SEEK AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

                 Subject to Completion. Dated           , 1999.

                                3,000,000 Shares
                             SCHOOL SPECIALTY, INC.
LOGO                              Common Stock

                         ------------------------------

     The Common Stock is quoted on the Nasdaq National Market under the symbol
"SCHS." The last reported sale price for the Common Stock on           , 1999
was $     per share.
     See "Risk Factors" on page 11 to read about certain factors you should consider before buying shares of the Common Stock.

                         ------------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED ON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                         ------------------------------

                                                                Per Share     Total
                                                                ---------     -----
Initial public offering price...............................    $            $
Underwriting discount.......................................    $            $
Proceeds, before expenses, to School Specialty..............    $            $

     The underwriters may, under certain circumstances, purchase up to an additional 450,000 shares from School Specialty at the initial public offering price less the underwriting discount.

                         ------------------------------

     The underwriters expect to deliver the shares against payment in New York,
New York on           , 1999.

GOLDMAN, SACHS & CO.
                              SALOMON SMITH BARNEY
                                                              PIPER JAFFRAY INC.

                         ------------------------------
                       Prospectus dated           , 1999.

                [MAP SHOWING GEOGRAPHIC COVERAGE AND PENETRATION
                      AND PICTURES OF BRANDS AND PRODUCTS]

     Childcraft Education Corp.(R) is a trademark of Childcraft Education Corp. School Specialty(R) and Education Access(R) are trademarks of School Specialty. Gresswell is a common law trademark of School Specialty. All other trademarks, service marks and trade names referred to in this Prospectus are the property of their respective owners.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by reference to the more detailed information and financial statements and pro forma financial statements appearing elsewhere in this Prospectus. Unless the context requires otherwise, all references to "School Specialty," "we" or "our" refers to School Specialty, Inc. and its subsidiaries. Our fiscal year ends on the last Saturday in April in each year. In this Prospectus, we refer to fiscal years by reference to the calendar year in which they end (e.g., the fiscal year ended April 25, 1998 is referred to as "fiscal 1998"). Unless otherwise indicated, the information contained in this Prospectus assumes no exercise of the underwriters' over-allotment option.

                                SCHOOL SPECIALTY

OVERVIEW

     We are the largest marketer of non-textbook educational supplies and furniture to schools for pre-kindergarten through twelfth grade. We offer more than 60,000 items through an innovative two-pronged marketing approach that targets both school administrators and individual teachers. Our broad product range enables us to provide our customers with one source for virtually all of their non-textbook school supplies and furniture needs.

     We have grown significantly in recent years through both acquisitions and internal growth. In order to expand our geographic presence and product range, we have acquired 18 companies since May 1996. In August 1998, we purchased Beckley-Cardy, our largest traditional and specialty school supply competitor. After giving pro forma effect to the acquisitions that we made during the period, our revenues for the twelve months ended January 23, 1999 were $607.3 million and our operating earnings before interest, income taxes, depreciation, amortization and non-recurring acquisition and restructuring costs ("Adjusted EBITDA") were $51.2 million. These results represent compound annual increases of 48.9% in revenues and 67.7% in Adjusted EBITDA compared to our historical results for the year ended December 31, 1994.

     Our "top down" marketing approach targets school administrators at the state, regional and local levels using our 250 sales representatives and our School Specialty and Beckley-Cardy general supply and furniture catalogs. Our "bottom up" approach seeks to reach individual teachers and curriculum specialists primarily through the mailing of our ClassroomDirect.com general supply catalog (previously known as Re-Print) and our seven different specialty direct catalogs. During 1998, we mailed over 10.2 million catalogs to more than three million teachers and curriculum specialists. Approximately 100 employees assist in the sale, marketing and merchandising of our specialty direct products. We are also exploring various ways in which we can use the Internet to market and sell our products. As the first stage of our Internet initiative, we recently opened a fully integrated e-commerce website under the name "ClassroomDirect.com" which offers over 13,000 items for sale. The second stage of our Internet initiative, which we expect to launch in May 1999, is an education portal in the form of an education mall which will offer our products for sale and also provide a community forum and content aimed at educators.

     We sell general school supplies, such as classroom and art supplies, instructional materials, furniture and equipment. We also sell supplies and furniture for specialized educational disciplines, including the following:

                 BRAND                           PRODUCTS
                 -----                           --------
Childcraft.............................    Early childhood
Sax Arts and Crafts....................    Art supplies
Frey Scientific........................    Science
Sportime...............................    Physical education
Education Access.......................    Educational software
Brodhead Garrett.......................    Industrial arts
Gresswell..............................    Library
Hammond & Stephens.....................    School forms

     School Specialty was incorporated as a wholly owned subsidiary by U.S. Office Products in Delaware in February 1998 to hold its Educational Supplies and Products Division. On June 9, 1998, U.S. Office Products distributed all of the shares of School Specialty to its shareholders. At the same time as this distribution, School Specialty sold 2,375,000 shares of Common Stock in an initial public offering and a concurrent offering to several of its officers and directors. Our principal executive offices are located at 1000 North Bluemound Drive, Appleton, Wisconsin 54914. Our telephone number is (920) 734-2756.

INDUSTRY TRENDS

     The National School Supply Equipment Association estimates that annual sales of non-textbook educational supplies and equipment to the school supply market are approximately $6.1 billion. Of this amount, over $3.6 billion is sold through institutional channels and the remaining $2.5 billion is sold through retail channels. We estimate that there are over 3,400 marketers of non-textbook school supplies and equipment, the majority of which are family or employee owned businesses that operate in a single geographic region and have annual revenues under $20 million. We believe the increasing demand for single source suppliers, prompt order fulfillment and competitive prices, and the related need for suppliers to invest in automated inventory and electronic ordering systems, is accelerating the trend toward consolidation in our industry. As the largest company in our industry with annual revenues which we believe are three times greater than the next largest industry competitor, we are well positioned to capitalize on this consolidation. Even as the industry leader, our market share of the $6.1 billion non-textbook school supply and equipment market is less than 10%, creating substantial growth opportunities.

     The demand for school supplies is driven primarily by the level of the student population and, to a lesser extent, expenditures per student. Student population is largely a function of demographics, while expenditures per student are also affected by government budgets and the prevailing political and social attitudes towards education. The U.S. Department of Education estimates that kindergarten through twelfth grade student enrollment in public and private schools reached a record level of 52.7 million students in 1998 and projects that it will continue to grow to 54.5 million by the year 2006. The U.S. Department of Education also projects that expenditures per student in public elementary and secondary schools will continue to rise through the year 2006. We believe that the current political and social environment is favorable for education spending.

KEY STRENGTHS

     We attribute our strong competitive position to the following key strengths:

      -- LEADING MARKET POSITION. We believe our annual revenues are three times greater than those of our next largest industry competitor and that our large size and brand recognition have resulted in significant buying power, economies of scale and customer loyalty.

      -- BROAD PRODUCT LINE. With over 60,000 items ranging from classroom supplies and furniture to playground equipment, we provide customers with one source for virtually all of their non-textbook school supply and furniture needs.

      -- INNOVATIVE TWO-PRONGED MARKETING APPROACH. By marketing our products both to school administrators and to individual teachers and curriculum specialists, we believe we market to all of the prospective purchasers in the school system in an efficient and profitable manner.

      -- STABLE INDUSTRY. Because the demand for educational supplies is primarily driven by demographics and government spending, we believe that our industry is less exposed to economic cycles than many others.

      -- ABILITY TO COMPLETE AND INTEGRATE ACQUISITIONS. We have successfully completed the acquisition of 23 companies since 1991, including 18 since May 1996. We believe that we can rapidly improve the revenues and gross and operating margins of the businesses we acquire by eliminating redundant expenses, leveraging overhead costs, increasing our purchasing power and cross merchandising their specialty products to our general supply customers (which we sometimes refer to as our "traditional" customers).

      -- USE OF TECHNOLOGY. We believe that our use of information technology systems allows us to turn inventory more quickly than our competitors, offer customers more convenient and cost effective ways of ordering products and more precisely focus our sales and marketing campaigns.

      -- EXPERIENCED AND INCENTIVISED MANAGEMENT. Our management team provides depth and continuity of experience. Management's interests are aligned with those of our stockholders. Management currently owns
           approximately      % of our shares of Common Stock on a fully-diluted
           basis and purchased   % of the currently outstanding shares at the
           same time as our initial public offering in June 1998.

GROWTH STRATEGY

     We use the following strategies to grow and enhance our position as the leading marketer of non-textbook educational supplies and furniture:

      -- AGGRESSIVELY PURSUE ACQUISITIONS. We believe that there are many attractive acquisition opportunities in our highly fragmented industry. As a public company, we have greater access to capital for acquisitions than many of our competitors. We will continue to pursue opportunities that enhance our geographic presence or which complement our specialty direct product offerings.

      -- INCREASE SALES OF SPECIALTY AND PROPRIETARY PRODUCTS. We believe we can increase our margins by selling more specialty direct products and products for which we are the only supplier. We believe that specialty direct products accounted for approximately 42% of our revenues on a pro forma basis for the twelve months ended January 23, 1999, compared to approximately 20% on an historical basis for the year ended December 31, 1994.

      -- EXPAND EXISTING TRADITIONAL BUSINESS. We believe that we can also increase the revenues of our traditional business by adding sales representatives in geographic markets in which we are underrepresented and by cross merchandising our specialty products to our traditional customers.

      -- IMPROVE PROFITABILITY. We improved our operating margin (as measured by our Adjusted EBITDA divided by our revenues) from 5.2% in 1994 on an historical basis to 8.4% on a pro forma basis for the twelve months ended January 23, 1999. We believe that we can further improve our operating margins by eliminating redundant expenses of acquired businesses, leveraging our overhead costs, increasing our purchasing power and improving the efficiency of our warehousing and distribution.

      -- PURSUE INTERNET INITIATIVE. Because more schools and teachers are connecting to the Internet, we intend to aggressively pursue sales opportunities through this rapidly growing channel. By establishing an early presence on the Internet, we believe we can gain a significant competitive advantage and valuable brand recognition. Our goal is to become the leading marketer of school supplies and furniture over the Internet. This may also permit us to expand our customer base over time to include individuals and other non-traditional customers.

                               THE NOTE OFFERING

     Concurrently with the offering of Common Stock made by this Prospectus, we
are offering $100 million principal amount of      % Senior Subordinated Notes
due           , 2009. We expect to receive net proceeds of approximately $97.1 million from the Note offering, which we will combine with the net proceeds from the Common Stock offering and use as described below. The Note offering is being made by means of a separate prospectus and this Prospectus does not constitute an offer to sell or the solicitation of an offer to buy the Notes. The consummation of the offering of the Common Stock made hereby is not conditioned on the completion of our Note offering and we cannot assure you that the Note offering will be completed.

                           THE COMMON STOCK OFFERING

Common Stock offered by School
  Specialty..........................    3,000,000 shares
Common Stock to be outstanding after
  the offering.......................    17,578,925 shares(1)
Use of proceeds......................    To repay a portion of the
                                         indebtedness outstanding under our
                                         Senior Credit Facility which was
                                         incurred in connection with three
                                         recent acquisitions. After such
                                         repayment, we may reborrow under the
                                         Senior Credit Facility for general
                                         corporate purposes including working
                                         capital, and for acquisitions.
Nasdaq National Market symbol........    SCHS

---------------

(1) Based on the number of shares outstanding as of February 1, 1999. Excludes 2,319,313 shares of Common Stock issuable upon exercise of outstanding options granted under our 1998 Stock Incentive Plan.

                SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA

     The following tables present certain historical and pro forma financial data as of and for the periods indicated. This information should be read together with "Management's Discussion and Analysis of Financial Condition and Results of Operations," our consolidated financial statements and related notes and our pro forma combined financial statements and related notes, included elsewhere in this Prospectus.

                       SUMMARY HISTORICAL FINANCIAL DATA
                (IN THOUSANDS, EXCEPT PER SHARE DATA AND RATIOS)

                                                                        HISTORICAL(1)
                            -----------------------------------------------------------------------------------------------------
                             FISCAL YEAR ENDED      FOUR
                               DECEMBER 31,        MONTHS       FISCAL YEAR ENDED         NINE MONTHS ENDED        TWELVE MONTHS
                            -------------------     ENDED     ---------------------   -------------------------        ENDED
                                                  APRIL 30,   APRIL 26,   APRIL 25,   JANUARY 24,   JANUARY 23,     JANUARY 23,
                            1994(2)    1995(2)     1996(2)     1997(2)     1998(2)      1998(2)        1999           1999(3)
                            --------   --------   ---------   ---------   ---------   -----------   -----------   ---------------
STATEMENT OF INCOME DATA:
Revenues..................  $119,510   $150,482    $28,616    $191,746    $310,455     $247,880      $424,332        $486,907
Cost of revenues..........    81,774     98,233     18,591     126,862     202,870      164,105       281,436         320,201
                            --------   --------    -------    --------    --------     --------      --------        --------
Gross profit..............  $ 37,736   $ 52,249    $10,025    $ 64,884    $107,585     $ 83,775      $142,896        $166,706
Selling, general and
 administrative
 expenses.................    33,257     47,393     11,917      53,177      87,846       63,395       108,005         132,456
Non-recurring acquisition
 costs....................        --         --      1,122       1,792          --           --            --              --
Restructuring costs.......        --      2,532         --         194       3,491           --         5,274           8,765
                            --------   --------    -------    --------    --------     --------      --------        --------
Operating income (loss)...  $  4,479   $  2,324    $(3,014)   $  9,721    $ 16,248     $ 20,380      $ 29,617        $ 25,485
Interest expense..........     3,007      5,536      1,461       4,197       5,505        4,100         8,942          10,347
Interest income...........        --         --         (6)         --        (132)        (109)         (114)           (137)
Other (income) expense....       (86)       (18)        67        (196)        156          441            --            (285)
                            --------   --------    -------    --------    --------     --------      --------        --------
Income (loss) before
 provision for (benefit
 from) income taxes.......  $  1,558   $ (3,194)   $(4,536)   $  5,720    $ 10,719     $ 15,948      $ 20,789        $ 15,560
Provision for (benefit
 from) income taxes(4)....       218        173        139      (2,412)      5,480        7,113        10,094           8,461
                            --------   --------    -------    --------    --------     --------      --------        --------
Net income (loss).........  $  1,340   $ (3,367)   $(4,675)   $  8,132    $  5,239     $  8,835      $ 10,695        $  7,099
                            ========   ========    =======    ========    ========     ========      ========        ========
Net income (loss) per
 share:
 Basic....................  $   0.26   $  (0.51)   $ (0.54)   $   0.81    $   0.40     $   0.69      $   0.73        $   0.48
 Diluted..................      0.26      (0.50)     (0.53)       0.80        0.39         0.68          0.73            0.48
Weighted average shares
 outstanding:
 Basic....................     5,062      6,562      8,611      10,003      13,284       12,751        14,625          14,714
 Diluted..................     5,078      6,669      8,789      10,196      13,547       13,020        14,665          14,744
STATEMENT OF CASH FLOWS
 DATA:
Net cash provided by (used
 in) operating
 activities...............  $   (268)  $  4,828    $(1,178)   $    918    $  3,724     $ 15,392      $ 29,100        $ 17,432
Net cash used in investing
 activities...............    (2,856)    (6,092)      (828)    (16,742)    (99,742)     (96,537)      (98,837)       (102,042)
Net cash provided by
 financing activities.....     3,202      1,156      2,011      15,778      96,018       81,145        69,737          84,610
                            --------   --------    -------    --------    --------     --------      --------        --------
Net increase (decrease) in
 cash and cash
 equivalents..............  $     78   $   (108)   $     5    $    (46)   $     --     $     --      $     --        $     --
                            ========   ========    =======    ========    ========     ========      ========        ========
OTHER DATA:
EBITDA (6)................  $  6,210   $  5,085    $(2,407)   $ 12,023    $ 20,653     $ 23,321      $ 36,224        $ 33,556
Adjusted EBITDA(6)........     6,210      7,617     (1,285)     14,009      24,144       23,321        41,498          42,321
Depreciation and
 amortization expense.....     1,645      2,743        674       2,106       4,561        3,382         6,607           7,786
Capital expenditures......       630        881        120       7,216       4,423        4,095         3,978           4,306

SELECTED RATIOS:
Ratio of total debt to
 Adjusted EBITDA..........      5.2x       5.2x      (31.8)x      4.3x        3.5x         3.4x          4.2x            4.1x
Ratio of Adjusted EBITDA
 to interest expense......      2.1x       1.4x       (0.9)x      3.3x        4.4x         5.7x          4.6x            4.1x
Ratio of earnings to fixed
 charges(7)...............      1.4x       0.5x         --        2.2x        2.6x         4.2x          3.0x            2.3x

                                                    DECEMBER 31,
                                                  -----------------    APRIL 30,    APRIL 26,    APRIL 25,    JANUARY 23,
                                                   1994      1995        1996         1997         1998          1999
                                                  ------    -------    ---------    ---------    ---------    -----------
BALANCE SHEET DATA:
Working capital (deficit).....................    $3,512    $(1,052)    $(3,663)     $14,491      $47,791       $90,826
Total assets..................................    44,267     54,040      54,573       87,685      223,729       378,513
Long-term debt................................    11,675     15,294      15,031       33,792       63,014       162,199
Total debt....................................    32,276     39,783      40,918       60,746       83,302       172,513
Stockholders' (deficit) equity................     1,827       (620)     (4,267)      16,329      106,466       159,067

                        SUMMARY PRO FORMA FINANCIAL DATA
                (IN THOUSANDS, EXCEPT PER SHARE DATA AND RATIOS)

                                                                                         PRO FORMA AS ADJUSTED FOR
                                              PRO FORMA(8)                                COMMON STOCK OFFERING(8)
                          -----------------------------------------------------   ---------------------------------------
                                                                      TWELVE
                          FISCAL YEAR       NINE MONTHS ENDED         MONTHS      FISCAL YEAR       NINE MONTHS ENDED
                             ENDED      -------------------------      ENDED         ENDED      -------------------------
                           APRIL 25,    JANUARY 24,   JANUARY 23,   JANUARY 23,    APRIL 25,    JANUARY 24,   JANUARY 23,
                            1998(2)       1998(2)        1999         1999(3)       1998(2)       1998(2)        1999
                           ---------    -----------   -----------   -----------    ---------    -----------   -----------
STATEMENT OF INCOME
 DATA:
Revenues................   $598,025      $496,941      $506,180      $607,264      $598,025      $496,941      $506,180
Cost of revenues........    390,327       327,174       330,786       393,939       390,327       327,174       330,786
                           --------      --------      --------      --------      --------      --------      --------
Gross profit............   $207,698      $169,767      $175,394      $213,325      $207,698      $169,767      $175,394
Selling, general and
 administrative
 expenses...............    175,507       135,598       133,046       172,955       175,507       135,598       133,046
Restructuring costs.....      4,689         1,198         5,401         8,892         4,689         1,198         5,401
                           --------      --------      --------      --------      --------      --------      --------
Operating income........   $ 27,502      $ 32,971      $ 36,947      $ 31,478      $ 27,502      $ 32,971      $ 36,947
Interest expense........     17,000        13,500        13,500        17,000        12,026         9,770         9,770
Other expense...........        193           536           420            77           193           536           420
                           --------      --------      --------      --------      --------      --------      --------
Income before provision
 for income taxes.......   $ 10,309      $ 18,935      $ 23,027      $ 14,401      $ 15,283      $ 22,665      $ 26,757
Provision for income
 taxes..................      5,979        10,982        11,283         6,280         7,969        12,474        12,775
                           --------      --------      --------      --------      --------      --------      --------
Net income..............   $  4,330      $  7,953      $ 11,744      $  8,121      $  7,314      $ 10,191      $ 13,982
                           ========      ========      ========      ========      ========      ========      ========
Net income per share(5):
 Basic..................   $   0.28      $   0.53      $   0.78      $   0.52      $   0.39      $   0.56      $   0.78
 Diluted................       0.27          0.52          0.78          0.52          0.39          0.55          0.77
Weighted average shares
 outstanding(5):
 Basic..................     15,659        15,126        15,025        15,608        18,659        18,126        18,025
 Diluted................     15,922        15,395        15,065        15,638        18,922        18,395        18,065
OTHER DATA:
EBITDA(6)...............   $ 38,386      $ 40,943      $ 44,889      $ 42,332      $ 38,386      $ 40,943      $ 44,889
Adjusted EBITDA(6)......     43,075        42,141        50,290        51,224        43,075        42,141        50,290
Depreciation and
 amortization expense...     11,077         8,508         8,362        10,931        11,077         8,508         8,362

SELECTED RATIOS:
Ratio of total debt to
 Adjusted EBITDA........       4.5x          4.6x          3.9x          3.8x          3.1x          3.2x          2.7x
Ratio of Adjusted EBITDA
 to interest expense....       2.5x          3.1x          3.7x          3.0x          3.6x          4.3x          5.1x
Ratio of earnings to
 fixed charges(7).......       1.5x          2.2x          2.5x          1.7x          2.1x          3.0x          3.3x

                                        PRO FORMA AS ADJUSTED FOR                   PRO FORMA AS ADJUSTED
                                         COMMON STOCK OFFERING(8)          FOR COMMON STOCK AND NOTE OFFERINGS(8)
                                        -------------------------   -----------------------------------------------------
                                                  TWELVE                                                        TWELVE
                                                  MONTHS            FISCAL YEAR       NINE MONTHS ENDED         MONTHS
                                                   ENDED               ENDED      -------------------------      ENDED
                                                JANUARY 23,          APRIL 25,    JANUARY 24,   JANUARY 23,   JANUARY 23,
                                                  1999(3)             1998(2)       1998(2)        1999         1999(3)
                                                -----------         ---------    -----------   -----------   -----------
STATEMENT OF INCOME
 DATA:
Revenues................                         $607,264            $598,025      $496,941      $506,180      $607,264
Cost of revenues........                          393,939             390,327       327,174       330,786       393,939
                                                 --------            --------      --------      --------      --------
Gross profit............                         $213,325            $207,698      $169,767      $175,394      $213,325
Selling, general and
 administrative
 expenses...............                          172,955             175,507       135,598       133,046       172,955
Restructuring costs.....                            8,892               4,689         1,198         5,401         8,892
                                                 --------            --------      --------      --------      --------
Operating income........                         $ 31,478            $ 27,502      $ 32,971      $ 36,947      $ 31,478
Interest expense........                           12,026              13,512        10,885        10,885        13,512
Other expense...........                               77                 193           536           420            77
                                                 --------            --------      --------      --------      --------
Income before provision
 for income taxes.......                         $ 19,375            $ 13,797      $ 21,550      $ 25,642      $ 17,889
Provision for income
 taxes..................                            8,270               7,376        12,028        12,329         7,677
                                                 --------            --------      --------      --------      --------
Net income..............                         $ 11,105            $  6,421      $  9,522      $ 13,313      $ 10,212
                                                 ========            ========      ========      ========      ========
Net income per share(5):
 Basic..................                         $   0.60            $   0.34      $   0.53      $   0.74      $   0.55
 Diluted................                             0.60                0.34          0.52          0.74          0.55
Weighted average shares
 outstanding(5):
 Basic..................                           18,608              18,659        18,126        18,025        18,608
 Diluted................                           18,638              18,922        18,395        18,065        18,638
OTHER DATA:
EBITDA(6)...............                         $ 42,332            $ 38,386      $ 40,943      $ 44,889      $ 42,332
Adjusted EBITDA(6)......                           51,224              43,075        42,141        50,290        51,224
Depreciation and
 amortization expense...                           10,931              11,077         8,508         8,362        10,931
SELECTED RATIOS:
Ratio of total debt to
 Adjusted EBITDA........                             2.6x                3.2x          3.2x          2.7x          2.7x
Ratio of Adjusted EBITDA
 to interest expense....                             4.3x                3.2x          3.9x          4.6x          3.8x
Ratio of earnings to
 fixed charges(7).......                             2.4x                1.9x          2.7x          3.0x          2.1x

                                                                                 JANUARY 23, 1999(9)
                                                              ---------------------------------------------------------
                                                                          PRO FORMA AS ADJUSTED   PRO FORMA AS ADJUSTED
                                                                            FOR COMMON STOCK      FOR COMMON STOCK AND
                                                              PRO FORMA         OFFERING             NOTE OFFERINGS
                                                              ---------   ---------------------   ---------------------
BALANCE SHEET DATA:
Working capital.............................................  $ 99,339          $109,653                $109,653
Total assets................................................   403,920           403,920                 406,870
Long-term debt..............................................   185,268           133,412                 136,362
Total debt..................................................   195,582           133,412                 136,362
Stockholders' equity........................................   159,067           221,237                 221,237

---------------

(1) The historical financial information of School Specialty, Inc., a Wisconsin corporation, and The Re-Print Corp., both of which were acquired by U.S. Office Products in business combinations accounted for under the pooling-of-interests method in May 1996 and July 1996, respectively, have been combined on a historical cost basis in accordance with generally accepted accounting principles ("GAAP") to present this financial data as if the two companies had always been members of the same operating group. All business acquisitions since July 1996 have been accounted for under the purchase method. The financial information of the businesses acquired in business combinations accounted for under the purchase method is included from the dates of their respective acquisitions.

(2) Certain reclassifications have been made to the historical and pro forma financial data for the fiscal years ended December 31, 1994 and 1995, the four months ended April 30, 1996, the fiscal years ended April 26, 1997 and April 25, 1998 and the nine months ended January 24, 1998 to conform with the fiscal 1999 presentation. These reclassifications had no effect on net income or net income per share.

(3) The results for the historical and pro forma twelve months ended January 23, 1999 have been calculated based upon the historical and pro forma results, respectively, for the fiscal year ended April 25, 1998 less the historical and pro forma results, respectively, for the nine months ended January 24, 1998 plus the historical and pro forma results, respectively, for the nine months ended January 23, 1999.

(4) Results for the fiscal year ended April 26, 1997 include a benefit from income taxes of $2.4 million primarily arising from the reversal of a $5.3 million valuation allowance in the quarter ended April 26, 1997. The valuation allowance had been established in 1995 to offset the tax benefit from net operating loss carryforwards included in our deferred tax assets, because at the time it was not likely that such tax benefit would be realized. The valuation allowance was reversed subsequent to our being acquired by U.S. Office Products, because it was deemed "more likely than not," based on improved results, that such tax benefit would be realized.

(5) For calculation of the pro forma and pro forma as adjusted weighted average shares outstanding, see Note (k) and Note (l), respectively, of Notes to Pro Forma Combined Financial Statements included herein.

(6) EBITDA represents operating earnings before interest, income taxes, depreciation and amortization. Adjusted EBITDA is EBITDA plus non-recurring acquisition costs and restructuring costs. EBITDA and Adjusted EBITDA are provided because they are measures commonly used by analysts and investors to determine a company's ability to incur and service its debt. EBITDA and Adjusted EBITDA are not measurements of performance under GAAP and should not be considered as alternatives to net income or income from operations or as measures of operating performance or cash flow data prepared in accordance with GAAP or as measures of liquidity. EBITDA and Adjusted EBITDA, as calculated by School Specialty, are not necessarily comparable with similarly titled measures of other companies.

(7) The ratio of earnings to fixed charges is computed by dividing fixed charges into income (loss) before provision for (benefit from) income taxes and fixed charges. Fixed charges represent interest expense, whether expensed or capitalized, amortization of debt expenses and the estimated interest component of rent expense. On a historical basis, as a result of the loss incurred during the four months ended April 30, 1996, we were unable to fully cover fixed charges by $4,536.

(8) The pro forma financial data give effect, as applicable, to all acquisitions completed through February 9, 1999, the spin-off and the refinancing of all amounts payable to U.S. Office Products in connection with the spin-off, the June 1998 initial public offering and concurrent offering to certain officers and directors and the Common Stock and Note offerings, as if all such transactions had occurred at the beginning of the periods presented. The pro forma statement of income data are not necessarily indicative of the operating results that would have been achieved had these events actually then occurred and should not be construed as representative of future operating results.

(9) The pro forma balance sheet data give effect to the purchase acquisition of Sportime, the only acquisition completed subsequent to January 23, 1999, as if it had occurred on January 23, 1999. This pro forma balance sheet data is then adjusted, as indicated, to reflect the Common Stock and Note offerings as if they had occurred on January 23, 1999. The pro forma balance sheet data and the adjustments to that data are not necessarily indicative of the financial position that would have been achieved had these events actually then occurred and should not be construed as representative of future financial position.

                                  RISK FACTORS

     You should carefully consider the following risk factors and the other information in this Prospectus before deciding to purchase shares of our Common Stock.

WE HAVE A POTENTIAL TAX LIABILITY FROM SPIN-OFFS

     We became a public company on June 9, 1998 when U.S. Office Products distributed all of our shares and the shares of three other companies to its shareholders and we sold additional shares of our stock in a public offering. These distributions (known as the "spin-offs") were intended to be tax-free to both U.S. Office Products and its shareholders. As part of the spin-offs, we and the other three companies whose shares were distributed each agreed with U.S. Office Products that if any of us took any action or failed to act in a way that materially caused the distributions to be taxable, then U.S. Office Products could require any of us to pay to it the full amount of the tax losses it suffered as a result of the distributions. We and the three other spin-off companies also agreed that if the distributions became taxable for any other reason, we would each pay to U.S. Office Products a portion of its tax losses based on the relative aggregate value of each company's common stock immediately after the distributions. We estimate that our portion of any such tax losses under this agreement would be approximately 14.4%. We also agreed with the other three spin-off companies that if one or more of us materially caused the distributions to be taxable and any of the other companies were required to pay tax losses under the agreement to U.S. Office Products, then the company or companies that materially caused the distributions to be taxable would reimburse the other companies for such payments. As a result of these agreements, we could be required to pay:

      -- all of the tax losses of U.S. Office Products if we cause the distributions to be taxable,

      -- our portion of the tax losses of U.S. Office Products even if neither we nor any of the other three companies cause the distributions to be taxable, or

      -- all of the tax losses of U.S. Office Products even if we did not cause the distributions to be taxable and one or more of the other companies did (while such other companies would be required to reimburse us for such payment, we cannot be sure that we will receive such reimbursement).

WE ARE EXPOSED TO RISKS RELATED TO OTHER LIABILITIES OF U.S. OFFICE PRODUCTS

     As part of the distributions, we and the other three spin-off companies each agreed with U.S. Office Products to pay a portion of the securities law and general liabilities of U.S. Office Products arising prior to the distributions and, if any of the spin-off companies fails to pay its portion, to pay a portion of the unpaid amount. These shared liabilities do not include any liability that relates specifically to a particular spin-off company or to the continuing businesses of U.S. Office Products after the distributions. The portion of the shared liabilities payable by each spin-off company is determined by the relative aggregate market values of the common stock of the spin-off companies immediately after the distribution. We estimate that our portion of any such liabilities under this agreement would be approximately 14.4%, but the maximum aggregate amount we can be required to pay for all shared liabilities is limited by the agreement to $1.75 million (including as a result of defaults by the other spin-off companies). U.S. Office Products has been named as a defendant in various class action lawsuits relating to the distributions that allege, among other things, violations of the federal securities laws. As a result of these agreements, we may be required to pay up to $1.75 million to U.S. Office Products for shared liabilities even though they are unrelated to our business and operations, we have no control over such liabilities and one or more of the other spin-off companies may be primarily responsible for such liabilities.

WE HAVE A LIMITED INDEPENDENT OPERATING HISTORY

     Prior to the spin-off in June 1998, we operated as a wholly owned subsidiary of U.S. Office Products and many of our general, administrative and financial functions (including legal, accounting, purchasing, management information services and borrowings) were handled by U.S. Office Products. Since the spin-off, we have operated independently of U.S. Office Products and have been independently responsible for managing and financing all aspects of our business and operations. Our expenses are likely to be higher than when we were a subsidiary of U.S. Office Products and we may experience difficulties with respect to general, administrative and financial functions that we did not experience as part of U.S. Office Products. Because most of the financial information included in this Prospectus relates to periods during which we were a subsidiary of U.S. Office Products, it does not necessarily reflect what our results of operations and financial condition would have been if we were independent during those periods and it may not be a good indication of what our future results of operations and financial condition will be.

WE HAVE EXPERIENCED RAPID GROWTH AND DEPEND UPON ACQUISITIONS FOR FUTURE GROWTH

     Our business has grown significantly through acquisitions in recent years. Since 1991, we have acquired 17 regional marketers of general educational supplies and six specialty direct school supply companies. All of our specialty direct acquisitions and 12 of our regional marketer acquisitions have occurred since June 1996. Future growth in our revenues and earnings depends substantially on our ability to continue to acquire and successfully integrate and operate school supply businesses. We cannot guarantee that we will be able to identify and acquire businesses at all or on reasonable terms. In addition, we cannot be sure that we will be able to operate the businesses that we acquire profitably or that our management and financial controls, personnel, computer systems and other corporate support systems will be adequate to manage the increased size and scope of our operations as a result of acquisitions. Managing and integrating acquired businesses may result in substantial costs, delays or other operating or financial problems that could materially and adversely affect our financial condition and results of operations. These include:

      -- the diversion of management's attention and other resources away from our existing businesses,

      -- significant charges and expenses relating to employee severance, restructuring and transaction costs and other unexpected events or liabilities,

      -- the inability to retain, hire or train qualified personnel for the acquired businesses, and

      --   the amortization of goodwill and other acquired intangible assets.

     We intend to pay for acquisitions in whole or in part using our shares, and in some cases this may dilute our earnings per share. Our ability and willingness to use our shares will depend upon their market price and the willingness of sellers to accept our shares. In addition, our ability to issue shares may be limited by Section 355(e) of the Internal Revenue Code of 1986. Under that Section, U.S. Office Products will incur tax liability for the distribution of our shares if 50% or more, by vote or value, of the capital stock of either U.S. Office Products or School Specialty is acquired by one or more persons acting pursuant to a plan or series of related transactions that includes the spin-off. There is a presumption that any acquisition occurring within two years after the spin-off is pursuant to a plan that includes the spin-off. However, the presumption may be overcome by establishing that the spin-off and such acquisition are not part of a plan or series of related transactions. As noted above, we will be liable for all the tax liabilities of U.S. Office Products if our actions cause the spin-off to be taxable and will be liable for all or a portion of such liabilities even if our actions did not cause the spin-off to be taxable.

WE ARE UNABLE TO USE THE POOLING-OF-INTERESTS METHOD OF ACCOUNTING; WE HAVE A MATERIAL AMOUNT OF GOODWILL

     Under generally accepted accounting principles, we must be independent for at least two years before we can use the pooling-of-interests method of accounting for share acquisitions, which would avoid the creation and subsequent amortization of goodwill. Because we were a wholly owned subsidiary of U.S. Office Products until the completion of the spin-off on June 9, 1998, we will not be eligible to use pooling-of-interest accounting until June 9, 2000. We must use purchase accounting for any acquisitions prior to that date, which may result in the creation of goodwill.

     Approximately $197.3 million, or 48.9%, of our pro forma total assets as of January 23, 1999 represents intangible assets, the significant majority of which is goodwill. Goodwill is the amount by which the costs of an acquisition accounted for using the purchase method exceeds the fair value of the net assets we acquire. We are required to record goodwill as an intangible asset on our balance sheet and to amortize it over a period of years. We generally amortize goodwill for each acquisition on a straight line method over a period of 40 years, which means that in each year during the 40-year period 1/40(th) of the goodwill is taken off our balance sheet and recorded in our income statement as a non-cash expense (which reduces our net income). Even though it reduces our net income for accounting purposes, amortization of goodwill may not be deductible for tax purposes. In addition, we are required to periodically evaluate whether we can recover our remaining goodwill from the undiscounted future cash flows that we expect to receive from the operations of the acquired companies. If these undiscounted future cash flows are less than the carrying value of the associated goodwill, the goodwill is impaired and we must reduce the carrying value of the goodwill to equal the undiscounted future cash flows and take the amount of the reduction as a charge against our income. Reductions in our net income caused by the amortization or write down of goodwill could materially adversely affect our results of operations and financial condition and the market price of our Common Stock.

OUR BUSINESS DEPENDS ON GROWTH OF STUDENT POPULATION AND SCHOOL EXPENDITURES

     Our growth strategy and profitability also depend on growth in the student population and expenditures per student in public and private elementary and secondary schools. The level of student enrollment is largely a function of demographics, while expenditures per student are also affected by government budgets and the prevailing political and social attitudes towards education. Any significant and sustained decline in student enrollment and/or expenditures per student could have a material adverse effect on our business, financial condition and results of operations.

OUR BUSINESS IS HIGHLY SEASONAL

     Our educational supply businesses are highly seasonal. Because most of our customers want their school supplies delivered before or shortly after the commencement of the school year in September, we make most of our sales from May to October. As a result, we usually earn more than 100% of our annual net income in the first six months of our fiscal year and operate at a loss in our third fiscal quarter. This seasonality causes our operating results to vary considerably from quarter to quarter and these fluctuations could adversely affect the market price of our Common Stock.

WE DEPEND ON KEY SUPPLIERS AND SERVICE PROVIDERS

     We depend upon a limited number of suppliers for some of our products, especially furniture. We also depend upon a limited number of service providers, including United Parcel Service, for the delivery of our products. If these suppliers or service providers are unable to provide the products or services that we require or materially increase their costs (especially during our peak season of June through September), this could impair our ability to deliver our products on a timely and profitable basis and could have a material adverse effect on our business, financial condition and results of operations. We were, for example, adversely affected by the United Parcel Service strike during August 1997 due to the perception that we were unable to ship products. As we seek to reduce the number of our suppliers and to minimize duplicative lines as part of our business strategy, we are likely to increase our dependence on remaining vendors.

WE RELY ON KEY PERSONNEL

     Our business depends to a large extent on the abilities and continued efforts of current executive officers and senior management, including Daniel P. Spalding, our Chief Executive Officer. We are also likely to depend heavily on the executive officers and senior management of businesses that we acquire in the future. If any of these people become unable or unwilling to continue in his or her present role, or if we are unable to attract and retain other qualified employees, our business could be adversely affected. Although we have employment contracts with some executive officers, we do not have employment agreements with most of our executive officers and senior management. We do not have and do not intend to obtain key man life insurance covering any of our executive officers or other members of senior management.

OUR BUSINESS IS HIGHLY COMPETITIVE

     The market for school supplies is highly competitive and fragmented. We estimate that over 3,400 companies market educational materials to schools for pre-kindergarten through twelfth grade as a primary focus of their business. We also face increasing competition from alternate channel marketers, including superstores and office product contract stationers, that have not traditionally focused on marketing school supplies. These competitors are likely to continue to expand their product lines and interest in school supplies. Some of these competitors have greater financial resources and buying power than we do. We believe that the educational supplies market will consolidate over the next several years, which is likely to increase competition in our markets and in our search for attractive acquisition candidates.

WE DEPEND ON OUR SYSTEMS; OUR YEAR 2000 ISSUES

     We believe that one of our competitive advantages is our information systems, including our proprietary PC-based customer Order Management System. We have integrated the operations of almost all of our divisions and subsidiaries and their information systems are linked to host systems located at our headquarters in Appleton, Wisconsin and at two other locations. If any of these links are disrupted or become unavailable, this could materially and adversely affect our business, results of operations and financial condition.

     Our Sax Arts and Crafts, Gresswell, Hammond & Stephens and Sportime businesses currently use predecessor information systems. With the exception of Gresswell, we intend to convert the information systems of these acquired businesses to one of our host systems as soon as practicable. However, none of these businesses has a backup computer system or backup extra communication lines. Even though we have taken precautions to protect ourselves from events that could interrupt the operations of these businesses and intend to do so for other businesses we acquire in the future, we cannot be sure that a fire, flood or other natural disaster affecting their systems would not disable the system or prevent the system from communicating with our other businesses. The occurrence of any of these events could have a material adverse effect on our results of operations and financial condition.

     The Year 2000 issue exists because many computer systems and applications, including those embedded in equipment and facilities, use two digit rather than four digit date fields to designate an applicable year. As a result, the systems and applications may not properly recognize the Year 2000 or process data which includes it, potentially causing data miscalculations or inaccuracies or operational malfunctions or failures. Because any disruption to our computerized order processing and inventory systems could materially and adversely affect our operations, we have established a centrally managed, company wide plan to identify, evaluate and address Year 2000 issues. Although we expect that most of our mission critical systems, network elements and products will be verified for Year 2000 compliance by May 1999, our ability to meet this target is dependent on a variety of factors. In addition, if our suppliers, service providers and/or customers fail to resolve their Year 2000 issues in an effective and timely manner, our business could be significantly and adversely affected. We believe that many of our school customers have not yet addressed or resolved their Year 2000 issues.

WE DO NOT EXPECT TO PAY DIVIDENDS

     We do not expect to pay cash dividends on our Common Stock in the foreseeable future. In addition, our ability to pay dividends may be restricted from time to time by the financial covenants contained in our credit agreements and debt instruments. Our current Senior Credit Facility and the Indenture relating to the Notes in the concurrent Note offering contain restrictions on, and in some circumstances may prevent, our payment of dividends.

WE ARE HIGHLY LEVERAGED

     As of January 23, 1999, we had $195.6 million of debt outstanding on a pro forma basis. If we had issued the Common Stock in this offering (together with the proposed concurrent offering of the Notes) and applied the proceeds from these offerings on that date, our outstanding debt would have been $136.4 million or approximately 38% of our total capitalization. In addition, our leverage could increase over time. Our Senior Credit Facility and the Indenture relating to the Notes permit us to incur additional debt under certain circumstances and we expect to reborrow under our Senior Credit Facility for general corporate purposes, including working capital and for acquisitions.

     Our ability to meet our debt service obligations depends on our future performance. Our future performance is influenced by general economic conditions and by financial, business and other factors affecting our operations, many of which are beyond our control. If we are unable to service our debt, we may have to:

      --   delay our acquisition program,

      --   sell our equity securities,

      --   sell our assets, or

      --   restructure and refinance our debt.

     We cannot give you any assurance that, if we are unable to service our debt, we will be able to sell our equity securities, sell assets or restructure and refinance our debt. Our substantial debt could have important consequences to you. For example, it could:

      -- make it more difficult for us to obtain additional financing in the future for our acquisitions and operations,

      -- require us to dedicate a substantial portion of our cash flows from operations to the repayment of our debt and the interest associated with our debt,

      -- limit our operating flexibility due to financial and other restrictive covenants, including restrictions on incurring additional debt, creating liens on our property and paying dividends,

      -- subject us to risks that interest rates and our interest expense will increase,

      -- place us at a competitive disadvantage compared to our competitors that have less debt, and

      --   make us more vulnerable in the event of a downturn in our business.

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

     This Prospectus contains forward-looking statements that involve risks and uncertainties. The words "anticipate," "believe," "estimate," "intend," "may," "will" and "expect" are intended to identify forward-looking statements. There are important factors that could cause our actual results, performance or achievement to differ materially from the results suggested by the forward-looking statements. Factors discussed under the captions "Risk Factors," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" are particularly susceptible to risks and uncertainties. Such forward-looking statements should, therefore, be considered in light of various important factors, including those set forth in this Prospectus and other factors set forth from time to time in our reports and registration statements filed with the Securities and Exchange Commission (the "SEC"). You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We disclaim any intent or obligation to update forward-looking statements.

                                USE OF PROCEEDS

     We expect to receive approximately $62.2 million ($71.5 million if the underwriters' over-allotment option is exercised in full) of net proceeds from this offering (based on an assumed initial public offering price for the Common Stock of $22.00 per share, which was the last reported sale price for the Common Stock on the Nasdaq National Market on February 24, 1999, less estimated offering expenses and underwriters' discounts). In addition, we expect to receive approximately $97.1 million of net proceeds from the Note offering (based on an initial public offering price for the Notes of 100%, less estimated offering expenses and underwriters' discounts). The consummation of the offering of Common Stock made hereby is not conditioned on the completion of our Note offering.

     We intend to use the combined net proceeds from this offering and the Note offering to repay a portion of the approximately $195 million outstanding under our five year secured $350 million revolving Senior Credit Facility. The Senior Credit Facility has a $100 million term loan payable quarterly over five years commencing in January 1999 and revolving loans which mature on September 30, 2003. As of the date of this Prospectus, $97.5 million was outstanding under the term loan portion of the Senior Credit Facility. The net proceeds from the combined offerings will be used first to repay amounts outstanding under the term loan. Any remaining net proceeds will then be used to repay amounts outstanding under the revolving loans. The Senior Credit Facility has a floating rate of interest for borrowings thereunder. As of January 23, 1999, the effective interest rate on borrowings under our Senior Credit Facility was approximately 8%. Since the beginning of fiscal 1999, we borrowed under the Senior Credit Facility to fund three acquisitions and for seasonal working capital and capital expenditures. If the Note offering is not consummated as expected, we will repay substantially all amounts outstanding under the term loan, but will not be able to reduce the revolving loans.

     In connection with the Common Stock and Note offerings, we intend to amend our Senior Credit Facility to reduce the borrowing limit thereunder to $250 million and to change certain financial and other covenants. See "Description of Senior Credit Facility." We intend to reborrow amounts under our Senior Credit Facility for general corporate purposes including working capital, and for acquisitions.

                                DIVIDEND POLICY

     We currently intend to retain our future earnings, if any, to finance the growth, development and expansion of our business. Accordingly, we do not expect to pay cash dividends on our Common Stock in the foreseeable future. In addition, our ability to pay dividends may be restricted or prohibited from time to time by financial covenants in our credit agreements and debt instruments. Our current Senior Credit Facility and the Indenture relating to the Notes in the concurrent Note offering contain restrictions on, and in some circumstances may prevent, our payment of dividends.

                          PRICE RANGE OF COMMON STOCK

     Our Common Stock has traded on the Nasdaq National Market since June 10, 1998 under the symbol "SCHS." There was no market for the Common Stock prior to that date. The following table sets forth, for the periods indicated, the high and low sale prices per share of the Common Stock as reported on the Nasdaq National Market:

FISCAL QUARTER ENDED                                              HIGH        LOW
--------------------                                            --------    --------
July 25, 1998...............................................    $17.8750    $14.3750
October 24, 1998............................................    $17.0000    $10.6250
January 23, 1999............................................    $25.0625    $13.8750
April 24, 1999 (through February   , 1999)..................    $           $

     On           , 1999, the last reported sale price of the Common Stock on
the Nasdaq National Market was $          per share. As of February 1, 1999,
there were 3,631 record holders of the Common Stock.

                                 CAPITALIZATION

     The following table sets forth, as of January 23, 1999, our capitalization
(1) on a historical basis, (2) on a pro forma basis to reflect the acquisitions we have made since January 23, 1999, (3) on a pro forma basis described in clause (2) above as adjusted to give effect to the sale of the Common Stock and the application of the assumed net proceeds therefrom as described herein and
(4) on a pro forma basis described in clause (2) above as adjusted to give effect to the sale of the Common Stock and the Notes and the application of the assumed net proceeds therefrom as described herein.

                                                             JANUARY 23, 1999
                                        ----------------------------------------------------------
                                                                 PRO FORMA AS       PRO FORMA
                                                                 ADJUSTED FOR    AS ADJUSTED FOR
                                                                 COMMON STOCK      COMMON STOCK
                                        HISTORICAL   PRO FORMA     OFFERING     AND NOTE OFFERINGS
                                        ----------   ---------   ------------   ------------------
                                                              (IN THOUSANDS)
Short-term debt......................    $ 10,314    $ 10,314      $     --          $     --
Long-term debt.......................     162,199     185,268       133,412            36,362
Notes................................          --          --            --           100,000
                                         --------    --------      --------          --------
  Total debt.........................     172,513     195,582       133,412           136,362
Stockholders' equity:
  Preferred stock, $0.001 par value
     (1,000,000 shares authorized; no
     shares outstanding).............          --          --            --                --
  Common stock, $0.001 par value
     (150,000,000 shares authorized;
     14,578,925 shares issued and
     outstanding, historical and pro
     forma; 17,578,925 shares issued
     and outstanding, pro forma as
     adjusted for the Common Stock
     offering)(1)....................          15          15            18                18
  Additional paid-in capital.........     146,768     146,768       208,935           208,935
  Accumulated other comprehensive
     income..........................           6           6             6                 6
  Retained earnings..................      12,278      12,278        12,278            12,278
                                         --------    --------      --------          --------
     Total stockholders' equity......     159,067     159,067       221,237           221,237
                                         --------    --------      --------          --------
     Total capitalization............    $331,580    $354,649      $354,649          $357,599
                                         ========    ========      ========          ========

---------------

(1) Excludes 2,319,313 shares of Common Stock issuable upon exercise of outstanding options granted under our 1998 Stock Incentive Plan.

                SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA

     The selected historical financial data set forth below for the fiscal year ended December 31, 1995, the four months ended April 30, 1996 and the fiscal years ended April 26, 1997 and April 25, 1998 have been derived from our audited consolidated financial statements included elsewhere in this Prospectus. The selected historical financial data for the fiscal year ended December 31, 1994 have been derived from our audited consolidated financial statements which are not included elsewhere in this Prospectus. The selected historical financial data for the fiscal year ended December 31, 1993 have been derived from unaudited consolidated financial statements which are not included elsewhere in this Prospectus. The selected historical financial data for the nine months ended January 24, 1998 and January 23, 1999 have been derived from our unaudited consolidated financial statements that appear elsewhere in this Prospectus. These unaudited consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and, in the opinion of management, contain all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of the results of operations for the periods presented. Because of the seasonality of our business, our results of operations for the first nine months of our fiscal year are not representative of our results of operations for the entire fiscal year.

     The selected pro forma data, which have been derived from our unaudited pro forma financial statements included elsewhere in this Prospectus, give effect, as applicable, to all acquisitions completed through February 9, 1999, the spin-off and the refinancing of all amounts payable to U.S. Office Products in connection with the spin-off, the June 1998 initial public offering and the Common Stock and Note offerings, as if all such transactions had occurred at the beginning of the periods presented. The unaudited pro forma combined financial data discussed herein do not purport to represent the results that we would have obtained had the transactions which are the subject of the pro forma adjustments occurred at the beginning of the applicable periods, as assumed, or our future results. See additional disclosure regarding pro forma results in the Financial Statements section of this Prospectus.

     The selected financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," our consolidated financial statements and related notes and our pro forma combined financial statements and related notes, included elsewhere in this Prospectus.

                       SELECTED HISTORICAL FINANCIAL DATA
                (IN THOUSANDS, EXCEPT PER SHARE DATA AND RATIOS)

                                                                          HISTORICAL(1)
                                 ------------------------------------------------------------------------------------------------
                                                                      FOUR
                                                                     MONTHS       FISCAL YEAR ENDED         NINE MONTHS ENDED
                                                                      ENDED     ---------------------   -------------------------
                                  FISCAL YEAR ENDED DECEMBER 31,
                                 --------------------------------   APRIL 30,   APRIL 26,   APRIL 25,   JANUARY 24,   JANUARY 23,
                                   1993      1994(2)     1995(2)     1996(2)     1997(2)     1998(2)      1998(2)        1999
                                 --------   ---------   ---------   ---------   ---------   ---------   -----------   -----------
STATEMENT OF INCOME DATA:
Revenues.......................  $76,926    $119,510    $150,482     $28,616    $191,746    $310,455     $247,880      $424,332
Cost of revenues...............   52,434      81,774      98,233      18,591     126,862     202,870      164,105       281,436
                                 -------    --------    --------     -------    --------    --------     --------      --------
Gross profit...................  $24,492    $ 37,736    $ 52,249     $10,025    $ 64,884    $107,585     $ 83,775      $142,896
Selling, general and
  administrative expenses......   22,140      33,257      47,393      11,917      53,177      87,846       63,395       108,005
Non-recurring acquisition
  costs........................       --          --          --       1,122       1,792          --           --            --
Restructuring costs............       --          --       2,532          --         194       3,491           --         5,274
                                 -------    --------    --------     -------    --------    --------     --------      --------
Operating income (loss)........  $ 2,352    $  4,479    $  2,324     $(3,014)   $  9,721    $ 16,248     $ 20,380      $ 29,617
Interest expense...............    1,845       3,007       5,536       1,461       4,197       5,505        4,100         8,942
Interest income................       --          --          --          (6)         --        (132)        (109)         (114)
Other (income) expense.........      228         (86)        (18)         67        (196)        156          441            --
                                 -------    --------    --------     -------    --------    --------     --------      --------
Income (loss) before provision
  for (benefit from) income
  taxes........................  $   279    $  1,558    $ (3,194)    $(4,536)   $  5,720    $ 10,719     $ 15,948      $ 20,789
Provision for (benefit from)
  income taxes(3)..............      199         218         173         139      (2,412)      5,480        7,113        10,094
                                 -------    --------    --------     -------    --------    --------     --------      --------
Net income (loss)..............  $    80    $  1,340    $ (3,367)    $(4,675)   $  8,132    $  5,239     $  8,835      $ 10,695
                                 =======    ========    ========     =======    ========    ========     ========      ========
Net income (loss) per share:
  Basic........................  $  0.02    $   0.26    $  (0.51)    $ (0.54)   $   0.81    $   0.40     $   0.69      $   0.73
  Diluted......................     0.02        0.26       (0.50)      (0.53)       0.80        0.39         0.68          0.73
Weighted average shares
  outstanding:
  Basic........................    4,918       5,062       6,562       8,611      10,003      13,284       12,751        14,625
  Diluted......................    4,918       5,078       6,669       8,789      10,196      13,547       13,020        14,665
STATEMENT OF CASH FLOWS DATA:
Net cash provided by (used in)
  operating activities.........  $   974    $   (268)   $  4,828     $(1,178)   $    918    $  3,724     $ 15,392      $ 29,100
Net cash used in investing
  activities...................   (9,606)     (2,856)     (6,092)       (828)    (16,742)    (99,742)     (96,537)      (98,837)
Net cash provided by financing
  activities...................    8,464       3,202       1,156       2,011      15,778      96,018       81,145        69,737
                                 -------    --------    --------     -------    --------    --------     --------      --------
Net increase (decrease) in cash
  and cash equivalents.........  $  (168)   $     78    $   (108)    $     5    $    (46)   $     --     $     --      $     --
                                 =======    ========    ========     =======    ========    ========     ========      ========
OTHER DATA:
EBITDA(5)......................  $ 3,645    $  6,210    $  5,085     $(2,407)   $ 12,023    $ 20,653     $ 23,321      $ 36,224
Adjusted EBITDA(5).............    3,645       6,210       7,617      (1,285)     14,009      24,144       23,321        41,498
Depreciation and amortization
  expense......................    1,521       1,645       2,743         674       2,106       4,561        3,382         6,607
Capital expenditures...........      805         630         881         120       7,216       4,423        4,095         3,978
SELECTED RATIOS:
Ratio of total debt to Adjusted
  EBITDA.......................     4.5x        5.2x        5.2x       (31.8)x      4.3x        3.5x         3.4x          4.2x
Ratio of Adjusted EBITDA to
  interest expense.............     2.0x        2.1x        1.4x        (0.9)x      3.3x        4.4x         5.7x          4.6x
Ratio of earnings to fixed
  charges(6)...................     1.1x        1.4x        0.5x          --        2.2x        2.6x         4.2x          3.0x

                                                       DECEMBER 31,
                                                ---------------------------   APRIL 30,   APRIL 26,   APRIL 25,   JANUARY 23,
                                                 1993      1994      1995       1996        1997        1998         1999
                                                -------   -------   -------   ---------   ---------   ---------   -----------
BALANCE SHEET DATA:
Working capital (deficit).....................  $ 1,140   $ 3,512   $(1,052)   $(3,663)    $14,491    $ 47,791     $ 90,826
Total assets..................................   23,190    44,267    54,040     54,573      87,685     223,729      378,513
Long-term debt................................    7,175    11,675    15,294     15,031      33,792      63,014      162,199
Total debt....................................   16,576    32,276    39,783     40,918      60,746      83,302      172,513
Stockholders' (deficit) equity................      545     1,827      (620)    (4,267)     16,329     106,466      159,067

                       SELECTED PRO FORMA FINANCIAL DATA
                (IN THOUSANDS, EXCEPT PER SHARE DATA AND RATIOS)

                                                                                           PRO FORMA AS ADJUSTED FOR
                                                       PRO FORMA(7)                        COMMON STOCK OFFERING(7)
                                          ---------------------------------------   ---------------------------------------
                                          FISCAL YEAR       NINE MONTHS ENDED       FISCAL YEAR       NINE MONTHS ENDED
                                             ENDED      -------------------------      ENDED      -------------------------
                                           APRIL 25,    JANUARY 24,   JANUARY 23,    APRIL 25,    JANUARY 24,   JANUARY 23,
                                            1998(2)       1998(2)        1999         1998(2)       1998(2)        1999
                                           ---------    -----------   -----------    ---------    -----------   -----------
STATEMENT OF INCOME DATA:
Revenues................................   $598,025      $496,941      $506,180      $598,025      $496,941      $506,180
Cost of revenues........................    390,327       327,174       330,786       390,327       327,174       330,786
                                           --------      --------      --------      --------      --------      --------
Gross profit............................   $207,698      $169,767      $175,394      $207,698      $169,767      $175,394
Selling, general and administrative
 expenses...............................    175,507       135,598       133,046       175,507       135,598       133,046
Restructuring costs.....................      4,689         1,198         5,401         4,689         1,198         5,401
                                           --------      --------      --------      --------      --------      --------
Operating income........................   $ 27,502      $ 32,971      $ 36,947      $ 27,502      $ 32,971      $ 36,947
Interest expense........................     17,000        13,500        13,500        12,026         9,770         9,770
Other expense...........................        193           536           420           193           536           420
                                           --------      --------      --------      --------      --------      --------
Income before provision for income
 taxes..................................   $ 10,309      $ 18,935      $ 23,027      $ 15,283      $ 22,665      $ 26,757
Provision for income taxes..............      5,979        10,982        11,283         7,969        12,474        12,775
                                           --------      --------      --------      --------      --------      --------
Net income..............................   $  4,330      $  7,953      $ 11,744      $  7,314      $ 10,191      $ 13,982
                                           ========      ========      ========      ========      ========      ========
Net income per share(4):
 Basic..................................   $   0.28      $   0.53      $   0.78      $   0.39      $   0.56      $   0.78
 Diluted................................       0.27          0.52          0.78          0.39          0.55          0.77
Weighted average shares outstanding(4):
 Basic..................................     15,659        15,126        15,025        18,659        18,126        18,025
 Diluted................................     15,922        15,395        15,065        18,922        18,395        18,065
OTHER DATA:
EBITDA(5)...............................   $ 38,386      $ 40,943      $ 44,889      $ 38,386      $ 40,943      $ 44,889
Adjusted EBITDA(5)......................     43,075        42,141        50,290        43,075        42,141        50,290
Depreciation and amortization expense...     11,077         8,508         8,362        11,077         8,508         8,362

SELECTED RATIOS:
Ratio of total debt to Adjusted
 EBITDA.................................       4.5x          4.6x          3.9x          3.1x          3.2x          2.7x
Ratio of Adjusted EBITDA to interest
 expense................................       2.5x          3.1x          3.7x          3.6x          4.3x          5.1x
Ratio of earnings to fixed charges(6)...       1.5x          2.2x          2.5x          2.1x          3.0x          3.3x

                                                 PRO FORMA AS ADJUSTED FOR
                                                   COMMON STOCK AND NOTE
                                                       OFFERINGS(7)
                                          ---------------------------------------
                                          FISCAL YEAR       NINE MONTHS ENDED
                                             ENDED      -------------------------
                                           APRIL 25,    JANUARY 24,   JANUARY 23,
                                            1998(2)       1998(2)        1999
                                           ---------    -----------   -----------
STATEMENT OF INCOME DATA:
Revenues................................   $598,025      $496,941      $506,180
Cost of revenues........................    390,327       327,174       330,786
                                           --------      --------      --------
Gross profit............................   $207,698      $169,767      $175,394
Selling, general and administrative
 expenses...............................    175,507       135,598       133,046
Restructuring costs.....................      4,689         1,198         5,401
                                           --------      --------      --------
Operating income........................   $ 27,502      $ 32,971      $ 36,947
Interest expense........................     13,512        10,885        10,885
Other expense...........................        193           536           420
                                           --------      --------      --------
Income before provision for income
 taxes..................................   $ 13,797      $ 21,550      $ 25,642
Provision for income taxes..............      7,376        12,028        12,329
                                           --------      --------      --------
Net income..............................   $  6,421      $  9,522      $ 13,313
                                           ========      ========      ========
Net income per share(4):
 Basic..................................   $   0.34      $   0.53      $   0.74
 Diluted................................       0.34          0.52          0.74
Weighted average shares outstanding(4):
 Basic..................................     18,659        18,126        18,025
 Diluted................................     18,922        18,395        18,065
OTHER DATA:
EBITDA(5)...............................   $ 38,386      $ 40,943      $ 44,889
Adjusted EBITDA(5)......................     43,075        42,141        50,290
Depreciation and amortization expense...     11,077         8,508         8,362
SELECTED RATIOS:
Ratio of total debt to Adjusted
 EBITDA.................................       3.2x          3.2x          2.7x
Ratio of Adjusted EBITDA to interest
 expense................................       3.2x          3.9x          4.6x
Ratio of earnings to fixed charges(6)...       1.9x          2.7x          3.0x

                                                                          JANUARY 23, 1999(8)
                                                              --------------------------------------------
                                                                             PRO FORMA AS    PRO FORMA AS
                                                                               ADJUSTED      ADJUSTED FOR
                                                                              FOR COMMON     COMMON STOCK
                                                                                STOCK            AND
                                                               PRO FORMA       OFFERING     NOTE OFFERINGS
                                                               ---------     ------------   --------------
BALANCE SHEET DATA:
Working capital.............................................    $ 99,339       $109,653        $109,653
Total assets................................................     403,920        403,920         406,870
Long-term debt..............................................     185,268        133,412         136,362
Total debt..................................................     195,582        133,412         136,362
Stockholders' equity........................................     159,067        221,237         221,237

---------------

(1) The historical financial information of School Specialty Inc., a Wisconsin corporation, and the Re-Print Corp., both of which were acquired by U.S. Office Products in business combinations accounted for under the pooling-of-interests method in May 1996 and July 1996, respectively, have been combined on a historical cost basis in accordance with generally accepted accounting principles ("GAAP") to present this financial data as if the two companies had always been members of the same operating group. All business acquisitions since July 1996 have been accounted for under the purchase method. The financial information of the businesses acquired in business combinations accounted for under the purchase method is included from the dates of their respective acquisitions.

(2) Certain reclassifications have been made to the historical and pro forma financial data for the fiscal years ended December 31, 1993, 1994 and 1995, the four months ended April 30, 1996, the fiscal years ended April 26, 1997 and April 25, 1998 and the nine months ended January 24, 1998 to conform with the fiscal 1999 presentation. These reclassifications had no effect on net income or net income per share.

(3) Results for the fiscal year ended April 26, 1997 include a benefit from income taxes of $2.4 million primarily arising from the reversal of a $5.3 million valuation allowance in the quarter ended April 26, 1997. The valuation allowance had been established in 1995 to offset the tax benefit from net operating loss carryforwards included in our deferred tax assets, because at the time it was not likely that such tax benefit would be realized. The valuation allowance was reversed subsequent to our being acquired by U.S. Office Products, because it was deemed "more likely than not," based on improved results, that such tax benefit would be realized.

(4) For calculation of the pro forma and pro forma as adjusted weighted average shares outstanding, see Note (k) and Note (l), respectively, of Notes to Pro Forma Combined Financial Statements included herein.

(5) EBITDA represents operating earnings before interest, income taxes, depreciation and amortization. Adjusted EBITDA is EBITDA plus non-recurring acquisition costs and restructuring costs. EBITDA and Adjusted EBITDA are provided because they are measures commonly used by analysts and investors to determine a company's ability to incur and service its debt. EBITDA and Adjusted EBITDA are not measurements of performance under GAAP and should not be considered as alternatives to net income or income from operations or as measures of operating performance or cash flow data prepared in accordance with GAAP or as measures of liquidity. EBITDA and Adjusted EBITDA, as calculated by School Specialty, are not necessarily comparable with similarly titled measures of other companies.

(6) The ratio of earnings to fixed charges is computed by dividing fixed charges into income (loss) before provision for (benefits from) income taxes and fixed charges. Fixed charges represent interest expense, whether expensed or capitalized, amortization of debt expenses and the estimated interest component of rent expense. On a historical basis, as a result of the loss incurred during the four months ended April 30, 1996, we were unable to fully cover fixed charges by $4,536.

(7) The pro forma financial data give effect, as applicable, to all acquisitions completed through February 9, 1999, the spin-off and the refinancing of all amounts payable to U.S. Office Products in connection with the spin-off, the June 1998 initial public offering and concurrent offering to certain officers and directors and the Common Stock and Note offerings, as if all such transactions had occurred at the beginning of the periods presented. The pro forma statement of income data are not necessarily indicative of the operating results that would have been achieved had these events actually then occurred and should not be construed as representative of future operating results.

(8) The pro forma balance sheet data give effect to the purchase acquisition of Sportime, the only acquisition completed subsequent to January 23, 1999, as if it had occurred on January 23, 1999. This pro forma balance sheet data is then adjusted, as indicated, to reflect the Common Stock and Note offerings as if they had occurred on January 23, 1999. The pro forma balance sheet data and the adjustments to that data are not necessarily indicative of the financial position that would have been achieved had these events actually then occurred and should not be construed as representative of future financial position.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

     You should read this Management's Discussion and Analysis of Financial Condition and Results of Operations together with our consolidated financial statements and related notes and our pro forma combined financial statements and related notes, included in this Prospectus.

OVERVIEW

     We are the largest marketer of non-textbook educational supplies and furniture to schools for pre-kindergarten through twelfth grade. We offer more than 60,000 items through an innovative two-pronged marketing approach that targets both school administrators and individual teachers. Our broad product range enables us to provide our customers with one source for virtually all of their non-textbook school supplies and furniture needs.

     We have grown significantly in recent years both through acquisitions and internal growth. In order to expand our geographic presence and product range, we have acquired 18 companies since May 1996. In August 1998, we purchased Beckley-Cardy, our largest traditional and specialty school supply competitor.

     Revenues have increased from $119.5 million in the fiscal year ended December 31, 1994 to $310.5 million for the fiscal year ended April 25, 1998 and $486.9 million for the twelve months ended January 23, 1999. This increase resulted primarily from 19 acquisitions, 15 of which occurred during fiscal 1997 and fiscal 1998, as well as internally generated growth. After giving pro forma effect to the acquisitions that we made during the period, our revenues for the twelve months ended January 23, 1999 were $607.3 million and our Adjusted EBITDA was $51.2 million. These results represent compound annual increases of 48.9% in revenues and 67.7% in Adjusted EBITDA compared to our historical results for the year ended December 31, 1994. While acquisitions have the effect of increasing overall revenues, there may be short-term reductions in the revenues of the acquired businesses due to rationalization of product line and sales force integrations and reductions.

     Our gross profit margin has improved in recent years primarily due to acquisitions. We have acquired many specialty direct businesses, which tend to have higher gross margins than our traditional supply businesses. In addition, our acquisitions of both specialty direct and traditional supply businesses have increased our buying power and we have used this to reduce the cost of the products we purchase. Acquisitions of traditional supply businesses may have a negative impact on our gross margin, although over time we should benefit from increased purchasing power leverage. We believe that we can continue to improve our gross margins by acquiring specialty businesses and by leveraging increased purchasing power.

     Our operating margins have also improved significantly over the last several years. This improvement reflects our recent acquisitions of specialty companies which have higher operating margins than our general supply businesses. In addition, through the integration of acquired businesses (both specialty and general supply), we have been able to further improve our operating margins by eliminating redundant expenses, leveraging overhead costs and improving purchasing power. While we have already achieved significant operating margin improvements from the acquisitions we have made to date, we believe there are still opportunities to eliminate redundant expenses. In addition, because our business is seasonal, the timing of our acquisitions may affect the comparability of our operating margins in the short term. In particular, we have historically made many of our acquisitions during our peak selling period (the first two quarters of our fiscal year) when operating margins are at their highest. Because they have been accounted for using the purchase method of accounting, these acquisitions have caused our operating margins for the year in which the acquisitions occurred to be higher than they would have been if the results of the acquired businesses had been included for the full year.

     The benefit from income taxes in fiscal 1997 of $2.4 million reflects the reversal of a $5.3 million deferred tax valuation allowance in the fourth quarter. An effective income tax rate of 49% is reflected in the pro forma financial statements for the most recent interim period. Our effective tax rate is higher than the federal statutory tax rate of 35% due primarily to non-deductible goodwill amortization and state taxes. Our effective tax rate for future periods may fluctuate based on the size and structure of acquisitions and the tax deductible nature of acquired goodwill. See "-- Consolidated Historical Results of Operations."

     Our business and working capital needs are highly seasonal with peak sales levels occurring from May through October. During this period, we receive, ship and bill the majority of our orders so that schools and teachers receive their merchandise by the start of each school year. Our inventory levels increase in April through July in anticipation of the peak selling season. The majority of cash receipts are collected from September through December. As a result, we usually earn more than 100% of our annual net income in the first six months of our fiscal year and operate at a loss in our third fiscal quarter.

     Until June 9, 2000, we will be limited to using the purchase method of accounting for acquisitions. Under the purchase method of accounting, the costs of an acquisition over the fair value of the net assets acquired is goodwill, which is recorded as an intangible asset on the balance sheet and amortized over a period of years. We generally amortize goodwill on a straight-line basis over a period of 40 years. In addition to the purchase price, the costs of an acquisition generally include expenses relating to the acquisition of the acquired company, including investment banking, legal and accounting fees and severance and facility closing costs.

     As part of the process of integrating acquisitions, we also incur costs relating to the restructuring of various aspects of our operations, such as the consolidation of warehouse facilities, customer service centers and sales operations. These costs typically include: costs to exit the facility, such as rent under remaining lease terms, occupancy, relocation costs and facility restoration; employee costs, such as severance; and asset impairment costs. If these costs relate solely to the operations of the acquired company and are anticipated at the time of the acquisition, they are capitalized as part of the acquisition costs. If these costs relate to our existing operations, even if they result from an acquisition, such costs are recorded as restructuring charges in the year they are incurred and have the effect of reducing net income for that year. We expect to incur restructuring costs from time to time in the future as we continue to acquire and integrate companies. Although we believe that the restructuring charges we have taken to date are adequate, we cannot predict the magnitude or timing of restructuring charges that we may take in the future.

     School Specialty was incorporated as a wholly owned subsidiary by U.S. Office Products in Delaware in February 1998 to hold its Educational Supplies and Products Division. School Specialty, Inc., a Wisconsin corporation ("Old School") formed in October 1959, was acquired by U.S. Office Products in May 1996. The Re-Print Corp., the predecessor to Re-Print LLC, our wholly owned subsidiary, has been in operation since 1921 and was acquired by U.S. Office Products in July 1996. Our consolidated financial statements give retroactive effect to these two business combinations under the pooling-of-interests method (Old School and Re-Print are referred to as the "Pooled Companies") and include the results of companies acquired in business combinations accounted for under the purchase method from their respective dates of acquisition. Prior to their respective dates of acquisition by U.S. Office Products, the Pooled Companies reported results on years ending on December 31. Upon acquisition by U.S. Office Products and effective for fiscal 1997, the Pooled Companies changed their year-ends from December 31 to conform to U.S. Office Products' fiscal year, which ends on the last Saturday in April. Childcraft, Sax Arts and Crafts and Gresswell were all acquired by U.S. Office Products in 1997 and have been in operation since 1946, 1945 and 1938, respectively.

RESULTS OF OPERATIONS

     The following table sets forth certain information as a percentage of revenues on a historical basis concerning our results of operations for the year ended December 31, 1995, the fiscal years ended April 26, 1997 ("fiscal 1997") and April 25, 1998 ("fiscal 1998") and the nine months ended January 24, 1998 ("Interim 1998") and January 23, 1999 ("Interim 1999"), and on a pro forma basis for fiscal 1998 and for Interim 1998 and Interim 1999, reflecting all acquisitions completed through February 9, 1999, the spin-off and the refinancing of all amounts payable to U.S. Office Products in connection with the spin-off, the June 1998 initial public offering and the Common Stock and Note offerings as if such transactions had occurred on the first day of the period presented.

                                                         HISTORICAL                               PRO FORMA
                              ----------------------------------------------------------------   ------------
                              FISCAL YEAR      FISCAL YEAR ENDED         NINE MONTHS ENDED       FISCAL YEAR
                                 ENDED       ---------------------   -------------------------      ENDED
                              DECEMBER 31,   APRIL 26,   APRIL 25,   JANUARY 24,   JANUARY 23,    APRIL 25,
                                  1995         1997        1998         1998          1999           1998
                              ------------   ---------   ---------   -----------   -----------    ---------
Revenues...................      100.0%        100.0%      100.0%       100.0%        100.0%        100.0%
Cost of revenues...........       65.3          66.2        65.3         66.2          66.3          65.3
                                 -----         -----       -----        -----         -----         -----
  Gross profit.............       34.7          33.8        34.7         33.8          33.7          34.7
Selling, general and
  administrative
  expenses.................       31.5          27.7        28.3         25.6          25.5          29.3
Non-recurring acquisition
  costs....................         --           0.9          --           --            --            --
Restructuring costs........        1.7           0.1         1.1           --           1.2           0.8
                                 -----         -----       -----        -----         -----         -----
  Operating income.........        1.5           5.1         5.3          8.2           7.0           4.6
Interest expense, net......        3.6           2.2         1.8          1.6           2.1           2.9
Other (income) expense.....         --          (0.1)        0.1          0.2            --            --
                                 -----         -----       -----        -----         -----         -----
Income (loss) before
  provision for income
  taxes....................       (2.1)          3.0         3.4          6.4           4.9           1.7
Provision for (benefit
  from) income taxes.......        0.1          (1.3)        1.8          2.9           2.4           1.0
                                 -----         -----       -----        -----         -----         -----
Net income (loss)..........       (2.2)%         4.3%        1.6%         3.5%          2.5%          0.7%
                                 =====         =====       =====        =====         =====         =====

                                     PRO FORMA
                             -------------------------
                                 NINE MONTHS ENDED
                             -------------------------
                             JANUARY 24,   JANUARY 23,
                                1998          1999
                             -----------   -----------
Revenues...................     100.0%        100.0%
Cost of revenues...........      65.8          65.3
                                -----         -----
  Gross profit.............      34.2          34.7
Selling, general and
  administrative
  expenses.................      27.3          26.3
Non-recurring acquisition
  costs....................        --            --
Restructuring costs........       0.3           1.1
                                -----         -----
  Operating income.........       6.6           7.3
Interest expense, net......       2.7           2.7
Other (income) expense.....       0.1           0.1
                                -----         -----
Income (loss) before
  provision for income
  taxes....................       3.8           4.5
Provision for (benefit
  from) income taxes.......       2.2           2.2
                                -----         -----
Net income (loss)..........       1.6%          2.3%
                                =====         =====

CONSOLIDATED HISTORICAL RESULTS OF OPERATIONS

  NINE MONTHS ENDED JANUARY 23, 1999 COMPARED TO NINE MONTHS ENDED JANUARY 24, 1998

     Revenues increased 71.2%, from $247.9 million for Interim 1998 to $424.3 million for Interim 1999. This increase was due primarily to the inclusion in Interim 1999 of (1) the revenues of two businesses acquired during Interim 1999 from their respective dates of acquisition and (2) all of the Interim 1999 revenues of seven businesses acquired in Interim 1998 (whose revenues were included in Interim 1998 only from the date of acquisition). Revenues also increased due to sales to new accounts, increased sales to existing customers and higher pricing on certain products in response to increased product costs.

     Gross profit increased 70.6%, from $83.8 million in Interim 1998 to $142.9 million in Interim 1999 primarily due to the acquisitions referred to above. Gross margins (gross profit as a percentage of revenues) were essentially flat at 33.8% for Interim 1998 and 33.7% for Interim 1999. Gross margins were reduced by the acquisition of Beckley-Cardy in the second quarter of Interim 1999 (which had a lower gross margin than our existing businesses) and an increase in lower margin bid revenues in our traditional businesses. These reductions in gross margins were almost entirely offset by the positive impact of increased sales of higher margin specialty products and lower product costs due to higher vendor purchase rebates, which reflected our increased buying power.

     Selling, general and administrative expenses (including depreciation and amortization) increased 70.4%, from $63.4 million in Interim 1998 to $108.0 million in Interim 1999 due primarily to the acquisitions referred to above. As a percentage of revenues, these expenses were essentially flat at 25.6% for Interim 1998 and 25.5% for Interim 1999. The decrease in selling, general and administrative expenses as a percentage of revenues resulting from cost savings attributable to the integration of companies acquired during fiscal 1998 and the consolidation of our warehousing under the restructuring plan discussed below were almost offset by increases attributable to the acquisition of Beckley-Cardy in the second quarter of Interim 1999 (which had higher selling, general and administrative expenses as a percentage of revenues than our existing businesses) and higher depreciation and amortization expenses due to the acquisitions referred to above.

     Restructuring charges during Interim 1999 included (1) a non-cash restructuring charge of $1.1 million in the first quarter of Interim 1999, consisting of compensation expense attributed to the U.S. Office Products stock option tender offer and the sale of shares of Common Stock to some of our executive management personnel, net of underwriting discounts and (2) a $4.2 million restructuring charge in the second quarter of Interim 1999 relating to our plan to consolidate our existing warehousing, customer service and sales operations following the acquisition of Beckley-Cardy. Under this restructuring plan, we intend to reduce our distribution centers from 13 to eight and our customer service centers from seven to two during the period from October 1998 through December 1999. The $4.2 million charge consists of $2.1 million for employee severance and termination benefits, $1.3 million for lease termination and facility shut-down costs and $0.8 million for write down of fixed assets and inventories. On an after-tax basis these restructuring charges reduced net income for Interim 1999 by $3.2 million.

     Interest expense, net of interest income, increased 121%, from $4.0 million, or 1.6% of revenues, for Interim 1998 to $8.8 million, or 2.1% of revenues, for Interim 1999 primarily due to the increase in debt attributable to the acquisition of the three businesses since January 24, 1998 offset by the reduction in debt from applying the net proceeds from our initial public offering of Common Stock and private placement in June 1998 and the forgiveness of debt from U.S. Office Products in connection with the spin-off.

     Provision for income taxes increased 41.9% from $7.1 million for Interim 1998 to $10.1 million for Interim 1999, reflecting effective income tax rates of 49% for Interim 1999 and 45% for Interim 1998. The higher effective tax rate, compared to the federal statutory rate of 35%, is primarily due to state income taxes and nondeductible goodwill amortization.

  YEAR ENDED APRIL 25, 1998 COMPARED TO YEAR ENDED APRIL 26, 1997

     Consolidated revenues increased 61.9%, from $191.7 million in fiscal 1997 to $310.5 million in fiscal 1998. This increase was primarily due to the inclusion of revenues from the eight companies acquired in business combinations accounted for under the purchase method during fiscal 1998 (the "Fiscal 1998 Purchased Companies") from their respective dates of acquisition and revenues from the six companies acquired during fiscal 1997 in business combinations accounted for under the purchase method (the "Fiscal 1997 Purchased Companies" and together with the Fiscal 1998 Purchased Companies, the "Purchased Companies") for the entire period. Revenues also increased due to sales to new accounts, increased sales to existing customers and higher pricing on certain products in response to increased product costs. Product cost is the most significant element in cost of revenues. Inbound freight, occupancy and delivery charges are also included in cost of revenues.

     Gross profit increased 65.8%, from $64.9 million, or 33.8% of revenues, for fiscal 1997 to $107.6 million, or 34.7% of revenues, for fiscal 1998. The increase in gross profit as a percentage of revenues was due primarily to an increase in revenues from higher margin products, primarily as a result of the purchase acquisitions of three companies selling higher margin specialty product lines during fiscal 1998, and as a result of improved purchasing power and rebate programs negotiated with vendors. These factors were partially offset by an increase in the cost of revenues as a result of the increased freight costs caused by the United Parcel Service strike in the summer of 1997 and an increase in the portion of revenues represented by lower margin bid revenues.

     Selling, general and administrative expenses include selling expenses (the most significant component of which is sales wages and commissions), catalog costs, occupancy costs, delivery costs, general administrative overhead (which includes information systems and customer service) and accounting, legal, human resources and purchasing expenses. Selling, general and administrative expenses (including depreciation and amortization) increased 65%, from $53.2 million, or 27.7% of revenues, for fiscal 1997 to $87.8 million, or 28.3% of revenues, for fiscal 1998. The increase in selling, general and administrative expenses as a percentage of revenues was due primarily to the purchase acquisition of three specialty companies during fiscal 1998, which typically have higher operating expenses as a percentage of revenue, partially offset by the efficiencies generated from the elimination of certain redundant administrative functions, including purchasing, accounting, finance and information systems, of the Fiscal 1997 Purchased Companies and the consolidation of two warehouses into one regional facility in the Northeastern U.S. during the third quarter of fiscal 1997. We have established a 24-month integration process for acquisitions in which a transition team is assigned to (1) sell or discontinue incompatible business units, (2) reduce the number of stock keeping units, (3) eliminate redundant administrative functions, (4) integrate the acquired entity's management information systems and (5) improve buying power. However, the length of time it takes us to fully implement our strategy for assimilating an acquired company can vary depending on the nature of the company acquired and the season in which it is acquired.

     We use grants of employee stock options to provide an incentive to employees by increasing their ownership interests in our shares. This helps to align their interests with the interests of our stockholders. In connection with the spin-off from U.S. Office Products in June 1998, various replacement options were issued at the prior exercise price adjusted for the spin-off in accordance with Accounting Principles Board ("APB") Opinion No. 25. If we had recorded compensation expense based upon the fair market value of the stock options on the dates of grant under the methodology prescribed by Statement of Financial Accounting Standards ("SFAS") No. 123, our net income for the fiscal year ended April 25, 1998 would have been reduced by approximately $0.8 million or 15.3%.

     In the fourth quarter of fiscal 1998, we recorded approximately $2.5 million of non-recurring costs, primarily consisting of a write-down of deferred catalog costs, employee severance and asset impairment costs, and $1 million of the transaction costs allocated to us under the distribution agreement entered into with U.S. Office Products and the other spin-off companies. See
"Business -- Ongoing Spin-Off Obligations." We incurred non-recurring acquisition costs of $1.8 million in fiscal 1997, in conjunction with the acquisition of the Pooled Companies. These non-recurring acquisition costs included accounting, legal, investment-banking fees, real estate and environmental assessments and appraisals and various regulatory fees. We are required by GAAP to expense all acquisition costs (both those paid by us and those paid by the sellers of the acquired companies) related to business combinations accounted for under the pooling-of-interests method of accounting. In accordance with GAAP, we will be unable to use the pooling-of-interests method to account for acquisitions for a period of two years from June 9, 1998. During this period, we will not reflect any non-recurring acquisition costs in our results of operations, as all costs incurred of this nature would be related to acquisitions accounted for under the purchase method and would, therefore, be capitalized as a portion of the purchase consideration. See "Risk Factors -- We Are Unable to Use the Pooling-of-Interests Method of Accounting; We Have a Material Amount of Goodwill."

     From the time U.S. Office Products acquired the Pooled Companies, we were allocated interest based upon our average outstanding payable balance with U.S. Office Products at U.S. Office Products' weighted average interest rate during such period. Interest expense, net of interest income, increased 28.0%, from $4.2 million for fiscal 1997 to $5.4 million for fiscal 1998. The increase was due primarily to higher amounts payable to U.S. Office Products incurred as a result of the acquisition of the eight companies acquired in fiscal 1998.

     Provision for income taxes increased from a tax benefit of $2.4 million for fiscal 1997 to a tax expense of $5.5 million for fiscal 1998. The high effective income tax rate of 51.1% for fiscal 1998, compared to the federal statutory rate of 35%, was primarily due to state income taxes, non-deductible goodwill amortization and U.S. Office Products share of distribution costs. In 1995, we recorded a valuation allowance of $5.3 million on a deferred tax asset resulting from the net operating loss carryforwards created during 1995. The valuation allowance had been established by one of the Pooled Companies prior to its acquisition by U.S. Office Products to offset the tax benefit from such loss carryforwards, because at the time it was not likely that such tax benefit would be realized. The benefit from income taxes in fiscal 1997 of $2.4 million arose primarily from the reversal of the $5.3 million deferred tax asset valuation allowance in the fourth quarter. The valuation allowance was reversed subsequent to U.S. Office Products acquiring us, because it was deemed "more likely than not," based on improved results, that the tax benefit from such operating loss carryforwards would be realized.

  YEAR ENDED APRIL 26, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1995

     Consolidated revenues increased 27.4%, from $150.5 million in 1995 to $191.7 million in fiscal 1997. This increase was primarily due to the inclusion, for fiscal 1997, of revenues from the Fiscal 1997 Purchased Companies from their respective dates of acquisition, sales to new accounts, increased sales to existing customers and higher pricing on certain products in response to increased product costs.

     Gross profit increased 24.2%, from $52.2 million, or 34.7% of revenues, in 1995 to $64.9 million, or 33.8% of revenues, in fiscal 1997. The decrease in gross profit as a percentage of revenues was due primarily to a shift in revenue mix, resulting from the acquisition of the Fiscal 1997 Purchased Companies, which traditionally had lower gross profits as a percentage of revenues. This decrease was partially offset by improved purchasing and rebate programs negotiated with vendors and our ability to take advantage of term discounts due to improved cash flows.

     Selling, general and administrative expenses increased 12.2%, from $47.4 million, or 31.5% of revenues, in 1995 to $53.2 million, or 27.7% of revenues, in fiscal 1997. The decrease in selling, general and administrative expenses (including depreciation and amortization) as a percentage of revenues was due primarily to the consolidation of two warehouses into one regional facility in the Northeastern U.S. during the third quarter of fiscal 1997, the elimination of certain redundant administrative functions of a company acquired during 1995 in a business combination accounted for under the purchase method (the "1995 Purchased Company") and reduced executive compensation expense at one of the Pooled Companies after being acquired by U.S. Office Products in July 1996.

     We use grants of employee stock options to provide an incentive to our employees by increasing their ownership interests in our shares. This helps to align their interests with the interests of our stockholders. In connection with the spin-off from U.S. Office Products in June 1998, various replacement options were issued at their prior exercise price adjusted for the spin-off in accordance with APB Opinion No. 25. If we had recorded compensation expense based upon the fair market value of the stock options on the dates of grant under the methodology prescribed by SFAS No. 123, our income from continuing operations for the fiscal year ended April 26, 1997 would have been reduced by approximately $0.7 million or 9.2%.

     We incurred non-recurring acquisition costs of $1.8 million in fiscal 1997, in conjunction with business combinations accounted for under the pooling-of-interests method. These non-recurring acquisition costs included accounting, legal, investment-banking fees, real estate and environmental assessments and appraisals and various regulatory fees.

     We incurred restructuring costs of $2.5 million in 1995 and $194,000 in fiscal 1997. These costs represent the external costs and liabilities to close redundant facilities, severance costs related to our employees and other costs associated with our restructuring plans. We expect to incur similar costs in the future as we continue to review our operations, with the intention of continuing to eliminate redundant facilities.

     Interest expense, net of interest income, decreased 24.2%, from $5.5 million in 1995 to $4.2 million in fiscal 1997. The decrease was due primarily to the repayment of substantially all of our debt in conjunction with the acquisition of the Pooled Companies by U.S. Office Products and lower interest rates being charged on our short-term and long-term debt with U.S. Office Products.

     Provision for income taxes decreased from a tax expense of $173,000 in 1995 to a tax benefit of $2.4 million in fiscal 1997. We incurred a tax expense in 1995, notwithstanding the fact that we reported a pre-tax loss, because one of the Pooled Companies' earnings were not offset by the other Pooled Companies' loss. In 1995, we recorded a full valuation allowance of $5.3 million on the deferred tax asset resulting from the net operating loss carryforwards created during 1995. The valuation allowance had been established by one of the Pooled Companies prior to its acquisition by U.S. Office Products to offset the tax benefit from such loss carryforwards, because at the time it was not likely that such tax benefit would be realized. The benefit from income taxes in fiscal 1997 of $2.4 million arose primarily from the reversal of the $5.3 million deferred tax asset valuation allowance in the fourth quarter. The valuation allowance was reversed subsequent to U.S. Office Products acquiring us, because it was deemed "more likely than not," based on improved results, that the tax benefit from such operating loss carryforwards would be realized.

CONSOLIDATED PRO FORMA RESULTS OF OPERATIONS

     The unaudited pro forma consolidated financial data presented below does not purport to represent the results that we would have obtained had the transactions which are the subject of the pro forma adjustments occurred on April 26, 1998, as assumed, and are not necessarily representative of our results of operations in any future period.

  NINE MONTHS ENDED JANUARY 23, 1999 COMPARED TO NINE MONTHS ENDED JANUARY 24, 1998

     Pro forma revenues increased 1.9%, from $496.9 million for Interim 1998 to $506.2 million for Interim 1999. This increase was primarily due to sales to new accounts, increased sales to existing customers and higher pricing on certain products in response to increased product costs. These revenue gains were offset by the impact of our acquisition of Education Access and lower revenues at Beckley-Cardy in Interim 1999 resulting from our restructuring of the sales force and reduced bid revenues. Education Access, which we acquired out of a bankruptcy proceeding in March 1998, had revenues of $4.6 million in Interim 1999 compared to $18.3 million in Interim 1998.

     Pro forma gross profit increased 3.3%, from $169.8 million in Interim 1998 to $175.4 million in Interim 1999. Pro forma gross margins increased slightly from 34.2% for Interim 1998 to 34.7% for Interim 1999. This increase was due primarily to a shift in revenue mix to higher margin specialty products and our use of increased buying power to reduce product costs, offset by increased lower margin bid revenues from our traditional businesses.

     Pro forma selling, general and administrative expenses (including depreciation and amortization) decreased 1.9%, from $135.6 million in Interim 1998 to $133.0 million in Interim 1999. As a percentage of pro forma revenues, these expenses decreased from 27.3% for Interim 1998 to 26.3% for Interim 1999. The pro forma decrease in selling, general and administrative expenses as a percentage of revenues reflects the elimination of certain redundant expenses at the companies we acquired and integrated in fiscal 1998 and Interim 1999 (including expenses relating to general management, purchasing, accounting, finance and information systems) and the closing of two warehouses during the third quarter of Interim 1999.

     Restructuring charges during Interim 1999 included (1) a non-cash restructuring charge of $1.1 million in the first quarter of Interim 1999, consisting of compensation expense attributed to the U.S. Office Products stock option tender offer and the sale of shares of Common Stock to some of our executive management personnel, net of underwriting discounts and (2) a $4.2 million restructuring charge in the second quarter of Interim 1999 relating to our plan to consolidate our existing warehousing, customer service and sales operations following the acquisition of Beckley-

Cardy. Under this restructuring plan, we intend to reduce our distribution centers from 13 to eight and our customer service centers from seven to two during the period from October 1998 through December 1999. The $4.2 million charge consists of $2.1 million for employee severance and termination benefits, $1.3 million for lease termination and facility shut-down costs and $0.8 million for write down of fixed assets and inventories. On an after-tax basis these restructuring charges reduced net income for Interim 1999 by $3.2 million.

     A $1.2 million restructuring charge was recorded in Interim 1998 by Beckley-Cardy consisting primarily of compensation and professional services related to a corporate management reorganization.

     Provision for income taxes increased 2.7%, from $11 million for Interim 1998 to $11.3 million for Interim 1999, reflecting an effective income tax rate of 58% for Interim 1998 and 49% for Interim 1999. The high effective income tax rate, compared to the federal statutory rate of 35%, was primarily due to non-deductible goodwill amortization and state income taxes.

LIQUIDITY AND CAPITAL RESOURCES

     At January 23, 1999, we had working capital of $90.8 million. Our capitalization at January 23, 1999 was $331.6 million and consisted of debt of $172.5 million and stockholders' equity of $159.1 million. On a pro forma basis, at January 23, 1999, we had working capital of $99.3 million and capitalization of $354.6 million, which consisted of debt of $195.6 million and stockholders' equity of $159.1 million. After giving effect to the Common Stock and Note offerings, at January 23, 1999, we had working capital of $109.7 million and capitalization of $357.6 million, which consisted of debt of $136.4 million and stockholders' equity of $221.2 million.

     We currently have a five year secured $350 million revolving Senior Credit Facility with NationsBank, N.A. The Senior Credit Facility has a $100 million term loan payable quarterly over five years commencing in January 1999 and revolving loans which mature on September 30, 2003. The amount outstanding as of January 23, 1999 under the Senior Credit Facility was approximately $172 million. As of the date of this Prospectus, $97.5 million was outstanding under the term loan portion of the Senior Credit Facility. Borrowings under the Senior Credit Facility are usually significantly higher during our first and second quarters to meet the working capital needs of our peak selling season. On October 28, 1998, we entered into an interest rate swap agreement with the Bank of New York covering $50 million of the outstanding Senior Credit Facility. The agreement fixes the 30 day LIBOR interest rate at 4.37% per annum (floating LIBOR on January 23, 1999 was 4.94%) on the $50 million notional amount and has a three year term that may be canceled by the Bank of New York on the second anniversary. As of January 23, 1999, the effective interest rate on borrowings under our Senior Credit Facility was approximately 8%. Since the beginning of fiscal 1999, we borrowed under the Senior Credit Facility to fund three acquisitions and for seasonal working capital and capital expenditures. We intend to use the net proceeds from the Common Stock offering together with the Note offering to repay amounts outstanding under the Senior Credit Facility, applying the net proceeds first to repay amounts outstanding under the term loan and second to repay amounts outstanding under the revolving loans. We intend to then reborrow amounts under the Senior Credit Facility for general corporate purposes including working capital, and for acquisitions, subject to compliance with financial covenants. In connection with the Common Stock and Note offerings, we intend to make certain changes to our Senior Credit Facility to reduce the borrowing limit thereunder to $250 million and to change certain financial and other covenants. See "Description of Senior Credit Facility."

     On June 9, 1998, we sold 2,125,000 shares of Common Stock in a public offering for $30,631,875 in net proceeds. In addition, we sold 250,000 shares of Common Stock in a private placement directly to Daniel P. Spalding, our Chairman of the Board and Chief Executive Officer, David J. Vander Zanden, our President and Chief Operating Officer, and Donald Ray Pate, Jr., our Executive Vice President for ClassroomDirect.com (formerly named Re-Print), at a price of

$14.415 per share for aggregate consideration of $3,603,750. In connection with the offerings, we incurred approximately $1,500,000 of expenses. The total net proceeds to us from the offerings were approximately $32,735,625. The net proceeds were used to reduce indebtedness outstanding under our Senior Credit Facility.

     During the nine months ended January 23, 1999, net cash provided by operating activities was $29.1 million. This net cash provided by operating activities during the period is indicative of the high seasonal nature of the business, with sales occurring in the first and second quarter of the fiscal year and cash receipts in the second and third quarters. Net cash used in investing activities was $98.8 million, including $95 million for acquisitions and $3.9 million for additions to property and equipment and other. Net cash provided by financing activities was $69.7 million. Borrowing under the Senior Credit Facility included (1) $16.9 million used to fund the cash portion of the purchase price of the Hammond & Stephens acquisition, (2) $134.7 million used to fund the Beckley-Cardy acquisition consisting of $78.1 million for the cash portion of the purchase price and $56.6 million for debt repayment, (3) $83.3 million used to repay the U.S. Office Products debt in connection with the spin-off and (4) $67.8 million used for short-term funding of seasonal working capital and the purchase of property and equipment. The $32.7 million net proceeds from our initial public offering and the sale of 250,000 shares of Common Stock to certain employees was used to repay a portion of the $302.7 million borrowed under the Senior Credit Facility. U.S. Office Products contributed capital of $8.1 million as required under the distribution agreement entered into with us in connection with the spin-off.

     During the nine months ended January 24, 1998, net cash used in operating activities was $15.4 million. Net cash used in investing activities was $96.5 million, including $92.1 million for acquisitions and $4.1 million for additions to property and equipment and other. Net cash provided by financing activities was $81.1 million, including $89.2 million provided by U.S. Office Products to fund the cash portion of the purchase price and the repayment of debt associated with the Fiscal 1998 Purchased Companies and to fund working capital and the purchase of property and equipment, partially offset by $8 million used to repay indebtedness.

     During fiscal 1998, net cash provided by operating activities was $3.7 million. Net cash used in investing activities was $99.7 million, including $95.7 million for acquisitions and $4.1 million for additions to property and equipment and other. Net cash provided by financing activities was $96 million, including $95.7 million provided by U.S. Office Products to fund the cash portion of the purchase price and the repayment of debt assumed with the acquisition of the Fiscal 1998 Purchased Companies, $81.3 million of which was considered a contribution of capital by U.S. Office Products, partially offset by $8.4 million used to repay indebtedness.

     During fiscal 1997, net cash provided by operating activities was $918,000. Net cash used in investing activities was $16.7 million, including $7.7 million for acquisitions, $7.2 million for additions to property and equipment and $1.8 million to pay non-recurring acquisition costs. Net cash provided by financing activities was $15.8 million, including $59.9 million provided by U.S. Office Products to fund the cash portion of the purchase price and the repayment of debt associated with the Fiscal 1997 Purchased Companies and the payment of debt of the Pooled Companies, partially offset by $46.9 million used for the net repayment of indebtedness, primarily at the Fiscal 1997 Purchased Companies.

     During 1995, net cash provided by operating activities was $4.8 million. Net cash used in investing activities was $6.1 million, including $5.4 million for acquisitions and $881,000 for additions to property and equipment. Net cash provided by financing activities was $1.2 million, including net proceeds from the issuance of debt of $2.4 million and $500,000 received from the issuance of Common Stock, partially offset by payments of indebtedness of $1.5 million.

     Our anticipated capital expenditures for the next twelve months is approximately $10 million. The largest items include software development for our Internet initiative, computer hardware and software and warehouse equipment.

     We are currently considering, and have hired a nationally known commercial real estate agent to market, a sale and leaseback transaction involving six distribution facilities in Ohio, Massachusetts, Kansas, Texas, Nevada and Illinois. We are currently seeking bids on these properties for such a transaction. We may sell all or any number of these facilities or could substitute other properties we own in this transaction. We believe that the current fair market value for these distribution facilities is approximately $26 million with net proceeds to us of approximately $25 million which would be used to repay outstanding indebtedness under our Senior Credit Facility or for general corporate purposes, including working capital and for acquisitions. If we determine to proceed with this transaction, we expect that it would close in the fourth quarter of fiscal 1999 or the first quarter of fiscal 2000.

FLUCTUATIONS IN QUARTERLY RESULTS OF OPERATIONS

     Our business is subject to seasonal influences. Our historical revenues and profitability have been dramatically higher in the first two quarters of our fiscal year (May-October) primarily due to increased shipments to customers coinciding with the start of each school year.

     Quarterly results also may be materially affected by the timing of acquisitions, the timing and magnitude of costs related to such acquisitions, variations in our costs for the products sold, the mix of products sold and general economic conditions. Moreover, the operating margins of companies we acquired may differ substantially from our own, which could contribute to further fluctuation in quarterly operating results. Therefore, results for any quarter are not indicative of the results that we may achieve for any subsequent fiscal quarter or for a full fiscal year.

     The following table sets forth certain unaudited consolidated quarterly financial data for fiscal 1997 and 1998 and for the nine months ended January 23, 1999 (in thousands). We derived this data from unaudited consolidated financial statements that, in the opinion of our management, reflect all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of such quarterly information. This quarterly information is not comparative because of the high degree of seasonality in our business. Revenues and profitability are significantly higher in the months of May through October, with the most significant portion of revenue and profit occurring in the months of July through September. On a fiscal year basis (years ending in April), this six-month (May through October) period falls in the first and second quarters of the fiscal year. On a calendar year basis, the most profitable three months (July through September) fall in the third quarter.

                                                       YEAR ENDED APRIL 26, 1997
                                           --------------------------------------------------
                                            FIRST     SECOND     THIRD    FOURTH      TOTAL
                                           -------   --------   -------   -------    --------
Revenues.................................  $58,991   $ 71,682   $29,304   $31,769    $191,746
Gross profit.............................   19,858     23,435     9,595    11,996      64,884
Operating income (loss)..................    5,197      6,732    (1,520)     (688)      9,721
Net income (loss)........................    1,981      2,692    (1,067)    4,526(1)    8,132
Per share amounts:
  Basic..................................     0.21       0.28     (0.11)     0.40        0.81
  Diluted................................     0.21       0.27     (0.11)     0.39        0.80

                                                       YEAR ENDED APRIL 25, 1998
                                           --------------------------------------------------
                                            FIRST     SECOND     THIRD    FOURTH      TOTAL
                                           -------   --------   -------   -------    --------
Revenues.................................  $87,029   $111,460   $49,391   $62,575    $310,455
Gross profit.............................   30,337     37,225    16,213    23,810     107,585
Operating income (loss)..................   11,872     12,155    (3,647)   (4,132)     16,248
Net income (loss)........................    5,804      5,965    (2,934)   (3,596)      5,239
Per share amounts:
  Basic..................................     0.49       0.49     (0.20)    (0.24)       0.40
  Diluted................................     0.48       0.47     (0.20)    (0.24)       0.39

                                                  NINE MONTHS ENDED JANUARY 23, 1999
                                            ----------------------------------------------
                                             FIRST        SECOND       THIRD       TOTAL
                                            --------     --------     -------     --------
Revenues...............................     $126,657     $212,316     $85,359     $424,332
Gross profit...........................       44,042       70,761      28,093      142,896
Operating income (loss)................       13,326       18,674      (2,383)      29,617
Net income (loss)......................        6,563        7,430      (3,298)      10,695
Per share amounts:
  Basic................................         0.45         0.51       (0.23)        0.73
  Diluted..............................         0.44         0.51       (0.23)        0.73

---------------

(1) For the year ended April 26, 1997, fourth quarter net income was increased by $5.3 million due to the reversal of a deferred tax asset valuation allowance. See Note 3 to "Selected Financial Data."

INFLATION

     We do not believe that inflation has had a material impact on our results of operations during the fiscal years ended April 25, 1998 and April 26, 1997 or the year ended December 31, 1995.

NEW ACCOUNTING PRONOUNCEMENTS

     Reporting Comprehensive Income. In June 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. SFAS No. 130 requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997. Reclassification of financial statements for earlier periods provided for comparative purposes is required. We intend to adopt SFAS No. 130 in fiscal 1999.

     Disclosures About Segments. In June 1997, FASB issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." SFAS No. 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers. SFAS No. 131 is effective for financial statements for fiscal years beginning after December 15, 1997 and will be presented in our Annual Report on Form 10-K for the year ending April 24, 1999. Financial statement disclosures for prior periods are required to be restated. We are in the process of evaluating the disclosure requirements. The adoption of SFAS No. 131 will have no impact on consolidated results of operations, financial position or cash flow.

     Accounting for the Costs of Computer Software. In March 1998, the American Institute of Certified Public Accountants issued Statement of Position ("SOP") 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." SOP 98-1 requires computer software costs associated with internal use software to be expensed as incurred until certain capitalization criteria are met. We will adopt SOP 98-1 during fiscal 1999. Adoption of SOP 98-1 is not expected to have a material impact on our consolidated financial position or results of operations.

     Accounting for Derivative Instruments and Hedging Activities. In June 1998, the FASB issued SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities." This statement, which is required to be adopted for annual periods beginning after June 15, 1999, establishes standards for recognition and measurement of derivatives and hedging activities. We will implement this statement in fiscal 2001 as required. The adoption of SFAS No. 133 is not expected to have a material effect on our financial position or results of operations.

YEAR 2000

     The Year 2000 issue exists because many computer systems and applications, including those embedded in equipment and facilities, use two digit rather than four digit date fields to designate an applicable year. As a result, the systems and applications may not properly recognize the Year 2000 or process data which include it, potentially causing data miscalculations or inaccuracies or operational malfunctions or failures. Because any disruption to our computerized order processing and inventory systems could materially and adversely affect our operations, we have established a centrally managed, company wide plan to identify, evaluate and address Year 2000 issues. Although we expect that most of our mission critical systems, network elements and products will be verified for Year 2000 compliance by May 1999, our ability to meet this target is dependent upon a variety of factors. In addition, if our suppliers, service providers and/or customers fail to resolve their Year 2000 issues in an effective and timely manner, our business could be significantly and adversely affected. We believe that many of our school customers have not yet addressed or resolved their Year 2000 issues.

     We currently estimate that we will incur expenses of approximately $100,000 through 1999 in connection with our anticipated Year 2000 efforts, in addition to approximately $50,000 in expenses incurred through January 23, 1999 for matters historically identified as Year 2000-related. The timing of expenses may vary and is not necessarily indicative of readiness efforts or progress to date. We also expect to incur certain capital improvement costs (totaling approximately $300,000) to support this project. Such capital costs are being incurred sooner than originally planned, but, for the most part, would have been required in the normal course of business. We expect to fund our Year 2000 efforts through operating cash flows. We will use our Senior Credit Facility for capital improvements related to the effort.

     As part of our Year 2000 initiative, we are evaluating scenarios that may occur as a result of the century change and are in the process of developing contingency and business continuity plans tailored for Year 2000-related occurrences. As noted earlier, we are highly reliant on our computer order processing and inventory systems to fill orders, bill the customer and collect payments. A loss of either of these systems would cause long delays in filling and shipping products, billing the customer and collecting accounts receivable. The highly seasonal nature of our business does not allow for any delay in shipping products to customers. Although the seasonal nature of our business would heighten any problems encountered, the timing of the majority of our sales, shipping, billing and collection efforts for fiscal 1999 will be complete prior to the Year 2000. We expect that any unforeseen problems related to Year 2000 issues would be identified within the months of January and February 2000, which is our slowest period. We have identified that we may experience certain inconveniences or inefficiencies as a result of a supplier's failure to remediate its Year 2000 issue. We believe, however, that most of our business will proceed without any significant interruption.

                                    BUSINESS

OVERVIEW OF OUR BUSINESS

     We are the largest marketer of non-textbook educational supplies and furniture to schools for pre-kindergarten through twelfth grade. We offer more than 60,000 items through an innovative two-pronged marketing approach that targets both school administrators and individual teachers. Our broad product range enables us to provide our customers with one source for virtually all of their non-textbook school supplies and furniture needs.

     We have grown significantly in recent years through both acquisitions and internal growth. In order to expand our geographic presence and product range, we have acquired 18 companies since May 1996. In August 1998, we purchased Beckley-Cardy, our largest traditional and specialty school supply competitor. After giving pro forma effect to the acquisitions that we made during the period, our revenues for the twelve months ended January 23, 1999 were $607.3 million and our Adjusted EBITDA was $51.2 million. These results represent compound annual increases of 48.9% in revenues and 67.7% in Adjusted EBITDA compared to our results for the year ended December 31, 1994.

     Our "top down" marketing approach targets school administrators at the state, regional and local levels using our 250 sales representatives and our School Specialty and Beckley-Cardy general supply and furniture catalogs. Our "bottom up" approach seeks to reach individual teachers and curriculum specialists primarily through the mailing of our ClassroomDirect.com general supply catalog (previously known as Re-Print) and our seven different specialty direct catalogs. During 1998, we mailed over 10.2 million catalogs to more than three million teachers and curriculum specialists. Approximately 100 employees assist in the sale, marketing and merchandising of our specialty direct products. We are also exploring various ways in which we can use the Internet to market and sell our products. As the first stage of our Internet initiative, we recently opened a fully integrated e-commerce site under the name "ClassroomDirect.com" which offers over 13,000 items for sale. The second stage of our Internet initiative, which we expect to launch in May 1999, is an education portal in the form of an education mall which will offer our products for sale and also provide a community forum and content aimed at educators.

     We have 2,605 employees in the United States and the United Kingdom, providing service to all 50 states and the United Kingdom. Our principal offices are located at 1000 North Bluemound Drive, Appleton, Wisconsin 54914, and our telephone number is (920) 734-2756. Our world wide general website address is www.schoolspecialty.com. Information contained in any of our websites is not deemed to be a part of this Prospectus.

INDUSTRY OVERVIEW

     The school supply market consists of the sale of non-textbook school supplies, furniture and equipment to school districts, individual schools, teachers and curriculum specialists who purchase products for school and classroom use. The National School Supply Equipment Association estimates that annual sales of non-textbook educational supplies and equipment to the school supply market are approximately $6.1 billion. Of this amount, over $3.6 billion is sold through institutional channels and the remaining $2.5 billion is sold through retail channels.

     According to the U.S. Department of Education, there are 15,996 school districts, 108,577 public and private elementary and secondary schools and 3.1 million teachers in the United States. School supply procurement decisions are made at the school district level by administrators and curriculum specialists, at the school level by principals and at the classroom level by teachers. Some school supplies are purchased directly from manufacturers while others are purchased through marketing firms such as us. We estimate that there are over 3,400 marketers of non-textbook school supplies and equipment, the majority of which are family or employee owned businesses that operate in a single geographic region and have annual revenues under $20 million. Besides us, only one other company has a measurable presence in the market. Even so, we believe we have annual revenues that are three times greater than this industry competitor. We believe that the increasing demand for single source suppliers, prompt order fulfillment and competitive prices, and the related need for suppliers to invest in automated inventory and electronic ordering systems, is accelerating the trend toward consolidation in our industry.

     The demand for school supplies is driven primarily by the level of the student population and, to a lesser extent, expenditures per student. Student population is a function of demographics, while expenditures per student are also affected by government budgets and the prevailing political and social attitudes towards education. According to U.S. Department of Education estimates, student enrollment in kindergarten through twelfth grade public and private schools began growing in 1986, reaching a record level of 52.7 million students in 1998. Current projections by the U.S. Department of Education indicate that student enrollment will continue to grow to 54.5 million by the year 2006. The U.S. Department of Education also projects that expenditures per student in public elementary and secondary schools will continue to rise through the year 2006. Expenditures of $272.4 billion in 1997 are projected to increase to $340.7 billion by the year 2001. These projected increases in expenditures include a projected increase in total per student spending from $5,961 per student in 1997 to $7,179 by the year 2001. We believe that the current political and social environment is favorable for education spending.

OUR RECENT ACQUISITIONS

      -- BECKLEY-CARDY. In August 1998, we acquired The National School Supply Company ("National School Supply"), including its subsidiary Beckley-Cardy, Inc. ("Beckley-Cardy"). Prior to our acquisition of Beckley-Cardy, it was the second largest general education supply marketer in the industry. We paid $78.1 million in cash and refinanced $56.6 million of its debt with borrowings under our Senior Credit Facility. National School Supply had revenues for the fiscal year ended March 31, 1998 of $176 million.

      -- SPORTIME. In February 1999, we acquired Sportime, LLC ("Sportime") from ProTeam.com (formerly known as Genesis Direct, Inc.). Sportime is a leading specialty company focusing on physical education, athletic and recreational products. Sportime offers several targeted catalogs from its early childhood offerings to a catalog focused on physically challenged children. We paid $23 million in cash for Sportime, which we financed through borrowings under our Senior Credit Facility. Sportime had revenues for 1998 of $32.6 million.

      -- HAMMOND & STEPHENS. In June 1998, we acquired the business of Hammond & Stephens, Co. ("Hammond & Stephens"), a leading publisher of school forms, such as grade books, record books, teacher planners, student assignment books, school year calendars, awards and similar materials. We paid $16.9 million in cash for Hammond & Stephens, which we financed through borrowings under our Senior Credit Facility. Hammond & Stephens had revenues for the fiscal year ended October 31, 1997 of $9.1 million.

OUR INTERNET INITIATIVE

     Because more schools and teachers are connecting to the Internet, we intend to aggressively pursue sales opportunities through this rapidly growing channel. By establishing an early presence on the Internet, we believe we can gain a significant competitive advantage and valuable brand recognition. Our goal is to become the leading marketer of school supplies and furniture over the Internet. This may also permit us to expand our customer base over time to include individuals and other non-traditional customers.

     In January 1999, we launched the first phase of our Internet initiative with the opening of our fully integrated e-commerce website ClassroomDirect.com. The site offers access to over 13,000 stock keeping units with digital pictures of most items. Although currently teacher focused, the site could be adapted to a more consumer based format. The increasing demand by school administrators and teachers for more information in making supply decisions, the lack of a wide variety of educational products in stores and the growing importance of convenience make the Internet a viable, low cost channel for the marketing of education supplies.

     The second phase of our Internet initiative, which we expect to launch in May 1999, is to offer an education portal on the Internet. This portal will be structured as an education mall offering our products for sale and also provide a community forum and content aimed at educators. We believe that by providing education related content and information, this portal will place us at the education community's decision point for supply and content which will strengthen our brands. We intend to enter into strategic alliances with a number of content providers to help develop and maintain the new website and portal with the goal to become the Internet headquarters for teachers, product specialists and others with an interest in education. Prospective content providers could include media, search engine and Internet service providers and other Internet related companies. Prospective content could include product reviews, teaching tips, education standards and related teaching products, public policy, current events and chat rooms.

     In connection with our Internet initiative, we have also signed a non-binding letter of intent to acquire SmartStuff Development Corporation ("SmartStuff"), the developer of FoolProof(R) software, a program with an installed customer base of 1.5 million. FoolProof(R) is a desktop software security program which limits access by children to selected programs and applications on desktop computers. SmartStuff is expected to introduce Internet browser security and filtering software products for the education market. We intend to market our brands and Internet services to SmartStuff's existing and future customer base by including links to our website and portal and other promotional materials in SmartStuff product upgrades and new products. Under our letter of intent, we would pay $8.3 million for SmartStuff, with 50% of the consideration in the form of Common Stock and 50% in cash. SmartStuff's revenues for 1998 were approximately $4.2 million. This transaction is expected to close in March 1999.

OUR STRENGTHS

     We attribute our strong competitive position to the following key strengths:

      -- LEADING MARKET POSITION. We have developed our leading market position over our 40 year history by emphasizing high quality products, superior order fulfillment and exceptional customer service. We believe that our annual revenues are three times greater than those of our next largest industry competitor and that our large size and brand recognition have resulted in significant buying power, economies of scale and customer loyalty.

      -- BROAD PRODUCT LINE. Our strategy is to provide a full range of high quality products to meet the complete supply needs of schools for pre-kindergarten through twelfth grade. With over 60,000 stock keeping units ranging from classroom supplies and furniture to playground equipment, we provide customers with one source for virtually all of their non-textbook school supply and furniture needs. Our specialty brands enrich our general product offering and create opportunities to cross merchandise our specialty products to our traditional customers. Specialty brands include the following:

                        BRAND                                  PRODUCTS
                        -----                                  --------
Childcraft...........................................    Early childhood
Sax Arts and Crafts..................................    Art supplies
Frey Scientific......................................    Science
Sportime.............................................    Physical education
Education Access.....................................    Educational software
Brodhead Garrett.....................................    Industrial arts
Gresswell............................................    Library
Hammond & Stephens...................................    School forms

      -- INNOVATIVE TWO-PRONGED MARKETING APPROACH. School supply procurement decisions are made at the district and school levels by administrators, and at the classroom level by curriculum specialists and teachers. We market to both of these groups, addressing administrative decision makers with a "top down" approach through our 250 person sales force and the School Specialty and Beckley-Cardy general supply and furniture catalogs, and targeting teachers and curriculum specialists with a "bottom up" approach primarily through the mailing of over 10.2 million ClassroomDirect.com general supply catalogs and our seven different specialty direct catalogs each year. We utilize our customer database across our family of catalogs to maximize their effectiveness and increase our marketing reach. We believe our new ClassroomDirect.com Internet site offers additional marketing opportunities.

      -- STABLE INDUSTRY. Because the market for educational supplies is driven primarily by demographics and government spending, we believe that our industry is less exposed to economic cycles than many others.

      -- ABILITY TO COMPLETE AND INTEGRATE ACQUISITIONS. We have successfully completed the acquisition of 23 companies since 1991, including 18 since May 1996. We have established a 24-month integration process in which a transition team is assigned to:

      --   sell or discontinue incompatible business units,

      --   reduce the number of stock keeping units,

      --   eliminate redundant expenses,

      --   integrate the acquired entity's management information systems, and

      --   exploit buying power.

     To date, our integration efforts have focused on acquired general products companies and certain administrative functions at our specialty divisions. We believe that through these processes, we can rapidly improve the revenues and gross and operating margins of the businesses we acquire.

      -- USE OF TECHNOLOGY. We believe that our use of information technology systems allows us to turn inventory more quickly than our competitors, offer customers more convenient and cost effective ways of ordering products and more precisely focus our sales and marketing campaigns.

      -- EXPERIENCED AND INCENTIVISED MANAGEMENT. Our management team provides depth and continuity of experience. Management's interests are aligned with those of our shareholders. Management currently owns approximately % of our
shares of Common Stock on a fully-diluted basis and purchased           % of the
currently outstanding shares at the same time as our initial public offering in June 1998.

OUR GROWTH STRATEGY

     We use the following strategies to grow and enhance our position as the leading marketer of non-textbook educational supplies and furniture:

      -- AGGRESSIVELY PURSUE ACQUISITIONS. We believe that there are many attractive acquisition opportunities in our highly fragmented industry. As a public company, we have greater access to capital for acquisitions than many of our competitors. We will continue to pursue opportunities that enhance our geographic presence or which complement our specialty direct product offerings. We believe that we can improve the revenues and gross and operating margins of the businesses we acquire through our efficient integration process. Although we are the largest marketer in the industry, our share of the $6.1 billion non-textbook school supply and furniture market is less than 10%, creating substantial growth opportunities.

      -- INCREASE SALES OF SPECIALTY AND PROPRIETARY PRODUCTS. We believe we can increase our margins by selling more specialty direct products and products for which we are the only supplier. We believe that specialty direct products accounted for approximately 42% of our revenues on a pro forma basis for the twelve months ended January 23, 1999, compared to approximately 20% on an historical basis for the year ended December 31, 1994.

      -- EXPAND EXISTING TRADITIONAL BUSINESS. We believe that we can also increase the revenues of our traditional business by adding sales representatives in geographic markets in which we are underrepresented and by cross merchandising our specialty products to our traditional customers.

      -- IMPROVE PROFITABILITY. We improved our operating margin (as measured by our Adjusted EBITDA divided by our revenues) from 5.2% in 1994 on an historical basis to 8.7% on a pro forma basis for the twelve months ended January 23, 1999. We believe that we can further improve our operating margins by eliminating redundant expenses of acquired businesses, leveraging our overhead costs, increasing our purchasing power and improving the efficiency of our warehousing and distribution.

      -- PURSUE INTERNET INITIATIVE. Because more schools and teachers are connecting to the Internet, we intend to aggressively pursue sales opportunities through this rapidly growing channel. By establishing an early presence on the Internet, we believe we can gain a significant competitive advantage and valuable brand recognition. Our goal is to become the leading marketer of school supplies and furniture over the Internet. This may also permit us to expand our customer base over time to include individuals and other non-traditional customers.

     We believe this strategy can be effective both as an offensive tool, enhancing revenue at a low incremental cost, and as a defensive one, by preventing other existing and prospective Internet competitors from establishing themselves in this market. The establishment of early brand recognition will facilitate the establishment of our educational portal as the key education related website.

OUR PRODUCT LINES

     We market two broad categories of products: general school supplies and specialty products geared towards specific educational disciplines. Our general school supply products are offered to school administrators by our sales force through our School Specialty and Beckley-Cardy catalogs and to teachers and curriculum specialists through direct mailings of our ClassroomDirect.com catalog. Our specialty products are offered to teachers and curriculum specialists through direct mailings of our seven specialty catalogs. Our specialty products enrich our general supply product offering and create opportunities to cross merchandise our specialty school supplies to our traditional customers. With over 60,000 stock keeping units ranging from classroom supplies and furniture to playground equipment, we provide customers with one source for virtually all of their non-textbook school supply and furniture needs.

     Our general school supply product lines can be described as follows:

      -- SCHOOL SPECIALTY/BECKLEY-CARDY. Through the School Specialty and Beckley-Cardy catalogs, which are targeted to administrative decision makers, we offer a comprehensive selection of classroom supplies, instructional materials, educational games, art supplies, school forms (such as reports, planners and academic calendars), physical education equipment, audio-visual equipment, school furniture and indoor and outdoor equipment. Over the next year, we expect to integrate these two general catalogs. We believe we are the largest school furniture resale source in the United States. We have been granted exclusive franchises for certain furniture lines in specific territories and we enjoy significant purchasing power in open furniture lines.

      -- CLASSROOMDIRECT.COM. ClassroomDirect.com offers its customers substantially the same products as those offered through the School Specialty catalog but focuses on reaching teachers and curriculum specialists directly through its mail-order catalogs and new fully integrated Internet e-commerce website. The new Internet e-commerce site targets the traditional catalog market and other consumers interested in educational products, such as home school families, churches and parents.

     Our specialty brands offer product lines for specific educational disciplines, as follows:

      -- CHILDCRAFT. Childcraft markets early childhood education products and materials. Childcraft also markets over 1,000 proprietary or exclusive products manufactured by its Bird-in-Hand Woodworks subsidiary, including wood classroom furniture and equipment such as library shelving, cubbies, easels, desks and play vehicles.

      -- SAX ARTS AND CRAFTS. Sax Arts and Crafts is a leading marketer of art supplies and art instruction materials, including paints, brushes, paper, ceramics, art metals and glass, leather and wood crafts. Sax Arts and Crafts offers customers a toll free "Art Savvy Hotline" staffed with 17 professional artists to respond to customer questions.

      -- FREY SCIENTIFIC. Frey Scientific is a leading marketer of laboratory supplies, equipment and furniture for science classrooms. Frey Scientific offers value added focus in the biology, chemistry, physics and earth science areas.

      -- SPORTIME. Sportime is a leading marketer of physical education, athletic and recreational products. Sportime's catalog product offering includes catalogs from early childhood through middle school as well as targeted products for physically challenged children.

      -- EDUCATION ACCESS. Education Access is a reseller of technology solutions for kindergarten through twelfth grade. This product line includes curriculum software, productivity software, peripherals, networking products and other related products and is offered through the ClassroomDirect.com catalog.

      -- BRODHEAD GARRETT. Brodhead Garrett is the nation's oldest marketer of industrial arts/technical materials to classrooms. Brodhead Garrett's product line includes such various items as drill presses, sand paper, lathes and robotic controlled arms.

      -- GRESSWELL. Gresswell markets library-related products in the U.K., including furniture, and media display and storage. Gresswell's dedicated sales and design team helps customers plan, design and install library projects using computer assisted design equipment.

      -- HAMMOND & STEPHENS. Hammond & Stephens is a leading publisher of school forms, including student assignment books, record books, grade books, teacher planners and other printed forms for kindergarten through twelfth grade.

     Our merchandising managers, many of whom have prior experience in education, continually review and update the product lines for each operating division. The merchandising managers convene customer focus groups and advisory panels to determine whether current offerings are well-received and to anticipate future demand. The merchandising managers also travel to product fairs and conventions seeking out new product lines. This annual review process results in an organic reshaping and expansion of the educational materials we offer.

OUR SALES AND MARKETING

     OUR TWO-PRONGED APPROACH. We believe we have developed a substantially different sales and marketing model from that of traditional school supply and school furnishings distribution companies in the United States. Our strategy is to use two separate marketing approaches to reach all the prospective purchasers in the school system. Our 250 sales representatives focus on "top down" selling to districts, school purchasing authorities and schools using School Specialty and Beckley-Cardy general supply and furniture catalogs. In addition, approximately 100 employees assist in the sale, marketing and merchandising of our specialty direct products. We also target teachers and curriculum specialists with a "bottom up" approach using our over 10.2 million specialty direct catalogs which are mailed each year and our new "ClassroomDirect.com" Internet e-commerce site.

     TRADITIONAL SUPPLY BUSINESS. As part of the integration of Beckley-Cardy into our School Specialty traditional supply business, we restructured our traditional sales and marketing operations from a decentralized regional system to a more centralized national structure. Our national marketing model has 250 sales representatives operating within 15 regions supported by regional managers and two regional customer service and sales support call centers. The reorganization reallocated sales territories, selectively reduced the combined sales and management force and reduced the number of regional customer service/sales support locations from 12 to two. We believe our new national structure significantly improves our effectiveness through better sales management, resulting in higher regional penetration, and achieves significant cost savings through the reduction in number of distribution centers.

     We have a broad customer base and no single customer accounted for more than 2% of sales during fiscal 1998 or the nine months ended January 23, 1999. Schools typically purchase school supplies and furniture based on an established relationship with relatively few suppliers. We establish and maintain our relationship with our traditional customers by assigning accounts within a specific geographic territory to a local area sales representative who is supported by a centrally located customer service team. Our customer service representatives call on existing traditional customers frequently to ascertain and fulfill their school supply needs. The representatives maintain contact with these customers throughout the order cycle and assist in processing orders.

     Our primary compensation program for sales representatives is based on commissions as a percentage of gross profit on sales. For new and transitioning sales representatives, we offer salary and expense reimbursement until the representative is moved to a full commission compensation structure.

     SPECIALTY DIRECT BUSINESS. We use direct mail catalogs to reach our broader customer base. We distribute seven major specialty direct catalogs, one for each of our Childcraft, Sax Arts and Crafts, Frey Scientific, Sportime, Brodhead Garrett, Gresswell and Hammond & Stephens lines. The catalog distribution calendar is generally the same across all product lines. For each product line, a major catalog containing all product offerings is distributed toward the end of the calendar year so that it is available for school buyers at the beginning of the year. During the year, various catalog supplements are distributed to coincide with the peak school buying season in June through September and following the return of students to school in the fall.

     The approximate number of catalogs distributed for our brands for calendar 1998 and projected catalog distribution for calendar 1999 is set out below. The figures set forth below include all books of over 32 pages distributed (or, with respect to 1999, expected to be distributed) during the calendar year.

                                                                   1998          1999
                                                                ----------    ----------
                                                                              (PROJECTED)
School Specialty............................................       450,000       600,000
Beckley-Cardy(1)............................................       400,000       280,000
ClassroomDirect.com (formerly named Re-Print)...............     2,700,000     3,200,000
Childcraft..................................................     1,900,000     2,400,000
Sax Arts and Crafts.........................................     1,548,500     1,680,000
Frey Scientific.............................................       168,000       168,000
Sportime....................................................     2,773,500     2,045,500
Brodhead Garrett............................................        82,000        82,000
Gresswell...................................................       130,000       480,000
Hammond & Stephens..........................................        80,000        80,000
                                                                ----------    ----------
  Total.....................................................    10,232,000    11,015,500
                                                                ==========    ==========

---------------

(1) Excludes figures for Beckley-Cardy's early childhood and art catalogs, which are included in the Childcraft and Sax Arts and Crafts' figures, respectively.

     PRICING. Pricing for our general and specialty direct product offerings varies by product and channel of distribution. We generally offer a negotiated discount from catalog prices for supplies from our School Specialty and Beckley-Cardy catalogs and respond to quote and bid requests for furniture and equipment. In addition, local sales representatives work with our corporate sales force and school supply buyers to achieve an acceptable pricing structure based upon the mix of products being purchased. The pricing structure of specialty direct products offered through direct marketing is generally not subject to negotiation.

DISTRIBUTION

     We distribute products through our distribution centers and place customer orders directly with our suppliers. Furniture is generally shipped directly from the manufacturer to the customer.

     We have adopted a plan to rationalize our distribution systems following the Beckley-Cardy acquisition. Under this plan, we will close five of our 13 regional distribution centers and centrally manage the remaining eight. We have currently closed two regional distribution centers and expect to close the remaining three by December 31, 1999. We believe this restructuring will improve our distribution efficiency and generate significant cost savings.

OUR PURCHASING AND INVENTORY MANAGEMENT

     We manage our inventory by continually reviewing daily inventory levels compared to a running 90-day inventory for the previous year, adjusted for incoming orders. We constantly refine the focus of inventory products through our automated inventory management system to pursue the optimum level of scope and depth of product offered. Inventory forecasts are made daily for all stock keeping units by assessing anticipated demand by adjusting historical demand levels to account for current order activity and available stock as well as the expected lead time from the supplier. The forecast allows inventory purchases to respond quickly to high seasonal demand while keeping off-season inventory to a minimum. The information systems for all of our distribution centers are connected to allow transfer of inventory between facilities to fill regional demand. In addition, all orders can be redirected to the distribution center which is the primary stocking location for a product. Our inventory management results in inventory turnover that management believes is higher than average industry turnover rates and reduces the level of discontinued, excess and obsolete inventory compared to businesses that we have acquired.

     We believe our large size enhances our purchasing power with suppliers resulting in lower product costs than most of our competitors. Further, we believe that this purchasing power leverage will increase with additional acquisitions which, in turn, should improve our operating margins.

     We believe that the primary determinants of customer satisfaction in the educational supply industry are the completeness and accuracy of shipments received and the timeliness of delivery. We continue to invest in sophisticated computer systems to automate the order taking, inventory allocation and management, and order shipment processes. As a result, we have been able to provide superior order fulfillment to our customers. In addition, we have developed our Order Management System, which allows schools to customize their orders and enter them electronically and provides historical usage reports to schools useful for their budgeting process. While this system currently only accounts for approximately 6% of our traditional supply sales, we believe it will become more significant as schools upgrade their technology and use of computers. During the academic year, we seek to fill orders within 24 hours of receipt of the order at a 95% fill rate and a 99.5% order accuracy rate. During the summer months, we shift to a production environment and schedule shipments to coincide with the start of the school year. During the summer months, our objectives are to meet a 100% fill rate at a 99.5% order accuracy rate. Our
average order fill rate for June, July and August 1998 exceeded      %. We
define "fill rate" as the percentage of line items in a customer's order that are initially shipped to the customer in response to the order by the requested ship date.

     During the peak shipping season between June 1 and September 30, each of our distribution centers contracts with local common carriers to deliver our product to schools and school warehouses. ClassroomDirect.com and Sax Arts & Craft rely on carriers such as Roadway Package Service, United Parcel Service and the U.S. Postal Service for distribution to customers.

OUR INFORMATION SYSTEMS

     We believe that through the utilization of technology in areas such as (1) purchasing and inventory management, (2) customer order fulfillment and (3) database management, we are able to turn inventory more quickly than competitors, offer customers more convenient and cost effective ways of ordering products and more precisely focus our sales and marketing campaigns.

     We use two principal information systems, one for our general and another for our specialty product distribution. In general school supply distribution, we use a specialized distribution software package used primarily by office products and paper marketers. This software package is referred to as the Software for Distributors System (the "SFD system"). This software offers a fully integrated process from sales order entry through customer invoicing, and inventory requirements planning through accounts payable. Our system provides information through daily automatic posting to the general ledger and integrated inventory control. We have made numerous enhancements to this process that allow greater flexibility in addressing the seasonal requirements of the industry and meeting specific customer needs.

     The specialty divisions, including newly acquired companies, use either the SFD system or a mail order and catalog system provided by Smith-Gardner & Associates. The Mail-Order and Catalog System ("MACS") meets the unique needs of the direct marketing approach with extensive list management and tracking of multiple marketing efforts. The system provides complete and integrated order processing, inventory control, warehouse management and financial applications.

     Although we have two principal information systems, both the SFD system and MACS integrate general ledger, purchasing and inventory management functions. The software and hardware allow for continued incremental growth as well as the opportunity to integrate new client-server and other technologies into the information systems. For information on Year 2000 compliance of our information systems, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000."

INTERNET CONNECTION WITH OUR SYSTEMS

     Our existing ClassroomDirect.com Internet site is fully integrated with MACS and our education portal is currently being designed to be fully integrated with both of our systems (i.e., the SFD system and MACS). We intend to install Ironworks Powered Server ("IPS") on our web servers. IPS provides a secured front-end so the customer can place an order using a JAVA-enabled web browser. IPS communicates with the host machine (i.e., the SFD system or MACS) by means of remote procedure calls ("RPC"). The firewall between the web server and the host computers will be configured so that only IPS is permitted to use the RPC to the host gateway.

     All of the websites will be navigable through dynamically generated HTML pages, generated either by using the current/extended functionality of IPS or by accessing product information from a relational database generated and synchronized with our information systems in real time. The product images and their descriptions will be maintained in files residing on the web server, synchronized with data in a Centrus system, which is a central repository for all products and data related to those products.

     At the check-out stage, new customers will fill out their personal information, billing, shipping and credit card information, and existing customers will enter their user password and/or account number verified through synchronization with our information systems.

OUR COMPETITION

     We operate in a highly competitive environment. Our principal competitors are other national and regional marketers of school supplies. We also face increasing competition from non-traditional alternate channel competitors, such as office products contract stationers and superstores. Among traditional school supply marketers, we believe that there is only one other company with a measurable presence in the market. Even so, we believe that we have annual revenues that are three times greater than this competitor and that we compete favorably with this company on the basis of service and price.

     The market is highly competitive on a regional basis, but we believe our heaviest competition is coming from alternate channel competitors such as office product contract stationers and superstores. Their primary advantages over us are size, location, greater financial resources and buying power. Their primary disadvantage is that their product mix covers only 15% to 20% of the school's needs (measured by volume). In addition, our competitors do not offer special order fulfillment software, which we believe is increasingly important to adequately service school needs. We believe we compete favorably with these companies on the basis of service and product offering.

OUR EMPLOYEES

     As of February 1, 1999, we had 2,605 full-time employees,      of whom were
employed primarily in management and administration,      in regional warehouse
and distribution operations and      in marketing, sales, order processing and
customer service. To meet the seasonal demands of our customers, we employ many seasonal employees during the late spring and summer seasons. Historically, we have been able to meet our requirements for seasonal employment. As of February
1, 1999, approximately      of our employees were members of the Teamsters Labor
Union at our Sax Arts and Crafts' New Berlin, Wisconsin facility. We consider our relations with our employees to be very good.

OUR FACILITIES

     Our corporate headquarters are located at 1000 North Bluemound Drive, Appleton, Wisconsin, a combined office and warehouse facility of approximately 120,000 square feet. Our lease on the Appleton headquarters expires on December 31, 2001, although we are currently negotiating with the owners of the facility (consisting of the father and uncle of our Chief Executive Officer, Daniel P. Spalding, and one other unrelated party) to purchase the property sometime prior to the end of March 1999. See "Certain Transactions" for more information. We lease or own the following principal distribution facilities:

                                                APPROXIMATE
                                                  SQUARE       OWNED/
LOCATIONS                                         FOOTAGE      LEASED     LEASE EXPIRATION
---------                                       -----------    ------    ------------------
Agawam, Massachusetts.........................    163,300      Owned*            --
Atlanta, Georgia..............................     76,913      Leased    January 6, 2002
Birmingham, Alabama...........................    180,365      Leased    November 30, 2006
Bowling Green, Kentucky.......................     42,000      Leased    June 30, 2001
Carson City, Nevada...........................     80,000      Owned*            --
Fremont, Nebraska.............................     95,000      Leased    June 30, 2003
Fresno, California............................     18,480      Leased    December 31, 2001
Hoddesdon, England............................     47,500      Leased    September 24, 2006
Lancaster, Pennsylvania.......................     72,947      Leased    December 31, 2002
Lancaster, Pennsylvania.......................    165,750      Leased    February 28, 2009
Lufkin, Texas.................................    140,000      Owned*            --
Mansfield, Ohio...............................    323,000      Owned*            --
New Berlin, Wisconsin.........................     97,500      Leased    March 31, 2002
Oklahoma City, Oklahoma.......................     37,340      Leased    July 16, 2001
Portland, Oregon..............................     30,456      Leased    May 31, 2001
Salina, Kansas................................    123,000      Owned*            --
Union City, California........................     14,494      Leased    April 7, 2000

---------------

* We are currently considering a sale and leaseback transaction involving certain of our owned distribution centers and other properties. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

     The Lancaster, Pennsylvania facility is used for manufacturing and the Salina, Kansas facility is used for production of school forms. In addition, we
have      sales offices throughout the United States.

     We believe that our properties are adequate to support our operations for the foreseeable future. We regularly review the consolidation of our facilities.

OUR LEGAL PROCEEDINGS

     We are, from time to time, a party to legal proceedings arising in the normal course of business. Our management believes that none of these legal proceedings will materially or adversely affect our financial position, results of operations or cash flows.

OUR ONGOING SPIN-OFF OBLIGATIONS

     In connection with the spin-off from U.S. Office Products in June 1998, we entered into a series of agreements with U.S. Office Products and the other spin-off companies, including a distribution agreement (the "Distribution Agreement"), a tax allocation agreement (the "Tax Allocation Agreement"), a tax indemnification agreement (the "Tax Indemnification Agreement") and an employee benefits agreement (the "Employee Benefits Agreement"). These agreements have resulted in certain contractual obligations for us.

     Under the Distribution Agreement, each spin-off company, including us, will be liable for any liabilities related to its business, its liabilities under the Employee Benefits Agreement, Tax Allocation Agreement and the Tax
Indemnification Agreement (each discussed below), federal securities laws liabilities relating generally to U.S. Office Products prior to the distributions and certain other shared liabilities.

     We are aware of certain lawsuits filed against U.S. Office Products that could fall within these contractual obligations. See "Risk Factors--We Are Exposed to Risks Related to Other Liabilities of U.S. Office Products." The aggregate of such liabilities for which we may be liable is a maximum of $1.75 million.

     The Tax Allocation Agreement provides that each spin-off company will jointly and severally indemnify U.S. Office Products for any losses associated with taxes related to the distributions if any of the spin-off companies take an action or fail to take an action that results in the spin-off being taxable (an "Adverse Tax Act"). If any of the spin-off distributions are taxable and none of U.S. Office Products or any of the spin-off companies was responsible, U.S. Office Products and each of the spin-off companies will be liable for its pro rata portion of the distribution taxes based on the value of each company's common stock after the distributions. The Tax Indemnification Agreement provides that the spin-off company that is responsible for the Adverse Tax Act will indemnify the other spin-off companies for any liability to U.S. Office Products under the Tax Allocation Agreement. As a result of these tax agreements, we could become liable for certain amounts of the distribution taxes should there be a finding that any or all of the distributions are taxable.

     The Employee Benefits Agreement provides that the spin-off companies will retain or assume liability for employment-related claims and severance for persons employed or previously employed by the respective spin-off companies and their subsidiaries at the time of the distributions, while U.S. Office Products and its post-distribution subsidiaries will retain or assume responsibility for their current and previous employees.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     Our Board of Directors consists of five members. The Board is divided into three classes, with members of each class serving a three year term. The terms of Class I, II and III directors expire at the annual meetings of stockholders in 1999, 2000 and 2001. The following table sets forth certain information about our directors and executive officers as of February 1, 1999:

             NAME                AGE                            POSITION
             ----                ---                            --------
Daniel P. Spalding.............  44   Chairman of the Board and Chief Executive Officer (Class
                                      III)
David J. Vander Zanden.........  44   President, Chief Operating Officer and Director (Class III)
Donald J. Noskowiak............  40   Executive Vice President and Chief Financial Officer
Douglas Moskonas...............  53   Executive Vice President for School Specialty Divisions
Melvin D. Hilbrown.............  50   Executive Vice President for Gresswell
Richard H. Nagel...............  58   Executive Vice President for Sax Arts and Crafts
Donald Ray Pate, Jr............  35   Executive Vice President for ClassroomDirect.com
Ronald E. Suchodolski..........  52   Executive Vice President for Childcraft
Jonathan J. Ledecky............  41   Director (Class I)
Leo C. McKenna.................  65   Director (Class II)
Rochelle Lamm Wallach..........  50   Director (Class II)

     DANIEL P. SPALDING became Chairman of the Board and Chief Executive Officer of School Specialty in February 1998. From 1996 to February 1998, Mr. Spalding served as President of the Educational Supplies and Products Division of U.S. Office Products. From 1988 to 1996, he served as President, Chief Executive Officer and a director of Old School. Prior to 1988, Mr. Spalding was an officer of JanSport, a manufacturer of sports apparel and backpacking equipment. Mr. Spalding was a co-founder of JanSport and served as President and Chief Executive Officer from 1977 to 1984. Mr. Spalding has been a director of the National School Supply and Equipment Association since 1992 and completed his term as the association's Chairman in November 1997.

     DAVID J. VANDER ZANDEN became the President and Chief Operating Officer of School Specialty in March 1998. From 1992 to March 1998, he served as President of Ariens Company, a manufacturer of outdoor lawn and garden equipment. Mr. Vander Zanden has served as a director of School Specialty since completion of the spin-off from U.S. Office Products in June 1998.

     DONALD J. NOSKOWIAK has served as Chief Financial Officer of School Specialty since 1997. In February 1998, Mr. Noskowiak became an Executive Vice President of School Specialty. He was Vice President, Treasurer and Principal Financial Officer of Old School from 1994 until 1997. From 1992 to 1994, he was the Corporate Controller of Old School.

     DOUGLAS MOSKONAS has served as Executive Vice President of School Specialty for School Specialty Divisions since completion of the spin-off from U.S. Office Products in June 1998. Mr. Moskonas joined Old School in 1993 as Vice President of Sales for the Valley Division. He served as General Manager for the Valley Division from 1994 to 1996 and was appointed President of School Specialty Divisions in 1997. Prior to joining School Specialty, Mr. Moskonas served as Vice President of Sales for Emmons-Napp Office Products from 1979 to 1993.

     MELVIN D. HILBROWN has served as Executive Vice President of School Specialty for Gresswell since completion of the spin-off from U.S. Office Products in June 1998. Mr. Hilbrown joined School Specialty as Managing Director of Gresswell with School Specialty's acquisition of Don Gresswell, Ltd. in 1997. He had been Managing Director of Gresswell since 1989.

     RICHARD H. NAGEL has served as Executive Vice President of School Specialty for Sax Arts and Crafts since completion of the spin-off from U.S. Office Products in June 1998. Mr. Nagel joined School Specialty with the acquisition of Sax Arts and Crafts in 1997. Mr. Nagel had been with Sax

Arts and Crafts since 1975 when he was hired as Assistant General Manager. He was named Vice President/General Manager of Sax Arts and Crafts in 1984 and President of Sax Arts and Crafts in 1990.

     DONALD RAY PATE, JR. has served as Executive Vice President of School Specialty for ClassroomDirect.com since completion of the spin-off from U.S. Office Products in June 1998. Mr. Pate joined School Specialty with the acquisition of Re-Print in 1996, having served as President of Re-Print since he acquired it in 1988.

     RONALD E. SUCHODOLSKI has served as Executive Vice President of School Specialty for Childcraft since completion of the spin-off from U.S. Office Products in June 1998. Mr. Suchodolski joined School Specialty with the acquisition of Childcraft in 1997. Mr. Suchodolski was Vice President of Childcraft in 1995 and 1996 and was Director of Childcraft's School Division from 1984 to 1989. From 1989 to 1993, Mr. Suchodolski was President of the Judy/Instructo Division of Paramount, and from 1993 to 1995, Mr. Suchodolski served as Senior Vice President of Sales and Marketing for Paramount Publishing's Supplementary Materials Division.

     JONATHAN J. LEDECKY has served as a director and an employee of School Specialty since completion of the spin-off from U.S. Office Products in June 1998. He founded Building One Services Corporation (formerly Consolidation Capital Corporation) in February 1997 and serves as its Chairman and Chief Executive Officer. Mr. Ledecky founded U.S. Office Products in October 1994, served as its Chairman of the Board until June 1998 and served as its Chief Executive Officer until November 1997. Mr. Ledecky also serves as a director of Aztec Technology Partners, Inc., Navigant International, Workflow Management, USA Floral Products, UniCapital Corporation and MicroStrategy Corporation. Mr. Ledecky served from 1989 to 1991 as the President of The Legacy Fund, Inc., and from 1991 to September 1994 as President and Chief Executive Officer of Legacy Dealer Capital Fund, Inc., a wholly-owned subsidiary of Steelcase Inc. Prior to his tenure at The Legacy Fund, Inc., Mr. Ledecky was a partner at Adler and Company and a Senior Vice President at Allied Capital Corporation, an investment management company.

     LEO C. MCKENNA has served as a director of School Specialty since completion of the spin-off from U.S. Office Products in June 1998. Mr. McKenna is a self-employed financial consultant working with personal asset management, corporate planning, acquisitions, merger studies and negotiations. Mr. McKenna is currently a director of Life Insurance Company of Boston and New York (Subsidiary of Boston Mutual Life). He is founder and a director of Ledyard National Bank, where he also serves on the Investment Advisory Board and the Trust Committee. He is a director and member of the John Brown Cook Foundation and an overseer and Chairman of the Finance Committee for the Catholic Student Center at Dartmouth College.

     ROCHELLE LAMM WALLACH has served as a director of School Specialty since completion of the spin-off from U.S. Office Products in June 1998. Ms. Wallach is Chairman and Chief Executive Officer of Precision Marketing Partners, LLC and The Academy of Financial Services Studies. Ms. Wallach was associated with Strong Advisory Services, a division of Strong Capital Management, Inc., as its President from 1995 to March 1998. Prior to that time, she was President and the chief operating officer of AAL Capital Management, a mutual fund manager.

COMMITTEES OF THE BOARD

     The Audit Committee of the Board of Directors is charged with reviewing our annual audit and meeting with our independent accountants to review our internal controls and financial management practices. The following persons comprise the Audit Committee: Mr. McKenna and Ms. Wallach.

     The Compensation Committee of the Board of Directors is charged with determining the compensation of our executive officers and administering our 1998 Stock Incentive Plan. The following persons comprise the Compensation
Committee: Mr. McKenna and Ms. Wallach.

EXECUTIVE COMPENSATION

     The following table sets forth information with respect to the compensation paid by us for services rendered during the years ended April 26, 1997 and April 25, 1998 to the Chief Executive Officer and to each of our four other most highly compensated officers (the "Named Officers").

                           SUMMARY COMPENSATION TABLE

                                                                     LONG TERM
                                                                   COMPENSATION
                                                                      AWARDS
                                                                   -------------
                                            ANNUAL COMPENSATION     SECURITIES
                                            --------------------    UNDERLYING        ALL OTHER
NAME AND PRINCIPAL POSITION          YEAR   SALARY($)   BONUS($)   OPTIONS(#)(1)   COMPENSATION($)
---------------------------          ----   ---------   --------   -------------   ---------------
Daniel P. Spalding.................  1997   $178,846         --            --               --
  Chairman of the Board and CEO      1998    212,104    $34,200       135,484               --
Ronald E. Suchodolski(2)...........  1997   $141,535    $30,000            --               --
  Executive Vice President,          1998    157,646     62,633        18,065               --
     Childcraft
Richard H. Nagel(2)(3).............  1997   $118,000    $29,500            --          $32,000
  Executive Vice President, Sax      1998    130,660     29,500        18,065               --
  Arts and Crafts
Donald Ray Pate, Jr.(2)............  1997   $220,901         --            --               --
  Executive Vice President,          1998    117,000         --            --               --
  ClassroomDirect.com
Douglas Moskonas...................  1997   $ 97,266    $44,500        13,548               --
  Executive Vice President, School   1998    139,525         --        18,065               --
  Specialty Division

---------------

(1) No options to purchase School Specialty Common Stock were granted to the Named Officers during the years shown. Rather, the number of shares set forth in the table represents the number of shares of Common Stock underlying options that the Named Officer would have been granted if all U.S. Office Products options granted during the year were replaced with School Specialty options.

(2) Mr. Suchodolski, Mr. Nagel and Mr. Pate joined School Specialty in May 1997, July 1997 and July 1996, respectively. The compensation information included in this table reflects the compensation received when employed by predecessor companies.

(3) Other compensation refers to Mr. Nagel's automobile allowance and stay-bonus compensation received from his prior employer.

OPTIONS GRANTED IN FISCAL 1999

     The following table sets forth certain information regarding options to acquire Common Stock granted to certain executive officers during fiscal 1999 and the total number of shares underlying options held as of February 1, 1999.

                         OPTIONS GRANTED IN FISCAL 1999

                                              NUMBER OF                                   TOTAL
                                              SECURITIES            % OF                NUMBER OF
                                              UNDERLYING       TOTAL OPTIONS      SECURITIES UNDERLYING
                                          OPTIONS GRANTED IN     GRANTED TO          OPTIONS GRANTED
                                                FISCAL          EMPLOYEES IN        AS OF FEBRUARY 1,
NAME                                          1999(#)(1)        FISCAL 1999              1999(#)
----                                      ------------------   --------------   -------------------------
Daniel P. Spalding......................       228,519                 %                 332,520
Ronald E. Suchodolski...................        45,703                 %                  63,768
Richard H. Nagel........................        45,703                 %                  59,750
Donald Ray Pate, Jr. ...................        45,703                 %                  45,703
Douglas Moskonas........................        45,703                 %                  69,970
David J. Vander Zanden..................       228,519                 %                 228,519

---------------

(1) The options granted are both qualified and non-qualified stock options, which are exercisable in full one year from the date of grant at the market price on the date of grant and expire ten years from the date of grant. The options become fully exercisable upon a change in control, as defined in the 1998 Stock Incentive Plan.

OPTIONS GRANTED IN FISCAL 1998

     The following table sets forth certain information regarding options to acquire Common Stock granted to the Named Officers during the year ended April 25, 1998. No options to purchase School Specialty Common Stock were granted to Named Officers during the year. Rather, the number of shares and exercise prices set forth below represent the number of shares of Common Stock underlying options (and the exercise price of options) that the Named Officer would have been granted if all U.S. Office Products options granted during the year were replaced with School Specialty options.

                      OPTIONS GRANTED IN LAST FISCAL YEAR

                                                                                           POTENTIAL REALIZABLE
                                                 INDIVIDUAL GRANTS                                 VALUE
                            -----------------------------------------------------------      AT ASSUMED ANNUAL
                               NUMBER OF           % OF                                       RATES OF STOCK
                              SECURITIES       TOTAL OPTIONS                              PRICE APPRECIATION FOR
                              UNDERLYING        GRANTED TO      EXERCISE                      OPTION TERM(3)
                                OPTIONS        EMPLOYEES IN       PRICE      EXPIRATION   -----------------------
           NAME             GRANTED (#)(1)    FISCAL YEAR (2)   ($/SH)(1)       DATE        5% ($)      10% ($)
           ----             ---------------   ---------------   ---------    ----------   ----------   ----------
Daniel P. Spalding........      135,484            52.7%         $16.80        4/28/07    $1,431,447   $3,626,567
Ronald E. Suchodolski.....       18,065             7.0%          19.93       12/12/07       226,424      573,804
Richard H. Nagel..........       18,065             7.0%          19.93       12/12/07       226,424      573,804
Donald Ray Pate, Jr.......           --               --             --             --            --           --
Douglas Moskonas..........       18,065             7.0%          19.93       12/12/07       226,424      573,804

---------------

(1) The options granted are non-qualified stock options, which are exercisable at the market price on the date of grant, beginning one year from the date of grant in cumulative yearly amounts of 25% of the shares and expire ten years from the date of grant. The options become fully exercisable upon a change in control, as defined in the 1998 Stock Incentive Plan.

(2) Total options granted refers to options to acquire U.S. Office Products common stock given to all employees of the Educational Supplies and Products Division of U.S. Office Products during fiscal 1998.

(3) The dollar amounts under these columns are the results of calculations at assumed annual rates of stock appreciation of 5% and 10%. These assumed rates of growth were selected by the SEC for illustration purposes only. They are not intended to forecast possible future appreciation, if any, of stock prices. No gain to the optionees is possible without an increase in stock prices, which will benefit all stockholders.

OPTION EXERCISES IN FISCAL 1998 AND FISCAL YEAR-END OPTION VALUES

     The following table sets forth certain information regarding unexercised options held by the Named Officers at April 25, 1998. No options to purchase School Specialty Common Stock had been granted as of April 25, 1998. Rather, the number of shares set forth below represents the number of shares of Common Stock underlying options that the Named Officer would have held at the end of the year if all U.S. Office Products options held on that date (prior to the U.S. Office Products tender offer (which occurred immediately prior to the spin-off), which allowed holders of U.S. Office Products options to tender a portion of their options to U.S. Office Products for cash) were replaced with School Specialty options.

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR END OPTION VALUES

                                                              NUMBER SECURITIES           VALUE OF UNEXERCISED
                              SHARES                       UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                             ACQUIRED                       OPTIONS AT FY-END (#)      AT FISCAL YEAR END ($) (1)
                                ON           VALUE       ---------------------------   ---------------------------
NAME                        EXERCISE(#)   REALIZED ($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                        -----------   ------------   -----------   -------------   -----------   -------------
Daniel P. Spalding........         --       $    --            --         135,484        $    --          N/A
Ronald E. Suchodolski.....         --            --            --          18,065             --          N/A
Richard H. Nagel..........         --            --            --          18,065             --          N/A
Donald Ray Pate, Jr.......         --            --            --              --             --          N/A
Douglas Moskonas..........         --            --            --          31,613             --          N/A

---------------

(1) At the end of fiscal 1998, School Specialty Common Stock was not traded. Therefore, it is not possible to determine the value of unexercised in-the-money options as of that date.

1998 STOCK INCENTIVE PLAN

     The purpose of the Amended and Restated 1998 Stock Incentive Plan (the "Plan") is to promote our long-term growth and profitability. The Plan does this by providing employees, officers and non-employee directors with incentives to improve stockholder value and contribute to our growth and financial success, and by enabling us to attract, retain and reward highly motivated and qualified employees, officers and non-employee directors. The maximum percentage of shares of Common Stock that may be issued with respect to awards granted under the Plan is 20% of the outstanding shares of Common Stock determined immediately after the grant of the award. The maximum number of shares that may be issued with respect to awards granted under the Plan to an individual in a calendar year may not exceed 1.2 million shares. The Plan is administered by the Compensation Committee of the Board of Directors. All employees of School Specialty and its subsidiaries, as well as non-employee directors and officers of School Specialty, are eligible to receive awards under the Plan. The Plan authorizes the Compensation Committee to make awards of stock options, restricted stock and other stock-based awards. The Compensation Committee determines the prices (which may not be less than the fair market value on the date of award), vesting schedules, expiration dates and other material conditions under which such awards may be exercised.

     As of June 10, 1998, Mr. Ledecky received options to purchase 914,079 shares of Common Stock under the Plan. The options were intended to compensate Mr. Ledecky for his services to us as an employee. The options have a per share exercise price equal to $15.50. Based on an exercise price of $15.50 and an assumed trading volatility index of the Common Stock of 35%, the estimated value of the options at the date of grant was approximately $2.6 million, net of taxes at an assumed 40% rate. Mr. Ledecky's options are fully vested when granted but will not be exercisable until June 10, 1999. Mr. Ledecky's options will be exercisable immediately if Mr. Ledecky dies before the options expire or if and to the extent that we accelerate the exercise schedule of substantially all management options. All unexercised portions of options will expire ten years after the date of grant or, if applicable, as of the date Mr. Ledecky violates the non-competition agreement he entered into with us. See "-- Director Compensation and Other Arrangements."

     As of June 10, 1998, Daniel P. Spalding and David J. Vander Zanden each received options to purchase 228,519 shares of Common Stock under the Plan. Messrs. Spalding and Vander Zanden's options have the same terms as Mr. Ledecky's options, including an exercise price equal to $15.50. Based on an exercise price of $15.50 and an assumed trading volatility index of the Common Stock of 35%, the estimated value of the options to each of Mr. Spalding and Mr. Vander Zanden at the date of grant was approximately $0.7 million, net of taxes at an assumed 40% rate.

     In addition to the foregoing, certain of our executive officers received options to purchase an aggregate of 274,218 shares of Common Stock on June 10, 1998, also at an exercise price of $15.50.

DIRECTOR COMPENSATION AND OTHER ARRANGEMENTS

     We granted non-management directors options to purchase 15,000 shares of Common Stock upon their initial election as members of the Board of Directors. We intend to grant options to acquire 5,000 shares of Common Stock for each additional year of service. Non-management directors are paid an annual retainer of $20,000 plus $1,000 for each additional special meeting attended and are reimbursed for all out-of-pocket expenses related to their service as directors.

     We entered into an employment agreement with Mr. Ledecky effective as of June 10, 1998 that implemented certain portions of an agreement that Mr. Ledecky had previously entered into with U.S. Office Products (the "Ledecky Services Agreement"). Under the employment agreement, Mr. Ledecky reports to the Board of Directors and senior management of School Specialty. In such capacity, Mr. Ledecky provides high-level acquisition negotiation services and strategic business advice. We can require Mr. Ledecky's performance of such services, consistent with his other contractual obligations to Building One Services Corporation, U.S. Office Products and the other spin-off companies. As an employee, Mr. Ledecky is subject to our generally applicable personnel policies and is eligible for such benefit plans in accordance with their terms. We pay Mr. Ledecky an annual salary of $48,000 for up to two years. We may terminate Mr. Ledecky's employment for "cause," where cause consists of (1) his conviction of, or guilty or nolo contendere plea to, a felony demonstrably and materially injurious to us or (2) his violation of the non-competition provision as it relates to us.

     The Ledecky Services Agreement provides for non-competition and non-solicitation restrictions that continue until the later of June 10, 2000 or one year after Mr. Ledecky leaves our employ. These provisions generally restrict Mr. Ledecky from, among other things, investing in or working for or on behalf of any business selling any products or services in direct competition with U.S. Office Products or the spin-off companies (collectively, the "U.S. Office Products Companies"), within 100 miles of any location where the relevant U.S. Office Products Company regularly maintains an office with employees. (For this purpose, "products or services" are those that the U.S. Office Products Companies offered on or before January 13, 1998.) Notwithstanding this prohibition, Mr. Ledecky may serve in a policy making role (but not engage in direct personal competition) with respect to the following businesses: (1) any electrical contracting business that derives more than 50% of its revenues from electrical contracting and maintenance services, without regard to whether the business competes with certain activities of Aztec Technology Partners, Inc. (one of the U.S. Office Products Companies) or any of its subsidiaries (collectively, "Aztec"); (2) any business whose revenue from certain activities that compete with Aztec is less than $15 million per year;
(3) any business engaged in computer monitoring for facilities management; (4) businesses selling, supplying or distributing janitorial or sanitary products or services; (5) businesses managing or servicing office equipment (other than computers); (6) businesses providing Internet services; (7) UniCapital Corporation's current businesses (which include equipment leasing); or (8) U.S. Marketing Services' shelf-stocking and merchandising and point-of-purchase display creation business. The Ledecky Services Agreement prohibits Mr. Ledecky from trying to hire away our managerial employees or from calling upon our customers to solicit or sell products or services in direct competition with us. Mr. Ledecky also may not hire away for Building One Services Corporation any person then or in the preceding one year employed by us.

EMPLOYMENT CONTRACTS AND RELATED MATTERS

     We have entered into employment agreements with Daniel P. Spalding, Donald Ray Pate, Jr., and Richard H. Nagel, each of whom is a Named Officer, and David
J. Vander Zanden, an executive officer.

     Daniel P. Spalding, Chief Executive Officer of School Specialty, entered into an employment contract with Old School on April 29, 1996. The contract has an initial term of four years but, unless terminated, is automatically extended at the end of each of the last three years of the initial term for another year. Mr. Spalding receives a base salary of at least $180,000 and participates in an incentive bonus plan which provides for an annual bonus up to 100% of base salary upon the attainment of profit and revenue objectives. Following the termination of his employment for any reason, Mr. Spalding has agreed not to compete with us for a period equal to the longer of two years or, in the case of early termination, the years remaining on his contract. If Mr. Spalding is terminated without cause, as defined in the contract, he is entitled to his entire base salary for the years remaining on the contract. In addition, Mr. Spalding may terminate his contract for good cause (e.g., a material, adverse change in his position or responsibilities or any material breach on our part) or within five days of a change in control of School Specialty. The contract defines a change of control to mean: (1) the acquisition of beneficial ownership of 50% or more of our voting securities by any person other than U.S. Office Products; (2) a loss of majority status by the combination of members of U.S. Office Products' Board of Directors at the time of its initial public offering and any board members installed by a two-thirds vote of the then-present initial directors or any directors subsequently installed by them; (3) any reorganization of U.S. Office Products, unless 75% of the beneficial ownership of U.S. Office Products voting securities remains in the same hands; or (4) U.S. Office Products or more than 49% of its assets are liquidated.

     Donald Ray Pate, Jr., President of ClassroomDirect.com, entered into an employment contract with the Re-Print Corporation (now known as ClassroomDirect.com) on July 26, 1996. The contract runs for four years but provides for two automatic one-year extensions unless ClassroomDirect.com gives 60 days written notice of its intent not to renew. Mr. Pate's annual base salary is $125,000. Following the termination of his employment for any reason, Mr. Pate has agreed not to compete with ClassroomDirect.com for the longer of two years or until the end of the contractual term. If Mr. Pate is terminated without cause, he is entitled to receive his base salary for three months or until the end of the initial contractual term, whichever period is greater. Mr. Pate was granted options on June 10, 1998 to purchase 45,703 shares of Common Stock with the same terms as Mr. Ledecky's options, including an exercise price of $15.50. See "--1998 Stock Incentive Plan."

     Richard H. Nagel, President of Sax Arts and Crafts, entered into a four-year employment contract with Sax Arts and Crafts on June 27, 1997. Mr. Nagel's annual base salary is $125,000, and he participates in an incentive bonus plan based upon the attainment of profit and revenue objectives. Mr. Nagel also entered into a covenant not to compete agreement with Sax Arts and

Crafts on June 27, 1997 for which he received consideration of $31,250 from Sax Arts and Crafts. Pursuant to this agreement, following the termination of his employment for any reason, Mr. Nagel has agreed not to compete with Sax Arts and Crafts for one year. If Mr. Nagel is terminated without cause, he is entitled to receive his base salary for one year or until the end of the contractual term, whichever period is lesser. Mr. Nagel was granted options on June 10, 1998 to purchase 45,703 shares of Common Stock with the same terms as Mr. Ledecky's options, including an exercise price of $15.50. See "--1998 Stock Incentive Plan."

     David J. Vander Zanden became President and Chief Operating Officer of School Specialty in March 1998. We entered into an employment contract with Mr. Vander Zanden on July 15, 1998. The contract has an initial term of two years, with automatic two-year extensions unless either party gives 90 days written notice of such party's intent not to renew. The employment contract provides for a base salary of $225,000 and participation in an incentive bonus plan based upon the attainment of profit and revenue objectives. The employment contract also contains a covenant not to compete upon termination of the agreement, and provides Mr. Vander Zanden the right to terminate the agreement upon a change of control in School Specialty, as defined in the agreement. Mr. Vander Zanden was granted options on June 10, 1998 to purchase 228,519 shares of Common Stock with the same terms as Mr. Ledecky's options, including an exercise price of $15.50. See "--1998 Stock Incentive Plan."

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     No member of the Compensation Committee has ever been an officer of our company or any of our subsidiaries and none of our executive officers has served on the compensation committee or the board of directors of any company of which any of our directors is an executive officer.

                              CERTAIN TRANSACTIONS

     On April 29, 1996, U.S. Office Products acquired Old School in a business combination accounted for under the pooling-of-interests method in which 576,923 shares (as adjusted for a one-for-four reverse stock split) of U.S. Office Products common stock were issued as consideration. Current officers of School Specialty who received shares of U.S. Office Products common stock in the transaction include Daniel P. Spalding (77,441 shares (as adjusted), and an additional 7,504 shares (as adjusted) through an IRA for his benefit), Michael
J. Killoren, a non-executive officer of School Speciality, (6,754 shares (as adjusted)) and Donald J. Noskowiak (6,754 shares (as adjusted)). In addition, John S. Spalding (Daniel P. Spalding's father) received 162 shares (as adjusted) and an additional 15,008 shares (as adjusted) through an IRA for his benefit, the Patricia M. Spalding Revocable Trust received 17,731 shares (as adjusted) (Patricia M. Spalding is Daniel P. Spalding's mother), Joanne Lee Killoren (Michael J. Killoren's aunt) received 5,076 shares (as adjusted), Donald Killoren (Michael J. Killoren's father) received 15,194 shares (as adjusted) and Leo C. McKenna received 69,501 shares (as adjusted). The other parties to the foregoing transactions had no relationship to School Specialty or U.S. Office Products at the time such transactions were entered into, and accordingly, we believe that these transactions were as favorable as could be negotiated with third parties.

     U.S. Office Products acquired ClassroomDirect.com (formerly Re-Print) on July 26, 1996 in a business combination accounted for under the pooling-of-interests method in which it issued 487,500 shares (as adjusted) of U.S. Office Products common stock as consideration. In that transaction, Donald Ray Pate, Jr. received 269,007 shares (as adjusted) of U.S. Office Products common stock for his interest in ClassroomDirect.com. Other shareholders related to Mr. Pate who received shares of U.S. Office Products common stock in the merger were Celita Pate Carmichael (7,560 shares (as adjusted)), Phillip S. Pate (21,338 shares (as adjusted)), Richard K. Pate (18,480 shares (as adjusted)) and Mary K. Pate (29,126 shares (as adjusted)). The other parties to the foregoing transactions had no relationship to School Specialty or U.S. Office Products at the time such transactions were entered into, and accordingly, we believe that these transactions were as favorable as could be negotiated with third parties.

     On March 20, 1998, School Specialty acquired substantially all of the assets of the catalog division of Education Access, Inc., a debtor in possession under Chapter 11 of the United States Bankruptcy Code. In this transaction, the secured creditors of Education Access received all of the consideration paid by School Specialty. Lillian R. Kellogg, a former executive officer of School Specialty, owned approximately 40% of the capital stock of Education Access. This transaction was the subject of arm's length negotiation between School Specialty and the secured creditors of Education Access, Inc.

     ClassroomDirect.com leases an office and warehouse facility in Birmingham, Alabama from Donald Ray Pate, Jr. The lease provides for annual payments of $69,600 through December 31, 2003. We believe that this transaction was as favorable as could be negotiated with third parties.

     Our main office and warehouse facility, a 120,000 square foot building located in Appleton, Wisconsin, is leased from Bluemound Corporation. John S. Spalding, a former member of the Board of Directors of Old School and the father of Daniel P. Spalding, holds a one-third stake in Bluemound. Donald Killoren, father of Michael J. Killoren, a non-executive officer of School Specialty, also holds a one-third stake in Bluemound. The lease provides for annual payments of $196,000 through December 31, 2001. We believe that this transaction was as favorable as could be negotiated with third parties. We are currently negotiating a transaction to acquire this facility from Bluemound. It is expected that this transaction would be effected at fair market value as determined by an independent appraisal, net of any indebtedness assumed. We believe the net value of any such transaction would be approximately $2 million.

     For a discussion of transactions between School Specialty and Mr. Ledecky, see "Management--Director Compensation and Other Arrangements."

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth, as of February 1, 1999 (unless otherwise indicated), the number and percentage of Common Stock beneficially owned by the following persons, after giving effect to the Common Stock offering: (1) all persons known by us to own beneficially more than 5% of the Common Stock, (2) each director and Named Officer and (3) all directors and executive officers as a group. All persons listed below have sole voting and investment power with respect to their shares, unless otherwise indicated. Except as otherwise indicated, the business address of each of the following is 1000 North Bluemound Drive, Appleton, Wisconsin 54914.

                                          PRIOR TO THE OFFERING           AFTER THE OFFERING
                                       ---------------------------    ---------------------------
                                                       PERCENT OF                     PERCENT OF
                                        NUMBER OF      OUTSTANDING     NUMBER OF      OUTSTANDING
NAME AND ADDRESS                       SHARES OWNED     SHARES(5)     SHARES OWNED     SHARES(6)
----------------                       ------------    -----------    ------------    -----------
Daniel P. Spalding(1)..............       149,607            1%          149,607              *
Ronald E. Suchodolski(1)...........         4,530            *             4,530              *
Richard H. Nagel(1)................           358            *               358              *
Donald Ray Pate, Jr.(2)............       162,944          1.1%          162,944              *
Douglas Moskonas(1)................         5,243            *             5,243              *
David J. Vander Zanden.............        50,000            *            50,000              *
Jonathan J. Ledecky................            --           --                --             --
Leo C. McKenna.....................         6,239            *             6,239              *
Rochelle Lamm Wallach..............         1,950            *             1,950              *
All executive officers and
  directors as a group (11
  persons)(1)......................       386,561          2.7%          386,561           2.2%

Dresdner RCM Global Investors
  LLC(3)
Dresdner RCM Global Investors US
  Holdings LLC
Dresdner Bank AG
  Four Embarcadero Center
  San Francisco, California
  94111............................     1,084,900          7.4%        1,084,900           6.2%

AXA Conseil Vie Assurance
  Mutuelle(4)
AXA Assurances I.A.R.D. Mutuelle
  and AXA Assurances Vie Mutuelle
AXA Courtage Assurance Mutuelle
AXA
The Equitable Companies
  Incorporated
  1290 Avenues of the Americas
  New York, New York 10104.........       768,601          5.3%          768,601           4.4%

---------------

* Less than 1%.

(1) Share amounts include options currently exercisable, or exercisable within 60 days after February 1, 1999, in the amount of 2,389 for Mr. Spalding, 4,516 for Mr. Suchodolski, 318 for Mr. Nagel, 3,943 for Mr. Moskonas and 13,612 for all executive officers and directors as a group.

(2) Mr. Pate has entered into hedging arrangements that place a ceiling and a floor on the price of certain of his shares of Common Stock.

(3) Dresdner RCM Global Investors LLC ("Dresdner RCM"), Dresdner RCM Global Investors US Holdings LLC ("Dresdner RCM Global") and Dresdner Bank AG ("Dresdner Bank") have jointly filed a Schedule 13G with the SEC reporting that they had, as of December 31, 1998, sole voting power over 928,900 shares of Common Stock (including 904,900 shares beneficially owned by Dresdner RCM and Dresdner RCM Global) and sole dispositive power over 1,084,900 (including 1,060,900 shares beneficially owned by Dresdner RCM and Dresdner RCM Global). Dresdner Bank's principal business office is located at Jurgen-Ponto-Platz 1, 60301 Frankfurt, Germany. The principal business address of both Dresdner RCM and Dresdner RCM Global is as indicated in the table.

(4) AXA Conseil Vie Assurance Mutuelle ("AXA Conseil"), AXA Assurances I.A.R.D. Mutuelle ("AXA Assurances"), AXA Assurances Vie Mutuelle ("AXA Assurances Vie"), AXA Courtage Assurance Mutuelle ("AXA Courtage"), AXA ("AXA") and The Equitable Companies Incorporated ("Equitable") have jointly filed a
     Schedule 13G with the SEC reporting that they had, as of December 31, 1998, sole voting power over 625,000 shares of Common Stock, shared voting power over 139,600 shares of Common Stock and sole dispositive power over 768,601 shares of Common Stock. AXA Conseil's principal business office is located at 100-101 Terrasse Boieldieu, 92042 Paris, La Defense, France; AXA Assurances' principal business office, which is the same as AXA Assurances Vie's principal business office, is located at 21 Rue de Chateaudun, 75009 Paris, France; AXA Courtage's principal business office is located at 25 Rue Louis le Grand, 75002 Paris, France; AXA's principal business office is located at 9 Place Vendome, 75001 Paris, France; and Equitable's principal business address is as indicated in the table.

(5) Based on 14,578,925 shares of Common Stock outstanding as of February 1,
     1999.

(6) Based on 17,578,925 shares of Common Stock outstanding after the offering.

                     DESCRIPTION OF SENIOR CREDIT FACILITY

OVERVIEW

     Our Senior Credit Facility is among School Specialty, our subsidiaries, NationsBank, N.A., as administrative agent, Bank One, Wisconsin and U.S. Bank National Association, as documentation agents, and other lending institutions (the "Lenders") named in the Senior Credit Facility. The Senior Credit Facility generally provides for a revolving loan facility of up to $250 million and a term loan in the amount of $100 million, subject to certain covenants and restrictions. In connection with the Common Stock and Note offerings, we are negotiating certain changes to the Senior Credit Facility, including the reduction in the loan facility from $350 million to $250 million after using the net proceeds to reduce amounts as described under "Use of Proceeds."

     Our subsidiaries have jointly and severally guaranteed our obligations under the Senior Credit Facility.

SECURITY

     Our indebtedness under the Senior Credit Facility is secured by (1) the pledge of most of the capital stock in all of our subsidiaries and (2) liens on substantially all of our other assets (other than real estate). The Senior Credit Facility contemplates that if the proposed sale leaseback transaction involving our properties does not occur by September 1999, we must provide mortgages on these properties as additional security to the Lenders. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Business -- Our Facilities."

INTEREST

     Indebtedness under the revolving Senior Credit Facility bears interest at a floating rate based (at our option) on (1) the base rate for base rate loans, plus a margin percentage or (2) LIBOR, plus a margin percentage. The margin percentage varies after the third quarter of fiscal 1999 from 0% to .75% for base rate loans and 1% to 2% for LIBOR loans based on our consolidated leverage ratio. Our consolidated leverage ratio is calculated on the last day of each fiscal quarter and is the ratio of our funded debt to Adjusted EBITDA. The term
loan bears interest at the rate of   %.

     On October 28, 1998, we entered into an interest rate swap agreement with the Bank of New York covering $50 million of the outstanding Senior Credit Facility. The agreement fixes the 30 day LIBOR interest rate at 4.37% per annum on the $50 million notional amount and has a three year term that may be canceled by the Bank of New York on the second anniversary.

MATURITY

     The revolving Senior Credit Facility matures on September 30, 2003. The term loan amortizes quarterly beginning in January 1999 and requires payments of $10 million in the first year, $15 million in each of the second and third years, and $30 million in each of the fourth and fifth years. Prepayments may be made in whole or in part without penalty, subject to certain minimums. Amounts prepaid may be reborrowed under the revolving facility but not the term facility.

CONDITIONS TO EXTENSIONS OF CREDIT

     The obligation of the Lenders to make subsequent loans is subject to the satisfaction of certain customary conditions including, but not limited to, the absence of a default or event of default under the Senior Credit Facility, all representations and warranties under the Senior Credit Facility and the other related loan documents being true and correct in all material respects and that there has been no material adverse change in our properties or business.

COVENANTS

     The Senior Credit Facility requires us to meet certain financial tests, including meeting a minimum net worth test and leverage ratio and fixed charge coverage ratio tests. The Senior Credit Facility also contains covenants which, among other things, limit the incurrence of additional indebtedness, the nature of our business, investments, leases of assets, creation and ownership of subsidiaries, dividends, transactions with affiliates, mergers, consolidations and acquisitions and dispositions of assets, liens and encumbrances and other matters customarily restricted in credit agreements of this type. The Senior Credit Facility also contains additional covenants that require us to maintain our properties, together with insurance thereon, to provide certain information to Nationsbank and the Lenders, including financial statements, notices and reports, to permit inspections of our books and records and to comply with applicable laws.

EVENTS OF DEFAULT

     The Senior Credit Facility contains customary events of default, including payment defaults, breach of representations, warranties and covenants (subject to certain cure periods), cross-defaults to certain other indebtedness in excess of $5 million, certain events of bankruptcy and insolvency, judgment defaults in excess of $1 million and the failure of any of the loan documents to be in full force and effect.

AMENDMENT

     As noted above, in connection with the Common Stock and Note offerings, we are negotiating certain changes to the Senior Credit Facility. These changes include the following: (1) the reduction in the loan facility from $350 million to $250 million and (2) certain changes to the financial and other covenants.

                        DESCRIPTION OF OUR CAPITAL STOCK

GENERAL

     Our authorized capital stock consists of 150,000,000 shares of Common Stock, par value $.001 per share, and 1,000,000 shares of Preferred Stock, par value $.001 per share. As of February 1, 1999, there were 14,578,925 shares of Common Stock outstanding and no shares of Preferred Stock outstanding. All of our currently outstanding shares of Common Stock are validly issued, fully paid and non-assessable, and upon completion of the Common Stock offering, all of our outstanding shares of Common Stock will be validly issued, fully paid and non-assessable.

     The following summary of our capital stock is qualified in its entirety by reference to our Restated Certificate of Incorporation (the "Certificate of Incorporation") and Amended and Restated Bylaws (the "Bylaws"), which are incorporated by reference as exhibits to the registration statement of which this Prospectus is a part.

COMMON STOCK

     The holders of Common Stock are entitled to one vote for each share on all matters voted upon by stockholders, including the election of directors.

     Subject to the rights of any then outstanding shares of Preferred Stock, the holders of Common Stock are entitled to such dividends as may be declared in the discretion of the Board of Directors out of funds legally available therefor. See "Dividend Policy." Holders of Common Stock are entitled to share ratably in our net assets upon liquidation after payment or provision for all liabilities and any preferential liquidation rights of any Preferred Stock then outstanding. Holders of Common Stock have no preemptive rights to purchase shares of our stock. Shares of Common Stock are not subject to any redemption provisions and are not convertible into any other securities of School Specialty.

PREFERRED STOCK

     The Board of Directors has the authority from time to time to issue Preferred Stock as shares of one or more classes or series. Subject to the provisions of our Certificate of Incorporation and limitations prescribed by law, the Board of Directors is expressly authorized to adopt resolutions to issue the shares, to fix the number of shares and to change the number of shares constituting any series and to provide for or change the voting powers, designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, including dividend rights (including whether dividends are cumulative), dividend rates, terms of redemption (including sinking fund provisions), redemption prices, conversion rights and liquidation preferences of the shares constituting any class or series of the Preferred Stock, in each case without any further action or vote by the stockholders. We have no current plans to issue any shares of Preferred Stock of any class or series.

     One of the effects of undesignated Preferred Stock may be to enable the Board of Directors to render more difficult or to discourage an attempt to obtain control of School Specialty by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of our management. The issuance of shares of the Preferred Stock pursuant to the Board of Directors' authority described above may adversely affect the rights of the holders of Common Stock. For example, Preferred Stock may rank prior to Common Stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of Common Stock. Accordingly, the issuance of shares of Preferred Stock may discourage bids for Common Stock or may otherwise adversely affect the market price of Common Stock.

STATUTORY BUSINESS COMBINATION PROVISION

     We are subject to the provisions of Section 203 of the Delaware General Corporation Law. Section 203 provides, with certain exceptions, that a Delaware corporation may not engage in any of a broad range of business combinations with a person or an affiliate, or associate of such person, who is an "interested stockholder" for a period of three years from the date that such person became an interested stockholder unless: (1) the transaction resulting in a person becoming an interested stockholder, or the business combination, is approved by the board of directors of the corporation before the person becomes an interested stockholder; (2) the interested stockholder acquired 85% or more of the outstanding voting stock of the corporation in the same transaction that makes such person an interested stockholder (excluding shares owned by persons who are both officers and directors of the corporation, and shares held by certain employee stock ownership plans); or (3) on or after the date the person becomes an interested stockholder, the business combination is approved by the corporation's board of directors and by the holders of at least 66 2/3% of the corporation's outstanding voting stock at an annual or special meeting, excluding shares owned by the interested stockholder. Under Section 203, an "interested stockholder" is defined as any person who is: (1) the owner of 15% or more of the outstanding voting stock of the corporation; or (2) an affiliate or associate of the corporation if such affiliate or associate was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder.

     A corporation may, at its option, exclude itself from the coverage of
Section 203 by amending its certificate of incorporation or bylaws, by action of its stockholders, to exempt itself from coverage, provided that such bylaws or certificate of incorporation amendment shall not become effective until 12 months after the date it is adopted. We have not adopted such an amendment to our Certificate of Incorporation or Bylaws. Under our Certificate of Incorporation, the affirmative vote of a majority of the directors is required to approve an interested stockholder transaction except for certain statutory business combinations governed by Section 203, which require the affirmative vote of 66 2/3% of the directors to approve such transactions.

PROVISIONS OF OUR CERTIFICATE OF INCORPORATION AND BYLAWS AFFECTING CHANGE OF CONTROL

     The Board of Directors has adopted certain amendments to the Certificate of Incorporation or Bylaws that may provide the Board of Directors with more negotiating leverage by delaying or making more difficult unsolicited acquisitions or changes of control of School Specialty. We believe that such provisions will enable us to develop our business in a manner that will foster our long-term growth without disruption caused by the threat of a takeover not deemed by the Board of Directors to be in our best interests and the best interests of our stockholders. Such provisions could have the effect of discouraging third parties from making proposals involving an unsolicited acquisition or change of control, although such proposals, if made, might be considered desirable by a majority of our stockholders. Such provisions may also have the effect of making it more difficult for third parties to cause the replacement of our management without concurrence of the Board of Directors. These provisions include: (1) the availability of capital stock for issuance from time to time at the discretion of the Board of Directors (see "-- Preferred Stock" above); (2) the classification of the Board of Directors into three classes, each of which serves for a term of three years; (3) prohibition on stockholders acting by written consent in lieu of a meeting; (4) limitation on stockholders calling a special meeting of stockholders; (5) requirements for advance notice for raising business or making nominations at stockholders' meetings; and (6) the requirement of a supermajority vote to amend the Bylaws.

     CLASSIFIED BOARD. Our Certificate of Incorporation includes provisions dividing the Board of Directors' membership into three classes, each of which serves until the third succeeding annual meeting with one class being elected at each annual meeting of stockholders. Under Delaware law, each class will be as nearly equal in number as possible. As a result, at least two annual meetings of stockholders may be required for our stockholders to change a majority of the members of the Board of Directors. We believe that a classified board of directors will assure continuity and stability of our management and policies, without diminishing accountability to stockholders. A classified Board of Directors will ensure that a majority of directors at any given time will have experience in our business and competitive affairs.

     NO STOCKHOLDER ACTION BY WRITTEN CONSENT; SPECIAL MEETINGS. The Certificate of Incorporation and Bylaws provide that stockholder action can be taken only at an annual or special meeting and cannot be taken by written consent in lieu of a meeting. The Certificate of Incorporation and Bylaws also provide that special meetings of the stockholders can be called only by the Chairman of the Board, the Chief Executive Officer, a vote of the majority of the entire board or by holders of at least 33 1/3% of the outstanding shares of our stock entitled to vote generally for the election of directors.

     ADVANCE NOTICE FOR RAISING BUSINESS OR MAKING NOMINATIONS AT MEETINGS. The Bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders and for nominations by stockholders of candidates for election as directors at an annual or special meeting at which directors are to be elected. Only such business may be conducted at an annual meeting of stockholders as has been brought before the meeting by, or at the direction of, the Board of Directors, or by a stockholder who has given to the Secretary of School Specialty timely written notice, in proper form, of the stockholder's intention to bring that business before the meeting. The chairman of such meeting has the authority to make the determination of whether business has been properly brought before such meeting. Only persons who are nominated by, or at the direction of, the Board, or who are nominated by a stockholder who has given timely written notice, in proper form, to the Secretary prior to a meeting at which directors are to be elected will be eligible for election as directors. These provisions are intended to establish orderly procedures for the conduct of our business and to allow the Board of Directors adequate time to evaluate and respond to stockholder initiatives. They may have the effect of impeding the ability of a stockholder to present proposals or make nominations in a change of control context if the requisite notice provisions cannot be satisfied.

     AMENDMENT OF BYLAWS. The Certificate of Incorporation requires a vote of at least 66 2/3% of the outstanding Common Stock for the stockholders to amend the Bylaws. This super-majority requirement could make it more difficult for stockholders to compel the Board of Directors to act by amending the Bylaws to require actions not presently permitted by the Bylaws.

LIMITATION ON DIRECTORS' LIABILITIES

     Pursuant to our Certificate of Incorporation and under Delaware law, directors are not liable to us or our stockholders for monetary damages for breach of fiduciary duty, except for liability in connection with a breach of duty of loyalty, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for dividend payments or stock repurchases illegal under Delaware law or any transaction in which a director has derived an improper personal benefit.

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for the Common Stock is American Stock Transfer and Trust Company.

                                    EXPERTS

     The consolidated financial statements of School Specialty as of April 26, 1997 and April 25, 1998, for the four months ended April 30, 1996 and for the years ended April 26, 1997 and April 25, 1998, included in this Prospectus, have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The consolidated financial statements of School Specialty for the year ended December 31, 1995, included in this Prospectus, except as they relate to The Re-Print Corporation for the year ended December 31, 1995, have been so included in reliance on the February 2, 1996 report of Ernst & Young LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting. Insofar as the consolidated financial statements for the year ended December 31, 1995 relate to The Re-Print Corporation, such financial statements have been audited by BDO Seidman, LLP, independent accountants, whose report dated February 8, 1996 thereon appears herein.

     The consolidated financial statements of American Academic Suppliers Holding Corporation and Subsidiary as of December 31, 1995 and December 31, 1996 and for the years then ended, included in this Prospectus, have been so included in reliance on the February 24, 1997 report of Altschuler, Melvoin and Glasser LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The consolidated financial statements of Sax Arts and Crafts, Inc. as of December 16, 1995 and December 25, 1996, and for the three years in the period ended December 25, 1996, included in this Prospectus, have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     Ernst & Young LLP, independent auditors, have audited the consolidated financial statements of the National School Supply Company as of March 31, 1998 and March 31, 1997, and for each of the three years in the period ended March 31, 1998, included in this Prospectus and registration statement, as set forth in their report, which is included elsewhere in this Prospectus and registration statement. The consolidated financial statements of The National School Supply Company are included in reliance on their report, given on their authority as experts in accounting and auditing.

     The financial statements of Hammond & Stephens Company as of and for the year ended October 31, 1997, included in the Prospectus, have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                               VALIDITY OF SHARES

     The validity of the shares of Common Stock offered hereby will be passed upon on behalf of School Specialty by Godfrey & Kahn, S.C., Milwaukee, Wisconsin and on behalf of the Underwriters by Sullivan & Cromwell, New York, New York.

                             ADDITIONAL INFORMATION

     We have filed with the SEC a registration statement on Form S-1 (including exhibits, schedules and amendments thereto) pursuant to the Securities Act with respect to the Common Stock and Note offerings. This Prospectus, while forming a part of the registration statement, does not contain all of the information set forth in the registration statement. Reference is made to the registration statement and the exhibits thereto for further information. Statements contained in this Prospectus concerning the provisions of documents filed as exhibits to the registration statement are necessarily summaries of such documents, and each such statement is qualified in its entirety by reference to the copy of the applicable document filed with the SEC.

     The registration statement and the exhibits thereto are available for inspection and copying at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as the regional offices of the SEC at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such information can also be obtained at prescribed rates by writing to the SEC's Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for information relating to the operation of the Public Reference Section. Such information may also be accessed electronically by means of the SEC's website on the Internet at http://www.sec.gov.

     We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, file annual and quarterly reports, proxy statements and other information with the SEC. Such periodic reports, proxy statements and other information can be inspected and copied at the SEC's public reference facilities referred to above. Copies of such material can be obtained by mail at prescribed rates by writing to the SEC's Public Reference Section at the address referred to above or by calling the SEC at the toll-free telephone number noted above. In addition, reports, proxy statements and other information concerning School Specialty may be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, NW, Washington, D.C. 20006.

     We furnish to our stockholders annual reports containing audited consolidated financial statements examined by our independent public accountants and quarterly reports containing unaudited consolidated financial statements for each of the first three fiscal quarters of each fiscal year.

                             SCHOOL SPECIALTY, INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                                Page
                                                                ----
SCHOOL SPECIALTY, INC.
  Historical Financial Statements
     Report of PricewaterhouseCoopers LLP, Independent
      Accountants...........................................    F-3
     Report of Ernst & Young LLP, Independent Auditors......    F-4
     Report of BDO Seidman, LLP, Independent Auditors.......    F-5
     Consolidated Balance Sheet as of April 26, 1997, April
      25, 1998 and January 23, 1999 (unaudited).............    F-6
     Consolidated Statement of Operations for the year ended
      December 31, 1995, the four months ended April 30,
      1996 and the years ended April 26, 1997 and April 25,
      1998, and for the nine months ended January 24, 1998
      (unaudited) and January 23, 1999 (unaudited)..........    F-7
     Consolidated Statement of Stockholders' (Deficit)
      Equity for the year ended December 31, 1995, the four
      months ended April 30, 1996 and the fiscal years ended
      April 26, 1997 and April 25, 1998, and for the nine
      months ended January 23, 1999 (unaudited).............    F-8
     Consolidated Statement of Cash Flows for the year ended
      December 31, 1995, the four months ended April 30,
      1996, and the fiscal years ended April 26, 1997 and
      April 25, 1998, and for the nine months ended January
      24, 1998 (unaudited) and January 23, 1999
      (unaudited)...........................................    F-9
     Notes to Consolidated Financial Statements.............    F-11

  Pro Forma Financial Statements (Unaudited)
     Introduction to Pro Forma Financial Information........    F-31
     Pro Forma Combined Balance Sheet as of January 23,
      1999..................................................    F-33
     Pro Forma Combined Statement of Income for the nine
      months ended January 23, 1999.........................    F-34
     Pro Forma Combined Statement of Income for the nine
      months ended January 24, 1998.........................    F-35
     Pro Forma Combined Statement of Income for the fiscal
      year ended April 25, 1998.............................    F-36
     Notes to Pro Forma Combined Financial Statements.......    F-37

AMERICAN ACADEMIC SUPPLIERS HOLDING CORPORATION AND
  SUBSIDIARY
  Report of Altschuler, Melvoin and Glasser LLP, Independent
     Accountants............................................    F-39
  Consolidated Balance Sheet as of December 31, 1995,
     December 31, 1996 and September 30, 1997 (unaudited)...    F-40
  Consolidated Statement of Operations for the years ended
     December 31, 1995 and December 31, 1996, and for the
     nine months ended September 30, 1996 (unaudited) and
     September 30, 1997 (unaudited).........................    F-41
  Consolidated Statement of Changes in Shareholders' Equity
     for the years ended December 31, 1995 and December 31,
     1996, and for the nine months ended September 30, 1997
     (unaudited)............................................    F-42
  Consolidated Statement of Cash Flows for the years ended
     December 31, 1995 and December 31, 1996, and for the
     nine months ended September 30, 1996 (unaudited) and
     September 30, 1997 (unaudited).........................    F-43
  Notes to Consolidated Financial Statements................    F-44

                                                                Page
                                                                ----
SAX ARTS AND CRAFTS, INC.
  Report of PricewaterhouseCoopers LLP, Independent
     Accountants............................................    F-49
  Balance Sheets as of December 16, 1995, December 25, 1996
     and June 29, 1997 (unaudited)..........................    F-50
  Statements of Operations for the years ended December 17,
     1994, December 16, 1995 and December 25, 1996, and for
     the six months ended June 30, 1996 (unaudited) and June
     29, 1997 (unaudited)...................................    F-51
  Statements of Shareholders' Equity for the years ended
     December 17, 1994, December 16, 1995 and December 25,
     1996, and for the six months ended
     June 29, 1997 (unaudited)..............................    F-52
  Statements of Cash Flows for the years ended December 17,
     1994, December 16, 1995 and December 25, 1996, and for
     the six months ended June 30, 1996 (unaudited) and June
     29, 1997 (unaudited)...................................    F-53
  Notes to Financial Statements.............................    F-54

NATIONAL SCHOOL SUPPLY COMPANY
  Report of Ernst & Young LLP, Independent Auditors.........    F-60
  Consolidated Balance Sheets as of March 31, 1997, March
     31, 1998 and June 30, 1998 (unaudited).................    F-61
  Consolidated Statement of Operations for the years ended
     March 31, 1996,
     March 31, 1997 and March 31, 1998, and for the three
     months ended June 30, 1997 (unaudited) and June 30,
     1998 (unaudited).......................................    F-62
  Consolidated Statement of Stockholders' Equity for the
     years ended March 31, 1996, March 31, 1997 and March
     31, 1998, and for the three months ended June 30, 1998
     (unaudited)............................................    F-63
  Consolidated Statement of Cash Flows for the years ended
     March 31, 1996,
     March 31, 1997 and March 31, 1998, and for the three
     months ended June 30, 1997 (unaudited) and June 30,
     1998 (unaudited).......................................    F-64
  Notes to Consolidated Financial Statements................    F-65

HAMMOND & STEPHENS COMPANY
  Report of PricewaterhouseCoopers LLP, Independent
     Accountants............................................    F-75
  Balance Sheet as of October 31, 1997 and April 30, 1998
     (unaudited)............................................    F-76
  Statement of Income for the year ended October 31, 1997,
     and for the six months ended April 30, 1997 (unaudited)
     and April 30, 1998 (unaudited).........................    F-77
  Statement of Stockholders' Equity for the year ended
     October 31, 1997 and for the six months ended April 30,
     1998 (unaudited).......................................    F-78
  Statement of Cash Flows for the year ended October 31,
     1997 and for the six months ended April 30, 1997
     (unaudited) and April 30, 1998 (unaudited).............    F-79
  Notes to Financial Statements.............................    F-80

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
of School Specialty, Inc.

     In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, of stockholders' equity and of cash flows present fairly, in all material respects, the financial position of School Specialty, Inc. (the "Company") and its subsidiaries at April 25, 1998 and April 26, 1997, and the results of their operations and their cash flows for the four months ended April 30, 1996 and the fiscal years ended April 26, 1997 and April 25, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PRICEWATERHOUSECOOPERS LLP

Minneapolis, Minnesota
June 24, 1998

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

Board of Directors
School Specialty, Inc.

     We have audited the accompanying consolidated statement of operations and cash flows of School Specialty, Inc. (the "Company") for the year ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of Re-Print Corporation, a wholly owned subsidiary, which statements reflect total revenues of $30,798,000 for the year ended December 31, 1995. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to data included for Re-Print Corporation, is based solely on the report of the other auditors.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, based on our audit and report of other auditors, the financial statements referred to above present fairly, in all material respects, the results of the Company's operations and its cash flows for the year December 31, 1995, in conformity with generally accepted accounting principles.

ERNST & YOUNG LLP

Milwaukee, Wisconsin
February 2, 1996

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
The Re-Print Corporation
Birmingham, Alabama

     We have audited the accompanying balance sheet of The Re-Print Corporation as of December 31, 1995, and the related statements of income, stockholders' equity, and cash flows for the year ended December 31, 1995 (not presented separately herein). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Re-Print Corporation at December 31, 1995, and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.

BDO Seidman, LLP

Atlanta, Georgia
February 8, 1996

                             SCHOOL SPECIALTY, INC.

                           CONSOLIDATED BALANCE SHEET
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                               APRIL 26,    APRIL 25,    JANUARY 23,
                                                                 1997         1998          1999
                                                               ---------    ---------    -----------
                                                                                         (UNAUDITED)
                          ASSETS
Current assets:
  Cash and cash equivalents................................    $     --     $     --      $     --
  Accounts receivable, less allowance for doubtful accounts
     of $471, $716 and $1,778, respectively................      17,232       38,719        84,843
  Inventories..............................................      24,461       49,307        46,799
  Prepaid expenses and other current assets................      10,331       13,503        16,219
                                                               --------     --------      --------
          Total current assets.............................      52,024      101,529       147,861
Property and equipment, net................................      14,478       22,553        39,781
Intangible assets, net.....................................      20,824       99,613       183,693
Other assets...............................................         359           34         7,178
                                                               --------     --------      --------
          Total assets.....................................    $ 87,685     $223,729      $378,513
                                                               ========     ========      ========
           LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Short-term debt..........................................    $    262     $     11      $ 10,314
  Short-term payable to U.S. Office Products...............      26,692       20,277            --
  Accounts payable.........................................       9,091       23,788        15,485
  Accrued compensation.....................................         860        4,458        11,945
  Accrued income taxes.....................................          --           --         5,596
  Accrued restructuring....................................         151          472         3,638
  Other accrued liabilities................................         477        4,732        10,057
                                                               --------     --------      --------
          Total current liabilities........................      37,533       53,738        57,035
Long-term debt.............................................         566          315       162,199
Long-term payable to U.S. Office Products..................      33,226       62,699            --
Other......................................................          31          511           212
                                                               --------     --------      --------
          Total liabilities................................      71,356      117,263       219,446
Commitments and contingencies
Stockholders' equity:
  Preferred Stock, $0.001 par value per share, 1,000,000
     shares authorized; none outstanding...................          --           --            --
  Common Stock, $0.001 par value per share, 150,000,000
     shares authorized and 14,578,925 shares issued and
     outstanding (unaudited)...............................          --           --            15
  Capital paid in excess of par value......................          --           --       146,768
  Divisional equity........................................      19,985      104,883            --
  Accumulated other comprehensive income...................          --           --             6
  Retained earnings (deficit)..............................      (3,656)       1,583        12,278
                                                               --------     --------      --------
          Total stockholders' equity.......................      16,329      106,466       159,067
                                                               --------     --------      --------
          Total liabilities and stockholders' equity.......    $ 87,685     $223,729      $378,513
                                                               ========     ========      ========

          See accompanying notes to consolidated financial statements.

                             SCHOOL SPECIALTY, INC.

                      CONSOLIDATED STATEMENT OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                               FOUR                                     NINE MONTHS ENDED
                                              MONTHS        FISCAL YEAR ENDED              JANUARY 24,
                              YEAR ENDED       ENDED      ----------------------    --------------------------
                             DECEMBER 31,    APRIL 30,    APRIL 26,    APRIL 25,    JANUARY 24,    JANUARY 23,
                                 1995          1996         1997         1998          1998           1999
                             ------------    ---------    ---------    ---------    -----------    -----------
                                                                                           (UNAUDITED)
Revenues.................      $150,482       $28,616     $191,746     $310,455      $247,880       $424,332
Cost of revenues.........        98,233        18,591      126,862      202,870       164,105        281,436
                               --------       -------     --------     --------      --------       --------
  Gross profit...........        52,249        10,025       64,884      107,585        83,775        142,896
Selling, general and
  administrative
  expenses...............        47,393        11,917       53,177       87,846        63,395        108,005
Restructuring costs......         2,532            --          194        2,491            --          4,200
Strategic restructuring
  costs..................            --            --           --        1,000            --          1,074
Non-recurring acquisition
  costs..................            --         1,122        1,792           --            --             --
                               --------       -------     --------     --------      --------       --------
  Operating income
     (loss)..............         2,324        (3,014)       9,721       16,248        20,380         29,617
Other (income) expense:
  Interest expense.......         5,536         1,461        4,197        5,505         4,100          8,942
  Interest income........            --            (6)          --         (132)         (109)          (114)
Other....................           (18)           67         (196)         156           441             --
                               --------       -------     --------     --------      --------       --------
Income (loss) before
  provision for (benefit
  from) income taxes.....        (3,194)       (4,536)       5,720       10,719        15,948         20,789
Provision for (benefit
  from) income taxes.....           173           139       (2,412)       5,480         7,113         10,094
                               --------       -------     --------     --------      --------       --------
Net income (loss)........      $ (3,367)      $(4,675)    $  8,132     $  5,239      $  8,835       $ 10,695
                               ========       =======     ========     ========      ========       ========
Weighted average shares
  outstanding:
  Basic..................         6,562         8,611       10,003       13,284        12,751         14,625
  Diluted................         6,669         8,789       10,196       13,547        13,020         14,665
Net income (loss) per
  share:
  Basic..................      $  (0.51)      $ (0.54)    $   0.81     $   0.40      $   0.69       $   0.73
  Diluted................      $  (0.50)      $ (0.53)    $   0.80     $   0.39      $   0.68       $   0.73

          See accompanying notes to consolidated financial statements.

                             SCHOOL SPECIALTY, INC.

            CONSOLIDATED STATEMENT OF STOCKHOLDERS' (DEFICIT) EQUITY
                                 (IN THOUSANDS)

                                                CAPITAL                  ACCUMULATED
                              COMMON STOCK      PAID IN                     OTHER       RETAINED    STOCKHOLDER'S       TOTAL
                            ----------------   EXCESS OF   DIVISIONAL   COMPREHENSIVE   (DEFICIT)     (DEFICIT)     COMPREHENSIVE
                            SHARES   DOLLARS   PAR VALUE     EQUITY        INCOME       EARNINGS       EQUITY       INCOME (LOSS)
                            ------   -------   ---------   ----------   -------------   ---------   -------------   -------------
Balance at December 31,
  1994....................      --      --           --     $  5,327          --         $(3,500)     $  1,827
  Transactions of Pooled
    Companies:
    Issuance of
      warrants............      --      --           --          672          --              --           672
    Issuance of Pooled
      Company common stock
      for cash............      --      --           --          500          --              --           500
    Repurchase of treasury
      stock...............      --      --           --          (92)         --              --           (92)
    Cash dividends
      declared and paid...      --      --           --           --          --            (160)         (160)
  Net loss................      --      --           --           --          --          (3,367)       (3,367)         (3,367)
                            ------    ----     --------     --------        ----         -------      --------         -------
        Total
          comprehensive
          income..........                                                                                              (3,367)
Balance at December 31,
  1995....................      --      --           --        6,407          --          (7,027)         (620)
  Transactions of Pooled
    Companies:
    Exercise of
      warrants............      --      --           --        1,080          --              --         1,080
    Cash dividends
      declared and paid...      --      --           --           --          --             (52)          (52)
  Net loss................      --      --           --           --          --          (4,675)       (4,675)         (4,675)
                            ------    ----     --------     --------        ----         -------      --------         -------
        Total
          comprehensive
          income..........                                                                                              (4,675)
Balance at April 30,
  1996....................      --      --           --        7,487          --         (11,754)       (4,267)
  Transactions of Pooled
    Companies:
    Exercise of warrants
      and stock options...      --      --           --        1,979          --              --         1,979
    Retirement of treasury
      stock...............      --      --           --           34          --             (34)           --
  Issuances of U.S. Office
    Products Company
    common stock in
    conjunction with
    acquisitions..........      --      --           --       10,485          --              --        10,485
  Net income..............      --      --           --           --          --           8,132         8,132           8,132
                            ------    ----     --------     --------        ----         -------      --------         -------
        Total
          comprehensive
          income..........                                                                                               8,132
Balance at April 26,
  1997....................      --      --           --       19,985          --          (3,656)       16,329
  Issuances of U.S. Office
    Products Company
    common stock in
    conjunction with
    acquisitions..........      --      --           --        3,566          --              --         3,566
  Capital contribution by
    U.S. Office
    Products..............      --      --           --       81,332          --              --        81,332
  Net income..............      --      --           --           --          --           5,239         5,239           5,239
                            ------    ----     --------     --------        ----         -------      --------         -------
        Total
          comprehensive
          income..........                                                                                               5,239
Balance at April 25,
  1998....................      --      --           --      104,883          --           1,583       106,466
Unaudited data:
  Shares distributed in
    spin off from U.S.
    Office Products.......  12,204      12      104,867     (104,883)          4              --            --
  Shares issued in June
    1998..................   2,375       3       32,732           --          --              --        32,735
  Capital contribution by
    U.S. Office
    Products..............      --      --        8,095           --          --              --         8,095
  Compensation expense
    from office stock
    purchase..............      --      --        1,074           --          --              --         1,074
  Cumulative translation
    adjustment............      --      --           --           --           2              --             2         $     2
  Net Income..............      --      --           --           --          --          10,695        10,695          10,695
                            ------    ----     --------     --------        ----         -------      --------         -------
        Total
          comprehensive
          income..........                                                                                             $10,697
                                                                                                                       =======
Balance at January 23,
  1999 (unaudited)........  14,579    $ 15     $146,768     $     --        $  6         $12,278      $159,067
                            ======    ====     ========     ========        ====         =======      ========

          See accompanying notes to consolidated financial statements.

                             SCHOOL SPECIALTY, INC.
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                 (IN THOUSANDS)

                                                             FOUR MONTHS     FISCAL YEAR ENDED         NINE MONTHS ENDED
                                               YEAR ENDED       ENDED      ---------------------   -------------------------
                                              DECEMBER 31,    APRIL 30,    APRIL 26,   APRIL 25,   JANUARY 24,   JANUARY 23,
                                                  1995          1996         1997        1998         1998          1999
                                              ------------   -----------   ---------   ---------   -----------   -----------
                                                                                                          (UNAUDITED)
Cash flows from operating activities:
Net income (loss)..........................     $(3,367)       $(4,675)    $  8,132    $  5,239     $  8,835      $  10,695
Adjustments to reconcile net income (loss)
  to net cash provided by (used in)
  operating activities:
    Depreciation and amortization
      expense..............................       2,927            674        2,106       4,561        3,382          6,607
    Non-recurring acquisition costs........          --          1,122        1,792          --           --             --
    Restructuring costs....................       2,532             --          194       2,491           --          5,274
    Amortization of loan fees..............                                                                             420
    Other..................................         277            118          115          78           43             --
    Change in current assets and
      liabilities (net of assets acquired
      and liabilities assumed in business
      combinations accounted for under the
      purchase method):
        Accounts receivable................       2,666          3,727        1,277      (3,586)      (6,450)        (1,971)
        Inventory..........................      (2,523)        (4,376)       2,737      (6,666)       9,590         27,208
        Prepaid expenses and other current
          assets...........................        (338)          (443)      (2,361)       (717)       3,844          1,722
        Accounts payable...................       2,642          3,459       (6,969)      5,256       (6,593)       (31,924)
        Accrued liabilities................          12           (784)      (6,105)     (2,932)       2,741         11,069
                                                -------        -------     --------    --------     --------      ---------
            Net cash provided by (used in)
              operating activities.........       4,828         (1,178)         918       3,724       15,392         29,100
                                                -------        -------     --------    --------     --------      ---------
Cash flows from investing activities:
Cash paid in acquisitions, net of cash
  received.................................      (5,389)            --       (7,734)    (95,670)     (92,076)       (95,030)
Additions to property and equipment, net of
  disposals................................        (881)          (120)      (7,216)     (3,558)      (4,095)        (3,978)
Other......................................         178            414                     (514)        (366)           171
Payments of non-recurring acquisition
  costs....................................          --         (1,122)      (1,792)         --           --             --
                                                -------        -------     --------    --------     --------      ---------
            Net cash used in investing
              activities...................      (6,092)          (828)     (16,742)    (99,742)     (96,537)       (98,837)
                                                -------        -------     --------    --------     --------      ---------
Cash flows from financing activities:
Payments of long-term debt.................      (1,488)          (194)     (16,962)     (6,270)      (6,200)      (187,857)
Proceeds from (payments of) short-term
  debt, net................................         655          1,263      (29,908)     (2,102)      (1,841)       (20,277)
Advances from (repayments to) U.S. Office
  Products Company.........................          --             --       59,919      23,058       19,424        (62,699)
Capital contribution by U.S. Office
  Products.................................          --             --           --      81,332       69,762          8,095
Proceeds from issuance of common stock.....         500          1,080        1,979          --           --         32,735
Proceeds from issuance of long-term debt...       1,715             --          750          --           --        302,700
Capitalized loan fees......................          --             --           --          --           --         (2,960)
Payments of dividends at Pooled Companies..        (134)          (138)          --          --           --             --
Purchase of treasury stock at Pooled
  Company..................................         (92)            --           --          --           --             --
                                                -------        -------     --------    --------     --------      ---------
            Net cash provided by financing
              activities...................       1,156          2,011       15,778      96,018       81,145         69,737
                                                -------        -------     --------    --------     --------      ---------
Net increase (decrease) in cash and cash
  equivalents..............................        (108)             5          (46)         --           --             --
Cash and cash equivalents at beginning of
  period...................................         149             41           46          --           --             --
                                                -------        -------     --------    --------     --------      ---------
Cash and cash equivalents at end of
  period...................................     $    41        $    46     $     --    $     --     $     --      $      --
                                                =======        =======     ========    ========     ========      =========
Supplemental disclosures of cash flow
  information:
Interest paid..............................     $ 5,564        $ 1,461     $    456    $     35     $     27      $   7,153
Income taxes paid (refunded)...............     $     9        $    (3)    $   (132)   $  1,148     $     --      $   3,429

          See accompanying notes to consolidated financial statements.

                             SCHOOL SPECIALTY, INC.

                                 (IN THOUSANDS)

     The Company issued common stock and cash in connection with certain business combinations accounted for under the purchase method in the year ended December 31, 1995, the fiscal years ended April 26, 1997 and April 25, 1998 and the nine months ended January 24, 1998 and January 23, 1999. The fair values of the assets and liabilities of the acquired companies at the dates of the acquisitions are presented as follows:

                                                                                      FOR THE NINE MONTHS
                                          YEAR ENDED       FISCAL YEAR ENDED                 ENDED
                                         ------------    ----------------------    --------------------------
                                         DECEMBER 31,    APRIL 26,    APRIL 25,    JANUARY 24,    JANUARY 23,
                                             1995          1997         1998          1998           1999
                                         ------------    ---------    ---------    -----------    -----------
                                                                                          (UNAUDITED)
Accounts receivable..................       $1,589        $ 5,381      $17,900      $ 17,848       $ 44,153
Inventories..........................        1,823          6,922       18,180        18,075         24,701
Prepaid expenses and other current
  assets.............................          502          2,371        2,431         2,431          3,251
Property and equipment...............        4,536          1,155        6,379         6,667         17,312
Intangible assets....................        3,268         14,248       80,359        74,741         85,312
Other assets.........................          156             29          346           210          7,223
Short-term debt......................         (191)        (4,283)      (1,850)       (1,850)            --
Accounts payable.....................         (274)        (4,012)      (9,400)       (9,410)       (23,621)
Accrued liabilities..................         (225)        (1,846)      (9,089)       (7,050)        (6,303)
Long-term debt.......................       (5,795)        (1,746)      (6,020)       (6,020)       (56,998)
                                            ------        -------      -------      --------       --------
  Net assets acquired................       $5,389        $18,219      $99,236      $ 95,642       $ 95,030
                                            ======        =======      =======      ========       ========
The acquisitions were funded as
  follows:
U.S. Office Products common stock....       $   --        $10,485      $ 3,566      $  3,566       $     --
Cash paid, net of cash acquired......        5,389          7,734       95,670        92,076         95,030
                                            ------        -------      -------      --------       --------
Total................................       $5,389        $18,219      $99,236      $ 95,642       $ 95,030
                                            ======        =======      =======      ========       ========

          See accompanying notes to consolidated financial statements.

                             SCHOOL SPECIALTY, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

NOTE 1 -- BACKGROUND

     School Specialty, Inc. (the "Company") is a Delaware corporation which was a wholly-owned subsidiary of U.S. Office Products Company ("U.S. Office Products") at April 25, 1998. On June 9, 1998, U.S. Office Products spun-off its Educational Supplies and Products Division (the "Education Division") as an independent publicly owned company. This transaction was effected through the distribution of shares of the Company to U.S. Office Products' shareholders (the "Distribution"). Prior to the Distribution, U.S. Office Products contributed its equity interests in certain wholly-owned subsidiaries associated with the Education Division to the Company. U.S. Office Products and the Company entered into a number of agreements to facilitate the Distribution and the transition of the Company to an independent business enterprise. Additionally, concurrently with the Distribution, the Company sold 2.125 million shares in an initial public offering (the "IPO") and 250,000 shares in a private placement to certain of its officers and directors.

     The Education Division was created by U.S. Office Products in May 1996 in connection with the acquisition of School Specialty, Inc., a Wisconsin corporation ("Old School"). This business combination and the acquisition in July 1996 of The Re-Print Corp. ("Re-Print") were accounted for under the pooling-of-interests method (Old School and Re-Print are herein referred to as the "Pooled Companies"). As a result of these business combinations being accounted for under the pooling-of-interests method, the results of the Company prior to the completion of such business combinations represent the combined results of the Pooled Companies operating as separate autonomous entities.

NOTE 2 -- BASIS OF PRESENTATION

     The consolidated financial statements through April 1998, reflect the assets, liabilities, divisional equity, revenues and expenses that were directly related to the Company as it was operated within U.S. Office Products. In cases involving assets and liabilities not specifically identifiable to any particular business of U.S. Office Products, only those assets and liabilities expected to be transferred to the Company prior to the Distribution were included in the Company's separate consolidated balance sheet. The Company's statement of income includes all of the related costs of doing business, including an allocation of certain general corporate expenses of U.S. Office Products which were not directly related to these businesses including certain corporate executives' salaries, accounting and legal fees, departmental costs for accounting, finance, legal, purchasing, marketing, human resources as well as other general overhead costs. These allocations were based on a variety of factors, dependent upon the nature of the costs being allocated, including revenues, number and size of acquisitions and number of employees. Management believes these allocations were made on a reasonable basis.

     U.S. Office Products uses a centralized approach to cash management and the financing of its operations. As a result, minimal amounts of cash and cash equivalents and an agreed upon amount of debt was allocated to the Company at the time of the Distribution. The consolidated statement of operations does not include an allocation of interest expense on all debt allocated to the Company up to the date of the Distribution on June 9, 1998. See Note 9 for further discussion of interest expense.

                             SCHOOL SPECIALTY, INC.

                (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

NOTE 3 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

DEFINITION OF FISCAL YEAR

     As used in these consolidated financial statements and related notes to consolidated financial statements, "fiscal 1998" and "fiscal 1997" refer to the Company's fiscal year ended April 25, 1998 and April 26, 1997, respectively.

CHANGE IN FISCAL YEAR

     Prior to their respective dates of acquisition by U.S. Office Products, the Pooled Companies reported results on years ending on December 31. Upon acquisition by U.S. Office Products and effective for fiscal 1997, the Pooled Companies changed their year-ends from December 31 to conform to U.S. Office Products' fiscal year, which ends on the last Saturday in April. A four-month fiscal transition period from January 1, 1996 through April 30, 1996 has been presented for the Company to conform its fiscal year-end.

PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany transactions and accounts are eliminated in consolidation.

CASH AND CASH EQUIVALENTS

     The Company considers temporary cash investments with original maturities of three months or less from the date of purchase to be cash equivalents.

CONCENTRATION OF CREDIT RISK

     Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of trade accounts receivable. Receivables arising from sales to customers are not collateralized and, as a result, management continually monitors the financial condition of its customers to reduce the risk of loss.

INVENTORIES

     Inventories are stated at the lower of cost or market with cost determined on a first-in, first-out (FIFO) basis and consist primarily of products held for sale.

PROPERTY AND EQUIPMENT

     Property and equipment is stated at cost. Additions and improvements are capitalized. Maintenance and repairs are expensed as incurred. Depreciation of property and equipment is calculated using the straight-line method over the estimated useful lives of the respective assets. The

                             SCHOOL SPECIALTY, INC.

                (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

NOTE 3 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

estimated useful lives range from 25 to 40 years for buildings and its components and 3 to 15 years for furniture, fixtures and equipment. Property and equipment leased under capital leases is being amortized over the lesser of its useful life or its lease terms.

INTANGIBLE ASSETS

     Intangible assets consist primarily of goodwill, which represents the excess of cost over the fair value of assets acquired in business combinations accounted for under the purchase method and non-compete agreements. Substantially all goodwill is amortized on a straight line basis over an estimated useful life of 40 years. Management periodically evaluates the recoverability of goodwill, which would be adjusted for a permanent decline in value, if any, by comparing anticipated undiscounted future cash flows from operations to net book value. Other intangible assets are being amortized over their estimated useful lives ranging from one to four years.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amounts of the Company's financial instruments including cash and cash equivalents, accounts receivable and accounts payable approximate fair value.

INCOME TAXES

     As a division of U.S. Office Products, the Company did not file separate federal income tax returns but rather was included in the federal income tax returns filed by U.S. Office Products and its subsidiaries from the respective dates that the entities within the Company were acquired by U.S. Office Products. For purposes of the consolidated financial statements, the Company's allocated share of U.S. Office Products' income tax provision was based on the "separate return" method. Certain companies acquired in pooling-of-interests transactions elected to be taxed as Subchapter S corporations, and accordingly, no federal income taxes were recorded by those companies for periods prior to their acquisition by U.S. Office Products. Subsequent to the Distribution, the Company does file separate federal income tax returns.

REVENUE RECOGNITION

     Revenue is recognized upon the delivery of products or upon the completion of services provided to customers as no additional obligations to the customers exist. Returns of the Company's product are considered immaterial.

COST OF REVENUES

     Vendor rebates are recorded as a reduction in the cost of inventory and recognized as a reduction in cost of revenues when such inventory is sold. Delivery and occupancy costs are included in cost of revenues.

ADVERTISING COSTS

     The Company expenses advertising costs when the advertisement occurs. Advertising costs are included in the consolidated statement of operations as a component of selling, general and administrative expenses.

                             SCHOOL SPECIALTY, INC.

                (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

NOTE 3 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
DEFERRED CATALOG COSTS

     Deferred catalog costs are amortized in amounts proportionate to revenues over the life of the catalog, which is typically one to two years. Amortization expense related to deferred catalog costs is included in the consolidated statement of operations as a component of selling, general and administrative expenses. Such amortization expense for the year ended December 31, 1995, the four months ended April 30, 1996, the fiscal years ended April 26, 1997 and April 25, 1998, the nine months ending January 24, 1998 and January 23, 1999 was $4,395, $832, $3,621, $6,934, $5,430 (unaudited) and $9,847 (unaudited), respectively.

INTERNALLY DEVELOPED SOFTWARE

     Internal costs related to internally developed software, such as internal salaries and supplies, are expensed as incurred as a component of selling, general and administrative expenses. External costs related to internally developed software, such as fees for outside programmers and consultants, are capitalized and expensed over the expected useful life of the software, normally three to five years.

NON-RECURRING ACQUISITION COSTS

     Non-recurring acquisition costs represent acquisition costs incurred by the Company in business combinations accounted for under the pooling-of-interests method. These costs include accounting, legal, and investment banking fees, real estate and environmental assessments and appraisals, and various regulatory fees. Generally accepted accounting principles require the Company to expense all acquisition costs (both those paid by the Company and those paid by the sellers of the acquired companies) related to business combinations accounted for under the pooling-of-interests method.

RESTRUCTURING COSTS

     The Company records the costs of consolidating existing Company facilities into acquired operations, including the external costs and liabilities to close redundant Company facilities and severance and relocation costs related to the Company's employees in accordance with EITF Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in Restructuring)."

STRATEGIC RESTRUCTURING COSTS

     Strategic restructuring costs represent the Company's portion of the costs incurred by U.S. Office Products as a result of the U.S. Office Products' comprehensive restructuring.

NEW ACCOUNTING PRONOUNCEMENTS

     In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for the reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general purpose financial statements. SFAS No. 130 requires that all items required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. SFAS No. 130 is effective for

                             SCHOOL SPECIALTY, INC.

                (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

NOTE 3 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

fiscal years beginning after December 15, 1997. Reclassification of financial statements for earlier periods provided for comparative purposes is required. The Company adopted SFAS No. 130 in fiscal 1999. Implementation of this disclosure standard did not affect the Company's financial position or results of operations.

     In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 establishes standards for reporting information about operating segments in annual and interim financial statements. Operating segments are determined consistent with the way management organizes and evaluates financial information internally for making decisions and assessing performance. It also requires related disclosures about products, geographic areas, and major customers. SFAS 131 is effective for fiscal years beginning after December 15, 1997. The Company intends to adopt SFAS No. 131 in fiscal 1999. Implementation of this disclosure standard will not affect the Company's financial position or results of operations.

     In March 1998, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position 98-1, "Accounting for the costs of computer software developed or obtained for internal use" ("SOP 98-1"). SOP 98-1 requires computer software costs associated with internal use software to be expensed as incurred until certain capitalization criteria are met. The Company will adopt SOP 98-1 during fiscal 1999. Adoption of this Statement is not expected to have a material impact on the Company's consolidated financial position or results of operations.

     In June 1998, the FASB issued SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities." This statement, which is required to be adopted for annual periods beginning after June 15, 1999, establishes standards for recognition and measurement of derivatives and hedging activities. The Company will implement this statement in fiscal 2001 as required. The adoption of SFAS No. 133 is not expected to have a material effect on the Company's financial position or results of operations.

UNAUDITED INTERIM FINANCIAL DATA

     In the opinion of management, the Company has made all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of the financial condition of the Company as of January 23, 1999 and the results of operations and of cash flows for the nine months ended January 24, 1998 and January 23, 1999, as presented in the accompanying unaudited consolidated financial data.

DISTRIBUTION RATIO

     On May 14, 1998, the U.S. Office Products Board of Directors approved the distribution ratio for the Company in connection with the Distribution. At the date of Distribution, the Company issued approximately 12.2 million shares of its common stock to U.S. Office Products, which then distributed such shares to its shareholders in the ratio of one share of Company common stock for every nine shares of U.S. Office Products common stock held by each shareholder. The share data reflected in the accompanying financial statements represents the historical share data for U.S. Office Products for the period or as of the date indicated up to the date of the Distribution on June 9, 1998, retroactively adjusted to give effect to the one for nine distribution ratio.

                             SCHOOL SPECIALTY, INC.

                (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

NOTE 4 -- BUSINESS COMBINATIONS

POOLING-OF-INTERESTS METHOD

     In fiscal 1997, the Company issued 4,257,693 shares of U.S. Office Products common stock to acquire the Pooled Companies. The Pooled Companies and the number of shares issued are as follows:

                                                                NUMBER OF
                        COMPANY NAME                          SHARES ISSUED
                        ------------                          -------------
School Specialty, Inc.......................................    2,307,693
Re-Print....................................................    1,950,000
                                                                ---------
     Total shares issued....................................    4,257,693
                                                                =========

     The Company's consolidated financial statements give retroactive effect to the acquisitions of the Pooled Companies for all periods presented. Prior to being acquired by U.S. Office Products, the Pooled Companies reported on years ending on December 31. Upon completion of the acquisitions of the Pooled Companies, their year-ends were changed to U.S. Office Products' year-end of the last Saturday in April.

     The following presents the separate results, in each of the periods presented, of the Company (excluding the results of Pooled Companies prior to the dates on which they were acquired), and the Pooled Companies up to the dates on which they were acquired:

                                                              SCHOOL      POOLED
                                                             SPECIALTY   COMPANIES   COMBINED
                                                             ---------   ---------   --------
For the year ended December 31, 1995
  Revenues.................................................  $           $150,482    $150,482
  Net loss.................................................  $           $ (3,367)   $ (3,367)
For the four months ended April 30, 1996
  Revenues.................................................  $           $ 28,616    $ 28,616
  Net loss.................................................  $           $ (4,675)   $ (4,675)
For the year ended April 26, 1997
  Revenues.................................................  $181,420    $ 10,326    $191,746
  Net income...............................................  $  7,791    $    341    $  8,132

PURCHASE METHOD

     In 1995, one of the Pooled Companies made one acquisition accounted for under the purchase method for an aggregate cash purchase price of $5,389. The total assets related to the acquisition were $11,874, including goodwill of $3,268. The results of the acquisition have been included in the Company's results from its date of acquisition.

     In fiscal 1997, the Company made six acquisitions accounted for under the purchase method for an aggregate purchase price of $18,219, consisting of $7,734 of cash and U.S. Office Products common stock with a market value of $10,485. The total assets related to these six acquisitions were $30,106, including goodwill of $14,248. The results of these acquisitions have been included in the Company's results from their respective dates of acquisition.

     In fiscal 1998, the Company made eight acquisitions accounted for under the purchase method for an aggregate purchase price of $99,236, consisting of $95,670 of cash and U.S. Office Products common stock with a market value of $3,566. The total assets related to these eight acquisitions

                             SCHOOL SPECIALTY, INC.

                (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

NOTE 4 -- BUSINESS COMBINATIONS (CONTINUED)

were $125,595, including goodwill of $80,359. The results of these acquisitions have been included in the Company's results from their respective dates of acquisition.

     The following presents the unaudited pro forma results of operations of the Company for the fiscal years ended April 26, 1997 and April 25, 1998 and includes the Company's consolidated financial statements, which give retroactive effect to the acquisitions of the Pooled Companies for all periods presented, and the results of the companies acquired in purchase acquisitions as if all such purchase acquisitions had been made at the beginning of fiscal 1997. The results presented below include certain pro forma adjustments to reflect the amortization of intangible assets, adjustments in executive compensation of $124 and $573 for the fiscal years ended April 26, 1997 and April 25, 1998, respectively, and the inclusion of a federal income tax provision on all earnings:

                                                             FOR THE FISCAL YEAR
                                                                    ENDED
                                                            ----------------------
                                                            APRIL 26,    APRIL 25,
                                                              1997         1998
                                                            ---------    ---------
Revenues................................................    $350,760     $381,242
Net income..............................................      11,714        7,538
Net income per share:
  Basic.................................................       $1.17         $0.57
  Diluted...............................................        1.15         0.56

     The unaudited pro forma results of operations are prepared for comparative purposes only and do not necessarily reflect the results that would have occurred had the acquisitions occurred at the beginning of fiscal 1997 or the results which may occur in the future.

NOTE 5 -- RESTRUCTURING COSTS

     The Company records the costs of consolidating existing Company facilities into acquired operations, including the external costs and liabilities to close redundant Company facilities and severance and relocation costs related to the Company's employees. The following table sets forth the Company's accrued restructuring costs for the fiscal years ended April 30, 1996, April 26, 1997 and April 25, 1998, and the nine months ended January 23, 1999:

                                                   FACILITY        SEVERANCE      OTHER ASSET
                                                  CLOSURE AND         AND         WRITE-DOWNS
                                                 CONSOLIDATION    TERMINATIONS     AND COSTS      TOTAL
                                                 -------------    ------------    -----------     -----
Balance at April 30 1996.....................       $  641           $  469         $ 1,422      $ 2,532
  Additions..................................                                           194          194
  Utilizations...............................         (641)            (469)         (1,465)      (2,575)
                                                    ------           ------         -------      -------
Balance at April 26, 1997....................           --               --             151          151
  Additions..................................          728              214           1,549        2,491
  Utilizations...............................         (728)              --          (1,442)      (2,170)
                                                    ------           ------         -------      -------
Balance at April 25, 1998....................           --              214             258          472
  Additions (unaudited)......................        1,300            2,100             800        4,200
  Utilizations (unaudited)...................           --             (931)           (103)      (1,034)
                                                    ------           ------         -------      -------
Balance at January 23, 1999 (unaudited)......       $1,300           $1,383         $   955      $ 3,638
                                                    ======           ======         =======      =======

                             SCHOOL SPECIALTY, INC.

                (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

NOTE 6 -- PREPAID EXPENSES AND OTHER CURRENT ASSETS

     Prepaid expenses and other current assets consist of the following:

                                                            APRIL 26,   APRIL 25,
                                                              1997        1998
                                                            ---------   ---------
Deferred catalog costs....................................   $ 5,740     $ 7,206
Deferred income taxes.....................................     2,055       1,886
Notes Receivable..........................................     1,643       1,558
Other.....................................................       893       2,853
                                                             -------     -------
     Total prepaid expenses and other current assets......   $10,331     $13,503
                                                             =======     =======

     Deferred catalog costs represent costs which have been paid to produce Company catalogs which will be used in future periods. These deferred catalog costs will be expensed in the periods the catalogs are used.

NOTE 7 -- PROPERTY AND EQUIPMENT

     Property and equipment consists of the following:

                                                 APRIL 26,   APRIL 25,   JANUARY 23,
                                                   1997        1998         1999
                                                 ---------   ---------   -----------
                                                                         (UNAUDITED)
Land...........................................   $   729     $ 1,144     $  1,921
Buildings......................................     6,488      10,064       22,659
Furniture and fixtures.........................     6,502       6,725       11,358
Warehouse equipment............................     3,163       7,052        9,984
Leasehold improvements.........................     2,185       3,341        4,409
                                                  -------     -------     --------
                                                   19,067      28,326       50,331
Less: Accumulated depreciation.................    (4,589)     (5,773)     (10,550)
                                                  -------     -------     --------
Net property and equipment.....................   $14,478     $22,553     $ 39,781
                                                  =======     =======     ========

     Depreciation expense (which includes capital lease amortization) for the year ended December 31, 1995, the four months ended April 30, 1996, the fiscal years ended April 26, 1997 and April 25, 1998 and the nine months ended January 24, 1998 and January 23, 1999 was $1,645, $470, $1,540, $2,499, $1,971
(unaudited) and $2,880 (unaudited), respectively.

NOTE 8 -- INTANGIBLE ASSETS

     Intangible assets consist of the following:

                                                APRIL 26,    APRIL 25,    JANUARY 23,
                                                  1997         1998          1999
                                                ---------    ---------    -----------
                                                                          (UNAUDITED)
Goodwill....................................    $ 22,128     $102,487      $186,723
Other.......................................       2,020        2,487         5,287
                                                --------     --------      --------
                                                  24,148      104,974       192,010
Less: Accumulated amortization..............      (3,324)      (5,361)       (8,317)
                                                --------     --------      --------
  Net intangible assets.....................    $ 20,824     $ 99,613      $183,693
                                                ========     ========      ========

                             SCHOOL SPECIALTY, INC.

                (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

NOTE 8 -- INTANGIBLE ASSETS (CONTINUED)

     Amortization expense for the year ended December 31, 1995, the four months ended April 30, 1996 and the fiscal years ended April 26, 1997 and April 25, 1998 and the nine months ended January 24, 1998 and January 23, 1999 was $1,098, $204, $566, $2,061, $1,411 (unaudited) and $3,184 (unaudited), respectively.

NOTE 9 -- CREDIT FACILITIES

SHORT-TERM DEBT

     Short-term debt consists of the following:

                                                    APRIL 26,    APRIL 25,    JANUARY 23,
                                                      1997         1998           1999
                                                    ---------    ---------    -----------
                                                                              (UNAUDITED)
Current maturities of long-term debt............      $232         $ 11         $10,000
Other...........................................        30                          314
                                                      ----         ----         -------
  Total short-term debt.........................      $262         $ 11         $10,314
                                                      ====         ====         =======

LONG-TERM DEBT

     Long-term debt consists of the following:

                                                    APRIL 26,    APRIL 25,    JANUARY 23,
                                                      1997         1998           1999
                                                    ---------    ---------    -----------
                                                                              (UNAUDITED)
Bank debt.......................................      $  --        $  --        $172,000
Capital lease obligations.......................        315           16             199
Other...........................................        483          310              --
                                                      -----        -----        --------
                                                        798          326         172,199
Less: Current maturities of long-term debt......       (232)         (11)        (10,000)
                                                      -----        -----        --------
  Total long-term debt..........................      $ 566        $ 315        $162,199
                                                      =====        =====        ========

MATURITIES OF LONG-TERM DEBT

     Maturities on long-term debt as of April 25, 1998, including capital lease obligations, are as follows:

1999........................................................    $ 11
2000........................................................     181
2001........................................................      92
2002........................................................      36
2003........................................................       6
Thereafter..................................................
                                                                ----
  Total maturities of long-term debt........................    $326
                                                                ====

PAYABLE TO U.S. OFFICE PRODUCTS

     The short-term payable to U.S. Office Products was incurred by the Company primarily as a result of U.S. Office Products repaying short-term debt outstanding of the businesses acquired by U.S. Office Products at or soon after the respective dates of acquisition and through the centralized

                             SCHOOL SPECIALTY, INC.

                (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

NOTE 9 -- CREDIT FACILITIES (CONTINUED)

cash management system, which involved daily advances or sweeps of cash to keep the cash balance at or near zero on a daily basis.

     The long-term payable to U.S. Office Products primarily represents payments made by U.S. Office Products on behalf of the Company and a reasonable allocation by U.S. Office Products of certain general corporate expenses. An analysis of the activity in this account is as follows:

Balance at April 30, 1996...................................    $    --
  Payments of long-term debt of acquired companies..........     21,379
  Funding of acquisitions and payment of acquisition
     costs..................................................      8,203
  Allocated corporate expenses..............................      2,221
  Normal operating costs paid by U.S. Office Products.......      1,423
                                                                -------
Balance at April 26, 1997...................................     33,226
  Payments of long-term debt of acquired companies..........        822
  Funding of acquisitions and payment of acquisition
     costs..................................................     20,706
  Allocated corporate expenses..............................      7,145
  Normal operating costs paid by U.S. Office Products.......        800
                                                                -------
Balance at April 25, 1998...................................    $62,699
                                                                =======

     The average outstanding long-term payable to U.S. Office Products during the fiscal years ended April 26, 1997 and April 25, 1998 was $27,269 and $52,207, respectively.

     Interest has been allocated to the Company based upon the Company's average outstanding payable (short-term and long-term) balance with U.S. Office Products at U.S. Office Products' weighted average interest rate during such period. The Company's financial statements include allocations of interest expense from U.S. Office Products totaling $3,839 and $5,414 during the fiscal years ended April 26, 1997 and April 25, 1998, respectively.

     The Distribution Agreement allocated a specified amount of U.S. Office Products' debt outstanding under its credit facilities to each Spin-Off Company and required each Spin-Off Company, on or prior to the Distribution, to obtain credit facilities, to borrow funds under such facilities and to use the proceeds of such borrowings to pay off the U.S. Office Products' debt so allocated plus any additional debt incurred by U.S. Office Products after January 12, 1998 (the date of the Investment Agreement) in connection with the acquisition of an entity that has become or will become a subsidiary of such Spin-Off Company. Under the Distribution Agreement, $80,000 of U.S. Office Products' debt has been allocated to School Specialty, and since January 12, 1998, U.S. Office Products has incurred an additional $3,300 of debt in connection with one additional acquisition completed by the Company. Prior to the Distribution, the Company entered into the credit facility and at the time of the Distribution borrowed $83,300 under the facility to pay off debt of U.S. Office Products.

                             SCHOOL SPECIALTY, INC.

                (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

NOTE 10 -- INCOME TAXES

     The provision for income taxes consists of:

                                                                      FOR THE       FOR THE FISCAL YEAR
                                                      FOR THE       FOUR MONTHS            ENDED
                                                     YEAR ENDED        ENDED       ----------------------
                                                    DECEMBER 31,     APRIL 30,     APRIL 26,    APRIL 25,
                                                        1995           1996          1997         1998
                                                    ------------    -----------    ---------    ---------
Income taxes currently payable:
  Federal.......................................        $(66)          $ --         $    71      $3,646
  State.........................................          --             --              99         907
                                                        ----           ----         -------      ------
                                                         (66)            --             170       4,553
                                                        ----           ----         -------      ------
Deferred income tax expense (benefit)...........         239            139          (2,582)        927
                                                        ----           ----         -------      ------
       Total provision for (benefit from) income
          taxes.................................        $173           $139         $(2,412)     $5,480
                                                        ====           ====         =======      ======

     Deferred taxes are comprised of the following:

                                                                 APRIL 26,       APRIL 25,
                                                                    1997           1998
                                                                 ---------       ---------
Current deferred tax assets:
  Inventory.................................................      $   265         $  743
  Allowance for doubtful accounts...........................          193            164
  Net operating loss carryforward...........................        3,069            851
  Accrued liabilities.......................................          421            128
  Prepaid catalog advertising/restructuring.................       (1,893)            --
                                                                  -------         ------
       Total current deferred tax assets....................        2,055          1,886
                                                                  -------         ------
Long-term deferred tax assets (liabilities):
Property and equipment......................................         (289)          (591)
Intangible assets...........................................          258             80
                                                                  -------         ------
       Total long-term deferred tax liabilities.............          (31)          (511)
                                                                  -------         ------
       Net deferred tax assets..............................      $ 2,024         $1,375
                                                                  =======         ======

     At April 30, 1996, the valuation allowance of $5.3 million had been recorded, related to deferred tax assets of a Pooled Company, including net operating loss carryforwards. Based upon the improved profitability of this Pooled Company during fiscal 1997, the valuation allowance was reversed in fiscal 1997, resulting in a benefit from income taxes.

                             SCHOOL SPECIALTY, INC.

                (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

NOTE 10 -- INCOME TAXES (CONTINUED)

     The Company's effective income tax rate varied from the U.S. federal statutory tax rate as follows:

                                                                   FOR THE       FOR THE FISCAL YEAR
                                                    FOR THE      FOUR MONTHS            ENDED
                                                   YEAR ENDED       ENDED       ---------------------
                                                  DECEMBER 31,    APRIL 30,     APRIL 26,   APRIL 25,
                                                      1995          1996          1997        1998
                                                  ------------   -----------    ---------   ---------
U.S. federal statutory rate.....................      34.0%          35.0%         35.0%      34.0%
State income taxes, net of federal income tax
  benefit for fiscal 1997.......................                                    1.0        6.6
Net benefit for current year net operating
  loss..........................................     (34.0)         (32.8)
Reversal of valuation allowance.................                                  (84.8)
Nondeductible goodwill..........................                     (2.2)          1.6        6.0
Nondeductible acquisition costs.................                                    5.0        3.3
Tax on separate company income not offset
  against other company's loss..................      (5.4)          (3.0)
Other...........................................                                               1.2
                                                     -----          -----         -----       ----
Effective income tax rate.......................      (5.4)%         (3.0)%       (42.2)%     51.1%
                                                     =====          =====         =====       ====

     At April 25, 1998, the Company has available for tax purposes net operating loss carryforwards of approximately $2,500. These carryforwards expire in the years ending 2002-2011. The net operating loss carryforwards are subject to certain limitations pursuant to IRS Code Section 382.

NOTE 11 -- LEASE COMMITMENTS

     The Company leases various types of retail, warehouse and office facilities and equipment, furniture and fixtures under noncancelable lease agreements which expire at various dates. Future minimum lease payments under noncancelable capital and operating leases are as follows:

                                                                CAPITAL    OPERATING
                                                                LEASES      LEASES
                                                                -------    ---------
1999........................................................      $12       $1,556
2000........................................................        6        1,183
2001........................................................                 1,027
2002........................................................                   659
2003........................................................                   323
Thereafter..................................................
                                                                  ---       ------
Total minimum lease payments................................       18       $4,748
                                                                  ---       ------
Less: Amounts representing interest.........................       (2)
                                                                  ---
Present value of net minimum lease payments.................      $16
                                                                  ===

     Rent expense for the year ended December 31, 1995, the four months ended April 30, 1996 and the fiscal years ended April 26, 1997 and April 25, 1998 was $1,947, $600, $1,817 and $3,389, respectively.

                             SCHOOL SPECIALTY, INC.

                (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

NOTE 12 -- COMMITMENTS AND CONTINGENCIES

LITIGATION

     The Company is, from time to time, a party to litigation arising in the normal course of its business. Management believes that none of this litigation will have a material adverse effect on the financial position, results of operations or cash flows of the Company.

POSTEMPLOYMENT BENEFITS

     The Company has entered into employment agreements with several employees that would result in payments to these employees upon a change of control or certain other events. No amounts have been accrued at April 25, 1998 or April 26, 1997 related to these agreements, as no change of control has occurred.

AGREEMENTS WITH USOP

     Under the Distribution Agreement, the Company was required, on or prior to the Distribution, to obtain a credit facility, to borrow funds under such facility and to use the proceeds of such borrowings to pay off $83.3 million of U.S. Office Products' debt. See additional discussion in Note 9.

     At the date of the Distribution, School Specialty, U.S. Office Products and the other Spin-Off Companies entered into the Distribution Agreement, the Tax Allocation Agreement, and the Employee Benefits Agreement and the Spin-Off Companies entered into the Tax Indemnification Agreement and may enter into other agreements, including agreements relating to referral of customers to one another. These agreements provide, among other things, for U.S. Office Products and School Specialty to indemnify each other from tax and other liabilities relating to their respective businesses prior to and following the Distribution. Certain of the obligations of School Specialty and the other Spin-Off Companies to indemnify U.S. Office Products are joint and several. Therefore, if one of the other Spin-Off companies fails to satisfy its indemnification obligations to U.S. Office Products when such a loss occurs, School Specialty may be required to reimburse U.S. Office Products for all or a portion of the losses that otherwise would have been allocated to other Spin-Off companies. In addition, the agreements allocate liabilities, including general corporate and securities liabilities of U.S. Office Products not specifically related to the school supplies business, between U.S. Office Products and the Company and the other Spin-Off Companies. The terms of the agreements that will govern the relationship between School Specialty and U.S. Office Products were established by U.S. Office Products in consultation with School Specialty's management prior to the Distribution while School Specialty was a wholly-owned subsidiary of U.S. Office Products.

NOTE 13 -- EMPLOYEE BENEFIT PLANS

     Effective September 1, 1996, the Company implemented the U.S. Office Products 401(k) Retirement Plan (the "401(k) Plan") which allows employee contributions in accordance with Section 401(k) of the Internal Revenue Code. The Company matches a portion of employee contributions and all full-time employees are eligible to participate in the 401(k) Plan after one year of service.

     Certain subsidiaries of the Company have, or had prior to implementation of the 401(k) Plan, qualified defined contribution benefit plans, which allow for voluntary pre-tax contributions by the employees. The subsidiaries paid all general and administrative expenses of the plans and in some cases made matching contributions on behalf of the employees. For the year ended December 31,

                             SCHOOL SPECIALTY, INC.

                (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

NOTE 13 -- EMPLOYEE BENEFIT PLANS (CONTINUED)

1995 and the four months ended April 30, 1996, the subsidiaries incurred expenses totaling $105 and $6, respectively, related to these plans.

NOTE 14 -- STOCKHOLDER'S EQUITY

EARNINGS PER SHARE

     In February 1997, the FASB issued SFAS No. 128, "Earnings Per Share." SFAS No. 128 establishes standards for computing and presenting earnings per share ("EPS"). SFAS No. 128 requires the dual presentation of basic and diluted EPS on the face of the consolidated statement of income. Basic EPS excludes dilution and is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. The Company has adopted SFAS No. 128 during fiscal 1998 and has restated all prior period EPS data. The following information

                             SCHOOL SPECIALTY, INC.

                (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

NOTE 14 -- STOCKHOLDER'S EQUITY (CONTINUED)

presents the Company's computations of basic and diluted EPS for the periods presented in the consolidated statement of operations.

                                                              INCOME          SHARES        PER SHARE
                                                            (NUMERATOR)    (DENOMINATOR)     AMOUNT
                                                            -----------    -------------    ---------
Year ended December 31, 1995:
  Basic EPS.............................................      $(3,367)       6,562,210       $(0.51)
                                                                                             ======
  Effect of dilutive employee stock options.............                       107,199
                                                              -------       ----------
  Diluted EPS...........................................      $(3,367)       6,669,409       $(0.50)
                                                              =======       ==========       ======
Four months ended April 30, 1996:
  Basic EPS.............................................      $(4,675)       8,611,240       $(0.54)
                                                                                             ======
  Effect of dilutive employee stock options.............                       177,702
                                                              -------       ----------
  Diluted EPS...........................................      $(4,675)       8,788,942       $(0.53)
                                                              =======       ==========       ======
Fiscal 1997:
  Basic EPS.............................................      $ 8,132       10,002,875       $ 0.81
                                                                                             ======
  Effect of dilutive employee stock options.............                       192,766
                                                              -------       ----------
  Diluted EPS...........................................      $ 8,132       10,195,641       $ 0.80
                                                              =======       ==========       ======
Fiscal 1998:
  Basic EPS.............................................      $ 5,239       13,284,003       $ 0.40
                                                                                             ======
  Effect of dilutive employee stock options.............                       263,461
                                                              -------       ----------
  Diluted EPS...........................................      $ 5,239       13,547,464       $ 0.39
                                                              =======       ==========       ======
Nine months ended January 24, 1998 (unaudited):
  Basic EPS.............................................      $ 8,835       12,750,931       $ 0.69
                                                                                             ======
  Effect of dilutive employee stock options.............                       269,571
                                                              -------       ----------
  Diluted EPS...........................................      $ 8,835       13,020,502       $ 0.68
                                                              =======       ==========       ======
Nine months ended January 23, 1999 (unaudited):
  Basic EPS.............................................      $10,695       14,624,672       $ 0.73
                                                                                             ======
  Effect of dilutive employee stock options.............                        40,379
                                                              -------       ----------
  Diluted EPS...........................................      $10,695       14,665,051       $ 0.73
                                                              =======       ==========       ======

CAPITAL CONTRIBUTION BY U.S. OFFICE PRODUCTS

     During the fiscal year ended April 25, 1998 and the nine month period ended January 23, 1999, U.S. Office Products contributed $81,332 and $8,095 (unaudited), respectively, of capital to the Company. The contribution reflects the forgiveness of intercompany debt by U.S. Office Products, as it was agreed that the Company would be allocated only $80,000 of debt plus the amount of any additional debt incurred after January 12, 1998 in connection with the acquisition of entities that would become subsidiaries of School Specialty.

                             SCHOOL SPECIALTY, INC.

                (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

NOTE 14 -- STOCKHOLDER'S EQUITY (CONTINUED)

EMPLOYEE STOCK PLANS

     The Company currently has stock options outstanding under the U.S. Office Products 1994 Long-Term Compensation Plan. The Company expects to replace the options to purchase shares of common stock of U.S. Office Products held by employees with options to purchase shares of common stock of the Company. In order to keep the option holders in the same economic position immediately before and after the Distribution, the number of U.S. Office Products options held by Company personnel was multiplied by 0.903 and the exercise price of those options was divided by 0.903 for purposes of the replacement options. The vesting provisions and option period of the original grants were not changed. All option data reflected below has been retroactively restated to reflect the effects of the Distribution. The Company accounts for options issued in accordance with APB Opinion No. 25. Accordingly, because the exercise prices of the options have equaled the market price on the date of grant, no compensation expense has been recognized for the options granted. Had compensation cost for the Company's stock options been recognized based upon the fair value of the stock options on the grant date under the methodology prescribed by SFAS 123, the Company's net income and net income per share would have been impacted as indicated in the following table.

                                                                    FOR THE FISCAL
                                                                      YEAR ENDED
                                                                ----------------------
                                                                APRIL 26,    APRIL 25,
                                                                  1997         1998
                                                                ---------    ---------
Net income:
  As reported...............................................     $8,132       $5,239
  Pro Forma.................................................      7,383        4,436
Net income per share:
  As reported:
     Basic..................................................       0.81         0.40
     Diluted................................................       0.80         0.39
  Pro Forma:
     Basic..................................................       0.74         0.33
     Diluted................................................       0.72         0.33

     The fair value of options granted (which is amortized to expense over the option vesting period in determining the pro forma impact) is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions:

                                                                   FOR THE FISCAL
                                                                     YEAR ENDED
                                                               ----------------------
                                                               APRIL 26,    APRIL 25,
                                                                 1997         1998
                                                               ---------    ---------
Expected life of option....................................     7 years      7 years
Risk free interest rate....................................       6.66%        6.35%
Expected volatility of stock...............................      44.00%       44.10%

     The weighted-average fair value of options granted was $15.31 and $9.75 for fiscal 1997 and 1998, respectively.

                             SCHOOL SPECIALTY, INC.

                (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

NOTE 14 -- STOCKHOLDER'S EQUITY (CONTINUED)

     A summary of option transactions follows:

                                                         OPTIONS OUTSTANDING      OPTIONS EXERCISABLE
                                                        ----------------------    --------------------
                                                                     WEIGHTED-               WEIGHTED-
                                                                      AVERAGE                 AVERAGE
                                                                     EXERCISE                EXERCISE
                                                         OPTIONS       PRICE      OPTIONS      PRICE
                                                         -------     ---------    -------    ---------
Balance at April 30, 1996...........................
  Granted...........................................     225,445      $27.03
  Exercised.........................................
  Canceled..........................................     (14,565)      28.37
                                                        --------      ------
Balance at April 26, 1997...........................    (210,880)      26.93
  Granted...........................................     257,020       18.01
  Exercised.........................................
  Canceled..........................................     (25,606)      25.45
                                                        --------      ------
Balance at April 25, 1998...........................     442,294      $21.83      46,319      $27.14
                                                        ========      ======      ======      ======

     The following table summarizes information about stock options outstanding at April 25, 1998:

                                                      OPTIONS OUTSTANDING           OPTIONS EXERCISABLE
                                               ---------------------------------    --------------------
                                                                       WEIGHTED-               WEIGHTED-
                                                          WEIGHTED-     AVERAGE                 AVERAGE
                                                           AVERAGE     EXERCISE                EXERCISE
         RANGE OF EXERCISE PRICES              OPTIONS      LIFE         PRICE      OPTIONS      PRICE
         ------------------------              -------    ---------    ---------    -------    ---------
$16.80-$21.77..............................    257,020      9.23        $18.01
$24.36-$29.43..............................    185,274      8.17         27.14      46,319      $27.14
                                               -------      ----        ------      ------      ------
$16.80-$29.43..............................    442,294      8.79        $21.83      46,319      $27.14
                                               =======      ====        ======      ======      ======

     Non-qualified options granted to employees are generally exercisable beginning one year from the date of grant in cumulative yearly amounts of 25% of the shares under option and generally expire ten years from the date of grant.

     Under a services agreement entered into with Jonathan J. Ledecky, the Board of Directors of U.S. Office Products agreed that Jonathan J. Ledecky would receive a stock option for School Specialty Common Stock from School Specialty as of the date of the Distribution. The U.S. Office Products Board intended the option to be compensation for Mr. Ledecky's services as a director of the Company, and certain services as an employee of the Company. The option covers 7.5% of the outstanding Company common stock determined as of the date of the Distribution, with no anti-dilution provisions in the event of issuance of additional shares of common stock (other than with respect to stock splits or reverse stock splits). Immediately following the date of the Distribution, Mr. Ledecky received options for 914,079 shares of School Specialty common stock. The options have a per share exercise price of $15.50, equal to the IPO price.

     As of June 10, 1998, immediately following the effective date of the registration statements filed in connection with the IPO and the Distribution, the Company's Board of Directors granted 850,083 options covering 7% of the outstanding shares of the Company's common stock, immediately following the Distribution and prior to the IPO, to certain executive management personnel (excluding the 7.5% granted to Mr. Ledecky). The options granted were granted under the 1998 Stock Incentive Plan (the "Plan") and have a per share exercise price of $15.50, equal to the IPO price.

                             SCHOOL SPECIALTY, INC.

                (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

NOTE 14 -- STOCKHOLDER'S EQUITY (CONTINUED)
     Total options available for grant under the Plan are equal to 20.0% of the outstanding shares of the Company's common stock immediately following the grant of the award, including the options granted to Mr. Ledecky on that date.

NOTE 15 -- QUARTERLY FINANCIAL DATA (UNAUDITED)

     The following presents certain unaudited quarterly financial data for the fiscal years ended April 26, 1997 and April 25, 1998 and the nine months ended January 23, 1999:

                                                       FISCAL YEAR ENDED APRIL 26, 1997
                                             -----------------------------------------------------
                                              FIRST      SECOND      THIRD     FOURTH      TOTAL
                                              -----      ------      -----     ------      -----
Revenues.................................    $58,991     $71,682    $29,304    $31,769    $191,746
Gross profit.............................     19,858      23,435      9,595     11,996      64,884
Operating income (loss)..................      5,197       6,732     (1,520)      (688)      9,721
Net income (loss)........................      1,981       2,692     (1,067)     4,526       8,132
Per share amounts:
  Basic..................................       0.21        0.28      (0.11)      0.40        0.81
  Diluted................................       0.21        0.27      (0.11)      0.39        0.80

                                                       FISCAL YEAR ENDED APRIL 25, 1998
                                             -----------------------------------------------------
                                              FIRST      SECOND      THIRD     FOURTH      TOTAL
                                              -----      ------      -----     ------      -----
Revenues.................................    $87,029    $111,460    $49,391    $62,575    $310,455
Gross profit.............................     30,337      37,225     16,213     23,810     107,585
Operating income (loss)..................     11,872      12,155     (3,647)    (4,132)     16,248
Net income (loss)........................      5,804       5,965     (2,934)    (3,596)      5,239
Per share amounts:
  Basic..................................       0.49        0.49      (0.20)     (0.24)       0.40
  Diluted................................       0.48        0.47      (0.20)     (0.24)       0.39

                                                          NINE MONTHS ENDED JANUARY 23, 1999
                                                      -------------------------------------------
                                                       FIRST       SECOND      THIRD      TOTAL
                                                       -----       ------      -----      -----
Revenues..........................................    $126,657    $212,316    $85,359    $424,332
Gross profit......................................      44,042      70,761     28,093     142,896
Operating income (loss)...........................      13,326      18,674     (2,383)     29,617
Net income (loss).................................       6,563       7,430     (3,298)     10,695
Per share amounts:
  Basic...........................................        0.45        0.51      (0.23)       0.73
  Diluted.........................................        0.44        0.51      (0.23)       0.73

NOTE 16 -- SUBSEQUENT EVENTS (UNAUDITED)

SENIOR CREDIT FACILITY

     On September 30, 1998, the Company entered into a five year secured $350,000 credit facility consisting of a $250,000 revolving loan and $100,000 term loan. Interest on borrowings under the senior credit facility accrued through the third quarter of fiscal 1999 at a rate of, at the Company's option, either (i) LIBOR plus 2.375% or (ii) the lender's base rate plus a margin of
 .75%, plus an unused fee of .475 on the unborrowed amount under the revolving credit facility. Thereafter, interest

                             SCHOOL SPECIALTY, INC.

                (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

NOTE 16 -- SUBSEQUENT EVENTS (UNAUDITED) (CONTINUED) will accrue at a rate of (i) LIBOR plus a range of 1.000% to 2.000%, or (ii) the lender's base rate plus a range of .000% to .750%, plus an unused fee ranging from .275 to .475 on the unborrowed amount under the revolving credit facility (depending on the Company's leverage ratio of funded debt to earnings before interest, income taxes, depreciation and amortization). Indebtedness is secured by substantially all of the assets of the Company. The credit facility is subject to terms and conditions typical of facilities of such size and includes certain financial covenants. The Company borrowed under the credit facility to repay the U.S. Office Products' debt outstanding on June 10, 1998 in accordance with the terms of the U.S. Office Products Strategic Restructuring Plan, to fund the two companies acquired in the first three quarters of fiscal 1999 and for seasonal working capital. The balance of the credit facility will be available for working capital, capital expenditures and acquisitions, subject to compliance with financial covenants. The amount outstanding as of January 23, 1999 under the credit facility was approximately $172,000.

     On October 28, 1998 the Company entered into an interest rate swap agreement with the Bank of New York covering $50,000 of the outstanding credit facility. The agreement fixes the 30 day LIBOR interest rate at 4.37% per annum on the $50,000 notional amount and has a three year term that may be canceled by the Bank of New York on the second anniversary. The floating LIBOR interest rate at January 23, 1999 was 4.9%.

     The term loan will amortize quarterly over five years under the following amortization schedule with the first principal payment due January 30, 1999:

Year 1...................................................  $ 10,000
Year 2...................................................    15,000
Year 3...................................................    15,000
Year 4...................................................    30,000
Year 5...................................................    30,000
                                                           --------
                                                           $100,000
                                                           ========

PURCHASE BUSINESS COMBINATIONS

     In the nine months ended January 23, 1999, the Company made two acquisitions which were accounted for under the purchase method of accounting for an aggregate cash purchase price of approximately $95,000, resulting in goodwill of approximately $85,000 which will be amortized over 40 years. The results of these acquisitions have been included in the Company's results from their respective dates of acquisition.

     On February 9, 1999 the Company purchased Sportime, LLC, the physical education, athletic and recreation products business of Genesis Direct Inc. for approximately $23 million in cash, resulting in goodwill of approximately $13,587 which will be amortized over 40 years.

     The following presents the unaudited pro forma results of operations of the Company for the fiscal year ended April 25, 1998, and the nine month periods ended January 23, 1999 and January 24, 1998, and includes the Company's consolidated financial statements, which give retroactive effect to the acquisitions as if all fiscal year 1998 and fiscal year 1999 purchase acquisitions had been made at the beginning of fiscal 1998. The results presented below include certain pro forma adjustments to reflect the amortization of intangible assets, adjustments to interest expense, adjustments to depreciation, and the inclusion of a federal income tax provision on

                             SCHOOL SPECIALTY, INC.

                (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

NOTE 16 -- SUBSEQUENT EVENTS (UNAUDITED) (CONTINUED) all earnings for the periods ended April 25, 1998, January 23, 1999 and January 24, 1998, respectively:

                                                                        NINE MONTHS ENDED
                                                                    -------------------------
                                                FISCAL YEAR ENDED   JANUARY 24,   JANUARY 23,
                                                 APRIL 25, 1998        1998          1999
                                                -----------------   -----------   -----------
Revenues......................................      $598,025         $496,941      $506,180
Net income....................................         4,330            7,953        11,744
Net income per share
Basic.........................................      $   0.28         $   0.53      $   0.78
Diluted.......................................      $   0.27         $   0.52      $   0.78

     The unaudited pro forma results of operations are prepared for comparative purposes only and do not necessarily reflect the results that would have occurred had the acquisitions occurred at the beginning of fiscal 1998 or the results which may occur in the future.

NON-RECURRING CHARGES AND RESTRUCTURING COSTS

     The Company incurred non-recurring charges in the quarters ended July 25, 1998 and October 24, 1999. The first quarter non-cash strategic restructuring plan cost of $1,074 consisted of compensation expense attributed to the U.S. Office Products stock option tender offer and the sale of shares of stock to certain executive management personnel of the Company, net of underwriting discounts. The second quarter restructuring costs of $4,200 is related to the consolidation of School Specialty, Inc.'s existing warehousing, customer service and sales operations resulting from the acquisition of National School Supply Company. The $4,200 charge included $2,100 for employee severance and termination benefits, $1,300 for lease termination and facility shut-down costs and $800 for write down of fixed assets and inventories.

                             SCHOOL SPECIALTY, INC.

                    PRO FORMA COMBINED FINANCIAL STATEMENTS
                                  (UNAUDITED)

     The unaudited pro forma financial statements give effect to, where applicable, all acquisitions completed through February 9, 1999, the spin-off and the refinancing of all amounts payable to U.S. Office Products in connection with the spin-off and the June 1998 initial public offering. The pro forma Common Stock offering and Note offering adjustments further adjust such pro forma financial statements to give effect to such offerings.

     The pro forma combined balance sheet gives effect to the acquisition completed after February 9, 1999.

     The pro forma combined statement of income for the fiscal year ended April 25, 1998 gives effect to (i) the spin-off and the refinancing of all amounts payable to U.S. Office Products in connection with the spin-off; (ii) the June 1998 initial public offering; (iii) the acquisitions of Sax Arts and Crafts, American Academic and six other individually insignificant companies in business combinations accounted for under the purchase method completed during the fiscal year ended April 25, 1998 (the "Fiscal 1998 Purchase Acquisitions"); and (iv) the acquisitions of Hammond & Stephens, National School Supply and Sportime in business combinations accounted for under the purchase method completed during the fiscal year ending April 24, 1999 (the "Fiscal 1999 Purchase Acquisitions"), as if all such transactions had occurred on April 27, 1997. The pro forma combined statement of income for the year ended April 25, 1998 includes (i) our audited financial information for the year ended April 25, 1998; (ii) the unaudited financial information of the Fiscal 1998 Purchase Acquisitions for the period from April 27, 1997 through their respective dates of acquisitions; and
(iii) the unaudited financial information of the Fiscal 1999 Purchase Acquisitions for the period from April 27, 1997 through April 25, 1998.

     The pro forma combined statement of income for the nine months ended January 23, 1999 gives effect to (i) the spin-off and the refinancing of all amounts payable to U.S. Office Products in connection with the spin-off; (ii) the June 1998 initial public offering; and (iii) the Fiscal 1999 Purchase Acquisitions, as if all such transactions had occurred on April 26, 1998. The pro forma combined statement of income for the nine months ended January 23, 1999 includes our unaudited financial information for the nine months ended January 23, 1999 and the unaudited financial information of the Fiscal 1999 Purchase Acquisitions for the period from April 26, 1998 through the earlier of their respective dates of acquisition or January 23, 1999.

     The pro forma combined statement of income for the nine months ended January 24, 1998 gives effect to (i) the spin-off and the refinancing of all amounts payable to U.S. Office Products in connection with the spin-off; (ii) the June 1998 initial public offering; (iii) the Fiscal 1998 Purchase Acquisitions; and (iv) the Fiscal 1999 Purchase Acquisitions, as if all such transactions had occurred on April 27, 1997. The pro forma combined statement of income for the nine months ended January 24, 1998 includes (i) our unaudited financial information for the nine months ended January 24, 1998; (ii) the unaudited financial information of the Fiscal 1998 Purchase Acquisitions for the period from April 27, 1997 through the earlier of their respective dates of acquisition or January 24, 1998; and (iii) the unaudited financial information of the Fiscal 1999 Purchase Acquisitions for the period from April 27, 1997 through January 24, 1998.

     Our historical financial statements reflect an allocated portion of general and administrative costs and interest expense incurred by U.S. Office Products. The allocated costs include expenses such as: certain corporate executives' salaries, accounting and legal fees, departmental costs for accounting, finance, legal, purchasing, marketing and human resources, as well as other general overhead costs. These corporate overheads have been allocated to us using one of several factors, dependent on the nature of the costs being allocated, including, revenues, number and size of acquisitions and number of employees. Interest expense incurred by U.S. Office Products has been allocated to us based upon our average outstanding intercompany balances with U.S. Office Products at U.S. Office Products' weighted average interest rate during such period.

     The pro forma adjustments are based upon preliminary estimates, available information and certain assumptions that management deems appropriate. The unaudited pro forma combined financial data presented herein does not purport to represent what our financial position or results of operations would have been had the transactions which are the subject of pro forma adjustments occurred on those dates, as assumed, and are not necessarily representative of our financial position or results of operations in any future period. The pro forma combined financial statements should be read in conjunction with the other financial statements and notes thereto included elsewhere in this Prospectus.

                             SCHOOL SPECIALTY, INC.

                        PRO FORMA COMBINED BALANCE SHEET
                                JANUARY 23, 1999
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                                                                          PRO FORMA
                                                              POST                                         COMMON
                                                        JANUARY 23, 1999                                    STOCK
                                         SCHOOL             PURCHASE         PRO FORMA                    OFFERING
                                     SPECIALTY, INC.      ACQUISITION       ADJUSTMENTS      SUBTOTAL    ADJUSTMENTS
                                     ---------------    ----------------    -----------      --------    -----------
             ASSETS
Cash & cash equivalents..........       $     --            $    --          $     --        $     --     $ 62,170(b)
                                                                                                           (62,170)(b)
Accounts receivable, net.........         84,843              3,432                --          88,275           --
Inventories......................         46,799              4,371                --          51,170           --
  Prepaid and other current
    assets.......................         16,219              2,820                --          19,039           --
                                        --------            -------          --------        --------     --------
    Total current assets.........        147,861             10,623                --         158,484           --
Property and equipment, net......         39,781              1,185                --          40,966           --
Intangible assets, net...........        183,693             14,689            (1,102)(a)     197,280           --
Other assets.....................          7,178                 12                --           7,190           --
                                        --------            -------          --------        --------     --------
    Total assets.................       $378,513            $26,509          $ (1,102)       $403,920     $     --
                                        ========            =======          ========        ========     ========
  LIABILITIES AND STOCKHOLDERS'
              EQUITY
Current liabilities:
  Current portion of long-term
    debt.........................       $ 10,314            $    --          $     --        $ 10,314     $(10,314)(b)
  Accounts payable...............         15,485              1,063                --          16,548           --
  Accrued compensation...........         11,945                303                --          12,248           --
  Accrued income taxes...........          5,596                  6                --           5,602           --
  Accrued restructuring..........          3,638                 --                --           3,638           --
  Other accrued liabilities......         10,057                738                --          10,795           --
                                        --------            -------          --------        --------     --------
    Total current liabilities....         57,035              2,110                --          59,145      (10,314)
Long-term debt...................        162,199                 69            23,000(a)      185,268      (51,856)(b)
Other............................            212                228                --             440           --
                                        --------            -------          --------        --------     --------
    Total liabilities............        219,446              2,407            23,000         244,853      (62,170)
Stockholders' equity:
  Common stock...................             15                 --                --              15            3(b)
  Capital paid in excess of par
    value........................        146,768                 --                --         146,768       62,167(b)
  Accumulated other comprehensive
    income.......................              6                 --                --               6           --
  Retained earnings..............         12,278                 --                --          12,278           --
  Equity of purchased company....             --             24,102           (24,102)(a)          --           --
                                        --------            -------          --------        --------     --------
    Total stockholders' equity...        159,067             24,102           (24,102)        159,067       62,170
                                        --------            -------          --------        --------     --------
    Total liabilities and
      stockholders' equity.......       $378,513            $26,509          $ (1,102)       $403,920     $     --
                                        ========            =======          ========        ========     ========

                                                                        PRO FORMA
                                     PRO FORMA                         AS ADJUSTED
                                    AS ADJUSTED        PRO FORMA        FOR COMMON
                                     FOR COMMON      NOTE OFFERING      STOCK AND
                                   STOCK OFFERING     ADJUSTMENTS     NOTE OFFERINGS
                                   --------------    -------------    --------------
             ASSETS
Cash & cash equivalents..........     $     --         $ 97,050(c)       $     --
                                                        (97,050)(c)
Accounts receivable, net.........       88,275               --            88,275
Inventories......................       51,170               --            51,170
  Prepaid and other current
    assets.......................       19,039               --            19,039
                                      --------         --------          --------
    Total current assets.........      158,484               --           158,484
Property and equipment, net......       40,966               --            40,966
Intangible assets, net...........      197,280               --           197,280
Other assets.....................        7,190            2,950            10,140
                                      --------         --------          --------
    Total assets.................     $403,920         $  2,950          $406,870
                                      ========         ========          ========
  LIABILITIES AND STOCKHOLDERS'
              EQUITY
Current liabilities:
  Current portion of long-term
    debt.........................     $     --         $     --          $     --
  Accounts payable...............       16,548               --            16,548
  Accrued compensation...........       12,248               --            12,248
  Accrued income taxes...........        5,602               --             5,602
  Accrued restructuring..........        3,638               --             3,638
  Other accrued liabilities......       10,795               --            10,795
                                      --------         --------          --------
    Total current liabilities....       48,831               --            48,831
Long-term debt...................      133,412          100,000(c)        136,362
                                                        (97,050)(c)
Other............................          440               --               440
                                      --------         --------          --------
    Total liabilities............      182,683            2,950           185,633
Stockholders' equity:
  Common stock...................           18               --                18
  Capital paid in excess of par
    value........................      208,935               --           208,935
  Accumulated other comprehensive
    income.......................            6               --                 6
  Retained earnings..............       12,278               --            12,278
  Equity of purchased company....           --               --                --
                                      --------         --------          --------
    Total stockholders' equity...      221,237               --           221,237
                                      --------         --------          --------
    Total liabilities and
      stockholders' equity.......     $403,920         $  2,950          $406,870
                                      ========         ========          ========

                             SCHOOL SPECIALTY, INC.

                     PRO FORMA COMBINED STATEMENT OF INCOME
                   FOR THE NINE MONTHS ENDED JANUARY 23, 1999
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                                                                                                       PRO FORMA
                                                        NATIONAL                                                      COMMON STOCK
                                          SCHOOL         SCHOOL    HAMMOND &               PRO FORMA                    OFFERING
                                      SPECIALTY, INC.    SUPPLY    STEPHENS    SPORTIME   ADJUSTMENTS      SUBTOTAL   ADJUSTMENTS
                                      ---------------   --------   ---------   --------   -----------      --------   ------------
Revenues............................     $424,332       $53,690     $2,380     $25,778      $    --        $506,180     $    --
Cost of revenues....................      281,436        36,122      1,181      12,047           --         330,786          --
                                         --------       -------     ------     -------      -------        --------     -------
    Gross profit....................      142,896        17,568      1,199      13,731           --         175,394          --
Selling, general and administrative
  expenses..........................      108,005        12,948        476      11,625           24(e)      133,046          --
                                                                                                (32)(f)
Restructuring costs.................        5,274           127         --          --           --           5,401          --
                                         --------       -------     ------     -------      -------        --------     -------
  Operating income..................       29,617         4,493        723       2,106            8          36,947          --
Other (income) expense:
  Interest expense..................        8,942         1,265         --           3        3,290(g)       13,500      (3,730)(i)
  Interest income...................         (114)           --         --          --          114(g)           --          --
  Other.............................                        235        (15)        200           --             420          --
                                         --------       -------     ------     -------      -------        --------     -------
Income before provision for income
  taxes.............................       20,789         2,993        738       1,903       (3,396)         23,027       3,730
Provision for income taxes..........       10,094             4         --          --        1,185(h)       11,283       1,492
                                         --------       -------     ------     -------      -------        --------     -------
Net income..........................     $ 10,695       $ 2,989     $  738     $ 1,903      $(4,581)       $ 11,744     $ 2,238
                                         ========       =======     ======     =======      =======        ========     =======
Weighted average shares:
  Basic.............................       14,625                                                            15,025(k)
  Diluted...........................       14,665                                                            15,065(k)
Net income per share:
  Basic.............................     $   0.73                                                          $   0.78
  Diluted...........................     $   0.73                                                          $   0.78

                                                                         PRO FORMA
                                        PRO FORMA       PRO FORMA       AS ADJUSTED
                                       AS ADJUSTED        NOTE           FOR COMMON
                                        FOR COMMON      OFFERING           STOCK
                                      STOCK OFFERING   ADJUSTMENTS   AND NOTE OFFERINGS
                                      --------------   -----------   ------------------
Revenues............................     $506,180        $    --          $506,180
Cost of revenues....................      330,786             --           330,786
                                         --------        -------          --------
    Gross profit....................      175,394             --           175,394
Selling, general and administrative
  expenses..........................      133,046             --           133,046
Restructuring costs.................        5,401             --             5,401
                                         --------        -------          --------
  Operating income..................       36,947             --            36,947
Other (income) expense:
  Interest expense..................        9,770          1,115(j)         10,885
  Interest income...................           --             --                --
  Other.............................          420             --               420
                                         --------        -------          --------
Income before provision for income
  taxes.............................       26,757         (1,115)           25,642
Provision for income taxes..........       12,775           (446)           12,329
                                         --------        -------          --------
Net income..........................     $ 13,982        $  (669)         $ 13,313
                                         ========        =======          ========
Weighted average shares:
  Basic.............................       18,025(l)                        18,025(l)
  Diluted...........................       18,065(l)                        18,065(l)
Net income per share:
  Basic.............................     $   0.78                         $   0.74
  Diluted...........................     $   0.77                         $   0.74

                             SCHOOL SPECIALTY, INC.

                     PRO FORMA COMBINED STATEMENT OF INCOME
                   FOR THE NINE MONTHS ENDED JANUARY 24, 1998
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                                                                                            INDIVIDUALLY
                                                                                                           INSIGNIFICANT
                                                 SAX                    NATIONAL                            FISCAL 1998
                               SCHOOL         ARTS AND     AMERICAN      SCHOOL    HAMMOND &                  PURCHASE
                         SPECIALTY, INC.(D)   CRAFTS(D)   ACADEMIC(D)    SUPPLY    STEPHENS    SPORTIME   ACQUISITIONS(D)
                         ------------------   ---------   -----------   --------   ---------   --------   ---------------
Revenues...............       $247,880         $5,421       $36,423     $146,526    $7,782     $23,966        $28,943
Cost of revenues.......        164,105          3,196        24,382      100,819     3,764      11,043         19,865
                              --------         ------       -------     --------    ------     -------        -------
 Gross profit..........         83,775          2,225        12,041       45,707     4,018      12,923          9,078
Selling, general and
 administrative
 expenses..............         63,395          1,722         8,789       40,024     2,019      10,533          7,873
Restructuring costs....             --             --            --        1,198        --          --             --
                              --------         ------       -------     --------    ------     -------        -------
 Operating income......         20,380            503         3,252        4,485     1,999       2,390          1,205
Other (income) expense:
 Interest expense......          4,100             18           441        3,927        --          --             38
 Interest income.......           (109)            (3)           --           --      (109)         --             (4)
 Other.................            441             --            24           --        --          13             58
                              --------         ------       -------     --------    ------     -------        -------
Income before provision
 for income taxes......         15,948            488         2,787          558     2,108       2,377          1,113
Provision for income
 taxes.................          7,113            189           892           15        --          --            140
                              --------         ------       -------     --------    ------     -------        -------
Net income.............       $  8,835         $  299       $ 1,895     $    543    $2,108     $ 2,377        $   973
                              ========         ======       =======     ========    ======     =======        =======
Weighted average
 shares:
 Basic.................         12,751
 Diluted...............         13,020
Net income per share:
 Basic.................       $   0.69
 Diluted...............       $   0.68

                                                                 PRO FORMA                   PRO FORMA
                                                   PRO FORMA    AS ADJUSTED                 AS ADJUSTED
                                                    COMMON          FOR        PRO FORMA    FOR COMMON
                                                     STOCK        COMMON         NOTE        STOCK AND
                          PRO FORMA                OFFERING        STOCK       OFFERING        NOTE
                         ADJUSTMENTS   SUBTOTAL   ADJUSTMENTS    OFFERING     ADJUSTMENTS    OFFERINGS
                         -----------   --------   -----------   -----------   -----------   -----------
Revenues...............    $    --     $496,941     $    --      $496,941       $    --      $496,941
Cost of revenues.......         --      327,174          --       327,174            --       327,174
                           -------     --------     -------      --------       -------      --------
 Gross profit..........         --      169,767          --       169,767            --       169,767
Selling, general and
 administrative
 expenses..............        224(e)   135,598          --       135,598            --       135,598
                             1,019(f)
Restructuring costs....         --        1,198          --         1,198            --         1,198
                           -------     --------     -------      --------       -------      --------
 Operating income......     (1,243)      32,971          --        32,971            --        32,971
Other (income) expense:
 Interest expense......      4,976(g)    13,500      (3,730)(i)     9,770         1,115(j)     10,885
 Interest income.......        225(g)        --          --            --            --            --
 Other.................         --          536          --           536            --           536
                           -------     --------     -------      --------       -------      --------
Income before provision
 for income taxes......     (6,444)      18,935       3,730        22,665        (1,115)       21,550
Provision for income
 taxes.................      2,633(h)    10,982       1,492        12,474          (446)       12,028
                           -------     --------     -------      --------       -------      --------
Net income.............    $(9,077)    $  7,953     $ 2,238      $ 10,191       $  (669)     $  9,522
                           =======     ========     =======      ========       =======      ========
Weighted average
 shares:
 Basic.................                  15,126(k)                 18,126(l)                   18,126(l)
 Diluted...............                  15,395(k)                 18,395(l)                   18,395(l)
Net income per share:
 Basic.................                $   0.53                  $   0.56                    $   0.53
 Diluted...............                $   0.52                  $   0.55                    $   0.52

                             SCHOOL SPECIALTY, INC.

                     PRO FORMA COMBINED STATEMENT OF INCOME
                       FOR THE YEAR ENDED APRIL 25, 1998
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                                                                                                  INDIVIDUALLY
                                                                                                                  INSIGNIFICANT
                                                        SAX                    NATIONAL                            FISCAL 1998
                                      SCHOOL         ARTS AND     AMERICAN      SCHOOL    HAMMOND &                 PURCHASE
                                SPECIALTY, INC.(D)   CRAFTS(D)   ACADEMIC(D)    SUPPLY    STEPHENS    SPORTIME   ACQUISITIONS(D)
                                ------------------   ---------   -----------   --------   ---------   --------   ---------------
Revenues......................       $310,455         $5,421       $36,423     $176,774    $9,028     $30,981        $28,943
Cost of revenues..............        202,870          3,196        24,382      121,161     4,386      14,467         19,865
                                     --------         ------       -------     --------    ------     -------        -------
 Gross profit.................        107,585          2,225        12,041       55,613     4,642      16,514          9,078
Selling, general and
 administrative
 expenses.....................         87,846          1,722         8,789       50,936     2,555      14,367          7,873
Restructuring costs...........          3,491             --            --        1,198        --          --             --
                                     --------         ------       -------     --------    ------     -------        -------
 Operating income.............         16,248            503         3,252        3,479     2,087       2,147          1,205
Other (income) expense:
 Interest expense.............          5,505             18           441        5,047        --          --             38
 Interest income..............           (132)            (3)           --           --      (154)         --             (4)
 Other........................            156             --            24           --        --         (45)            58
                                     --------         ------       -------     --------    ------     -------        -------
Income before provision for
 income taxes.................         10,719            488         2,787       (1,568)    2,241       2,192          1,113
Provision for income
 taxes........................          5,480            189           892           18        --          --            140
                                     --------         ------       -------     --------    ------     -------        -------
Net income....................       $  5,239         $  299       $ 1,895     $ (1,586)   $2,241     $ 2,192        $   973
                                     ========         ======       =======     ========    ======     =======        =======
Weighted average shares:
 Basic........................         13,284
 Diluted......................         13,547
Net income per share:
 Basic........................       $   0.40
 Diluted......................       $   0.39

                                                                              PRO FORMA                   PRO FORMA
                                                             PRO FORMA       AS ADJUSTED                 AS ADJUSTED
                                                              COMMON             FOR        PRO FORMA    FOR COMMON
                                                               STOCK           COMMON         NOTE        STOCK AND
                                 PRO FORMA                   OFFERING           STOCK       OFFERING        NOTE
                                ADJUSTMENTS      SUBTOTAL   ADJUSTMENTS       OFFERING     ADJUSTMENTS    OFFERINGS
                                -----------      --------   -----------      -----------   -----------   -----------
Revenues......................    $    --        $598,025     $    --         $598,025       $    --      $598,025
Cost of revenues..............         --         390,327          --          390,327            --       390,327
                                  -------        --------     -------         --------       -------      --------
 Gross profit.................         --         207,698          --          207,698            --       207,698
Selling, general and
 administrative
 expenses.....................        295(e)      175,507          --          175,507            --       175,507
                                    1,124(f)
Restructuring costs...........         --           4,689          --            4,689            --         4,689
                                  -------        --------     -------         --------       -------      --------
 Operating income.............     (1,419)         27,502          --           27,502            --        27,502
Other (income) expense:
 Interest expense.............      5,951(g)       17,000      (4,974)(i)       12,026         1,486(j)     13,512
 Interest income..............        293(g)           --          --               --            --            --
 Other........................         --             193          --              193            --           193
                                  -------        --------     -------         --------       -------      --------
Income before provision for
 income taxes.................     (7,663)         10,309       4,974           15,283        (1,486)       13,797
Provision for income
 taxes........................       (740)(h)       5,979       1,990            7,969          (593)        7,376
                                  -------        --------     -------         --------       -------      --------
Net income....................    $(6,923)       $  4,330     $ 2,984         $  7,314       $  (893)     $  6,421
                                  =======        ========     =======         ========       =======      ========
Weighted average shares:
 Basic........................                     15,659(k)                    18,659(l)                   18,659(l)
 Diluted......................                     15,922(k)                    18,922(l)                   18,922(l)
Net income per share:
 Basic........................                   $   0.28                     $   0.39                    $   0.34
 Diluted......................                   $   0.27                     $   0.39                    $   0.34

                             SCHOOL SPECIALTY, INC.

                NOTES TO PRO FORMA COMBINED FINANCIAL STATEMENTS
                                  (UNAUDITED)
                    (DOLLARS AND SHARE AMOUNTS IN THOUSANDS)

NOTE 1 -- UNAUDITED PRO FORMA COMBINED BALANCE SHEET ADJUSTMENTS

 (a) Adjustment to reflect purchase price adjustments associated with the acquisition of Sportime. The portion of the consideration assigned to goodwill ($13,587) in the transaction accounted for under the purchase method represents the excess of the cost over the fair market value of the net assets acquired. We amortize goodwill over a period of 40 years. The recoverability of the unamortized goodwill will be assessed on an ongoing basis by comparing anticipated undiscounted future cash flows from operations to net book value.

 (b) Adjustment to reflect $62,170 of net proceeds from the sale of 3,000 shares of Common Stock as part of the Common Stock Offering (net of expenses and underwriting discount) and the utilization of the proceeds to repay $10,314 of short-term debt and $51,856 of long-term debt.

 (c) Adjustment to reflect $97,050 of net proceeds from the sale of the $100,000 of Notes as part of the Note offering (net of expenses and underwriters discount) and the utilization of the proceeds to repay $97,050 of long-term debt.

NOTE 2 -- UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME ADJUSTMENTS

 (d) Certain reclassifications have been made to our historical results and the results of the Fiscal 1998 Purchase Acquisitions for the period prior to their respective dates of acquisition for the nine months ended January 24, 1998 and the fiscal year ended April 25, 1998 to conform with the fiscal 1999 presentation. These reclassifications had no effect on net income or net income per share.

 (e) Adjustment to reflect additional corporate overhead expenses to be incurred as a stand-alone, publicly traded, entity, rather than as a division of U.S. Office Products.

 (f) Adjustment to reflect the increase (decrease) in amortization expense relating to goodwill recorded in purchase accounting related to the Fiscal 1998 and Fiscal 1999 Purchase Acquisitions for the periods prior to the respective dates of acquisition. We have recorded goodwill amortization in the historical financial statements from the respective dates of acquisition forward. The goodwill is being amortized over an estimated life of 40 years.

 (g) Adjustment to reflect an increase in interest expense. Interest expense is being calculated on the average pro forma debt outstanding during the applicable periods at a weighted average interest rate of approximately 8.0%. The adjustment also reflects a reduction in interest income to zero as we generally expect to use available cash to repay debt. Pro forma interest expense will fluctuate approximately $272 on an annual basis for each 0.125% change in interest rates.

 (h) Adjustment to calculate the provision for income taxes on the combined pro forma results at an effective income tax rate of approximately 49% for the nine months ended January 23, 1999 and 58% for the nine months ended January 24, 1998 and the fiscal year ended April 25, 1998. The difference between the effective tax rates and the statutory tax rate of 35% relates primarily to state income taxes and nondeductible goodwill.

 (i) Adjustment to reflect a decrease in interest expense as a result of the utilization of the net proceeds from the Common Stock offering to repay $10,314 of short-term debt and $51,856 of long-term debt at an annual interest rate of 8%.

                             SCHOOL SPECIALTY, INC.

                                  (UNAUDITED)
                    (DOLLARS AND SHARE AMOUNTS IN THOUSANDS)

NOTE 2 -- UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
ADJUSTMENTS(CONTINUED)

 (j) Adjustment to reflect a net increase in interest expense as a result of the higher average interest rate resulting from the utilization of the net proceeds from the Note offering to repay $97,050 of long-term debt at an annual interest rate of 8%.

 (k) The weighted average shares outstanding used to calculate pro forma earnings per share is calculated based upon our weighted average shares, adjusted to reflect the shares sold in the June 1998 initial public offering, as if the June 1998 initial public offering had occurred on April 27, 1997.

 (l) The weighted average shares outstanding used to calculate pro forma as adjusted for the Common Stock offering and as adjusted for the Common Stock and Note offerings earnings per share is calculated based upon the pro forma weighted average shares described in note (k), adjusted to reflect the 3,000 shares to be sold in the Common Stock offering, as if the Common Stock offering had occurred on April 27, 1997.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors of
American Academic Suppliers Holding Corporation

     We have audited the accompanying consolidated balance sheets of AMERICAN ACADEMIC SUPPLIERS HOLDING CORPORATION AND SUBSIDIARY as of December 31, 1995 and 1996, and the related consolidated statements of operations, changes in shareholders' equity and of cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of American Academic Suppliers Holding Corporation and Subsidiary as of December 31, 1995 and 1996, and the consolidated results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.

ALTSCHULER, MELVOIN AND GLASSER LLP

Chicago, Illinois
February 24,1997

                AMERICAN ACADEMIC SUPPLIERS HOLDING CORPORATION
                                 AND SUBSIDIARY

                           CONSOLIDATED BALANCE SHEET

                                                              DECEMBER 31,
                                                       --------------------------    SEPTEMBER 30,
                                                          1995           1996            1997
                                                          ----           ----        -------------
                                                                                      (UNAUDITED)
                                             ASSETS
Current Assets:
  Cash.............................................    $     7,228    $    21,507     $     9,841
  Trade accounts receivable (net of allowance for
     doubtful accounts of $25,000).................      4,525,451      3,656,546      13,476,228
  Inventories (Note 1).............................      1,805,731      1,599,140       2,398,435
  Other current assets and prepaid expenses........        127,673        173,549         269,234
                                                       -----------    -----------     -----------
                                                         6,466,083      5,450,742      16,153,738
                                                       -----------    -----------     -----------
Property, Plant and Equipment (less accumulated
  depreciation -- Notes 1 and 2)...................      3,081,784      2,949,000       2,845,858
                                                       -----------    -----------     -----------
Other Assets:
  Excess of cost over the fair value of net assets
     acquired (less accumulated amortization of
     $320,322, $433,022, $509,311, respectively --
     Note 1........................................      4,187,938      4,075,238       4,030,878
  Deferred financing costs (less accumulated
     amortization of $21,729, $42,729, and $50,965
     respectively -- Note 1).......................         40,544         19,544
  Deposits.........................................         37,581         64,211
                                                       -----------    -----------     -----------
                                                         4,266,063      4,158,993       4,030,878
                                                       -----------    -----------     -----------
                                                       $13,813,930    $12,558,735     $23,030,474
                                                       ===========    ===========     ===========

                               LIABILITIES AND SHAREHOLDERS' EQUITY
  Current Liabilities:
  Accounts payable.................................    $ 1,476,312    $ 1,636,969     $ 4,281,450
  Current portion of long-term debt (Note 4).......        168,673          3,135      10,772,516
  Other current liabilities and accrued expenses
     (Notes 3 and 9)...............................      1,968,780        736,374       2,391,544
                                                       -----------    -----------     -----------
                                                         3,613,765      2,376,478      17,445,510
                                                       -----------    -----------     -----------
Long-term Liabilities:
  Long-term debt (Note 4)..........................      7,712,187      6,407,152
                                                       -----------    -----------     -----------
Shareholders' Equity:
  Common stock, (10,000 shares of $.01 par value
     authorized 1,209, 1,232 and 1,232 shares
     issued and outstanding at December 31, 1995,
     1996, and September 30, 1997, respectively --
     Note 8).......................................             12             12              12
  Additional paid-in capital.......................      5,528,073      5,648,073       5,648,073
  Retained earnings (Accumulated deficit)..........     (1,463,356)      (296,229)      1,513,630
                                                       -----------    -----------     -----------
                                                         4,064,729      5,351,856       7,161,715
Excess of Purchase Price over Predecessor Basis
  (Note 1).........................................     (1,576,751)    (1,576,751)     (1,576,751)
                                                       -----------    -----------     -----------
                                                         2,487,978      3,775,105       5,584,964
                                                       -----------    -----------     -----------
                                                       $13,813,930    $12,558,735     $23,030,474
                                                       ===========    ===========     ===========

         The accompanying notes are an integral part of this statement.

                AMERICAN ACADEMIC SUPPLIERS HOLDING CORPORATION
                                 AND SUBSIDIARY

                      CONSOLIDATED STATEMENT OF OPERATIONS

                                                                           NINE MONTHS ENDED
                                          YEAR ENDED DECEMBER 31,            SEPTEMBER 30,
                                         --------------------------    --------------------------
                                            1995           1996           1996           1997
                                            ----           ----           ----           ----
                                                                              (UNAUDITED)
Net Sales............................    $38,596,316    $39,290,879    $32,578,366    $38,497,843
Cost of Goods Sold...................     27,050,924     26,667,961     21,985,703     25,916,417
                                         -----------    -----------    -----------    -----------
Gross Profit.........................     11,545,392     12,622,918     10,592,663     12,581,426
Selling, General and Administrative
  Expenses...........................      9,522,851      9,995,206      7,229,895      8,932,382
                                         -----------    -----------    -----------    -----------
Income from Operations...............      2,022,541      2,627,712      3,362,768      3,649,044
                                         -----------    -----------    -----------    -----------
Other Expense:
  Interest...........................      1,002,199        856,223        660,753        543,089
  Guarantee fees (Note 4)............        305,384        148,996        148,996              0
  Executive severance (Note 9).......        168,750              0              0              0
  Amortization of intangibles (Note
     1)..............................        133,700        133,700        100,275        120,516
  Management fee (Note 8)............        112,000        182,000        121,500        198,000
  Other..............................        104,574        128,908         81,115        126,523
                                         -----------    -----------    -----------    -----------
                                           1,826,607      1,449,827      1,112,639        988,128
                                         -----------    -----------    -----------    -----------
Income before Income Taxes...........        195,934      1,177,885      2,250,129      2,660,916
Income Tax Provision -- Current......         26,000         10,758          8,069        851,057
                                         -----------    -----------    -----------    -----------
Net Income...........................    $   169,934    $ 1,167,127    $ 2,242,060    $ 1,809,859
                                         ===========    ===========    ===========    ===========

         The accompanying notes are an integral part of this statement.

                AMERICAN ACADEMIC SUPPLIERS HOLDING CORPORATION
                                 AND SUBSIDIARY

           CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
                     YEAR ENDED DECEMBER 31, 1995 AND 1996
            AND THE NINE MONTHS ENDED SEPTEMBER 30, 1997 (UNAUDITED)

                                                                                      EXCESS OF
                                                                       RETAINED       PURCHASE
                             SHARES                    ADDITIONAL      EARNINGS      PRICE OVER         TOTAL
                           ISSUED AND                   PAID-IN      (ACCUMULATED    PREDECESSOR    SHAREHOLDERS'
                           OUTSTANDING    PAR VALUE     CAPITAL        DEFICIT)         BASIS          EQUITY
                           -----------    ---------    ----------    ------------    -----------    -------------
Balances, December 31,
  1994.................       1,209          $12       $5,528,073    $(1,633,290)    $(1,576,751)    $2,318,044
Net Income, Year Ended
  December 31, 1995....                                                  169,934                        169,934
                              -----          ---       ----------    -----------     -----------     ----------
Balances, December 31,
  1995.................       1,209           12        5,528,073     (1,463,356)     (1,576,751)     2,487,978
Issuance of Common
  Stock (Note 8).......          23                       120,000                                       120,000
Net Income, Year Ended
  December 31, 1996....                                                1,167,127                      1,167,127
                              -----          ---       ----------    -----------     -----------     ----------
Balances, December 31,
  1996.................       1,232           12        5,648,073       (296,229)     (1,576,751)     3,775,105
Unaudited data:
Net Income, Nine Months
  Ended September 30,
  1997.................                                                1,809,859                      1,809,859
                              -----          ---       ----------    -----------     -----------     ----------
Balances September 30,
  1997 (unaudited).....       1,232          $12       $5,648,073    $ 1,513,630     $(1,576,751)    $5,584,964
                              =====          ===       ==========    ===========     ===========     ==========

       See accompanying notes to pro forma combined financial statements.

                AMERICAN ACADEMIC SUPPLIERS HOLDING CORPORATION
                                 AND SUBSIDIARY

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                                    NINE MONTHS ENDED
                                                   YEAR ENDED DECEMBER 31,            SEPTEMBER 30,
                                                  --------------------------    --------------------------
                                                     1995           1996           1996           1997
                                                     ----           ----           ----           ----
                                                                                       (UNAUDITED)
Cash Flows from Operating Activities:
  Net income..................................    $   169,934    $ 1,167,127    $ 2,242,060    $ 1,809,859
  Adjustments to reconcile net income to net
    cash provided by operating activities:
    Depreciation and amortization.............        404,222        381,791        281,842        292,031
    Change in assets and liabilities:
      Accounts receivable (net)...............        643,826        868,905     (6,575,016)    (9,819,682)
      Inventories.............................        172,680        206,591       (523,208)      (799,296)
      Other assets............................        (56,950)       (72,506)       (95,646)       (89,177)
      Accounts payable........................       (140,915)       160,657      2,010,499      2,643,464
      Other liabilities and accrued
         expenses.............................        968,782     (1,232,406)    (1,530,288)     1,652,036
                                                  -----------    -----------    -----------    -----------
Net cash provided by (used in) operating
  activities..................................      2,161,579      1,480,159     (4,189,757)    (4,310,765)
                                                  -----------    -----------    -----------    -----------
Cash Flows Used in Investing Activities:
  Purchases of property and equipment.........       (197,298)      (115,307)      (108,329)       (67,282)
                                                  -----------    -----------    -----------    -----------
Cash Flows from Financing Activities:
  Repayment of revolving line of credit
    (net).....................................     (1,929,681)    (1,305,935)     4,227,957      5,766,671
  Repayment of term loans and mortgage........        (96,046)      (107,306)       (81,277)    (1,400,290)
  Principal payment on capital lease
    obligation................................         (1,305)        (3,496)
  Repayment of promissory note payable to
    shareholder...............................                       (53,836)
  Proceeds from sale of common stock..........                       120,000        120,000
                                                  -----------    -----------    -----------    -----------
  Net cash provided by (used in) financing
    activities................................     (2,027,032)    (1,350,573)     4,266,680      4,366,381
                                                  -----------    -----------    -----------    -----------
Net Increase (Decrease) in Cash...............        (62,751)        14,279        (31,406)       (11,666)
Cash, Beginning of Year.......................         69,979          7,228          7,228         21,507
                                                  -----------    -----------    -----------    -----------
Cash, End of Year.............................    $     7,228    $    21,507    $   (24,178)   $     9,841
                                                  ===========    ===========    ===========    ===========
Supplemental Disclosure of Cash Flow
  Information:
  Cash paid during the year for:
    Interest..................................    $   977,000    $   864,134    $   660,753    $   543,089
                                                  ===========    ===========    ===========    ===========
    Income taxes..............................    $     4,900    $    11,046    $              $    85,000
                                                  ===========    ===========    ===========    ===========
Supplemental Schedule of Noncash Operating,
  Investing and Financing Activities:
  Acquisition of equipment financed through
  capital lease obligation....................    $     8,953    $              $              $
                                                  ===========    ===========    ===========    ===========
Conversion of portion of accrued guaranteed
  fees to a note payable (Note 4).............    $    53,836    $              $              $
                                                  ===========    ===========    ===========    ===========

         The accompanying notes are an integral part of this statement.

                AMERICAN ACADEMIC SUPPLIERS HOLDING CORPORATION
                                 AND SUBSIDIARY

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 -- NATURE OF ACTIVITIES AND SIGNIFICANT ACCOUNTING POLICIES

     American Academic Suppliers Holding Corporation ("AASHC") and its wholly owned subsidiary, American Academic Suppliers, Inc. ("AASI") (collectively referred to as the "Company"), is a direct distributor of school supplies, supplementary educational materials, furniture, and equipment to educational institutions, school systems and administrative offices located throughout the United States. Operations are conducted from owned and leased premises located in Cary, Illinois and from leased premises located in Mt. Laurel, New Jersey (Note 7).

     On February 28, 1993, AASHC acquired all of the outstanding common stock of AASI for $8,000,000. The acquisition was accounted for using the purchase method of accounting. Since the former shareholders of AASI acquired an equity interest in AASHC, the purchase price allocation has been adjusted by $1,576,751 to reflect the excess of the purchase price over the predecessor basis in the net assets acquired which, under generally accepted accounting principles, may not be recognized as an asset. Such excess of purchase price over predecessor basis was recorded as a reduction of the excess of cost over the fair value of net assets acquired and as a decrease in shareholders' equity as of the date of acquisition.

     The Company primarily sells its products to separate schools or school systems. As such, the majority of trade accounts receivable relate primarily to these customers. Management believes that the recorded allowance for doubtful accounts is adequate to cover potential losses associated with these customers.

     In the opinion of management, the Company has made all adjustments consisting only of normal recurring accruals, necessary for a fair presentation of the financial condition of the Company as of September 30, 1997 and the results of its operations and its cash flows for the nine months ended September 30, 1996 and 1997, as presented in the accompanying unaudited interim financial statements.

     In preparing financial statements in conformity with generally accepted accounting principles, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

     A summary of significant accounting policies is as follows:

     Principles of Consolidation -- The consolidated financial statements include the accounts of AASHC and its wholly owned subsidiary, AASI. All intercompany accounts and balances have been eliminated in the consolidation.

     Inventories -- lnventories are valued at the lower of cost or market, with cost determined under the first-in, first-out ("FIFO") basis.

     Depreciation and Amortization -- Depreciation of property, plant and equipment is computed under both accelerated and straight-line methods for financial reporting purposes, based on the estimated useful lives of the assets. For income tax reporting purposes, provisions for depreciation are computed principally under accelerated methods, as permitted by the Internal Revenue Code.

     The excess of cost over fair value of net assets acquired is being amortized under the straight-line method over a period of 40 years.

                AMERICAN ACADEMIC SUPPLIERS HOLDING CORPORATION
                                 AND SUBSIDIARY

           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 1 -- NATURE OF ACTIVITIES AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) Costs incurred in connection with obtaining long-term financing are amortized, on a straight-line basis, over the term of the financing commitment.

          Income Taxes -- The Company accounts for income taxes under the provisions of Financial Accounting Standard No. 109. Under this standard, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

NOTE 2 -- PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment, at December 31, 1995 and 1996, stated at acquisition cost, consisted of the following:

                                                           1995          1996
                                                           ----          ----
Land................................................    $  415,000    $  415,000
Buildings...........................................     2,333,828     2,335,258
Warehouse equipment.................................       603,590       638,976
Office furniture and equipment......................       249,060       255,613
Computer equipment..................................       173,285       245,223
                                                        ----------    ----------
     Total owned assets.............................     3,774,763     3,890,070
Equipment capitalized under lease obligation........         8,953         8,953
                                                        ----------    ----------
                                                         3,783,716     3,899,023
Less accumulated depreciation.......................      (701,932)     (950,023)
                                                        ----------    ----------
                                                        $3,081,784    $2,949,000
                                                        ==========    ==========

     Depreciation of property, plant, and equipment, for the years ended December 31, 1995 and 1996, amounted to approximately $270,500 and $248,000, respectively.

NOTE 3 -- OTHER CURRENT LIABILITIES AND ACCRUED EXPENSES

     Other current liabilities and accrued expenses, at December 31, 1995 and 1996, consisted of the following:

                                                             1995         1996
                                                             ----         ----
Compensation and commissions..........................    $1,037,714    $390,037
Guarantor's fee (Note 4)..............................       305,383           0
Severance pay (Note 9)................................       170,442           0
Real estate taxes.....................................        77,253      80,385
Interest..............................................        67,971      60,060
Other.................................................       310,017     205,892
                                                          ----------    --------
                                                          $1,968,780    $736,374
                                                          ==========    ========

                AMERICAN ACADEMIC SUPPLIERS HOLDING CORPORATION
                                 AND SUBSIDIARY

           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 4 -- LONG-TERM DEBT

     Long-term debt, at December 31, 1995 and 1996, consisted of the following:

                                                                   1995          1996
                                                                   ----          ----
Borrowings from Harris Trust and Savings Bank ("Harris")
  pursuant to a Credit Agreement ("Agreement") (see below):
  Revolving credit loan borrowings..........................    $5,787,922    $4,481,987
  Term loan borrowings......................................       521,422       467,231
Mortgage note payable to Harris Bank Barrington, N.A.
  (secured by real estate occupied by the Company; payable
  in monthly installments, inclusive of interest at prime
  plus 1 1/2%, of $16,600; final maturity on December 16,
  1999. Fully paid subsequent to year-end)..................     1,510,032     1,456,917
Promissory note payable to Pfingsten Executive Fund, L.P.
  (bearing interest at 10% per annum; paid in full during
  1996).....................................................        53,836
Capitalized lease obligation (payable in monthly
  installments of $291, inclusive of interest at 10%; final
  maturity June 7, 1998)....................................         7,648         4,152
                                                                ----------    ----------
                                                                 7,880,860     6,410,287
Less current portion........................................       168,673         3,135
                                                                ----------    ----------
Long-term portion, due in 1998..............................    $7,712,187    $6,407,152
                                                                ==========    ==========

     At December 31, 1996, the Harris Agreement provided maximum aggregate borrowings of $12,077,500. Interest on outstanding borrowings was payable monthly, at the prime rate (8.25% at December 31, 1996) plus 1%. The Company had availability under the Agreement of $1,100,000 at December 31, 1996. Pfingsten Executive Fund, L.P. (the Company's majority shareholder) had guaranteed $1,500,000 of the borrowings (reduced from $3,000,000 effective December 31, 1995) under the Agreement. Guarantee fees are charged to the Company at 10% per annum, which amounted to $305,384 and $148,996 for the years ended December 31, 1995 and 1996. The guarantees were released by Harris on October 31, 1996.

     On February 4, 1997, the Agreement with Harris was amended ("Amended Agreement") to provide maximum aggregate borrowings of $16,800,000 from June 1 through October 31, and $11,800,000 at all other times. Revolving credit loan borrowings, under the Amended Agreement which expires March 31, 1998, are limited to a computed "Borrowing Base" amount and bear interest at the Company's option at the prime rate or LIBOR plus 1.75%. The Amended Agreement requires the Company to pay .25% per annum on the average daily unused portion of the Revolving Credit Commitment and to pay a prepayment penalty in certain situations.

     The Amended Agreement contains covenants restricting certain corporate acts, such as restricting dividend and management fee payments, and requiring the maintenance of net worth levels and a financial ratio.

     Borrowings under the agreement with Harris are secured by all of the Company's assets.

     On February 4, 1997, the Company repaid the mortgage note and term loan from borrowings under the revolving credit loan.

     Borrowings under the revolving credit, term loan and mortgage note at December 31, 1996 have been reported as long-term liabilities at December 31, 1996 as a result of the Amended Agreement and repayment of the mortgage note and term loan.

                AMERICAN ACADEMIC SUPPLIERS HOLDING CORPORATION
                                 AND SUBSIDIARY

           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 5 -- INCOME TAXES

     AASHC and its wholly owned subsidiary file a consolidated federal income tax return.

     The primary differences between the statutory and effective tax rates for 1995 and 1996 relate to the use of net operating loss carryforwards not previously recognized.

     Gross deferred income tax assets consist primarily of (a) net operating loss carryforwards, (b) accrued expenses not paid within two and one-half months after the end of the Company's year which are deductible for tax reporting purposes when paid, and (c) uniform capitalization rules (for additional inventory costs) reflected for tax reporting purposes only. The gross deferred income tax liability consists of the variation in the book and tax bases of property, plant and equipment.

     At December 31, 1995 and 1996, the Company's net deferred income tax asset and related valuation allowance consisted of:

                                                              1995        1996
                                                              ----        ----
  Gross deferred tax asset..............................    $828,000    $262,000
  Less valuation allowance..............................     517,000      84,000
                                                            --------    --------
  Deferred tax asset, net of valuation allowance........     311,000     178,000
  Less deferred tax liability...........................     311,000     178,000
                                                            --------    --------
                                                            $     --    $     --
                                                            ========    ========

     The valuation allowance decreased by $112,799 and $433,000 during 1995 and 1996, respectively.

     At December 31, 1996, the Company has available, as a carryforward to future years, a federal net operating loss carryforward of approximately $560,000, expiring in 2008 and 2009.

NOTE 6 -- EMPLOYEE BENEFIT PLAN

     The Company is a participant in a Pfingsten Partners, L.P. master employee benefit plan. The plan, established under the provisions of Section 401(k) of the Internal Revenue Code provides, among other things, for the Company to make discretionary contributions. Such employer contributions to the plan, for the years ended December 31, 1995 and 1996, amounted to $43,427 and $24,534, respectively.

     Certain professionals of Pfingsten Partners, L.P. (Note 8) serve as the trustees of the plan.

NOTE 7 -- LEASES

     The Company leases an office building and a warehouse under various operating agreements which expire in 1998. The office building lease is renewable at the Company's option for 36 additional months with an escalated monthly payment. Rent expense incurred under these leases, for the years ended December 31, 1995 and 1996, totalled approximately $253,000 and $251,000, respectively.

                AMERICAN ACADEMIC SUPPLIERS HOLDING CORPORATION
                                 AND SUBSIDIARY

           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 7 -- LEASES (CONTINUED)
     Future minimum lease payments under the aforementioned operating leases, at December 31, 1996, are as follows:

1997........................................................    $258,000
1998........................................................      73,000
                                                                --------
                                                                $331,000
                                                                ========

NOTE 8 -- SHAREHOLDERS' EQUITY AND RELATED-PARTY TRANSACTIONS

     During the year ended December 31, 1996, the Company issued 23 shares of common stock to certain officers for $120,000 in cash.

     For the years ended December 31, 1995 and 1996, the Company incurred $112,000 and 182,000, respectively, in fees pursuant to a management agreement with Pfingsten Partners, L.P., which entity is an affiliate of the Company's majority shareholder, Pfingsten Executive Fund, L.P.

     During the years ended December 31, 1995 and 1996, approximately $15,300 and $6,900, respectively, in consulting services were paid by Pfingsten Partners, L.P., on behalf of the Company, and charged to the Company. Additionally, at December 31, 1995, $12,000 was owed to a shareholder of the Company for services rendered during 1995.

     See Notes 3 and 4 for additional related-party transactions.

NOTE 9 -- SEVERANCE AGREEMENTS

     During December 1995, the Company terminated its employment agreement with its president and recognized a $168,750 charge to operations to cover the cost associated with this termination. The related amount owed pertaining to the aforementioned charge, as well as a 1993 termination, at December 31, 1995, was $170,442. There were no outstanding amounts at December 31, 1996.

NOTE 10 -- SUBSEQUENT EVENT (UNAUDITED)

     Effective December 15, 1997, the Company and its stockholders entered into a definitive agreement with U.S. Office Products Company ("U.S. Office Products") pursuant to which U.S. Office Products acquired all outstanding shares of the Company's common stock in exchange for cash.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
of Sax Arts and Crafts, Inc.

     In our opinion, the accompanying balance sheets and related statements of operations, of shareholder's equity and of cash flows present fairly, in all material respects, the financial position of Sax Arts and Crafts, Inc. at December 16, 1995 and December 25, 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 25, 1996 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the accounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PRICEWATERHOUSECOOPERS LLP

Minneapolis, Minnesota
February 3, 1998

                           SAX ARTS AND CRAFTS, INC.

                                 BALANCE SHEETS

                                                     DECEMBER 16,   DECEMBER 25,    JUNE 29,
                                                         1995           1996          1997
                                                     ------------   ------------    --------
                                                                                   (UNAUDITED)
                                            ASSETS
Current assets:
  Cash.............................................  $   102,900    $   114,492    $   109,544
  Accounts receivable -- trade, less allowance for
     doubtful accounts of $31,860,$49,860 and
     $37,448, respectively.........................    4,656,651      4,383,464      4,114,798
  Inventories......................................    5,591,557      5,441,664      7,145,216
  Prepaid expenses and other current assets........      856,943        429,741        747,466
                                                     -----------    -----------    -----------
     Total current assets..........................   11,208,051     10,369,361     12,117,024
Net property, plant and equipment..................    1,034,648        820,827        658,356
Other assets.......................................       42,477         26,506         26,506
                                                     -----------    -----------    -----------
     Total assets..................................  $12,285,176    $11,216,694    $12,801,886
                                                     ===========    ===========    ===========
                             LIABILITIES AND SHAREHOLDER'S EQUITY
Current liabilities:
  Accounts payable -- trade........................  $ 4,210,593    $ 1,947,833    $ 3,403,006
  Affiliate payable, net...........................    3,212,473      1,806,645      3,130,496
  Accrued income taxes.............................    1,802,399      1,814,139        401,063
  Other accrued expenses...........................      684,089        806,241        856,057
                                                     -----------    -----------    -----------
     Total current liabilities.....................    9,909,554      6,374,858      7,790,622
Deferred income taxes..............................       42,256         16,202         16,202
Other liabilities..................................       69,195         69,197         92,000
                                                     -----------    -----------    -----------
     Total liabilities.............................   10,021,005      6,460,257      7,898,824
Shareholder's equity:
Common stock, $1.00 par value, 1,000 shares
  authorized, issued and outstanding...............        1,000          1,000          1,000
  Capital surplus -- additional paid-in capital....    1,507,597      1,507,597      1,507,597
  Retained earnings................................      755,574      3,247,840      3,394,465
                                                     -----------    -----------    -----------
     Total shareholder's equity....................    2,264,171      4,756,437      4,903,062
                                                     -----------    -----------    -----------
     Total liabilities and shareholder's equity....  $12,285,176    $11,216,694    $12,801,886
                                                     ===========    ===========    ===========

                See accompanying notes to financial statements.

                           SAX ARTS AND CRAFTS, INC.

                            STATEMENTS OF OPERATIONS

                                            YEAR ENDED                       SIX MONTHS ENDED
                            ------------------------------------------   -------------------------
                            DECEMBER 17,   DECEMBER 16,   DECEMBER 25,    JUNE 30,      JUNE 29,
                                1994           1995           1996          1996          1997
                            ------------   ------------   ------------    --------      --------
                                                                                (UNAUDITED)
Net sales.................  $29,169,879    $33,239,883    $34,350,947    $11,125,967   $13,009,456
Cost of sales.............   16,369,453     19,029,918     20,078,806      6,562,838     8,286,522
                            -----------    -----------    -----------    -----------   -----------
  Gross profit............   12,800,426     14,209,965     14,272,141      4,563,129     4,722,934
  Selling, administrative
     and other expenses...    8,401,463      9,169,667      9,734,256      4,379,178     4,427,608
                            -----------    -----------    -----------    -----------   -----------
     Operating earnings...    4,398,963      5,040,298      4,537,885        183,951       295,326
Other income (expense),
  net.....................     (510,508)      (545,302)      (476,886)      (222,759)      (52,971)
                            -----------    -----------    -----------    -----------   -----------
Earnings before income
  taxes...................    3,888,455      4,494,996      4,060,999        (38,808)      242,355
Income taxes..............    1,502,315      1,738,191      1,568,733        (14,351)       95,730
                            -----------    -----------    -----------    -----------   -----------
Net earnings (loss).......  $ 2,386,140    $ 2,756,805    $ 2,492,266    $   (24,457)  $   146,625
                            ===========    ===========    ===========    ===========   ===========

                See accompanying notes to financial statements.

                           SAX ARTS AND CRAFTS, INC.

                       STATEMENTS OF SHAREHOLDER'S EQUITY

                                                 COMMON STOCK      ADDITIONAL                       TOTAL
                                               ----------------     PAID-IN       RETAINED      SHAREHOLDER'S
                                               SHARES    AMOUNT     CAPITAL       EARNINGS         EQUITY
                                               ------    ------    ----------     --------      -------------
Balance, December 18, 1993.................    1,000     $1,000    $1,507,597    $   512,629     $ 2,021,226
  Dividends................................                                       (2,400,000)     (2,400,000)
  Net income...............................                                        2,386,140       2,386,140
                                               -----     ------    ----------    -----------     -----------
Balance, December 17, 1994.................    1,000     1,000      1,507,597        498,769       2,007,366
  Dividends................................                                       (2,500,000)     (2,500,000)
  Net income...............................                                        2,756,805       2,756,805
                                               -----     ------    ----------    -----------     -----------
Balance, December 16, 1995.................    1,000     1,000      1,507,597        755,574       2,264,171
  Net income...............................                                        2,492,266       2,492,266
                                               -----     ------    ----------    -----------     -----------
Balance, December 25, 1996.................    1,000     1,000      1,507,597      3,247,840       4,756,437
  Net income (unaudited)...................                                          146,625         146,625
                                               -----     ------    ----------    -----------     -----------
Balance, June 29, 1997 (unaudited).........    1,000     $1,000    $1,507,597    $ 3,394,465     $ 4,903,062
                                               =====     ======    ==========    ===========     ===========

                See accompanying notes to financial statements.

                           SAX ARTS AND CRAFTS, INC.

                            STATEMENTS OF CASH FLOWS

                                                       YEAR ENDED                          SIX MONTHS ENDED
                                      --------------------------------------------    --------------------------
                                      DECEMBER 17,    DECEMBER 16,    DECEMBER 25,     JUNE 30,       JUNE 29,
                                          1994            1995            1996           1996           1997
                                      ------------    ------------    ------------     --------       --------
                                                                                             (UNAUDITED)
Cash flows from operating
  activities:
  Net earnings (loss).............    $ 2,386,140     $ 2,756,805     $ 2,492,266     $   (24,457)   $   146,625
  Adjustments to reconcile net
    earnings (loss) to cash
    provided by operating
    activities:
    Depreciation and
      amortization................        327,489         340,556         371,516         178,529        153,891
    Deferred income taxes.........            599         (30,302)        (26,054)             --             --
    Gain on disposal of fixed
      assets......................         (5,350)        (21,505)         (6,578)         (6,205)       (23,234)
    Impact on cash flow from
      changes in working capital:
      Accounts receivable.........       (185,934)       (734,239)        273,187       1,403,353        268,666
      Inventory...................       (659,936)            144         149,893      (2,287,194)    (1,703,552)
      Other current assets........       (632,521)        (56,442)        427,202        (109,614)      (317,726)
      Accounts payable............        155,519       2,590,011      (2,262,760)     (2,172,326)     1,455,174
      Affiliates payable..........        942,481      (2,521,286)     (1,405,828)      2,927,060      1,323,851
      Accrued expenses............       (212,673)        656,493         133,894          27,125     (1,340,457)
                                      -----------     -----------     -----------     -----------    -----------
        Net cash provided by (used
          in) operating
          activities..............      2,115,814       2,980,235         146,738         (63,729)       (36,762)
                                      -----------     -----------     -----------     -----------    -----------
Cash flows from investing
  activities:
  Purchased property, plant and
    equipment.....................       (196,752)       (473,305)       (157,695)         (9,789)       (27,006)
  Proceeds from sales of assets...          5,350          21,505           6,578          11,450         58,820
  Increase in other assets........             --              --          15,971          15,971             --
                                      -----------     -----------     -----------     -----------    -----------
        Net cash provided by (used
          in) investing
          activities..............       (191,402)       (451,800)       (135,146)         17,632         31,814
                                      -----------     -----------     -----------     -----------    -----------
Cash flows from financing
  activities:
  Dividend payment................     (2,400,000)     (2,500,000)             --              --             --
                                                                      -----------     -----------    -----------
        Net cash used in financing
          activities..............     (2,400,000)     (2,500,000)             --              --             --
                                      -----------     -----------     -----------     -----------    -----------
Net increase (decrease) in cash...       (475,588)         28,435          11,592         (46,097)        (4,948)
Cash at beginning of period.......        550,053          74,465         102,900         102,900        114,492
                                      -----------     -----------     -----------     -----------    -----------
Cash at end of period.............    $    74,465     $   102,900     $   114,492     $    56,803    $   109,544
                                      ===========     ===========     ===========     ===========    ===========
Supplemental disclosures of cash
  flow information:
  Cash paid for interest..........    $    91,585     $       390     $        --     $        --    $        23
  Cash paid for taxes.............    $ 1,540,000     $ 1,480,000     $ 1,780,000     $   141,000    $    95,000

                See accompanying notes to financial statements.

                           SAX ARTS AND CRAFTS, INC.

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1 -- ORGANIZATION AND OPERATIONS

     Sax Arts and Crafts, Inc. (the "Company") is a national mail order distributor of art and craft supplies to schools and educational institutions. Sax Arts and Crafts, Inc. is a wholly-owned subsidiary of Day-Timers, Inc. (the "Parent"). The Parent is owned by ACCO World Corporation ("ACCO"), which is a wholly-owned subsidiary of Fortune Brands International ("Fortune Brands"). On June 30, 1997, the Company and its shareholder entered into a definitive agreement with U.S. Office Products Company ("U.S. Office Products") pursuant to which the Company was acquired by U.S. Office Products. All outstanding shares of the Company were exchanged for cash.

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

FISCAL YEAR

     The Company's fiscal year ends on the third Saturday in December. Fiscal year 1994 ended on December 17, 1994 and fiscal year 1995 ended on December 16, 1995. In 1996, the Company's fiscal year end was changed to December 25, 1996 in order to comply with the closing date of the Parent. As a result, fiscal 1996 has 53 weeks.

UNAUDITED INTERIM FINANCIAL STATEMENTS

     In the opinion of management, the Company has made all adjustments consisting only of normal recurring accruals, necessary for a fair presentation of the financial condition of the Company as of June 29, 1997 and the results of its operations and its cash flows for the six months ended June 30, 1996 and June 29, 1997, as presented in the accompanying unaudited interim financial statements.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

REVENUE RECOGNITION

     The Company recognizes revenue upon shipment of the product as obligations subsequent to delivery are not significant.

CONCENTRATION OF CREDIT RISK

     Financial instruments that potentially subject the Company to a concentration of credit risk consist principally of accounts receivable. The Company provides products to a wide range of customers who primarily operate in the education sector. The Company does not believe it is exposed to any undue concentration of credit risk based on the strong credit history of the Company's customer base.

INCOME TAXES

     The Company is part of a consolidated tax group with its Parent. For purposes of these financial statements, income taxes have been provided as if the Company filed a separate tax return. Income taxes are calculated in accordance with the liability method of accounting for income taxes as

                           SAX ARTS AND CRAFTS, INC.

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) provided by Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Deferred taxes are provided on temporary differences between book and tax basis of assets and liabilities which will have a future impact on taxable income.

NOTE 3 -- INVENTORIES

     Inventories are recorded at cost (not in excess of market value) as determined by the weighted average cost method. Inventories are comprised as follows:

                                                     DECEMBER 16,      DECEMBER 25,
                                                         1995              1996
                                                     ------------      ------------
Finished goods.....................................   $5,647,290        $5,493,859
Less -- Reserves...................................       55,733            52,195
                                                      ----------        ----------
     Total inventory...............................   $5,591,557        $5,441,664
                                                      ==========        ==========

NOTE 4 -- PROPERTY, PLANT AND EQUIPMENT

     The major classes are:

                                                    DECEMBER 16,   DECEMBER 25,
                                                        1995           1996
                                                    ------------   ------------
Buildings and improvements........................  $   129,302    $   120,045
Automobiles.......................................      251,382        245,403
Machinery and equipment...........................    1,463,156      1,482,480
Computer hardware and software....................      806,755        982,415
Construction in progress..........................      157,534         58,544
                                                    -----------    -----------
     Total cost...................................    2,808,129      2,888,887
Less -- Accumulated depreciation..................   (1,773,481)    (2,068,060)
                                                    -----------    -----------
Net property, plant and equipment.................  $ 1,034,648    $   820,827
                                                    ===========    ===========

     Depreciation is generally computed on a straight-line method over the estimated useful lives of the assets including assets acquired by capital leases. Accelerated depreciation is used for income tax purposes where permitted. Depreciation expense recorded for the years ended December 17, 1994, December 16, 1995 and December 25, 1996 was $327,489, $340,556 and $371,516,
respectively.

                           SAX ARTS AND CRAFTS, INC.

NOTE 5 -- INCOME TAXES

     The income tax provision consists of the following components:

                                                         DECEMBER 17,    DECEMBER 16,    DECEMBER 25,
                                                             1994            1995            1996
                                                         ------------    ------------    ------------
Current portion:
  Federal............................................     $1,292,616      $1,522,247      $1,372,728
  State..............................................        209,100         246,246         222,059
                                                          ----------      ----------      ----------
                                                           1,501,716       1,768,493       1,594,787
                                                          ----------      ----------      ----------
Deferred portion:
  Federal............................................            516         (26,083)        (22,426)
  State..............................................             83          (4,219)         (3,628)
                                                          ----------      ----------      ----------
                                                                 599         (30,302)        (26,054)
                                                          ----------      ----------      ----------
Income tax provision.................................     $1,502,315      $1,738,191      $1,568,733
                                                          ==========      ==========      ==========

     Deferred tax assets (liabilities) consist of the following:

                                                                DECEMBER 16,    DECEMBER 25,
                                                                    1995            1996
                                                                ------------    ------------
Accruals....................................................     $  58,944       $  64,186
Asset reserves..............................................        12,585          19,693
Inventories.................................................        17,370          15,610
Pension.....................................................        41,828          39,066
                                                                 ---------       ---------
  Gross deferred tax assets.................................       130,727         138,555
Depreciation................................................      (172,983)       (154,757)
                                                                 ---------       ---------
  Gross deferred tax liabilities............................      (172,983)       (154,757)
                                                                 ---------       ---------
  Net deferred tax liability................................     $ (42,256)      $ (16,202)
                                                                 =========       =========

     The effective rate for income taxes differs from the statutory rate as follows:

                                                         DECEMBER 17,    DECEMBER 16,    DECEMBER 25,
                                                             1994            1995            1996
                                                         ------------    ------------    ------------
U.S. federal statutory tax rate......................       34.0%           34.0%           34.0%
Non-deductible expenses..............................         0.1             0.2             0.1
State income taxes, net of federal benefit...........         5.5             5.5             5.5
Other................................................        (1.0)           (1.0)           (1.0)
                                                             ----            ----            ----
                                                            38.6%           38.7%           38.6%
                                                             ====            ====            ====

                           SAX ARTS AND CRAFTS, INC.

NOTE 6 -- RELATED PARTY TRANSACTIONS

     The affiliates payable component on the balance sheet represents the net balance payable to the Parent and its affiliates. Interest is charged to the Company on the outstanding balance. An analysis of the activity in this account is as follows:

                                                       DECEMBER 17,    DECEMBER 16,    DECEMBER 25,
                                                           1994            1995            1996
                                                       ------------    ------------    ------------
Balance at beginning of period.....................    $(4,791,279)    $(5,733,759)    $(3,212,473)
Cost allocations and direct charges from Parent....        (59,981)        (24,414)        (73,569)
Interest charged by Parent.........................       (421,370)       (602,674)       (528,324)
Intercompany sales.................................             --         273,106         471,794
Cash transfers.....................................       (461,129)      2,875,268       1,535,927
                                                       -----------     -----------     -----------
Balance at end of period...........................    $(5,733,759)    $(3,212,473)    $(1,806,645)
                                                       ===========     ===========     ===========

     The Company has the following affiliated receivables and payables:

                                                                DECEMBER 16,    DECEMBER 25,
                                                                    1995            1996
                                                                ------------    ------------
Receivable from:
  Day-Timers Canada.........................................    $    11,054     $   186,581
  Fortune Brands............................................             --         648,932
                                                                -----------     -----------
       Total................................................    $    11,054     $   835,513
                                                                ===========     ===========
Payable to:
  ACCO......................................................    $(2,089,941)    $(2,618,265)
  Parent....................................................        (21,202)        (23,893)
  Fortune Brands............................................     (1,112,384)             --
                                                                -----------     -----------
       Total................................................    $(3,223,527)    $(2,642,158)
                                                                ===========     ===========

     Services provided to the Company by the Parent and its affiliates include expenses incurred and paid by the Parent on the Company's behalf and charges for accounting and payroll functions provided by the Parent. The primary components of cost allocations and direct charges from the Parent and affiliates are as follows:

                                                         DECEMBER 17,    DECEMBER 16,    DECEMBER 25,
                                                             1994            1995            1996
                                                         ------------    ------------    ------------
Payroll and accounting function......................                                      $38,950
Employee benefits....................................      $34,922
Insurance............................................       21,009         $21,202          29,222
Bank charges.........................................        4,050           3,212           5,397
                                                           -------         -------         -------
                                                           $59,981         $24,414         $73,569
                                                           =======         =======         =======

                           SAX ARTS AND CRAFTS, INC.

NOTE 7 -- LEASE COMMITMENTS

                                                                DECEMBER 25,
                        FISCAL YEAR                                 1996
                        -----------                             ------------
1997........................................................     $  506,847
1998........................................................        417,091
1999........................................................        334,447
2000........................................................        319,545
2001 and thereafter.........................................        399,431
                                                                 ----------
     Total minimum lease payments...........................     $1,977,361
                                                                 ==========

     Rental expense for all operating leases charged against earnings amounted to $553,198, $546,603 and $559,830 for the years ended December 17, 1994,
December 16, 1995 and December 25, 1996, respectively.

NOTE 8 -- RETIREMENT PLAN

     Nonunion employees of the Company participate in a noncontributory defined benefit plan established by the Parent. Benefits for the plan are based primarily on years of service and employees' average monthly earnings. The Parent's funding policy is consistent with the funding requirements of federal law and regulations. Plan assets consist principally of listed equity securities. Participants are fully vested in the plan after completing five years of service.

     As of the most recent actuarial valuation, the total pension costs for the Parent for the year ended December 25, 1996 consisted of the following:

                                                                  TOTAL
                                                                 PARENT'S
                                                                   PLAN
                                                                 --------
Service cost -- benefits earned during the period...........    $1,479,787
Interest cost on projected benefit obligation...............     1,640,620
Expected return on plan assets..............................    (1,783,635)
Amortization of unrecognized prior service cost.............        (6,752)
All other cost components...................................        40,302
                                                                ----------
Net pension costs...........................................    $1,370,322
                                                                ==========

     The net pension costs of the plan for the years ended December 17, 1994, December 16, 1995 and December 25, 1996 allocated to the Company by the Parent were $86,000, $94,000 and $108,000, respectively.

                           SAX ARTS AND CRAFTS, INC.

NOTE 8 -- RETIREMENT PLAN (CONTINUED)
     As of the most recent actuarial valuation, the funded status of the plan for the Parent as of December 25, 1996 is as follows:

                                                                   TOTAL
                                                                 PARENT'S
                                                                   PLAN
                                                                 --------
Actuarial present value of benefit obligations:
  Vested benefits...........................................    $17,629,613
  Non-vested benefit........................................      1,458,142
                                                                -----------
Accumulated benefit obligation..............................     19,087,755
Effect of projected future compensation increases...........      5,300,546
                                                                -----------
Projected benefit obligation................................     24,388,301
Plan assets at fair value...................................     22,052,322
                                                                -----------
Projected benefit obligation in excess of plan assets.......     (2,335,979)
Unrecognized prior service cost.............................        (32,672)
Unrecognized net gain.......................................        (60,338)
                                                                -----------
Accrued pension costs.......................................    $(2,428,989)
                                                                ===========

     The accrued pension costs at December 16, 1995 and December 31, 1996 attributed to the Company were $183,000 and $177,000, respectively.

     Upon being acquired by U.S. Office Products, the plan was terminated for the Company's plan participants and the net assets will be distributed for their benefit.

NOTE 9 -- OTHER POSTRETIREMENT PLAN

     The Parent provides health care and life insurance benefits for eligible retired employees and their eligible dependents. The cost of these benefits was determined by application of actuarial assumptions and healthcare trend rates. Based on the actuarial valuations performed for the years ended December 17, 1994, December 16, 1995 and December 25, 1996, the total net periodic postretirement costs (benefit) allocated by the Parent to the Company were $10,000, $2,000 and $(1,000), respectively.

     The accrued other postretirement costs as of the years ended December 16, 1995 and December 25, 1996 attributed to the Company were $141,000 and $129,000, respectively.

     Upon being acquired by U.S. Office Products, the plan was terminated for the Company's plan participants and the net assets will be distributed for their benefit.

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors
The National School Supply Company

     We have audited the accompanying consolidated balance sheets of The National School Supply Company and Subsidiaries as of March 31, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended March 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of The National School Supply Company and Subsidiaries as of March 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended March 31, 1998, in conformity with generally accepted accounting principles.

ERNST & YOUNG LLP

/s/ Ernst & Young LLP

Cleveland, Ohio
June 11, 1998, except for Note C,
as to which the date is June 17, 1998

              THE NATIONAL SCHOOL SUPPLY COMPANY AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                     (IN THOUSANDS, EXCEPT FOR SHARE DATA)

                                                                    MARCH 31,
                                                               --------------------     JUNE 30,
                                                                 1998        1997         1998
                                                                 ----        ----       --------
                                                                                       (UNAUDITED)
                          ASSETS
Current assets:
  Cash and cash equivalents................................    $  1,235    $  5,207     $  1,517
  Accounts receivable, less allowance of $1,352 at June 30,
     1998 and $1,386 and $1,410 at March 31, 1998 and 1997,
     respectively..........................................      21,965      18,846       26,205
  Inventories..............................................      22,745      14,362       30,532
  Prepaid catalog costs....................................       5,286       4,486        4,577
  Prepaid and other........................................         864         149          592
                                                               --------    --------     --------
Total current assets.......................................      52,095      43,050       63,423
Property, plant and equipment -- Notes A, B, C and G:
  Land and improvements....................................       1,316       1,295        1,335
  Building and improvements................................      14,452      14,303       14,469
  Machinery, equipment and furniture.......................      12,059      11,301       12,419
                                                               --------    --------     --------
                                                                 27,827      26,899       28,223
Less accumulated depreciation and amortization.............       9,283       7,097        9,865
                                                               --------    --------     --------
Total property, plant and equipment........................      18,544      19,802       18,358
Intangible assets, net -- Notes B and C....................      13,266      14,799       12,886
Other long-term assets.....................................         221         221          221
                                                               --------    --------     --------
Total assets...............................................    $ 84,126    $ 77,872     $ 94,888
                                                               ========    ========     ========
           LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable.........................................    $ 15,787    $  8,318     $ 20,578
  Accrued expenses -- Note A...............................       6,263       7,059        5,889
  Current portion of long-term obligations -- Notes C and
     G.....................................................       3,084       4,036        3,085
                                                               --------    --------     --------
Total current liabilities                                        25,134      19,413       29,552
Long-term obligations -- Notes C and G
Long-term debt:
  Due to bank and others...................................      22,360      20,193       29,464
  Due to affiliated companies..............................      20,225      19,929       20,295
                                                               --------    --------     --------
                                                                 42,585      40,122       49,759
  Other....................................................       1,165       1,411        1,110
                                                               --------    --------     --------
Total long-term obligations................................      43,750      41,533       50,869
Stockholders' equity -- Notes D and E: Common Stock, $0.01
  par value per share:
  Class A:
     Authorized shares -- 4,175,000
     Issued and outstanding shares -- 3,230,300............          32          32           32
  Class B:
     Authorized shares -- 1,548,000
     Issued and outstanding shares -- 1,500,042............          15          15           15
  Class C:
     Authorized shares -- 550,000
     Issued and outstanding shares -- 427,487..............           4           4            4
  Capital in excess of par value...........................      45,690      45,690       45,690
  Accumulated deficit......................................     (30,499)    (28,815)     (31,274)
                                                               --------    --------     --------
Total stockholders' equity.................................      15,242      16,926       14,467
                                                               --------    --------     --------
Total liabilities and stockholders' equity.................    $ 84,126    $ 77,872     $ 94,888
                                                               ========    ========     ========

          See accompanying notes to consolidated financial statements.

              THE NATIONAL SCHOOL SUPPLY COMPANY AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF OPERATIONS
                                 (IN THOUSANDS)

                                                                           THREE MONTHS ENDED
                                               YEAR ENDED MARCH 31,             JUNE 30,
                                          ------------------------------   -------------------
                                            1998       1997       1996       1998       1997
                                            ----       ----       ----       ----       ----
                                                                               (UNAUDITED)
Net sales...............................  $176,034   $174,637   $164,994   $38,772    $34,896
Cost of goods sold......................   115,134    111,054    106,293    24,914     22,569
                                          --------   --------   --------   -------    -------
Gross profit............................    60,900     63,583     58,701    13,858     12,327
Selling, general and administrative
  expenses..............................    52,398     50,879     54,419    12,393     12,226
Depreciation............................     2,419      2,735      2,889       582        621
Amortization............................     1,533      1,525      3,194       380        379
Restructuring costs -- Note A...........     1,198      1,381      4,343        76         62
Goodwill write-down.....................                           1,864
                                          --------   --------   --------   -------    -------
Operating income (loss).................     3,352      7,063     (8,008)      427       (961)
Interest expense, net...................     5,036      7,375      8,685     1,202      1,097
                                          --------   --------   --------   -------    -------
Loss before income taxes and
  extraordinary gain....................    (1,684)      (312)   (16,693)     (775)    (2,058)
Provision for income taxes -- Note F....        --         --         --        --         --
                                          --------   --------   --------   -------    -------
Loss before extraordinary gain..........    (1,684)      (312)   (16,693)     (775)    (2,058)
Extraordinary gain from debt
  restructuring, net of income taxes --
  Note C................................        --        564         --        --         --
                                          --------   --------   --------   -------    -------
Net (loss) income.......................    (1,684)       252    (16,693)     (775)    (2,058)
                                          ========   ========   ========   =======    =======

          See accompanying notes to consolidated financial statements.

              THE NATIONAL SCHOOL SUPPLY COMPANY AND SUBSIDIARIES

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                          COMMON STOCK           CAPITAL IN                     TOTAL
                                   ---------------------------   EXCESS OF    ACCUMULATED   STOCKHOLDERS'
                                   CLASS A   CLASS B   CLASS C   PAR VALUE      DEFICIT        EQUITY
                                   -------   -------   -------   ----------   -----------   -------------
Balance at April 1, 1995.........    $ 1       $15       $4       $15,271      $(12,374)      $  2,917
Net loss.........................     --        --       --            --       (16,693)       (16,693)
                                     ---       ---       --       -------      --------       --------
Balance at March 31, 1996........      1        15        4        15,271       (29,067)       (13,776)
Net income.......................                                                   252            252
Stock issued -- Note A...........     31        --       --        30,419            --         30,450
                                     ---       ---       --       -------      --------       --------
Balance at March 31, 1997........     32        15        4        45,690       (28,815)        16,926
Net loss.........................     --        --       --            --        (1,684)        (1,684)
                                     ---       ---       --       -------      --------       --------
Balance at March 31, 1998........     32        15        4        45,690       (30,499)        15,242
Net loss (unaudited).............     --        --       --            --          (775)          (775)
                                     ---       ---       --       -------      --------       --------
Balance at June 30, 1998
  (unaudited)....................    $32       $15       $4       $45,690      $(31,274)      $ 14,467
                                     ===       ===       ==       =======      ========       ========

          See accompanying notes to consolidated financial statements.

              THE NATIONAL SCHOOL SUPPLY COMPANY AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                        THREE MONTHS ENDED
                                                          YEAR ENDED MARCH 31,               JUNE 30,
                                                     -------------------------------    -------------------
                                                      1998        1997        1996       1998        1997
                                                      ----        ----        ----       ----        ----
                                                                                            (UNAUDITED)
Cash flows for operating activities
Net (loss) income................................    $(1,684)   $    252    $(16,693)   $  (775)   $ (2,058)
Adjustments to reconcile net (loss) income to net
  cash (used) provided by operating activities:
  Extraordinary gain.............................         --        (564)         --         --          --
    Depreciation and amortization................      3,952       4,260       6,083        962       1,000
    Compensation expense from issuance of
      stock......................................         --         450          --         --          --
    Loss on sale of property, plant and
      equipment..................................         --          --         600         --          --
    Write-down of assets held for sale...........         --          --       1,012         --          --
    Goodwill write-down..........................         --          --       1,864         --          --
    Provision for losses on accounts
      receivable.................................         --          --       2,806         --          --
    Other........................................        295         635         545         70          80
    Change in operating assets and liabilities:
      Accounts receivable........................     (3,119)      7,131      (5,258)    (4,240)     (4,456)
      Inventories................................     (8,383)      7,313       4,309     (7,787)    (13,084)
      Prepaid and other current assets...........     (1,515)        349        (488)       981        (901)
      Accounts payable...........................      7,469      (8,697)     (3,290)     4,791      13,354
      Accrued expenses...........................       (796)       (610)        878       (374)     (1,754)
      Other non-current assets and liabilities...       (246)       (794)       (287)        --          --
                                                     -------    --------    --------    -------    --------
Net cash (used) provided by operating
  activities.....................................     (4,027)      9,725      (7,919)    (6,372)     (7,819)
Cash flows used in investing activities
Additions to property, plant and equipment,
  net............................................     (1,168)     (1,551)     (4,890)      (396)       (510)
Proceeds from sale of property and equipment.....          7       1,353       1,842         --          --
Net cash used in investing activities............     (1,161)       (198)     (3,048)      (396)       (510)
Cash flows provided (used) by financing
  activities.....................................
Net borrowings (payments) on revolving credit....      5,191      (7,000)      7,000      7,372       4,173
Proceeds from issuance of long-term debt.........         --         937       4,489
Payments on long-term debt.......................     (3,966)    (28,400)         --       (250)       (251)
Prepayment penalties on long-term debt...........         --        (983)         --         --          --
Net payments on capital leases...................         (9)       (570)       (663)       (72)        (15)
Proceeds from issuance of stock..................         --      30,000          --         --          --
                                                     -------    --------    --------    -------    --------
Net cash provided (used) by financing
  activities.....................................      1,216      (6,016)     10,826      7,050       3,907
                                                     -------    --------    --------    -------    --------
Net (decrease) increase in cash and cash
  equivalents....................................     (3,972)      3,511        (141)       282      (4,422)
Cash and cash equivalents at beginning of year...      5,207       1,696       1,837      1,235       5,207
                                                     -------    --------    --------    -------    --------
Cash and cash equivalents at end of year.........    $ 1,235    $  5,207    $  1,696    $ 1,517    $    785
                                                     =======    ========    ========    =======    ========
Supplemental disclosure of cash flow information
Interest paid....................................    $ 5,026    $  8,481    $  7,183    $ 1,173    $    955
                                                     =======    ========    ========    =======    ========
Properties acquired under capital leases.........                           $    377
                                                                            ========

          See accompanying notes to consolidated financial statements.

                       THE NATIONAL SCHOOL SUPPLY COMPANY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   YEARS ENDED MARCH 31, 1998, 1997 AND 1996
             THREE MONTHS ENDED JUNE 30, 1998 AND 1997 (UNAUDITED)

NOTE A -- ORGANIZATION AND NATURE OF THE BUSINESS

     The National School Supply Company and its subsidiaries ("the Company") are engaged in the distribution of educational supplies and equipment, teaching aids, school furniture and instructional materials for science, art and technology education. The Company sells primarily to elementary, secondary and vocational schools and early learning centers throughout the United States. The products are marketed through catalogs which carry the names of Beckley-Cardy, Frey Scientific, Pyramid Art Supply and Brodhead-Garrett.

     The Company's business is seasonal in nature, corresponding to the purchasing cycle of school systems. Because of seasonality, a substantial part of annual revenues and operating income is realized in the second quarter of the fiscal year.

     Effective November 5, 1992, certain limited partnerships affiliated with Butler Capital Corporation (Butler) formed Beckley-Cardy, Inc. (Beckley) to acquire a subsidiary of Advanstar Communications, Inc., a company which had recently emerged from Chapter 11 bankruptcy. The acquisition was accounted for as a purchase and, accordingly, the purchase price of $49,000,000 was allocated to the underlying assets and liabilities based on their estimated fair values as of the acquisition date. The excess of the purchase price over the estimated fair value of the net assets acquired ($21,430,000) was classified as intangible assets.

     Effective September 14, 1993, the Company (which was 60% owned by Butler at that date), Butler, Beckley and certain individual stockholders of the Company entered into an Agreement of Merger and Plan of Reorganization whereby Beckley became a wholly-owned subsidiary of the Company. Because of Butler's common ownership interests in the Company and Beckley, the merger was accounted for as if it were a pooling-of-interests.

     Effective at the close of business on March 31, 1995, one of the Company's subsidiaries, FSC Educational, Inc., was merged into another subsidiary, Beckley.

     Effective October 31, 1996, the Company issued 1,327,588 shares of Class A Common Stock to Butler Capital Corporation, an existing investor, (at a price of $9.50 per share), 1,777,676 shares to Fenway Partners, Inc., a new investor (at a price of $9.50 per share) and another 100,000 shares to an executive of the Company (at a price of $5.00 per share) as part of his executive employment agreement. Net proceeds from the stock issuance were used to pay down outstanding long-term debt.

     Restructuring costs related to various organizational changes have been charged to expense as follows (in thousands):

                                                         1998      1997      1996
                                                         ----      ----      ----
Direct compensation.................................    $  924    $  225    $2,181
Professional services...............................       198       485       255
Facilities closing expense..........................        --        --     1,636
Stock compensation expense..........................        --       450        --
Other...............................................        76       221       271
                                                        ------    ------    ------
                                                        $1,198    $1,381    $4,343
                                                        ======    ======    ======

     In a prior year, the Company consolidated certain warehouse facilities. In 1996, the Company recorded a provision of $1,012,000 to adjust the carrying value of these assets based on expected

                       THE NATIONAL SCHOOL SUPPLY COMPANY

                   YEARS ENDED MARCH 31, 1998, 1997 AND 1996
             THREE MONTHS ENDED JUNE 30, 1998 AND 1997 (UNAUDITED)

NOTE A -- ORGANIZATION AND NATURE OF THE BUSINESS (CONTINUED) losses on the impending sales. During 1997, the assets were sold and the Company recognized proceeds approximately equal to the net carrying value as of March 31, 1996.

NOTE B -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

     The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

     The accompanying unaudited consolidated financial statements as of June 30, 1998 and for the three months ended June 30, 1998 and 1997 have been prepared in accordance with generally accepted accounting principles for interim financial information and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three-month period ended June 30, 1998 are not necessarily indicative of the results that may be expected for the year ending March 31, 1999.

CASH AND CASH EQUIVALENTS

     The Company considers highly liquid investments with a maturity of three months or less to be cash equivalents, which are stated at cost.

INVENTORY

     The Company values its inventory at the lower of cost or market on a first-in, first-out (FIFO) basis. Substantially all inventory is finished products purchased for resale.

PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment is stated at cost. Provisions for depreciation and amortization are computed by the straight-line method over the following estimated useful lives:

Building and improvements...................................    15-30 years
Machinery, equipment and furniture..........................     3-10 years

FAIR VALUE OF FINANCIAL INSTRUMENTS

     At March 31, 1998 and 1997, the carrying value of the Company's financial instruments, which include cash and cash equivalents, accounts receivable and accounts payable, approximate their fair value. The estimated fair value of the Company's long-term debt was $47,961,000 at March 31, 1998 and $47,665,000 at March 31, 1997 as compared with the carrying value of $45,669,000 and $44,158,000 included in the balance sheet at year-end 1998 and 1997, respectively.

REVENUE RECOGNITION

     Revenue from the sale of the Company's products is recognized upon shipment to the customer.

                       THE NATIONAL SCHOOL SUPPLY COMPANY

                   YEARS ENDED MARCH 31, 1998, 1997 AND 1996
             THREE MONTHS ENDED JUNE 30, 1998 AND 1997 (UNAUDITED)

NOTE B -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
ADVERTISING EXPENSE

     Advertising costs are expensed as incurred except for catalog costs, which are deferred and expensed as revenue from the respective catalog is realized. Advertising expenditures including catalog costs for the years ended March 31, 1998, 1997 and 1996 were $7,101,00, $4,824,000 and $4,927,000, respectively.
Deferred catalog costs as of March 31, 1998 and 1997 were $5,286,000 and $4,486,000, respectively.

CONCENTRATION OF CREDIT RISK

     Credit is extended based on an evaluation of the customer's financial condition and generally collateral is not required. Credit terms are consistent with the industry and losses from credit sales are provided for in the financial statements.

USE OF ESTIMATES

     The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

RECLASSIFICATION

     Certain amounts have been reclassified in 1996 and 1997 to conform with the 1998 presentation.

INTANGIBLE ASSETS

     Intangible assets consist of the following at March 31 (in thousands):

                                                                ACCUMULATED
                                               COST             AMORTIZATION             NET
                                        ------------------    ----------------    ------------------
                                         1998       1997       1998      1997      1998       1997
                                         ----       ----       ----      ----      ----       ----
Customer lists......................    $14,300    $14,300    $5,150    $4,197    $ 9,150    $10,103
Goodwill............................      5,673      5,673     2,044     1,665      3,629      4,008
Debt issuance costs.................      1,781      1,781     1,294     1,093        487        688
                                        -------    -------    ------    ------    -------    -------
                                        $21,754    $21,754    $8,488    $6,955    $13,266    $14,799
                                        =======    =======    ======    ======    =======    =======

     Intangible assets are amortized on a straight-line basis over periods ranging generally from 5 to 15 years.

     The ongoing value and remaining useful lives of intangible assets are subject to periodic evaluation and the Company currently expects the carrying amounts to be fully recoverable. When the events or circumstances indicate that intangible assets might be impaired, an undiscounted cash flow methodology would be used to determine whether an impairment loss would be recognized.

     As a result of a periodic evaluation during the year ended March 31, 1996, the Company wrote-off net intangible assets of $1,864,000 which consisted primarily of goodwill associated with a

                       THE NATIONAL SCHOOL SUPPLY COMPANY

                   YEARS ENDED MARCH 31, 1998, 1997 AND 1996
             THREE MONTHS ENDED JUNE 30, 1998 AND 1997 (UNAUDITED)

NOTE B -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) specific business unit. Other fully amortized intangible assets were also written off in 1997 and 1996 as a result of the merger with Beckley.

NOTE C -- FINANCING ARRANGEMENTS

     Long-term debt consisted of the following at March 31 (in thousands):

                                                                 1998       1997
                                                                 ----       ----
Revolving credit, due in fiscal year 2000...................    $ 5,192    $    --
Supplemental term loan with an interest rate of 8.25%
  payable quarterly, principal payments due annually in
  fiscal years 1998 through 2002............................     10,200     12,200
Subordinated debt with an interest rate of 11.25% payable
  quarterly, entire principal due in fiscal year 2000.......      6,458      6,458
Subordinated debt (net of original issue discount of $462
  and $757 at March 31, 1998 and 1997, respectively) with an effective interest rate of 15.4% payable quarterly, entire
  principal due in fiscal year 2000.........................      5,961      5,666
Subordinated debt with an effective interest rate of 9.0%
  payable quarterly, entire principal due in fiscal year
  2003......................................................      7,804      7,804
Construction term loans with interest ranging from 8.25% to
  8.31% payable quarterly, principal payments due quarterly
  in fiscal years 1997 through 2002.........................      9,371     11,154
Capital lease obligations...................................        311        320
Other notes payable.........................................        372        556
                                                                -------    -------
                                                                 45,669     44,158
Less current portion                                              3,084      4,036
                                                                -------    -------
                                                                $42,585    $40,122
                                                                =======    =======

     In September 1994, the Company and its subsidiaries entered into a combined Revolving Credit, Term Loan and Guaranty Agreement (the "Credit Agreement") with a bank. Maximum borrowings under the Revolving Credit facility and Term Loan are $30,000,000 ($10,000,000 during the period February 15 through April 1 each year and $33,000,000 from June 17, 1998 through October 31, 1998) and $15,000,000, respectively. The agreement also provides for the bank to issue Letters of Credit in amounts which will not exceed $10,000,000 in the aggregate. The face amount of the Letters of Credit issued shall reduce the amount of funds available under the Revolving Credit facility. As of March 31, 1998, Letters of Credit of $500,000 were outstanding. The Revolving Credit facility expires on June 30, 1999.

     Advances under the Credit Agreement bear interest at a CD Rate, a Eurodollar Rate or a Reference Rate plus an applicable margin as specified in the Credit Agreement. A fee of 3/8% per annum is applied to the unused portion of the Revolving Credit facility.

     The Credit Agreement is secured by accounts receivable, inventory, certain property, plant and equipment and general intangible assets. As of March 31, 1996, funds under the Term Loan Agreement had been advanced for construction of a new facility. Upon completion of the new facility, in fiscal 1997, the funds advanced under the Term Loan Agreement were converted to a five year term loan under a fifteen year amortization schedule, with the final payment due on June 30, 2001. The Term Loan Agreement also provides for restrictions on payments of subordinated debt

                       THE NATIONAL SCHOOL SUPPLY COMPANY

                   YEARS ENDED MARCH 31, 1998, 1997 AND 1996
             THREE MONTHS ENDED JUNE 30, 1998 AND 1997 (UNAUDITED)

NOTE C -- FINANCING ARRANGEMENTS (CONTINUED) and accelerated principal payments on the Term Loan based upon a calculation of "excess cash flows" on an annual basis.

     On October 29, 1996, an amendment was made to the Credit Agreement which included revisions to certain financial covenants and certain provisions for a restructuring of a portion of the Company's debt. The debt restructuring included a Supplemental Term Loan under the Credit Agreement of $12,200,000. Substantially all of the proceeds from the sale of stock (see Note A) and the Supplemental Term Loan were used to repay the entire amount outstanding under a former senior notes agreement, repay approximately $24,325,000 (net of $1,200,000 of unamortized original issue discount) of the amounts outstanding under the subordinated debt instruments, and to pay related accrued interest, prepayment penalties and refinancing costs. The Company recorded an extraordinary gain of $564,000 from the debt restructuring due to the write-off of deferred interest less prepayment penalties. No income tax expense was recorded for the extraordinary gain due to the use of available net operating loss carryforwards.

     As a result of the Company's recapitalization in October 1996, subordinated debt instruments are now payable to Butler (60.76%) and Fenway (39.24%). The percentages are based on the investor's pro rata equity ownership. All subordinated debt is fully subordinated to the Credit Agreement. Amortization of the original issue discount is provided over the period the subordinated debt is outstanding using the effective interest rate method. Such amortization was approximately $295,000, $635,000 and $545,000 for the years ended March 31, 1998, 1997 and 1996, respectively. Interest is also provided using the effective interest rate method for the interest-free period on certain subordinated debt.

     At the Bank's request, the Company must prepay all or any portion of the Supplemental Term Loan if the Company arranges for refinancing. Additionally, the Company may be required to prepay certain portions of the Credit Agreement in an amount equal to the Excess Cash Flow (as defined) on an annual basis. Any prepayments under the Excess Cash Flow provision would apply first to the Term Loan, then to the Supplemental Term Loan and would not affect scheduled maturities. No amounts are required to be prepaid under the Excess Cash Flow provision for fiscal year 1998. $1,000,000 was required to be paid for fiscal year 1997.

     All long-term debt agreements contain certain restrictive covenants and provisions which, among other matters, place limitations on indebtedness, dividends and certain other payments, changes in control, certain investments and capital expenditures. Other covenants require the maintenance of minimum working capital and net worth levels and interest coverage and debt service coverage ratios.

     As of March 31, 1998, the Company was in violation of a financial covenant under the Credit Agreement as the result of planned acceleration of inventory receipts to improve service levels. Effective June 17, 1998, an amendment was made to the Credit Agreement which included a waiver by the bank of the covenant violation that occurred and revisions to certain financial covenants through March 31, 1999, including the leverage, interest coverage, debt service coverage, net worth and current ratios.

                       THE NATIONAL SCHOOL SUPPLY COMPANY

                   YEARS ENDED MARCH 31, 1998, 1997 AND 1996
             THREE MONTHS ENDED JUNE 30, 1998 AND 1997 (UNAUDITED)

NOTE C -- FINANCING ARRANGEMENTS (CONTINUED)
     Aggregate principal payments due on long-term debt are as follows (in thousands):

                   Years ending March 31:
                   ----------------------
1999........................................................    $ 3,084
2000........................................................     20,669
2001........................................................      3,880
2002........................................................     10,231
2003........................................................      7,805
                                                                -------
                                                                $45,669
                                                                =======

     Scheduled principal payments under the subordinated debt agreements were deferred in fiscal year 1996 according to the Credit Agreement. Payments were made concurrent with the debt and equity restructuring in October 1996. Subordinated debt principal payments are permitted out of excess cash flow, provided certain covenant calculations are met.

     Other long-term liabilities represent interest at March 31, 1998 and 1997.

NOTE D -- STOCKHOLDERS' EQUITY

     The Company has three classes of common stock authorized. Class A and B stock have equal voting rights of one vote per share outstanding. Each holder of Class C stock is entitled to a number of votes equal to a conversion factor for each Class C share outstanding. Class C shares may be converted into the number of Class A shares as is equal to the conversion factor in effect at the time of such conversion.

NOTE E -- STOCK OPTIONS AND WARRANTS

     The Company maintains two stock option plans. The 1987 Stock Plan has three remaining participants who hold fully vested options to purchase shares of the Company's Class A or Class C Common Stock at an exercise price of $1.73 per share. There are no remaining grants under the 1987 Stock Plan.

     The 1997 Performance Accelerated Stock Option Plan (the 1997 Plan) succeeds a previous plan which originated in 1993. All options issued under the 1993 Plan have been cancelled. The 1997 Plan granted 721,792 options in 1997 to employees to purchase shares of the Company's Class A Common Stock. The options vest over time, with vesting accelerated if certain financial objectives are met. All options under the 1997 Plan are exercisable at $9.50 per share, which was the market price at the time of the grant. Generally, options under the 1997 Plan expire ten years from the date of grant.

     The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APBO No. 25), and related interpretations in accounting for its employee stock options, because as discussed below, the alternative fair value accounting provided for under Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS No. 123) requires the use of highly subjective assumptions in option valuation models. Under APBO No. 25, because the exercise price of the Company's employee stock options is not less than the fair market price of the shares at the date of the grant and the number of options is known, no compensation expense is recognized in the financial statements.

                       THE NATIONAL SCHOOL SUPPLY COMPANY

                   YEARS ENDED MARCH 31, 1998, 1997 AND 1996
             THREE MONTHS ENDED JUNE 30, 1998 AND 1997 (UNAUDITED)

NOTE E -- STOCK OPTIONS AND WARRANTS (CONTINUED)
     Pro forma information regarding net income determined as if the Company had accounted for the 1997 Performance Accelerated Stock Option Plan under the fair value method of SFAS No. 123 is required to be disclosed for the year ended March 31, 1997 as options were granted in that year. The fair value for these options was estimated at the date of the grant using the Minimum Value Model which is typically used for non-public companies. The following input assumptions were used in determining the fair value.

                                                                  1997
                                                                  ----
Risk-free interest rate.....................................      5.0%
Expected life of option.....................................    10 years
Expected dividend yield.....................................      0.0%

     Because the Company's employee stock options have several unique characteristics, and because changes in the subjective input assumptions can materially affect the fair value estimate, it is management's opinion that the existing model does not necessarily provide a reliable single measure of the fair value of its employees stock options.

     The amounts below represent the pro forma information calculated through the use of the Minimum Value Model.

                                                                  1997
                                                                  ----
Reported net income.........................................    $ 252,000
Pro forma net loss..........................................     (115,000)

     The weighted average fair value of the Company's stock options used to compute the pro forma net loss disclosure is $3.38.

     Due to the required phase-in provisions, the effects of applying SFAS No. 123 to arrive at the above pro forma amounts are not representative of the expected effects on pro forma net income in future years.

     A summary of the Company's stock option activity and related information for the years ended March 31 is shown in the following table.

                                           1998                  1997                  1996
                                    -------------------   -------------------   -------------------
                                               WEIGHTED              WEIGHTED              WEIGHTED
                                               AVERAGE               AVERAGE               AVERAGE
                                    OPTIONED   EXERCISE   OPTIONED   EXERCISE   OPTIONED   EXERCISE
                                     SHARES     PRICE      SHARES     PRICE      SHARES     PRICE
                                    --------   --------   --------   --------   --------   --------
Outstanding beginning of year.....  743,542     $9.43     130,496     $17.91    190,196     $18.58
Granted...........................       --        --     721,792       9.50     30,800      20.04
Exercised.........................       --        --          --         --         --         --
Cancelled.........................  310,958      9.50     108,746      20.04     90,500      20.04
                                    -------     -----     -------     ------    -------     ------
Outstanding end of year...........  432,584     $9.11     743,542     $ 9.43    130,496     $17.91
                                    =======               =======               =======
Exercisable end of year...........  223,787     $8.75     265,178     $ 8.86     55,623     $12.88

     At March 31, 1998 and 1997, the weighted average remaining contractual life of the Company's stock options was 7.62 years and 9.74 years, respectively.

     As of March 31, 1998 and 1997, there were 36,261 shares available for future grants.

                       THE NATIONAL SCHOOL SUPPLY COMPANY

                   YEARS ENDED MARCH 31, 1998, 1997 AND 1996
             THREE MONTHS ENDED JUNE 30, 1998 AND 1997 (UNAUDITED)

NOTE E -- STOCK OPTIONS AND WARRANTS (CONTINUED)
     In addition, effective October 29, 1996, the Company amended and restated its warrant agreement with BCC Industrial Services (BCC), an affiliate of Butler. The new agreement entitles BCC to purchase, at any time, 22,819 duly authorized, validly issued, fully paid and nonassessable shares of the Company's Class A Common Stock at a purchase price of $9.50 per share.

NOTE F -- INCOME TAXES

     The Company uses the liability method in measuring the provision for income taxes and recognizing deferred tax assets and liabilities in the balance sheet. The liability method requires that deferred income taxes reflect the tax consequences of currently enacted rates for differences between the tax and financial reporting bases of assets and liabilities.

     There was no income tax expense or benefit recorded in 1998, 1997 or 1996. The Company has available net operating loss carryforwards of approximately $24 million. These carryforwards, if not utilized, expire in varying amounts from 2009 to 2013.

     The significant components of deferred tax assets and liabilities were as follows (in thousands):

                                                           MARCH 31, 1998               MARCH 31, 1997
                                                      -------------------------    -------------------------
                                                                     DEFERRED                     DEFERRED
                                                       DEFERRED         TAX         DEFERRED         TAX
                                                      TAX ASSETS    LIABILITIES    TAX ASSETS    LIABILITIES
                                                      ----------    -----------    ----------    -----------
Net operating loss carryforwards..................     $ 8,276        $   --        $ 6,846        $   --
Inventory.........................................         635            --            705            --
Catalog costs.....................................          --         1,719             --         1,363
Accrued liabilities and other.....................       3,763         2,361          2,055            16
                                                       -------        ------        -------        ------
                                                        12,674         4,080          9,606         1,379
Valuation allowance...............................      (8,594)           --         (8,227)           --
                                                       -------        ------        -------        ------
                                                       $ 4,080        $4,080        $ 1,379        $1,379
                                                       =======        ======        =======        ======

     The provision for income taxes differs from the amounts computed by applying the federal statutory rate as follows:

                                                                       MARCH 31,
                                                              ---------------------------
                                                              1998       1997       1996
                                                              ----       ----       ----
Income tax expense (credit) at federal statutory rate.......  (34.0)%    (34.0)%    (34.0)%
Non-deductible intangible amortization......................    9.3       49.3        2.5
Other, net..................................................    2.1      (43.8)       0.6
Valuation allowance.........................................   22.6       28.5       30.9
                                                              -----      -----      -----
                                                                0.0        0.0        0.0
                                                              =====      =====      =====

NOTE G -- LEASES

     The Company leases equipment under agreements accounted for as capital leases. The cost of equipment recorded under capital leases was $457,035 and $377,000 as of March 31, 1998 and 1997, respectively.

                       THE NATIONAL SCHOOL SUPPLY COMPANY

                   YEARS ENDED MARCH 31, 1998, 1997 AND 1996
             THREE MONTHS ENDED JUNE 30, 1998 AND 1997 (UNAUDITED)

NOTE G -- LEASES (CONTINUED)
     The Company has operating leases for certain machinery and computer equipment. Rent expense for all operating leases amounted to approximately $412,000 in 1998, $329,000 in 1997 and $476,000 in 1996.

     At March 31, 1998, future minimum lease payments under non-cancellable operating and capital leases are as follows:

                                                                CAPITAL    OPERATING
                                                                LEASES      LEASES
                                                                -------    ---------
Years ending March 31:
  1999......................................................     $127       $  550
  2000......................................................      127          499
  2001......................................................      108          189
  2002......................................................        9           17
  2003......................................................       --           --
                                                                 ----       ------
Total minimum lease payments................................     $371       $1,255
                                                                            ======
Less amount representing interest...........................       60
                                                                 ----
Present value of total obligation under capital leases......      311
Less current portion........................................       98
                                                                 ----
Long-term obligation under capital leases...................     $213
                                                                 ====

NOTE H -- BENEFIT PLANS

     The Company sponsors defined contribution employee savings plans covering substantially all of its salaried and hourly employees. During fiscal 1997, the Company merged these plans into one plan covering all eligible employees. Under the plan, the Company contributes a matching amount based upon the employees' deferred salary contribution. Company contributions were approximately $403,000, $414,000 and $405,000 for the years ended March 31, 1998, 1997 and 1996, respectively.

NOTE I -- CONTINGENCIES

     The Company is subject to legal proceedings and claims arising in the ordinary course of its business. Management evaluates each claim and provides for any potential loss when the claim is probable and estimable. In the opinion of management, the ultimate liability with respect to these actions will not materially affect the financial position, results of operations and cash flows of the Company.

NOTE J -- YEAR 2000 (UNAUDITED)

     In fiscal 1998, the Company completed an upgrade of its J.D. Edwards (JDE) software which, through testing and implementation, has addressed the Year 2000 date conversion issue. Additionally, the Company uses software from large national vendors with a broad base of active users in all other software applications, therefore, the Year 2000 date conversion was accomplished through the JDE and other software upgrades at no significant cost to the Company. However, there can be no assurance that the systems of other companies on which the Company's systems rely also will

                       THE NATIONAL SCHOOL SUPPLY COMPANY

                   YEARS ENDED MARCH 31, 1998, 1997 AND 1996
             THREE MONTHS ENDED JUNE 30, 1998 AND 1997 (UNAUDITED)

NOTE J -- YEAR 2000 (UNAUDITED)(CONTINUED) be timely converted or that any such failure to convert by another company would not have an adverse effect on the Company's systems.

NOTE K -- SUBSEQUENT EVENT (UNAUDITED)

     Effective August 14, 1998, the Company and its stockholders entered into an Agreement and Plan of Merger with School Specialty, Inc. to sell all of its outstanding common stock for total consideration of approximately $138 million.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders and
Board of Directors of
Hammond & Stephens Company

     In our opinion, the accompanying balance sheet and the related statements of income, of stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Hammond & Stephens Company at October 31, 1997, and the results of its operations and its cash flows for the year in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

PRICEWATERHOUSECOOPERS LLP

Minneapolis, Minnesota
September 3, 1998

                           HAMMOND & STEPHENS COMPANY

                                 BALANCE SHEET

                                                              OCTOBER 31,    APRIL 30,
                                                                 1997          1998
                                                              -----------    ---------
                                                                            (UNAUDITED)
                           ASSETS
Current assets:
  Cash and cash equivalents.................................  $2,930,710    $  226,749
  Accounts receivable.......................................     732,334       720,778
  Inventories...............................................   2,025,849     3,467,382
  Employees' advances.......................................      12,319         1,049
  Prepaid expenses..........................................      36,255        47,555
  Income tax deposit........................................     151,032       151,032
                                                              ----------    ----------
     Total current assets...................................   5,888,499     4,614,545
                                                              ----------    ----------
Property and equipment:
  Fixtures and equipment....................................   2,071,181     2,077,916
  Transportation equipment..................................      28,364        28,364
  Leasehold improvements....................................      62,337        62,337
                                                              ----------    ----------
                                                               2,161,882     2,168,617
  Less: Accumulated depreciation............................   1,470,219     1,557,838
                                                              ----------    ----------
     Total property and equipment...........................     691,663       610,779
                                                              ----------    ----------
Investments and other assets:
  Cash value of life insurance..............................     423,882       456,382
                                                              ----------    ----------
     Total assets...........................................  $7,004,044    $5,681,706
                                                              ==========    ==========
            LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................  $  238,247    $  295,939
  Accrued sales commissions.................................     578,880        30,689
  Other accrued expenses....................................     198,657       112,309
                                                              ----------    ----------
       Total current liabilities............................   1,015,784       438,937
                                                              ----------    ----------
Stockholders' equity:
  Common stock; authorized 1,500 shares, $100 par value;
     issued and outstanding 1,500 shares....................     150,000       150,000
  Retained earnings.........................................   6,966,073     6,220,582
                                                              ----------    ----------
                                                               7,116,073     6,370,582
  Less: Treasury stock, 1,050 shares at cost................   1,127,813     1,127,813
                                                              ----------    ----------
     Total stockholders' equity.............................   5,988,260     5,242,769
                                                              ----------    ----------
     Total liabilities and stockholders' equity.............  $7,004,044    $5,681,706
                                                              ==========    ==========

    The accompanying notes are an integral part of the financial statements.

                           HAMMOND & STEPHENS COMPANY

                              STATEMENT OF INCOME

                                                            FOR THE      FOR THE SIX MONTHS ENDED
                                                          YEAR ENDED     ------------------------
                                                          OCTOBER 31,    APRIL 30,     APRIL 30,
                                                             1997           1997          1998
                                                          -----------    ---------     ---------
                                                                               (UNAUDITED)
Net sales.............................................    $9,082,852     $1,800,254    $1,744,600
Cost of goods sold....................................     4,372,852        867,461       842,341
                                                          ----------     ----------    ----------
     Gross profit.....................................     4,710,000        932,793       902,259
Selling, general and administrative expenses..........     2,466,670        846,996       925,104
                                                          ----------     ----------    ----------
     Operating income (loss)..........................     2,243,330         85,797       (22,845)
Other income:
  Interest income.....................................        70,838         45,823        61,091
  Other...............................................        56,456         28,438        26,263
                                                          ----------     ----------    ----------
     Net income.......................................    $2,370,624     $  160,058    $   64,509
                                                          ==========     ==========    ==========

    The accompanying notes are an integral part of the financial statements.

                           HAMMOND & STEPHENS COMPANY

                       STATEMENT OF STOCKHOLDERS' EQUITY

                                                                         COMMON           TOTAL
                                            CAPITAL      RETAINED      STOCK HELD     STOCKHOLDERS'
                                             STOCK       EARNINGS      IN TREASURY       EQUITY
                                            -------      --------      -----------    -------------
Balance at October 31, 1996.............    $150,000    $ 6,575,449    $(1,127,183)    $ 5,598,266
                                            --------    -----------    -----------     -----------
Net income..............................                  2,370,624                      2,370,624
Cash dividends paid on common stock,
  $4,400 per share......................                 (1,980,000)                    (1,980,000)
                                            --------    -----------    -----------     -----------
Balance at October 31, 1997.............     150,000      6,966,073     (1,127,183)      5,988,890
Net income (unaudited)..................                     64,509                         64,509
Cash dividends paid on common stock,
  $1,800 per share (unaudited)..........                   (810,000)                      (810,000)
                                            --------    -----------    -----------     -----------
Balance at April 30, 1998 (unaudited)...    $150,000    $ 6,220,582    $(1,127,183)    $ 5,243,399
                                            ========    ===========    ===========     ===========

    The accompanying notes are an integral part of the financial statements.

                           HAMMOND & STEPHENS COMPANY

                            STATEMENT OF CASH FLOWS

                                                         FOR THE       FOR THE SIX MONTHS ENDED
                                                       YEAR ENDED     --------------------------
                                                       OCTOBER 31,     APRIL 30,      APRIL 30,
                                                          1997           1997           1998
                                                       -----------     ---------      ---------
                                                                      (UNAUDITED)
Cash flows from operating activities:
  Net income.......................................    $ 2,370,624    $   160,058    $    64,509
  Adjustments to reconcile net income to cash
     provided by (used in) operating activities:
     Depreciation..................................        192,676         89,384         87,619
     Cash surrender value of officers' life
       insurance...................................        (24,186)         2,424            524
     Gain on sale of assets........................         (4,000)
  Changes in assets and liabilities:
     Accounts receivable...........................        (83,559)      (115,124)        22,827
     Inventories...................................        (39,299)    (1,561,561)    (1,441,533)
     Employees' advances...........................         (8,605)
     Prepaid expenses..............................         (2,701)        (7,146)       (11,300)
     Income tax deposit............................        (16,570)
     Accounts payable..............................         (9,930)       (47,279)        60,058
     Accrued expenses..............................        (19,386)      (647,068)      (636,905)
                                                       -----------    -----------    -----------
          Net cash provided by (used in) operating
            activities.............................      2,355,064     (2,126,312)    (1,854,201)
Cash flows from investing activities:
  Purchases of property and equipment..............       (153,496)       (15,507)        (6,736)
  Purchase of officers' life insurance.............        (40,731)       (33,024)       (33,024)
  Proceeds from sale of assets.....................          4,000
                                                       -----------    -----------    -----------
          Net cash used in investing activities....       (190,227)       (48,531)       (39,760)
Cash flows from financing activities:
  Dividends paid...................................     (1,980,000)                     (810,000)
                                                       -----------    -----------    -----------
          Net cash used in financing activities....      1,980,000                       810,000
Net increase (decrease) in cash and cash
  equivalents......................................        184,837     (2,174,843)    (2,703,961)
Cash and cash equivalents at beginning of period...      2,745,873      2,745,873      2,930,710
                                                       -----------    -----------    -----------
Cash and cash equivalents at end of period.........    $ 2,930,710    $   571,030    $   226,749
                                                       ===========    ===========    ===========

    The accompanying notes are an integral part of the financial statements.

                           HAMMOND & STEPHENS COMPANY

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1 -- NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

NATURE OF BUSINESS

     The Company is primarily engaged in the printing and sales of educational materials to schools nationwide.

REVENUE RECOGNITION

     The Company recognizes revenue from product sales at the time of billing, which is completed within one day of shipment. All goods shipped on the last day of the year are billed on the last day of the year and have been properly included in current year revenues.

CASH AND CASH EQUIVALENTS

     For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

ACCOUNTS RECEIVABLE

     Doubtful accounts are written off as deemed uncollectible. It is management's opinion that all accounts represented on the balance sheet at October 31, 1997 are collectible.

INVENTORY VALUATION

     Inventory is valued at the lower of cost, using the first-in, first-out method, or market.

PROPERTY AND EQUIPMENT

     Property and equipment are recorded at cost. Expenditures for maintenance and repairs are charged to expense as incurred. Major expenditures for improvements are capitalized. The Company computes depreciation on its property and equipment using the straight-line method.

     Rates used for depreciation are based on the following estimated useful lives: fixtures and equipment -- 3 to 20 years; transportation equipment -- 5 years; and leasehold improvements -- 10 to 31 years.

     Upon sale or retirement of property and equipment, the related costs and accumulated depreciation are removed from the accounts and any gain or loss is included in the determination of income.

ADVERTISING EXPENSE

     Advertising costs are expensed as incurred except for catalog costs, which are deferred and expensed as distributed. Advertising expense including catalog costs for the year ended October 31, 1997 was $219,486. Deferred catalog costs as of October 31, 1997 were $12,674.

INCOME TAXES

     The Company has elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code by unanimous consent of its stockholders. Under those provisions, the Company does not pay Federal corporate income taxes on its taxable income. Instead, the stockholders are liable for individual income taxes on their respective shares of the Company's taxable income.

                           HAMMOND & STEPHENS COMPANY

NOTE 1 -- NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

UNAUDITED INTERIM FINANCIAL DATA

     In the opinion of management, the Company has made all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of the financial condition of the Company as of April 30, 1998 and the results of operations and of cash flows for the six months ended April 30, 1997 and April 30, 1998, as presented in the accompanying unaudited financial data.

NOTE 2 -- CONCENTRATION OF CREDIT RISK

     The Company maintains cash balances at one financial institution located in Fremont, Nebraska. The accounts are secured by the Federal Deposit Insurance Corporation up to $100,000. Uninsured balances aggregate $2,936,020 at October 31, 1997.

NOTE 3 -- INVENTORIES

     Inventories consist of the following components:

                                                        OCTOBER 31,    APRIL 30,
                                                           1997           1998
                                                        -----------    ---------
Raw material........................................    $  311,483     $  693,476
Work in process.....................................       669,697      1,144,236
Finished goods......................................     1,044,669      1,629,670
                                                        ----------     ----------
                                                        $2,025,849     $3,467,382
                                                        ==========     ==========

NOTE 4 -- PROPERTY AND EQUIPMENT

     For the year ending October 31, 1997, depreciation expense was $192,676.

NOTE 5 -- BUILDING LEASE

     The Company's operations are conducted in facilities leased form the Company's president. The lease was for a two-year term, through December 31, 1997 and provided for monthly rental payments of $9,900 through October 31, 1997 and $14,700 for November and December 1997, with the Company paying all maintenance and executory costs. The Company has determined the building to be an operating lease and it is recorded as such in the financial statements. The future minimum rental payments excluding maintenance and executory costs required under this lease are as follows:

Year ended October 31, 1998.................................    $29,400
                                                                =======

     Building lease expense for the year ending October 31, 1997 was $118,800.

                           HAMMOND & STEPHENS COMPANY

NOTE 5 -- BUILDING LEASE (CONTINUED)
     The building lease was renewed for a two year term on January 1, 1998 for a fixed monthly rental payment of $14,700.

NOTE 6 -- EMPLOYEE BENEFIT PLAN

     The Company maintains a profit sharing plan which includes provisions from the Internal Revenue Code, Section 401-(K). The plan covers substantially all the employees. Profit sharing expense for the year ended October 31, 1997 was $42,290.

NOTE 7 -- SUBSEQUENT EVENTS

     On June 30, 1998, the Company was acquired by School Specialty, Inc. a supplier of non-textbook education products to schools and educators. Total consideration for the acquisition was approximately $16.5 million, payable in a cash transaction structured as an asset purchase for certain assets and liabilities of the Company. The acquisition has been accounted for under the purchase method of accounting.

                                  UNDERWRITING

     School Specialty and the underwriters for the offering (the "Underwriters") named below have entered into an underwriting agreement with respect to the shares of Common Stock being offered. Subject to certain conditions, each Underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co., Salomon Smith Barney Inc. and Piper Jaffray Inc. are the representatives of the Underwriters (the "Representatives").

                        UNDERWRITERS                          NUMBER OF SHARES
                        ------------                          ----------------
Goldman, Sachs & Co.........................................
Salomon Smith Barney Inc....................................
Piper Jaffray Inc...........................................
                                                                 ---------
  Total.....................................................     3,000,000
                                                                 =========

                         ------------------------------

     If the Underwriters sell more than the total number set forth in the table above, the Underwriters have an option to buy up to an additional 450,000 shares from us to cover such sales. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the Underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

     The following table shows the per share and total underwriting discounts and commissions to be paid to the Underwriters by us. Such amounts are shown assuming both no exercise and full exercise of the Underwriters' option to purchase additional shares.

                            PAID BY SCHOOL SPECIALTY
                         ------------------------------

                                                     NO EXERCISE    FULL EXERCISE
                                                     -----------    -------------
Per Share........................................      $              $
Total............................................      $              $

                         ------------------------------

     Shares sold by the Underwriters to the initial public will initially be offered at the initial public offering price set forth on the cover of this Prospectus. Any shares sold by the Underwriters to securities dealers may be
sold at a discount of up to $          per share from the initial public
offering price. Any such securities dealers may resell any shares purchased from the Underwriters to certain other brokers or dealers at a discount of up to
$          per share from the initial public offering price. If all the shares are not sold at the initial public offering price, the Representatives may change the offering price and the other selling terms.

     School Specialty has agreed, along with certain of its directors and executive officers, not to dispose of or hedge any of their Common Stock or securities convertible into or exchangeable for shares of Common Stock during the period from the date of this Prospectus continuing through the date 90 days after the date of this Prospectus, except with the prior written consent of the Representatives. This agreement does not apply to any existing employee benefit plans, including the 1998 Stock Incentive Plan, or shares of Common Stock used
as consideration for acquisitions (up to an aggregate of           shares if
holders of           shares deliver a lock-up letter to the Representatives).

     In connection with the offering, the Underwriters may purchase and sell shares of Common Stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the Underwriters of a greater number of shares than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the Common Stock while the offering is in progress.

     The Underwriters also may impose a penalty bid. This occurs when a particular Underwriter repays to the Underwriters a portion of the underwriting discount received by it because the Representatives have repurchased shares sold by or for the account of such Underwriter in stabilizing or short covering transactions.

     These activities by the Underwriters may stabilize, maintain or otherwise affect the market price of the Common Stock. As a result, the price of the Common Stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the Underwriters at any time. These transactions may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise.

     School Specialty has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act").

     School Specialty estimates that its share of the total expenses of the offering, excluding underwriting discounts and commissions, will be
approximately $          .

                  [PICTURES OF THE COMPANY'S VARIOUS CATALOGS]

---------------------------------------------------------
---------------------------------------------------------

  No dealer, salesperson or other person is authorized to give you any information or to represent anything not contained in this Prospectus. You must not rely on any unauthorized information or representations. This Prospectus is an offer to sell or to buy only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this Prospectus is current only as of its date.

                               ------------------

                               TABLE OF CONTENTS

                                             Page
                                             ----
Prospectus Summary.......................       3
Risk Factors.............................      11
Disclosure Regarding Forward-Looking
  Statements.............................      16
Use of Proceeds..........................      16
Dividend Policy..........................      17
Price Range of Common Stock..............      17
Capitalization...........................      18
Selected Historical and Pro Forma
  Financial Data.........................      19
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations.............................      24
Business.................................      36
Management...............................      48
Certain Transactions.....................      56
Principal Stockholders...................      57
Description of Senior Credit Facility....      59
Description of Our Capital Stock.........      61
Experts..................................      64
Validity of Shares.......................      64
Additional Information...................      65
Index to Financial Statements............     F-1
Underwriting.............................     U-1

---------------------------------------------------------
---------------------------------------------------------
                       ---------------------------------------------------------
                       ---------------------------------------------------------

                                3,000,000 Shares

                             SCHOOL SPECIALTY, INC.

                                  Common Stock

                               ------------------

                                      LOGO
                               ------------------

                              GOLDMAN, SACHS & CO.

                              SALOMON SMITH BARNEY

                               PIPER JAFFRAY INC.

                      Representatives of the Underwriters
                       ---------------------------------------------------------
                       ---------------------------------------------------------

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

                 Subject to Completion. Dated          , 1999.

                                  $100,000,000
                             SCHOOL SPECIALTY, INC.

                         % Senior Subordinated Notes Due 2009
LOGO

                         ------------------------------

    School Specialty will pay interest on the Notes on          and          of
each year. The first such payment will be made on          , 1999. The Notes
will be issued only in denominations of $1,000 and integral multiples of $1,000.

    On or after          , 2004, School Specialty has the option to redeem all
or a portion of the Notes at the redemption prices set forth in this Prospectus.
Before          , 2002, School Specialty has the option to redeem up to 35% of the original aggregate principal amount of the Notes and any Additional Notes with the proceeds of certain public offerings of School Specialty Common Stock
at a redemption price of     % plus accrued interest to the redemption date.

    School Specialty must offer to purchase all of the Notes at a price of 101% plus accrued interest to the purchase date in the event of a change of control.

    The Notes are subordinated in right of payment to all senior debt of School Specialty. The Notes will be fully and unconditionally guaranteed by all of School Specialty's current subsidiaries other than one foreign subsidiary and one recently acquired subsidiary. These subsidiary guarantees are subordinated in right of payment to the senior debt of the subsidiary guarantors.

     See "Risk Factors" on page 14 to read about certain factors you should consider before buying Notes.
                         ------------------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED ON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                         ------------------------------

                                                                Per Note       Total
                                                                --------    ------------
Initial public offering price...............................          %     $
Underwriting discount.......................................          %     $
Proceeds, before expenses, to School Specialty..............          %     $

    The initial public offering price set forth above does not include accrued
interest, if any. Interest on the Notes will accrue from            , 1999 and
must be paid by the purchaser if the Notes are delivered after          , 1999.

                         ------------------------------

    The underwriters expect to deliver the Notes in book-entry form only through the facilities of The Depository Trust Company against payment in New York, New
York on          , 1999.

GOLDMAN, SACHS & CO.                                        SALOMON SMITH BARNEY
                         ------------------------------

                       Prospectus dated          , 1999.

                     [MAPS SHOWING GEOGRAPHIC COVERAGE AND
                PENETRATION AND PICTURES OF BRANDS AND PRODUCTS]

     Childcraft Education Corp.(R) is a trademark of Childcraft Education Corp. School Specialty(R) and Education Access(R) are trademarks of School Specialty. Gresswell is a common law trademark of School Specialty. All other trademarks, service marks and trade names referred to in this Prospectus are the property of their respective owners.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by reference to the more detailed information and financial statements and pro forma financial statements appearing elsewhere in this Prospectus. Unless the context requires otherwise, all references to "School Specialty," "we" or "our" refers to School Specialty, Inc. and its subsidiaries. Our fiscal year ends on the last Saturday in April in each year. In this Prospectus, we refer to fiscal years by reference to the calendar year in which they end (e.g., the fiscal year ended April 25, 1998 is referred to as "fiscal 1998"). Unless otherwise indicated, the information contained in this Prospectus assumes no exercise of the over-allotment option granted to the underwriters in the Common Stock offering discussed herein.

                                SCHOOL SPECIALTY

OVERVIEW

     We are the largest marketer of non-textbook educational supplies and furniture to schools for pre-kindergarten through twelfth grade. We offer more than 60,000 items through an innovative two-pronged marketing approach that targets both school administrators and individual teachers. Our broad product range enables us to provide our customers with one source for virtually all of their non-textbook school supplies and furniture needs.

     We have grown significantly in recent years through both acquisitions and internal growth. In order to expand our geographic presence and product range, we have acquired 18 companies since May 1996. In August 1998, we purchased Beckley-Cardy, our largest traditional and specialty school supply competitor. After giving pro forma effect to the acquisitions that we made during the period, our revenues for the twelve months ended January 23, 1999 were $607.3 million and our operating earnings before interest, income taxes, depreciation, amortization and non-recurring acquisition and restructuring costs ("Adjusted EBITDA") were $51.2 million. These results represent compound annual increases of 48.9% in revenues and 67.7% in Adjusted EBITDA compared to our historical results for the year ended December 31, 1994.

     Our "top down" marketing approach targets school administrators at the state, regional and local levels using our 250 sales representatives and our School Specialty and Beckley-Cardy general supply and furniture catalogs. Our "bottom up" approach seeks to reach individual teachers and curriculum specialists primarily through the mailing of our ClassroomDirect.com general supply catalog (previously known as Re-Print) and our seven different specialty direct catalogs. During 1998, we mailed over 10.2 million catalogs to more than three million teachers and curriculum specialists. Approximately 100 employees assist in the sale, marketing and merchandising of our specialty direct products. We are also exploring various ways in which we can use the Internet to market and sell our products. As the first stage of our Internet initiative, we recently opened a fully integrated e-commerce website under the name "ClassroomDirect.com" which offers over 13,000 items for sale. The second stage of our Internet initiative, which we expect to launch in May 1999, is an education portal in the form of an education mall which will offer our products for sale and also provide a community forum and content aimed at educators.

     We sell general school supplies, such as classroom and art supplies, instructional materials, furniture and equipment. We also sell supplies and furniture for specialized educational disciplines, including the following:

                 BRAND                           PRODUCTS
                 -----                           --------
Childcraft.............................    Early childhood
Sax Arts and Crafts....................    Art supplies
Frey Scientific........................    Science
Sportime...............................    Physical education
Education Access.......................    Educational software
Brodhead Garrett.......................    Industrial arts
Gresswell..............................    Library
Hammond & Stephens.....................    School forms

     School Specialty was incorporated as a wholly owned subsidiary by U.S. Office Products in Delaware in February 1998 to hold its Educational Supplies and Products Division. On June 9, 1998, U.S. Office Products distributed all of the shares of School Specialty to its shareholders. At the same time as this distribution, School Specialty sold 2,375,000 shares of Common Stock in an initial public offering and a concurrent offering to several of its officers and directors. Our principal executive offices are located at 1000 North Bluemound Drive, Appleton, Wisconsin 54914. Our telephone number is (920) 734-2756.

INDUSTRY TRENDS

     The National School Supply Equipment Association estimates that annual sales of non-textbook educational supplies and equipment to the school supply market are approximately $6.1 billion. Of this amount, over $3.6 billion is sold through institutional channels and the remaining $2.5 billion is sold through retail channels. We estimate that there are over 3,400 marketers of non-textbook school supplies and equipment, the majority of which are family or employee owned businesses that operate in a single geographic region and have annual revenues under $20 million. We believe the increasing demand for single source suppliers, prompt order fulfillment and competitive prices, and the related need for suppliers to invest in automated inventory and electronic ordering systems, is accelerating the trend toward consolidation in our industry. As the largest company in our industry with annual revenues which we believe are three times greater than the next largest industry competitor, we are well positioned to capitalize on this consolidation. Even as the industry leader, our market share of the $6.1 billion non-textbook school supply and equipment market is less than 10%, creating substantial growth opportunities.

     The demand for school supplies is driven primarily by the level of the student population and, to a lesser extent, expenditures per student. Student population is largely a function of demographics, while expenditures per student are also affected by government budgets and the prevailing political and social attitudes towards education. The U.S. Department of Education estimates that kindergarten through twelfth grade student enrollment in public and private schools reached a record level of 52.7 million students in 1998 and projects that it will continue to grow to 54.5 million by the year 2006. The U.S. Department of Education also projects that expenditures per student in public elementary and secondary schools will continue to rise through the year 2006. We believe that the current political and social environment is favorable for education spending.

KEY STRENGTHS

     We attribute our strong competitive position to the following key strengths:

      -- LEADING MARKET POSITION. We believe our annual revenues are three times greater than those of our next largest industry competitor and that our large size and brand recognition have resulted in significant buying power, economies of scale and customer loyalty.

      -- BROAD PRODUCT LINE. With over 60,000 items ranging from classroom supplies and furniture to playground equipment, we provide customers with one source for virtually all of their non-textbook school supply and furniture needs.

      -- INNOVATIVE TWO-PRONGED MARKETING APPROACH. By marketing our products both to school administrators and to individual teachers and curriculum specialists, we believe we market to all of the prospective purchasers in the school system in an efficient and profitable manner.

      -- STABLE INDUSTRY. Because the demand for educational supplies is primarily driven by demographics and government spending, we believe that our industry is less exposed to economic cycles than many others.

      -- ABILITY TO COMPLETE AND INTEGRATE ACQUISITIONS. We have successfully completed the acquisition of 23 companies since 1991, including 18 since May 1996. We believe that we can rapidly improve the revenues and gross and operating margins of the businesses we acquire by eliminating redundant expenses, leveraging overhead costs, increasing our purchasing power and cross merchandising their specialty products to our general supply customers (which we sometimes refer to as our "traditional" customers).

      -- USE OF TECHNOLOGY. We believe that our use of information technology systems allows us to turn inventory more quickly than our competitors, offer customers more convenient and cost effective ways of ordering products and more precisely focus our sales and marketing campaigns.

      -- EXPERIENCED AND INCENTIVISED MANAGEMENT. Our management team provides depth and continuity of experience. Management's interests are aligned with those of our stockholders. Management currently owns
           approximately      % of our shares of Common Stock on a fully-diluted
           basis and purchased   % of the currently outstanding shares at the
           same time as our initial public offering in June 1998.

GROWTH STRATEGY

     We use the following strategies to grow and enhance our position as the leading marketer of non-textbook educational supplies and furniture:

      -- AGGRESSIVELY PURSUE ACQUISITIONS. We believe that there are many attractive acquisition opportunities in our highly fragmented industry. As a public company, we have greater access to capital for acquisitions than many of our competitors. We will continue to pursue opportunities that enhance our geographic presence or which complement our specialty direct product offerings.

      -- INCREASE SALES OF SPECIALTY AND PROPRIETARY PRODUCTS. We believe we can increase our margins by selling more specialty direct products and products for which we are the only supplier. We believe that specialty direct products accounted for approximately 42% of our revenues on a pro forma basis for the twelve months ended January 23, 1999, compared to approximately 20% on an historical basis for the year ended December 31, 1994.

      -- EXPAND EXISTING TRADITIONAL BUSINESS. We believe that we can also increase the revenues of our traditional business by adding sales representatives in geographic markets in which we are underrepresented and by cross merchandising our specialty products to our traditional customers.

      -- IMPROVE PROFITABILITY. We improved our operating margin (as measured by our Adjusted EBITDA divided by our revenues) from 5.2% in 1994 on an historical basis to 8.4% on a pro forma basis for the twelve months ended January 23, 1999. We believe that we can further improve our operating margins by eliminating redundant expenses of acquired businesses, leveraging our overhead costs, increasing our purchasing power and improving the efficiency of our warehousing and distribution.

      -- PURSUE INTERNET INITIATIVE. Because more schools and teachers are connecting to the Internet, we intend to aggressively pursue sales opportunities through this rapidly growing channel. By establishing an early presence on the Internet, we believe we can gain a significant competitive advantage and valuable brand recognition. Our goal is to become the leading marketer of school supplies and furniture over the Internet. This may also permit us to expand our customer base over time to include individuals and other non-traditional customers.

                           THE COMMON STOCK OFFERING

     Concurrently with the offering of Notes made by this Prospectus, we are offering 3,000,000 shares of our Common Stock (plus up to an additional 450,000 shares that may be sold pursuant to the underwriters' over-allotment option). We expect to receive net proceeds of approximately $62.2 million from the Common Stock offering (excluding the underwriters' over-allotment option), based on the last reported sale price of our Common Stock on February 24, 1999, after deducting the estimated underwriting discount and offering expenses. We will combine the net proceeds from the Common Stock offering with the net proceeds from the Note offering and use the combined net proceeds as described below. The Common Stock offering is being made by means of a separate prospectus and this Prospectus does not constitute an offer to sell or the solicitation of an offer to buy the Common Stock. The consummation of the offering of the Notes made hereby is not conditioned on the completion of our Common Stock offering and we cannot assure you that the Common Stock offering will be completed.

                               THE NOTE OFFERING

Issuer.....................  School Specialty, Inc.

Securities offered.........  $100 million aggregate principal amount of      %
                             Senior Subordinated Notes due           , 2009.

Additional Notes...........  Up to $50 million aggregate principal amount of
                             Additional Notes with the same terms as the Notes may be issued in future offerings, subject to certain conditions.

Maturity date..............            , 2009.

Interest payment dates.....            and           . The first payment date
                             will be           , 1999.

Subsidiary guarantees......  Our payment obligations under the Notes will be fully and unconditionally guaranteed by certain of our current and future subsidiaries. With the exception of one foreign subsidiary and one recently acquired subsidiary, all of our subsidiaries will be guarantors when the Notes are first issued.

Optional redemption........  On or after           , 2004, we may redeem all or
                             a portion of the Notes at any time at the redemption prices set forth in the section
                             "Description of Notes" under the heading "Optional
                             Redemption."

                             Before           , 2002, we may redeem up to 35% of
                             the original aggregate principal amount of the Notes and any Additional Notes with the proceeds of certain public offerings of our Common Stock at a redemption price equal to % of their principal amount plus accrued interest to the redemption date.

Change of control..........  We must offer to purchase all of the Notes at a price of 101% of the principal amount plus accrued interest to the purchase date in the event of a change of control.

Ranking....................  The Notes and the subsidiary guarantees are senior subordinated obligations. The Notes rank behind our current and future senior debt and the subsidiary guarantee of each subsidiary guarantor ranks behind the senior debt of that subsidiary guarantor.

                             After we issue the Notes and apply the proceeds as intended, as of January 23, 1999, we would have had approximately $198.5 million ($136.4 million if the Common Stock offering is also completed) of indebtedness outstanding including the Notes. The Notes and the subsidiary guarantees will be subordinated to the entire amount of that outstanding indebtedness.

Restrictive covenants......  The Indenture governing the Notes will, among other things, limit our ability and the ability of our subsidiaries to:

                              --   become liable for additional indebtedness;

                              --   pay dividends on stock or repurchase stock;

                              --   make certain investments;

                              --   sell certain assets;

                              --   use assets to secure subordinated
                                indebtedness;

                              --   engage in transactions with affiliated
                                persons or businesses; and

                              --   engage in mergers and consolidations.

Use of proceeds............  To repay a portion of the indebtedness outstanding under our Senior Credit Facility which was incurred in connection with three recent acquisitions. After such repayment, we may reborrow under the Senior Credit Facility for general corporate purposes including working capital, and for acquisitions.

                SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA

     The following tables present certain historical and pro forma financial data as of and for the periods indicated. This information should be read together with "Management's Discussion and Analysis of Financial Condition and Results of Operations," our consolidated financial statements and related notes and our combined pro forma financial statements and related notes, included elsewhere in this Prospectus.

                       SUMMARY HISTORICAL FINANCIAL DATA
                (IN THOUSANDS, EXCEPT PER SHARE DATA AND RATIOS)

                                                                         HISTORICAL(1)
                               -------------------------------------------------------------------------------------------------
                                                       FOUR        FISCAL YEAR ENDED         NINE MONTHS ENDED         TWELVE
                                FISCAL YEAR ENDED     MONTHS     ---------------------   -------------------------     MONTHS
                                  DECEMBER 31,         ENDED                                                            ENDED
                               -------------------   APRIL 30,   APRIL 26,   APRIL 25,   JANUARY 24,   JANUARY 23,   JANUARY 23,
                               1994(2)    1995(2)     1996(2)     1997(2)     1998(2)      1998(2)        1999         1999(3)
                               -------    -------    ---------   ---------   ---------   -----------   -----------   -----------
STATEMENT OF INCOME DATA:
Revenues.....................  $119,510   $150,482    $28,616    $191,746    $310,455     $247,880      $424,332      $486,907
Cost of revenues.............    81,774     98,233     18,591     126,862     202,870      164,105       281,436       320,201
                               --------   --------    -------    --------    --------     --------      --------      --------
Gross profit.................  $ 37,736   $ 52,249    $10,025    $ 64,884    $107,585     $ 83,775      $142,896      $166,706
Selling, general and
  administrative expenses....    33,257     47,393     11,917      53,177      87,846       63,395       108,005       132,456
Non-recurring acquisition
  costs......................        --         --      1,122       1,792          --           --            --            --
Restructuring costs..........        --      2,532         --         194       3,491           --         5,274         8,765
                               --------   --------    -------    --------    --------     --------      --------      --------
Operating income (loss)......  $  4,479   $  2,324    $(3,014)   $  9,721    $ 16,248     $ 20,380      $ 29,617      $ 25,485
Interest expense.............     3,007      5,536      1,461       4,197       5,505        4,100         8,942        10,347
Interest income..............        --         --         (6)         --        (132)        (109)         (114)         (137)
Other (income) expense.......       (86)       (18)        67        (196)        156          441            --          (285)
                               --------   --------    -------    --------    --------     --------      --------      --------
Income (loss) before
  provision for (benefit
  from) income taxes.........  $  1,558   $ (3,194)   $(4,536)   $  5,720    $ 10,719     $ 15,948      $ 20,789      $ 15,560
Provision for (benefit from)
  income taxes(4)............       218        173        139      (2,412)      5,480        7,113        10,094         8,461
                               --------   --------    -------    --------    --------     --------      --------      --------
Net income (loss)............  $  1,340   $ (3,367)   $(4,675)   $  8,132    $  5,239     $  8,835      $ 10,695      $  7,099
                               ========   ========    =======    ========    ========     ========      ========      ========
Net income (loss) per share:
  Basic......................  $   0.26   $  (0.51)   $ (0.54)   $   0.81    $   0.40     $   0.69      $   0.73      $   0.48
  Diluted....................      0.26      (0.50)     (0.53)       0.80        0.39         0.68          0.73          0.48
Weighted average shares
  outstanding:
  Basic......................     5,062      6,562      8,611      10,003      13,284       12,751        14,625        14,714
  Diluted....................     5,078      6,669      8,789      10,196      13,547       13,020        14,665        14,744
STATEMENT OF CASH FLOWS DATA:
Net cash provided by (used
  in) operating activities...  $   (268)  $  4,828    $(1,178)   $    918    $  3,724     $ 15,392      $ 29,100      $ 17,432
Net cash used in investing
  activities.................    (2,856)    (6,092)      (828)    (16,742)    (99,742)     (96,537)      (98,837)     (102,042)
Net cash provided by
  financing activities.......     3,202      1,156      2,011      15,778      96,018       81,145        69,737        84,610
                               --------   --------    -------    --------    --------     --------      --------      --------
Net increase (decrease) in
  cash and cash equivalents..  $     78   $   (108)   $     5    $    (46)   $     --     $     --      $     --      $     --
                               ========   ========    =======    ========    ========     ========      ========      ========
OTHER DATA:
EBITDA(6)....................  $  6,210   $  5,085    $(2,407)   $ 12,023    $ 20,653     $ 23,321      $ 36,224      $ 33,556
Adjusted EBITDA(6)...........     6,210      7,617     (1,285)     14,009      24,144       23,321        41,498        42,321
Depreciation and amortization
  expense....................     1,645      2,743        674       2,106       4,561        3,382         6,607         7,786
Capital expenditures.........       630        881        120       7,216       4,423        4,095         3,978         4,306
SELECTED RATIOS:
Ratio of total debt to
  Adjusted EBITDA............      5.2x       5.2x      (31.8)x      4.3x        3.5x         3.4x          4.2x          4.1x
Ratio of Adjusted EBITDA to
  interest expense...........      2.1x       1.4x       (0.9)x      3.3x        4.4x         5.7x          4.6x          4.1x
Ratio of earnings to fixed
  charges(7).................      1.4x       0.5x         --        2.2x        2.6x         4.2x          3.0x          2.3x

                                                      DECEMBER 31,
                                                    -----------------   APRIL 30,   APRIL 26,   APRIL 25,   JANUARY 23,
                                                     1994      1995       1996        1997        1998         1999
                                                     ----      ----     ---------   ---------   ---------   -----------
BALANCE SHEET DATA:
Working capital (deficit).........................  $ 3,512   $(1,052)   $(3,663)    $14,491    $ 47,791     $ 90,826
Total assets......................................   44,267    54,040     54,573      87,685     223,729      378,513
Long-term debt....................................   11,675    15,294     15,031      33,792      63,014      162,199
Total debt........................................   32,276    39,783     40,918      60,746      83,302      172,513
Stockholders' (deficit) equity....................    1,827      (620)    (4,267)     16,329     106,466      159,067

                        SUMMARY PRO FORMA FINANCIAL DATA
                (IN THOUSANDS, EXCEPT PER SHARE DATA AND RATIOS)

                                                      PRO FORMA(8)
                                  -----------------------------------------------------
                                                                              TWELVE
                                  FISCAL YEAR       NINE MONTHS ENDED         MONTHS
                                     ENDED      -------------------------      ENDED
                                   APRIL 25,    JANUARY 24,   JANUARY 23,   JANUARY 23,
                                    1998(2)       1998(2)        1999         1999(3)
                                  -----------   -----------   -----------   -----------
STATEMENT OF INCOME DATA:
Revenues........................   $598,025      $496,941      $506,180      $607,264
Cost of revenues................    390,327       327,174       330,786       393,939
                                   --------      --------      --------      --------
Gross profit....................   $207,698      $169,767      $175,394      $213,325
Selling, general and
 administrative expenses........    175,507       135,598       133,046       172,955
Restructuring costs.............      4,689         1,198         5,401         8,892
                                   --------      --------      --------      --------
Operating income................   $ 27,502      $ 32,971      $ 36,947      $ 31,478
Interest expense................     17,000        13,500        13,500        17,000
Other expense...................        193           536           420            77
                                   --------      --------      --------      --------
Income before provision for
 income taxes...................   $ 10,309      $ 18,935      $ 23,027      $ 14,401
Provision for income taxes......      5,979        10,982        11,283         6,280
                                   --------      --------      --------      --------
Net income......................   $  4,330      $  7,953      $ 11,744      $  8,121
                                   ========      ========      ========      ========
Net income per share(5):
 Basic..........................   $   0.28      $   0.53      $   0.78      $   0.52
 Diluted........................       0.27          0.52          0.78          0.52
Weighted average shares
 outstanding(5):
 Basic..........................     15,659        15,126        15,025        15,608
 Diluted........................     15,922        15,395        15,065        15,638
OTHER DATA:
EBITDA(6).......................   $ 38,386      $ 40,943      $ 44,889      $ 42,332
Adjusted EBITDA(6)..............     43,075        42,141        50,290        51,224
Depreciation and amortization
 expense........................     11,077         8,508         8,362        10,931

SELECTED RATIOS:
Ratio of total debt to Adjusted
 EBITDA.........................       4.5x          4.6x          3.9x          3.8x
Ratio of Adjusted EBITDA to
 interest expense...............       2.5x          3.1x          3.7x          3.0x
Ratio of earnings to fixed
 charges(7).....................       1.5x          2.2x          2.5x          1.7x


                                       PRO FORMA AS ADJUSTED FOR NOTE OFFERING(8)
                                  -----------------------------------------------------
                                                                              TWELVE
                                  FISCAL YEAR       NINE MONTHS ENDED         MONTHS
                                     ENDED      -------------------------      ENDED
                                   APRIL 25,    JANUARY 24,   JANUARY 23,   JANUARY 23,
                                    1998(2)       1998(2)        1999         1999(3)
                                  -----------   -----------   -----------   -----------
STATEMENT OF INCOME DATA:
Revenues........................   $598,025      $496,941      $506,180      $607,264
Cost of revenues................    390,327       327,174       330,786       393,939
                                   --------      --------      --------      --------
Gross profit....................   $207,698      $169,767      $175,394      $213,325
Selling, general and
 administrative expenses........    175,507       135,598       133,046       172,955
Restructuring costs.............      4,689         1,198         5,401         8,892
                                   --------      --------      --------      --------
Operating income................   $ 27,502      $ 32,971      $ 36,947      $ 31,478
Interest expense................     18,486        14,615        14,615        18,486
Other expense...................        193           536           420            77
                                   --------      --------      --------      --------
Income before provision for
 income taxes...................   $  8,823      $ 17,820      $ 21,912      $ 12,915
Provision for income taxes......      5,385        10,536        10,837         5,686
                                   --------      --------      --------      --------
Net income......................   $  3,438      $  7,284      $ 11,075      $  7,229
                                   ========      ========      ========      ========
Net income per share(5):
 Basic..........................   $   0.22      $   0.48      $   0.74      $   0.46
 Diluted........................       0.22          0.47          0.74          0.46
Weighted average shares
 outstanding(5):
 Basic..........................     15,659        15,126        15,025        15,608
 Diluted........................     15,922        15,395        15,065        15,638
OTHER DATA:
EBITDA(6).......................   $ 38,386      $ 40,943      $ 44,889      $ 42,332
Adjusted EBITDA(6)..............     43,075        42,141        50,290        51,224
Depreciation and amortization
 expense........................     11,077         8,508         8,362        10,931
SELECTED RATIOS:
Ratio of total debt to Adjusted
 EBITDA.........................       4.6x          4.7x          3.9x          3.9x
Ratio of Adjusted EBITDA to
 interest expense...............       2.3x          2.9x          3.4x          2.8x
Ratio of earnings to fixed
 charges(7).....................       1.4x          2.1x          2.3x          1.6x

                                                  PRO FORMA AS ADJUSTED
                                         FOR NOTE AND COMMON STOCK OFFERINGS(8)
                                  -----------------------------------------------------
                                                                              TWELVE
                                  FISCAL YEAR       NINE MONTHS ENDED         MONTHS
                                     ENDED      -------------------------      ENDED
                                   APRIL 25,    JANUARY 24,   JANUARY 23,   JANUARY 23,
                                    1998(2)       1998(2)        1999         1999(3)
                                  -----------   -----------   -----------   -----------
STATEMENT OF INCOME DATA:
Revenues........................   $598,025      $496,941      $506,180      $607,264
Cost of revenues................    390,327       327,174       330,786       393,939
                                   --------      --------      --------      --------
Gross profit....................   $207,698      $169,767      $175,394      $213,325
Selling, general and
 administrative expenses........    175,507       135,598       133,046       172,955
Restructuring costs.............      4,689         1,198         5,401         8,892
                                   --------      --------      --------      --------
Operating income................   $ 27,502      $ 32,971      $ 36,947      $ 31,478
Interest expense................     13,512        10,885        10,885        13,512
Other expense...................        193           536           420            77
                                   --------      --------      --------      --------
Income before provision for
 income taxes...................   $ 13,797      $ 21,550      $ 25,642      $ 17,889
Provision for income taxes......      7,376        12,028        12,329         7,677
                                   --------      --------      --------      --------
Net income......................   $  6,421      $  9,522      $ 13,313      $ 10,212
                                   ========      ========      ========      ========
Net income per share(5):
 Basic..........................   $   0.34      $   0.53      $   0.74      $   0.55
 Diluted........................       0.34          0.52          0.74          0.55
Weighted average shares
 outstanding(5):
 Basic..........................     18,659        18,126        18,025        18,608
 Diluted........................     18,922        18,395        18,065        18,638
OTHER DATA:
EBITDA(6).......................   $ 38,386      $ 40,943      $ 44,849      $ 42,332
Adjusted EBITDA(6)..............     43,075        42,141        50,290        51,224
Depreciation and amortization
 expense........................     11,077         8,508         8,362        10,931
SELECTED RATIOS:
Ratio of total debt to Adjusted
 EBITDA.........................       3.2x          3.2x          2.7x          2.7x
Ratio of Adjusted EBITDA to
 interest expense...............       3.2x          3.9x          4.6x          3.8x
Ratio of earnings to fixed
 charges(7).....................       1.9x          2.7x          3.0x          2.1x

                                                                        JANUARY 23, 1999(9)
                                                              ----------------------------------------
                                                                                          PRO FORMA AS
                                                                                          ADJUSTED FOR
                                                                          PRO FORMA AS      NOTE AND
                                                                          ADJUSTED FOR    COMMON STOCK
                                                              PRO FORMA   NOTE OFFERING    OFFERINGS
                                                              ---------   -------------   ------------
BALANCE SHEET DATA:
Working capital.............................................  $ 99,339      $109,653        $109,653
Total assets................................................   403,920       406,870         406,870
Long-term debt..............................................   185,268       198,532         136,362
Total debt..................................................   195,582       198,532         136,362
Stockholders' equity........................................   159,067       159,067         221,237

---------------

(1) The historical financial information of School Speciality, Inc., a Wisconsin corporation, and The Re-Print Corp., both of which were acquired by U.S. Office Products in business combinations accounted for under the pooling-of-interests method in May 1996 and July 1996, respectively, have been combined on a historical cost basis in accordance with generally accepted accounting principles ("GAAP") to present this financial data as if the two companies had always been members of the same operating group. All business acquisitions since July 1996 have been accounted for under the purchase method. The financial information of the businesses acquired in business combinations accounted for under the purchase method is included from the dates of their respective acquisitions.

(2) Certain reclassifications have been made to the historical and pro forma financial data for the fiscal years ended December 31, 1994 and 1995, the four months ended April 30, 1996, the fiscal years ended April 26, 1997 and April 25, 1998 and the nine months ended January 24, 1998 to conform with the fiscal 1999 presentation. These reclassifications had no effect on net income or net income per share.

(3) The results for the historical and pro forma twelve months ended January 23, 1999 have been calculated based upon the historical and pro forma results, respectively, for the fiscal year ended April 25, 1998 less the historical and pro forma results, respectively, for the nine months ended January 24, 1998 plus the historical and pro forma results, respectively, for the nine months ended January 23, 1999.

(4) Results for the fiscal year ended April 26, 1997 include a benefit from income taxes of $2.4 million primarily arising from the reversal of a $5.3 million valuation allowance in the quarter ended April 26, 1997. The valuation allowance had been established in 1995 to offset the tax benefit from net operating loss carryforwards included in our deferred tax assets, because at the time it was not likely that such tax benefit would be realized. The valuation allowance was reversed subsequent to our being acquired by U.S. Office Products, because it was deemed "more likely than not," based on improved results, that such tax benefit would be realized.

(5) For calculation of the pro forma and pro forma as adjusted weighted average shares outstanding, see Note (k) and Note (l), respectively, of Notes to Pro Forma Combined Financial Statements included herein.

(6) EBITDA represents operating earnings before interest, income taxes, depreciation and amortization. Adjusted EBITDA is EBITDA plus non-recurring acquisition costs and restructuring costs. EBITDA and Adjusted EBITDA are provided because they are measures commonly used by analysts and investors to determine a company's ability to incur and service its debt. EBITDA and Adjusted EBITDA are not measurements of performance under GAAP and should not be considered as alternatives to net income or income from operations or as measures of operating performance or cash flow data prepared in accordance with GAAP or as measures of liquidity. EBITDA and Adjusted EBITDA, as calculated by School Specialty, are not necessarily comparable with similarly titled measures of other companies.

(7) The ratio of earnings to fixed charges is computed by dividing fixed charges into income (loss) before provision for (benefit from) income taxes and fixed charges. Fixed charges represent interest expense, whether expensed or capitalized, amortization of debt expenses and the estimated interest component of rent expense. On a historical basis, as a result of the loss incurred during the four months ended April 30, 1996, we were unable to fully cover fixed charges by $4,536.

(8) The pro forma financial data give effect, as applicable, to all acquisitions completed through February 9, 1999, the spin-off and the refinancing of all amounts payable to U.S. Office Products in connection with the spin-off, the June 1998 initial public offering and concurrent offering to certain officers and directors and the Common Stock and Note offerings, as if all such transactions had occurred at the beginning of the periods presented. The pro forma statement of income data are not necessarily indicative of the operating results that would have been achieved had these events actually then occurred and should not be construed as representative of future operating results.

(9) The pro forma balance sheet data give effect to the purchase acquisition of Sportime, the only acquisition completed subsequent to January 23, 1999, as if it had occurred on January 23, 1999. This pro forma balance sheet data is then adjusted, as indicated, to reflect the Common Stock and Note offerings as if they had occurred on January 23, 1999. The pro forma balance sheet data and the adjustments to that data are not necessarily indicative of the financial position that would have been achieved had these events actually then occurred and should not be construed as representative of future financial position.

                                  RISK FACTORS

     You should carefully consider the following risk factors and the other information in this Prospectus before deciding to purchase the Notes.

WE ARE HIGHLY LEVERAGED

     As of January 23, 1999, we had $195.6 million of debt outstanding on a pro forma basis. If we had issued the Notes being offered in the Note offering (together with the proposed concurrent offering of the Common Stock) and applied the proceeds from these offerings on that date, our outstanding debt would have been $136.4 million or approximately 38% of our total capitalization. In addition, our leverage could increase over time. Our Senior Credit Facility and the Indenture relating to the Notes permit us to incur additional debt under certain circumstances and we expect to reborrow under our Senior Credit Facility for general corporate purposes, including working capital and for acquisitions.

     Our ability to meet our debt service obligations depends on our future performance. Our future performance is influenced by general economic conditions and by financial, business and other factors affecting our operations, many of which are beyond our control. If we are unable to service our debt, we may have to:

     -  delay our acquisition program,

     -  sell our equity securities,

     -  sell our assets, or

     -  restructure and refinance our debt.

     We cannot give you any assurance that, if we are unable to service our debt, we will be able to sell our equity securities, sell assets or restructure and refinance our debt. Our substantial debt could have important consequences to you. For example, it could:

     - make it more difficult for us to obtain additional financing in the future for our acquisitions and operations,

     - require us to dedicate a substantial portion of our cash flows from operations to the repayment of our debt and the interest associated with our debt,

     - limit our operating flexibility due to financial and other restrictive covenants, including restrictions on incurring additional debt, creating liens on our property and paying dividends,

     - subject us to risks that interest rates and our interest expense will increase,

     - place us at a competitive disadvantage compared to our competitors that have less debt, and

     -  make us more vulnerable in the event of a downturn in our business.

THE NOTES ARE SUBORDINATED TO OUR SENIOR DEBT AND OUR SECURED DEBT

     The Notes will be subordinated to our current and future senior debt and the guarantees of the Notes by our subsidiaries will be subordinated to their guarantees of indebtedness under our Senior Credit Facility. Upon any distribution to our creditors in a liquidation, dissolution, bankruptcy or similar proceeding, the holders of senior debt will be entitled to be paid in full before any payment may be made to the holders of the Notes. Similarly, upon any distribution to the creditors of one of the subsidiary guarantors in such a proceeding, the banks under our Senior Credit Facility will be entitled to be paid in full before any payment may be made to the holders of the Notes (other than payments solely in junior securities). In addition, all payments on the Notes and the subsidiary guarantees will be blocked if a payment default on senior debt occurs and may be blocked for up to

179 days if certain non-payment defaults on senior debt occur. In any of these events, we cannot guarantee that we will have sufficient assets to pay the amounts due on the Notes. As a result, holders of Notes may receive less, proportionately, than the holders of senior debt.

     If we had issued the Notes and applied the proceeds on January 23, 1999, our outstanding senior debt would have been $198.5 million on a pro forma basis. If we had also issued the Common Stock being offered in the Common Stock offering and applied the proceeds on that date, our outstanding senior debt would have been $136.4 million. In addition, the Indenture relating to the Notes and our Senior Credit Facility permit us to incur additional senior debt in the future, including the entire amount that will be available for borrowing under our Senior Credit Facility. While the Indenture limits the amount of debt we can incur, it does not limit how much of that debt can be senior debt. The Indenture also permits us to issue up to $50 million of additional senior subordinated notes in the future which would further increase our borrowings.

     In addition to the subordination provisions described above, the Notes will not be secured by any of our assets. As a result, the Notes will be effectively subordinated to our secured debt to the extent of the value of the assets securing such debt. Upon any distribution to our creditors or the creditors of one of our subsidiary guarantors in a liquidation, dissolution, bankruptcy or other similar proceeding, the holders of our secured debt or the secured debt of our subsidiaries may assert rights against the secured assets in order to receive payment in full of such debt before such assets may be used to pay the holders of the Notes. Borrowings under our Senior Credit Facility are secured by
(1) the pledge of most of the capital stock in all of our subsidiaries and (2) liens on substantially all our other assets (other than our properties). The Senior Credit Facility contemplates that if the proposed sale leaseback transaction involving our properties does not occur by September 1999, we must provide mortgages on these properties as additional security.

YOU SHOULD CONSIDER CERTAIN FRAUDULENT CONVEYANCE ISSUES RELATING TO THE SUBSIDIARY GUARANTEES

     Various applicable fraudulent conveyance laws have been enacted for the protection of creditors. A court may use these laws to subordinate or avoid the subsidiary guarantees of the Notes issued by any of our subsidiary guarantors. It is also possible that in certain circumstances, a court could hold that the direct obligations of a subsidiary guaranteeing the Notes could be superior to its obligations under that guarantee.

     A court could avoid or subordinate the guarantee of the Notes by any of our subsidiaries in favor of that subsidiary's other debts or liabilities to the extent that the court determined that either of the following were true at the time the subsidiary issued the guarantee:

     - that subsidiary issued the guarantee with the intent to hinder, delay or defraud any of its present or future creditors or that such subsidiary contemplated the insolvency with a design to favour one or more creditors to the total or partial exclusion of the others, or

     - that subsidiary did not receive fair consideration or reasonable equivalent value for issuing the guarantee and, at the time it issued the guarantee, that subsidiary:

        - was insolvent or rendered insolvent by reason of the issuance of the guarantee

        - was engaged or about to engage in a business or transaction for which the remaining assets of that subsidiary constituted unreasonably small capital, or

        - intended to incur, or believed that it would incur, debt beyond its ability to pay such debts as they matured.

     Among other things, a legal challenge of a subsidiary's guarantee of the Notes on fraudulent conveyance grounds may focus on the benefits, if any, realized by that subsidiary as a result of our issuance of the Notes. To the extent a subsidiary's guarantee of the Notes is avoided as a result of a fraudulent conveyance or held unenforceable for any other reason, the Note holders would crease to have any claim in respect of that guarantee and would be creditors solely of us.

WE HAVE A POTENTIAL TAX LIABILITY FROM SPIN-OFFS

     We became a public company on June 9, 1998 when U.S. Office Products distributed all of our shares and the shares of three other companies to its shareholders and we sold additional shares of our stock in a public offering. These distributions (known as the "spin-offs") were intended to be tax-free to both U.S. Office Products and its shareholders. As part of the spin-offs, we and the other three companies whose shares were distributed each agreed with U.S. Office Products that if any of us took any action or failed to act in a way that materially caused the distributions to be taxable, then U.S. Office Products could require any of us to pay to it the full amount of the tax losses it suffered as a result of the distributions. We and the three other spin-off companies also agreed that if the distributions became taxable for any other reason, we would each pay to U.S. Office Products a portion of its tax losses based on the relative aggregate value of each company's common stock immediately after the distributions. We estimate that our portion of any such tax losses under this agreement would be approximately 14.4%. We also agreed with the other three spin-off companies that if one or more of us materially caused the distributions to be taxable and any of the other companies were required to pay tax losses under the agreement to U.S. Office Products, then the company or companies that materially caused the distributions to be taxable would reimburse the other companies for such payments. As a result of these agreements, we could be required to pay:

     - all of the tax losses of U.S. Office Products if we cause the distributions to be taxable,

     - our portion of the tax losses of U.S. Office Products even if neither we nor any of the other three companies cause the distributions to be taxable, or

     - all of the tax losses of U.S. Office Products even if we did not cause the distributions to be taxable and one or more of the other companies did (while such other companies would be required to reimburse us for such payment, we cannot be sure that we will receive such reimbursement).

WE ARE EXPOSED TO RISKS RELATED TO OTHER LIABILITIES OF U.S. OFFICE PRODUCTS

     As part of the distributions, we and the other three spin-off companies each agreed with U.S. Office Products to pay a portion of the securities law and general liabilities of U.S. Office Products arising prior to the distributions and, if any of the spin-off companies fails to pay its portion, to pay a portion of the unpaid amount. These shared liabilities do not include any liability that relates specifically to a particular spin-off company or to the continuing businesses of U.S. Office Products after the distributions. The portion of the shared liabilities payable by each spin-off company is determined by the relative aggregate market values of the common stock of the spin-off companies immediately after the distribution. We estimate that our portion of any such liabilities under this agreement would be approximately 14.4%, but the maximum aggregate amount we can be required to pay for all shared liabilities is limited by the agreement to $1.75 million (including as a result of defaults by the other spin-off companies). U.S. Office Products has been named as a defendant in various class action lawsuits relating to the distributions that allege, among other things, violations of the federal securities laws. As a result of these agreements, we may be required to pay up to $1.75 million to U.S. Office Products for shared liabilities even though they are unrelated to our business and operations, we have no control over such liabilities and one or more of the other spin-off companies may be primarily responsible for such liabilities.

WE HAVE A LIMITED INDEPENDENT OPERATING HISTORY

     Prior to the spin-off in June 1998, we operated as a wholly owned subsidiary of U.S. Office Products and many of our general, administrative and financial functions (including legal, accounting, purchasing, management information services and borrowings) were handled by U.S. Office

Products. Since the spin-off, we have operated independently of U.S. Office Products and have been independently responsible for managing and financing all aspects of our business and operations. Our expenses are likely to be higher than when we were a subsidiary of U.S. Office Products and we may experience difficulties with respect to general, administrative and financial functions that we did not experience as part of U.S. Office Products. Because most of the financial information included in this Prospectus relates to periods during which we were a subsidiary of U.S. Office Products, it does not necessarily reflect what our results of operations and financial condition would have been if we were independent during those periods and it may not be a good indication of what our future results of operations and financial condition will be.

WE HAVE EXPERIENCED RAPID GROWTH AND DEPEND UPON ACQUISITIONS FOR FUTURE GROWTH

     Our business has grown significantly through acquisitions in recent years. Since 1991, we have acquired 17 regional marketers of general educational supplies and six specialty direct school supply companies. All of our specialty direct acquisitions and 12 of our regional marketer acquisitions have occurred since June 1996. Future growth in our revenues and earnings depends substantially on our ability to continue to acquire and successfully integrate and operate school supply businesses. We cannot guarantee that we will be able to identify and acquire businesses at all or on reasonable terms. In addition, we cannot be sure that we will be able to operate the businesses that we acquire profitably or that our management and financial controls, personnel, computer systems and other corporate support systems will be adequate to manage the increased size and scope of our operations as a result of acquisitions. Managing and integrating acquired businesses may result in substantial costs, delays or other operating or financial problems that could materially and adversely affect our financial condition and results of operations. These include:

     - the diversion of management's attention and other resources away from our existing businesses,

     - significant charges and expenses relating to employee severance, restructuring and transaction costs and other unexpected events or liabilities,

     - the inability to retain, hire or train qualified personnel for the acquired businesses, and

     -  the amortization of goodwill and other acquired intangible assets.

     We intend to pay for acquisitions in whole or in part using our shares, and in some cases this may dilute our earnings per share. Our ability and willingness to use our shares will depend upon their market price and the willingness of sellers to accept our shares. In addition, our ability to issue shares may be limited by Section 355(e) of the Internal Revenue Code of 1986. Under that Section, U.S. Office Products will incur tax liability for the distribution of our shares if 50% or more, by vote or value, of the capital stock of either U.S. Office Products or School Specialty is acquired by one or more persons acting pursuant to a plan or series of related transactions that includes the spin-off. There is a presumption that any acquisition occurring within two years after the spin-off is pursuant to a plan that includes the spin-off. However, the presumption may be overcome by establishing that the spin-off and such acquisition are not part of a plan or series of related transactions. As noted above, we will be liable for all the tax liabilities of U.S. Office Products if our actions cause the spin-off to be taxable and will be liable for all or a portion of such liabilities even if our actions did not cause the spin-off to be taxable.

WE ARE UNABLE TO USE THE POOLING-OF-INTERESTS METHOD OF ACCOUNTING; WE HAVE A MATERIAL AMOUNT OF GOODWILL

     Under generally accepted accounting principles, we must be independent for at least two years before we can use the pooling-of-interests method of accounting for share acquisitions, which would avoid the creation and subsequent amortization of goodwill. Because we were a wholly owned subsidiary of U.S. Office Products until the completion of the spin-off on June 9, 1998, we will not be eligible to use pooling-of-interest accounting until June 9, 2000. We must use purchase accounting for any acquisitions prior to that date, which may result in the creation of goodwill.

     Approximately $197.3 million, or 48.9%, of our pro forma total assets as of January 23, 1999 represents intangible assets, the significant majority of which is goodwill. Goodwill is the amount by which the costs of an acquisition accounted for using the purchase method exceeds the fair value of the net assets we acquire. We are required to record goodwill as an intangible asset on our balance sheet and to amortize it over a period of years. We generally amortize goodwill for each acquisition on a straight line method over a period of 40 years, which means that in each year during the 40-year period 1/40th of the goodwill is taken off our balance sheet and recorded in our income statement as a non-cash expense (which reduces our net income). Even though it reduces our net income for accounting purposes, amortization of goodwill may not be deductible for tax purposes. In addition, we are required to periodically evaluate whether we can recover our remaining goodwill from the undiscounted future cash flows that we expect to receive from the operations of the acquired companies. If these undiscounted future cash flows are less than the carrying value of the associated goodwill, the goodwill is impaired and we must reduce the carrying value of the goodwill to equal the undiscounted future cash flows and take the amount of the reduction as a charge against our income. Reductions in our net income caused by the amortization or write down of goodwill could materially adversely affect on results of operations and financial condition and the market price of our Common Stock.

OUR BUSINESS DEPENDS ON GROWTH OF STUDENT POPULATION AND SCHOOL EXPENDITURES

     Our growth strategy and profitability also depend on growth in the student population and expenditures per student in public and private elementary and secondary schools. The level of student enrollment is largely a function of demographics, while expenditures per student are also affected by government budgets and the prevailing political and social attitudes towards education. Any significant and sustained decline in student enrollment and/or expenditures per student could have a material adverse effect on our business, financial condition and results of operations.

OUR BUSINESS IS HIGHLY SEASONAL

     Our educational supply businesses are highly seasonal. Because most of our customers want their school supplies delivered before or shortly after the commencement of the school year in September, we make most of our sales from May to October. As a result, we usually earn more than 100% of our annual net income in the first six months of our fiscal year and operate at a loss in our third fiscal quarter. This seasonality causes our operating results to vary considerably from quarter to quarter and these fluctuations could adversely affect the market price of our Common Stock.

WE DEPEND ON KEY SUPPLIERS AND SERVICE PROVIDERS

     We depend upon a limited number of suppliers for some of our products, especially furniture. We also depend upon a limited number of service providers, including United Parcel Service, for the delivery of our products. If these suppliers or service providers are unable to provide the products or services that we require or materially increase their costs (especially during our peak season of June through September), this could impair our ability to deliver our products on a timely and profitable basis and could have a material adverse effect on our business, financial condition and results of operations. We were, for example, adversely affected by the United Parcel Service strike during August 1997 due to the perception that we were unable to ship products. As we seek to reduce the number of our suppliers and to minimize duplicative lines as part of our business strategy, we are likely to increase our dependence on remaining vendors.

WE RELY ON KEY PERSONNEL

     Our business depends to a large extent on the abilities and continued efforts of current executive officers and senior management, including Daniel P. Spalding, our Chief Executive Officer. We are also likely to depend heavily on the executive officers and senior management of businesses that we acquire in the future. If any of these people become unable or unwilling to continue in his or her present role, or if we are unable to attract and retain other qualified employees, our business could be adversely affected. Although we have employment contracts with some executive officers, we do not have employment agreements with most of our executive officers and senior management. We do not have and do not intend to obtain key man life insurance covering any of our executive officers or other members of senior management.

OUR BUSINESS IS HIGHLY COMPETITIVE

     The market for school supplies is highly competitive and fragmented. We estimate that over 3,400 companies market educational materials to schools for pre-kindergarten through twelfth grade as a primary focus of their business. We also face increasing competition from alternate channel marketers, including superstores and office product contract stationers, that have not traditionally focused on marketing school supplies. These competitors are likely to continue to expand their product lines and interest in school supplies. Some of these competitors have greater financial resources and buying power than we do. We believe that the educational supplies market will consolidate over the next several years, which is likely to increase competition in our markets and in our search for attractive acquisition candidates.

WE DEPEND ON OUR SYSTEMS; OUR YEAR 2000 ISSUES

     We believe that one of our competitive advantages is our information systems, including our proprietary PC-based customer Order Management System. We have integrated the operations of almost all of our divisions and subsidiaries and their information systems are linked to host systems located at our headquarters in Appleton, Wisconsin and at two other locations. If any of these links are disrupted or become unavailable, this could materially and adversely affect our business, results of operations and financial condition.

     Our Sax Art and Crafts, Gresswell, Hammond & Stephens and Sportime businesses currently use predecessor information systems. With the exception of Gresswell, we intend to convert the information systems of these acquired businesses to one of our host systems as soon as practicable. However, none of these businesses has a backup computer system or backup extra communication lines. Even though we have taken precautions to protect ourselves from events that could interrupt the operations of these businesses and intend to do so for other businesses we acquire in the future, we cannot be sure that a fire, flood or other natural disaster affecting their systems would not disable the system or prevent the system from communicating with our other businesses. The occurrence of any of these events could have a material adverse effect on our results of operations and financial condition.

     The Year 2000 issue exists because many computer systems and applications, including those embedded in equipment and facilities, use two digit rather than four digit date fields to designate an applicable year. As a result, the systems and applications may not properly recognize the Year 2000 or process data which includes it, potentially causing data miscalculations or inaccuracies or operational malfunctions or failures. Because any disruption to our computerized order processing and inventory systems could materially and adversely affect our operations, we have established a centrally managed, company wide plan to identify, evaluate and address Year 2000 issues. Although we expect that most of our mission critical systems, network elements and products will be verified for Year 2000 compliance by May 1999, our ability to meet this target is dependent on a variety of factors. In addition, if our suppliers, service providers and/or customers fail to resolve their Year 2000 issues in an effective and timely manner, our business could be significantly and adversely affected. We believe that many of our school customers have not yet addressed or resolved their Year 2000 issues.

WE MAY NOT BE ABLE TO FUND A CHANGE OF CONTROL OFFER

     Upon a change of control, we must offer to purchase all of the outstanding Notes at 101% of their principal amount plus accrued and unpaid interest to the date of purchase. We cannot guarantee that sufficient funds will be available at the time of any change of control to make any required purchases of Notes tendered or that restrictions in our Senior Credit Facility or other debt instruments entered into in the future will allow us to make such required purchases. In addition, we could enter into certain transactions, including certain recapitalizations, that would increase the amount of our debt but would not constitute a change of control.

THERE IS NO TRADING MARKET FOR THE NOTES

     The Notes will be new securities for which there is currently no trading market. We do not currently intend to apply for listing of the Notes on any securities exchange or stock market. Although the Underwriters have informed us that they currently intend to make a market in the Notes, they are not obligated to do so. In addition, they may discontinue any such market making at any time without notice. The liquidity of any market for the Notes will depend on the number of holders of Notes, the interest of securities dealers in making a market in those securities and other factors. Accordingly, we cannot guarantee that a market will develop for the Notes or that, even if one does, that the market will continue and be liquid. Historically, non-investment grade debt has been subject to disruptions that have caused substantial volatility in the price of securities similar to the Notes. We cannot assure you that the market, if any, for the Notes will be free from similar disruptions.

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

     This Prospectus contains forward-looking statements that involve risks and uncertainties. The words "anticipate," "believe," "estimate," "intend," "may," "will" and "expect" are intended to identify forward-looking statements. There are important factors that could cause our actual results, performance or achievement to differ materially from the results suggested by the forward-looking statements. Factors discussed under the captions "Risk Factors," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" are particularly susceptible to risks and uncertainties. Such forward-looking statements should, therefore, be considered in light of various important factors, including those set forth in this Prospectus and other factors set forth from time to time in our reports and registration statements filed with the Securities and Exchange Commission (the "SEC"). You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We disclaim any intent or obligation to update forward-looking statements.

                                USE OF PROCEEDS

     We expect to receive approximately $97.1 million of net proceeds from this offering (based on an initial public offering price of 100%, less estimated offering expenses and underwriters' discounts). In addition, we expect to receive approximately $62.2 million ($71.5 million if the underwriters' over-allotment option is exercised in full) of net proceeds from the Common Stock offering (based on an assumed initial public offering price for the Common Stock of $22.00 per share, which was the last reported sale price for the Common Stock on the Nasdaq National Market on February 24, 1999, less estimated offering expenses and underwriters' discounts). The consummation of the offering of the Notes made hereby is not conditioned on the completion of the Common Stock offering.

     We intend to use the combined net proceeds from this offering and the Common Stock offering to repay a portion of the approximately $195 million outstanding under our five year secured $350 million revolving Senior Credit Facility. The Senior Credit Facility has a $100 million term loan payable quarterly over five years commencing in January 1999 and revolving loans which mature on September 30, 2003. As of the date of this Prospectus, $97.5 million was outstanding under the term loan portion of the Senior Credit Facility. The net proceeds from the combined offerings will be used first to repay amounts outstanding under the term loan. Any remaining net proceeds will then be used to repay amounts outstanding under the revolving loans. The Senior Credit Facility has a floating rate of interest for borrowings thereunder. As of January 23, 1999, the effective interest rate on borrowings under our Senior Credit Facility was approximately 8%. Since the beginning of fiscal 1999, we borrowed under the Senior Credit Facility to fund three acquisitions and for seasonal working capital and capital expenditures. If the Common Stock offering is not consummated as expected, we will repay substantially all amounts outstanding under the term loan, but will not be able to reduce the revolving loans.

     In connection with the Note and Common Stock offerings, we intend to amend our Senior Credit Facility to reduce the borrowing limit thereunder to $250 million and to change certain financial and other covenants. See "Description of Senior Credit Facility." We intend to reborrow amounts under our Senior Credit Facility for general corporate purposes including working capital, and for acquisitions.

                                 CAPITALIZATION

     The following table sets forth, as of January 23, 1999, our capitalization
(1) on a historical basis, (2) on a pro forma basis to reflect the acquisitions we have made since January 23, 1999, (3) on a pro forma basis described in clause (2) above as adjusted to give effect to the sale of the Notes and the application of the assumed net proceeds therefrom as described herein and (4) on a pro forma basis described in clause (2) above as adjusted to give effect to the sale of the Notes and the Common Stock and the application of the assumed net proceeds therefrom as described herein.

                                                                 JANUARY 23, 1999
                                               -----------------------------------------------------
                                                                                         PRO FORMA
                                                                                        AS ADJUSTED
                                                                        PRO FORMA AS    FOR NOTE AND
                                                                        ADJUSTED FOR    COMMON STOCK
                                               HISTORICAL   PRO FORMA   NOTE OFFERING    OFFERINGS
                                               ----------   ---------   -------------   ------------
                                                                  (IN THOUSANDS)
Short-term debt..............................   $ 10,314    $ 10,314      $     --        $     --
Long-term debt...............................    162,199     185,268        98,532          36,362
Notes........................................         --          --       100,000         100,000
                                                --------    --------      --------        --------
  Total debt.................................    172,513     195,582       198,532         136,362
Stockholders' equity:
  Preferred stock, $0.001 par value
     (1,000,000 shares authorized; no shares
     outstanding)............................         --          --            --              --
  Common stock, $0.001 par value (150,000,000
     shares authorized; 14,578,925 shares
     issued and outstanding, historical and
     pro forma; 17,578,925 shares issued and
     outstanding, pro forma as adjusted for
     the Common Stock offering)(1)...........         15          15            15              18
  Additional paid-in capital.................    146,768     146,768       146,768         208,935
  Accumulated other comprehensive income.....          6           6             6               6
  Retained earnings..........................     12,278      12,278        12,278          12,278
                                                --------    --------      --------        --------
     Total stockholders' equity..............    159,067     159,067       159,067         221,237
                                                --------    --------      --------        --------
     Total capitalization....................   $331,580    $354,649      $357,599        $357,599
                                                ========    ========      ========        ========

---------------

(1) Excludes 2,319,313 of Common Stock issuable upon exercise of outstanding options granted under our 1998 Stock Incentive Plan.

                SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA

     The selected historical financial data set forth below for the fiscal year ended December 31, 1995, the four months ended April 30, 1996 and the fiscal years ended April 26, 1997 and April 25, 1998 have been derived from our audited consolidated financial statements included elsewhere in this Prospectus. The selected historical financial data for the fiscal year ended December 31, 1994 have been derived from our audited consolidated financial statements which are not included elsewhere in this Prospectus. The selected historical financial data for the fiscal year ended December 31, 1993 have been derived from unaudited consolidated financial statements which are not included elsewhere in this Prospectus. The selected historical financial data for the nine months ended January 24, 1998 and January 23, 1999 have been derived from our unaudited consolidated financial statements that appear elsewhere in this Prospectus. These unaudited consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and, in the opinion of management, contain all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of the results of operations for the periods presented. Because of the seasonality of our business, our results of operations for the first nine months of our fiscal year are not representative of our results of operations for the entire fiscal year.

     The selected pro forma data, which have been derived from our unaudited pro forma financial statements included elsewhere in this Prospectus, give effect, as applicable, to all acquisitions completed through February 9, 1999, the spin-off and the refinancing of all amounts payable to U.S. Office Products in connection with the spin-off, the June 1998 initial public offering and the Common Stock and Note offerings, as if all such transactions had occurred at the beginning of the periods presented. The unaudited pro forma combined financial data discussed herein do not purport to represent the results that we would have obtained had the transactions which are the subject of the pro forma adjustments occurred at the beginning of the applicable periods, as assumed, or our future results. See additional disclosure regarding pro forma results in the Financial Statements section of this Prospectus.

     The selected financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," our consolidated financial statements and related notes and our combined pro forma financial statements and related notes, included elsewhere in this Prospectus.

                       SELECTED HISTORICAL FINANCIAL DATA
                (IN THOUSANDS, EXCEPT PER SHARE DATA AND RATIOS)

                                                                            HISTORICAL(1)
                                    ---------------------------------------------------------------------------------------------
                                                                      FOUR        FISCAL YEAR ENDED         NINE MONTHS ENDED
                                          FISCAL YEAR ENDED          MONTHS     ---------------------   -------------------------
                                            DECEMBER 31,              ENDED
                                    -----------------------------   APRIL 30,   APRIL 26,   APRIL 25,   JANUARY 24,   JANUARY 23,
                                     1993     1994(2)    1995(2)     1996(2)     1997(2)     1998(2)      1998(2)        1999
                                    -------   --------   --------   ---------   ---------   ---------   -----------   -----------
STATEMENT OF INCOME DATA:
Revenues..........................  $76,926   $119,510   $150,482   $ 28,616    $191,746    $310,455     $247,880      $424,332
Cost of revenues..................   52,434     81,774     98,233     18,591     126,862     202,870      164,105       281,436
                                    -------   --------   --------   --------    --------    --------     --------      --------
Gross profit......................  $24,492   $ 37,736   $ 52,249   $ 10,025    $ 64,884    $107,585     $ 83,775      $142,896
Selling, general and
 administrative expenses..........   22,140     33,257     47,393     11,917      53,177      87,846       63,395       108,005
Non-recurring acquisition costs...       --         --         --      1,122       1,792          --           --            --
Restructuring costs...............       --         --      2,532         --         194       3,491           --         5,274
                                    -------   --------   --------   --------    --------    --------     --------      --------
Operating income (loss)...........  $ 2,352   $  4,479   $  2,324   $ (3,014)   $  9,721    $ 16,248     $ 20,380      $ 29,617
Interest expense..................    1,845      3,007      5,536      1,461       4,197       5,505        4,100         8,942
Interest income...................       --         --         --         (6)         --        (132)        (109)         (114)
Other (income) expense............      228        (86)       (18)        67        (196)        156          441            --
                                    -------   --------   --------   --------    --------    --------     --------      --------
Income (loss) before provision for
 (benefit from) income taxes......  $   279   $  1,558   $ (3,194)  $ (4,536)   $  5,720    $ 10,719     $ 15,948      $ 20,789
Provision for (benefit from)
 income taxes(3)..................      199        218        173        139      (2,412)      5,480        7,113        10,094
                                    -------   --------   --------   --------    --------    --------     --------      --------
Net income (loss).................  $    80   $  1,340   $ (3,367)  $ (4,675)   $  8,132    $  5,239     $  8,835      $ 10,695
                                    =======   ========   ========   ========    ========    ========     ========      ========
Net income (loss) per share:
 Basic............................  $  0.02   $   0.26   $  (0.51)  $  (0.54)   $   0.81    $   0.40     $   0.69      $   0.73
 Diluted..........................     0.02       0.26      (0.50)     (0.53)       0.80        0.39         0.68          0.73
Weighted average shares
 outstanding:
 Basic............................    4,918      5,062      6,562      8,611      10,003      13,284       12,751        14,625
 Diluted..........................    4,918      5,078      6,669      8,789      10,196      13,547       13,020        14,665
STATEMENT OF CASH FLOWS DATA:
Net cash provided by (used in)
 operating activities.............  $   974   $   (268)  $  4,828   $ (1,178)   $    918    $  3,724     $ 15,392      $ 29,100
Net cash used in investing
 activities.......................   (9,606)    (2,856)    (6,092)      (828)    (16,742)    (99,742)     (96,537)      (98,837)
Net cash provided by financing
 activities.......................    8,464      3,202      1,156      2,011      15,778      96,018       81,145        69,737
                                    -------   --------   --------   --------    --------    --------     --------      --------
Net increase (decrease) in cash
 and cash equivalents.............  $  (168)  $     78   $   (108)  $      5    $    (46)   $     --     $     --      $     --
                                    =======   ========   ========   ========    ========    ========     ========      ========
OTHER DATA:
EBITDA(5).........................  $ 3,645   $  6,210   $  5,085   $ (2,407)   $ 12,023    $ 20,653     $ 23,321      $ 36,224
Adjusted EBITDA(5)................    3,645      6,210      7,617     (1,285)     14,009      24,144       23,321        41,498
Depreciation and amortization
 expense..........................    1,521      1,645      2,743        674       2,106       4,561        3,382         6,607
Capital expenditures..............      805        630        881        120       7,216       4,423        4,095         3,978
SELECTED RATIOS:
Ratio of total debt to Adjusted
 EBITDA...........................      4.5x       5.2x       5.2x     (31.8)x       4.3x        3.5x         3.4x          4.2x
Ratio of Adjusted EBITDA to
 interest expense.................      2.0x       2.1x       1.4x      (0.9)x       3.3x        4.4x         5.7x          4.6x
Ratio of earnings to fixed
 charges(6).......................      1.1x       1.4x       0.5x        --         2.2x        2.6x         4.2x          3.0x

                                                           DECEMBER 31,
                                                    ---------------------------   APRIL 30,   APRIL 26,   APRIL 25,   JANUARY 23,
                                                     1993      1994      1995       1996        1997        1998         1999
                                                    -------   -------   -------   ---------   ---------   ---------   -----------
BALANCE SHEET DATA:
Working capital (deficit).........................  $ 1,140   $ 3,512   $(1,052)   $(3,663)   $ 14,491    $ 47,791     $ 90,826
Total assets......................................   23,190    44,267    54,040     54,573      87,685     223,729      378,513
Long-term debt....................................    7,175    11,675    15,294     15,031      33,792      63,014      162,199
Total debt........................................   16,576    32,276    39,783     40,918      60,746      83,302      172,513
Stockholders' (deficit) equity....................      545     1,827      (620)    (4,267)     16,329     106,466      159,067

                       SELECTED PRO FORMA FINANCIAL DATA
                (IN THOUSANDS, EXCEPT PER SHARE DATA AND RATIOS)

                                                                                      PRO FORMA AS ADJUSTED FOR
                                                    PRO FORMA(7)                          NOTE OFFERING(7)
                                        -------------------------------------   -------------------------------------
                                         FISCAL                                  FISCAL
                                          YEAR          NINE MONTHS ENDED         YEAR          NINE MONTHS ENDED
                                          ENDED     -------------------------     ENDED     -------------------------
                                        APRIL 25,   JANUARY 24,   JANUARY 23,   APRIL 25,   JANUARY 24,   JANUARY 23,
                                         1998(2)      1998(2)        1999        1998(2)      1998(2)        1999
                                        ---------   -----------   -----------   ---------   -----------   -----------
STATEMENT OF INCOME DATA:
Revenues..............................  $598,025     $496,941      $506,180     $598,025     $496,941      $506,180
Cost of revenues......................   390,327      327,174       330,786      390,327      327,174       330,786
                                        --------     --------      --------     --------     --------      --------
Gross profit..........................  $207,698     $169,767      $175,394     $207,698     $169,767      $175,394
Selling, general and administrative
 expenses.............................   175,507      135,598       133,046      175,507      135,598       133,046
Restructuring costs...................     4,689        1,198         5,401        4,689        1,198         5,401
                                        --------     --------      --------     --------     --------      --------
Operating income......................  $ 27,502     $ 32,971      $ 36,947     $ 27,502     $ 32,971      $ 36,947
Interest expense......................    17,000       13,500        13,500       18,486       14,615        14,615
Other expense.........................       193          536           420          193          536           420
                                        --------     --------      --------     --------     --------      --------
Income before provision for income
 taxes................................  $ 10,309     $ 18,935      $ 23,027     $  8,823     $ 17,820      $ 21,912
Provision for income taxes............     5,979       10,982        11,283        5,385       10,536        10,837
                                        --------     --------      --------     --------     --------      --------
Net income............................  $  4,330     $  7,953      $ 11,744     $  3,438     $  7,284      $ 11,075
                                        ========     ========      ========     ========     ========      ========
Net income per share(4):
 Basic................................  $   0.28     $   0.53      $   0.78     $   0.22     $   0.48      $   0.74
 Diluted..............................      0.27         0.52          0.78         0.22         0.47          0.74
Weighted average shares
 outstanding(4):
 Basic................................    15,659       15,126        15,025       15,659       15,126        15,025
 Diluted..............................    15,922       15,395        15,065       15,922       15,395        15,065
OTHER DATA:
EBITDA(5).............................  $ 38,386     $ 40,943      $ 44,889     $ 38,386     $ 40,943      $ 44,889
Adjusted EBITDA(5)....................    43,075       42,141        50,290       43,075       42,141        50,290
Depreciation and amortization
 expense..............................    11,077        8,508         8,362       11,077        8,508         8,362
SELECTED RATIOS:
Ratio of total debt to Adjusted
 EBITDA...............................       4.5x         4.6x          3.9x         4.6x         4.7x          3.9x
Ratio of Adjusted EBITDA to interest
 expense..............................       2.5x         3.1x          3.7x         2.3x         2.9x          3.4x
Ratio of earnings to fixed
 charges(6)...........................       1.5x         2.2x          2.5x         1.4x         2.1x          2.3x

                                              PRO FORMA AS ADJUSTED FOR
                                                NOTE AND COMMON STOCK
                                                    OFFERINGS(7)
                                        -------------------------------------
                                         FISCAL
                                          YEAR          NINE MONTHS ENDED
                                          ENDED     -------------------------
                                        APRIL 25,   JANUARY 24,   JANUARY 23,
                                         1998(2)      1998(2)        1999
                                        ---------   -----------   -----------
STATEMENT OF INCOME DATA:
Revenues..............................  $598,025     $496,941      $506,180
Cost of revenues......................   390,327      327,174       330,786
                                        --------     --------      --------
Gross profit..........................  $207,698     $169,767      $175,394
Selling, general and administrative
 expenses.............................   175,507      135,598       133,046
Restructuring costs...................     4,689        1,198         5,401
                                        --------     --------      --------
Operating income......................  $ 27,502     $ 32,971      $ 36,947
Interest expense......................    13,512       10,885        10,885
Other expense.........................       193          536           420
                                        --------     --------      --------
Income before provision for income
 taxes................................  $ 13,797     $ 21,550      $ 25,642
Provision for income taxes............     7,376       12,028        12,329
                                        --------     --------      --------
Net income............................  $  6,421     $  9,522      $ 13,313
                                        ========     ========      ========
Net income per share(4):
 Basic................................  $   0.34     $   0.53      $   0.74
 Diluted..............................      0.34         0.52          0.74
Weighted average shares
 outstanding(4):
 Basic................................    18,659       18,126        18,025
 Diluted..............................    18,922       18,395        18,065
OTHER DATA:
EBITDA(5).............................  $ 38,386     $ 40,943      $ 44,889
Adjusted EBITDA(5)....................    43,075       42,141        50,290
Depreciation and amortization
 expense..............................    11,077        8,508         8,362
SELECTED RATIOS:
Ratio of total debt to Adjusted
 EBITDA...............................       3.2x         3.2x          2.7x
Ratio of Adjusted EBITDA to interest
 expense..............................       3.2x         3.9x          4.6x
Ratio of earnings to fixed
 charges(6)...........................       1.9x         2.7x          3.0x

                                                                       JANUARY 23, 1999(8)
                                                  -------------------------------------------------------------
                                                                                              PRO FORMA
                                                                     PRO FORMA             AS ADJUSTED FOR
                                                                  AS ADJUSTED FOR             NOTE AND
                                                   PRO FORMA       NOTE OFFERING       COMMON STOCK OFFERINGS
                                                  ------------    ----------------    -------------------------
BALANCE SHEET DATA:
Working capital...............................      $ 99,339          $109,653                $109,653
Total assets..................................       403,920           406,870                 406,870
Long-term debt................................       185,268           198,532                 136,362
Total debt....................................       195,582           198,532                 136,362
Stockholders' equity..........................       159,067           159,067                 221,237

---------------

(1) The historical financial information of School Specialty, Inc., a Wisconsin corporation, and The Re-Print Corp., both of which were acquired by U.S. Office Products in business combinations accounted for under the pooling-of-interests method in May 1996 and July 1996, respectively, have been combined on a historical cost basis in accordance with generally accepted accounting principles ("GAAP") to present this financial data as if the two companies had always been members of the same operating group. All business acquisitions since July 1996 have been accounted for under the purchase method. The financial information of the businesses acquired in business combinations accounted for under the purchase method is included from the dates of their respective acquisitions.

(2) Certain reclassifications have been made to the historical and pro forma financial data for the fiscal years ended December 31, 1993, 1994 and 1995, the four months ended April 30, 1996, the fiscal years ended April 26, 1997 and April 25, 1998 and the nine months ended January 24, 1998 to conform with the fiscal 1999 presentation. These reclassifications had no effect on net income or net income per share.

(3) Results for the fiscal year ended April 26, 1997 include a benefit from income taxes of $2.4 million primarily arising from the reversal of a $5.3 million valuation allowance in the quarter ended April 26, 1997. The valuation allowance had been established in 1995 to offset the tax benefit from net operating loss carryforwards included in our deferred tax assets, because at the time it was not likely that such tax benefit would be realized. The valuation allowance was reversed subsequent to our being acquired by U.S. Office Products, because it was deemed "more likely than not," based on improved results, that such tax benefit would be realized.

(4) For calculation of the pro forma and pro forma as adjusted weighted average shares outstanding, see Note (k) and Note (l), respectively, of Notes to Pro Forma Combined Financial Statements included herein.

(5) EBITDA represents operating earnings before interest, income taxes, depreciation and amortization. Adjusted EBITDA is EBITDA plus non-recurring acquisition costs and restructuring costs. EBITDA and Adjusted EBITDA are provided because they are measures commonly used by analysts and investors to determine a company's ability to incur and service its debt. EBITDA and Adjusted EBITDA are not measurements of performance under GAAP and should not be considered as alternatives to net income or income from operations or as measures of operating performance or cash flow data prepared in accordance with GAAP or as measures of liquidity. EBITDA and Adjusted EBITDA, as calculated by School Specialty, are not necessarily comparable with similarly titled measures of other companies.

(6) The ratio of earnings to fixed charges is computed by dividing fixed charges into income (loss) before provision for (benefits from) income taxes and fixed charges. Fixed charges represent interest expense, whether expensed or capitalized, amortization of debt expenses and the estimated interest component of rent expense. On a historical basis, as a result of the loss incurred during the four months ended April 30, 1996, we were unable to fully cover fixed charges by $4,536.

(7) The pro forma financial data give effect, as applicable, to all acquisitions completed through February 9, 1999, the spin-off and the refinancing of all amounts payable to U.S. Office Products in connection with the spin-off, the June 1998 initial public offering and concurrent offering to certain officers and directors and the Common Stock and Note offerings, as if all such transactions had occurred at the beginning of the periods presented. The pro forma statement of income data are not necessarily indicative of the operating results that would have been achieved had these events actually then occurred and should not be construed as representative of future operating results.

(8) The pro forma balance sheet data give effect to the purchase acquisition of Sportime, the only acquisition completed subsequent to January 23, 1999, as if it had occurred on January 23, 1999. This pro forma balance sheet data is then adjusted, as indicated, to reflect the Common Stock and Note offerings as if they had occurred on January 23, 1999. The pro forma balance sheet data and the adjustments to that data are not necessarily indicative of the financial position that would have been achieved had these events actually then occurred and should not be construed as representative of future financial position.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

     You should read this Management's Discussion and Analysis of Financial Condition and Results of Operations together with our consolidated financial statements and related notes and our pro forma combined financial statements and related notes, included in this Prospectus.

OVERVIEW

     We are the largest marketer of non-textbook educational supplies and furniture to schools for pre-kindergarten through twelfth grade. We offer more than 60,000 items through an innovative two-pronged marketing approach that targets both school administrators and individual teachers. Our broad product range enables us to provide our customers with one source for virtually all of their non-textbook school supplies and furniture needs.

     We have grown significantly in recent years both through acquisitions and internal growth. In order to expand our geographic presence and product range, we have acquired 18 companies since May 1996. In August 1998, we purchased Beckley-Cardy, our largest traditional and specialty school supply competitor.

     Revenues have increased from $119.5 million in the fiscal year ended December 31, 1994 to $310.5 million for the fiscal year ended April 25, 1998 and $486.9 million for the twelve months ended January 23, 1999. This increase resulted primarily from 19 acquisitions, 15 of which occurred during fiscal 1997 and fiscal 1998, as well as internally generated growth. After giving pro forma effect to the acquisitions that we made during the period, our revenues for the twelve months ended January 23, 1999 were $607.3 million and our Adjusted EBITDA was $51.2 million. These results represent compound annual increases of 48.9% in revenues and 67.7% in Adjusted EBITDA compared to our historical results for the year ended December 31, 1994. While acquisitions have the effect of increasing overall revenues, there may be short-term reductions in the revenues of the acquired businesses due to rationalization of product line and sales force integrations and reductions.

     Our gross profit margin has improved in recent years primarily due to acquisitions. We have acquired many specialty direct businesses, which tend to have higher gross margins than our traditional supply businesses. In addition, our acquisitions of both specialty direct and traditional supply businesses have increased our buying power and we have used this to reduce the cost of the products we purchase. Acquisitions of traditional supply businesses may have a negative impact on our gross margin, although over time we should benefit from increased purchasing power leverage. We believe that we can continue to improve our gross margins by acquiring specialty businesses and by leveraging increased purchasing power.

     Our operating margins have also improved significantly over the last several years. This improvement reflects our recent acquisitions of specialty companies which have higher operating margins than our general supply businesses. In addition, through the integration of acquired businesses (both specialty and general supply), we have been able to further improve our operating margins by eliminating redundant expenses, leveraging overhead costs and improving purchasing power. While we have already achieved significant operating margin improvements from the acquisitions we have made to date, we believe there are still opportunities to eliminate redundant expenses. In addition, because our business is seasonal, the timing of our acquisitions may affect the comparability of our operating margins in the short term. In particular, we have historically made many of our acquisitions during our peak selling period (the first two quarters of our fiscal year) when operating margins are at their highest. Because they have been accounted for using the purchase method of accounting, these acquisitions have caused our operating margins for the year in which the acquisitions occurred to be higher than they would have been if the results of the acquired businesses had been included for the full year.

     The benefit from income taxes in fiscal 1997 of $2.4 million reflects the reversal of a $5.3 million deferred tax valuation allowance in the fourth quarter. An effective income tax rate of 49% is reflected in the pro forma financial statements for the most recent interim period. Our effective tax rate is higher than the federal statutory tax rate of 35% due primarily to non-deductible goodwill amortization and state taxes. Our effective tax rate for future periods may fluctuate based on the size and structure of acquisitions and the tax deductible nature of acquired goodwill. See "-- Consolidated Historical Results of Operations."

     Our business and working capital needs are highly seasonal with peak sales levels occurring from May through October. During this period, we receive, ship and bill the majority of our orders so that schools and teachers receive their merchandise by the start of each school year. Our inventory levels increase in April through July in anticipation of the peak selling season. The majority of cash receipts are collected from September through December. As a result, we usually earn more than 100% of our annual net income in the first six months of our fiscal year and operate at a loss in our third fiscal quarter.

     Until June 9, 2000, we will be limited to using the purchase method of accounting for acquisitions. Under the purchase method of accounting, the costs of an acquisition over the fair value of the net assets acquired is goodwill, which is recorded as an intangible asset on the balance sheet and amortized over a period of years. We generally amortize goodwill on a straight-line basis over a period of 40 years. In addition to the purchase price, the costs of an acquisition generally include expenses relating to the acquisition of the acquired company, including investment banking, legal and accounting fees and severance and facility closing costs.

     As part of the process of integrating acquisitions, we also incur costs relating to the restructuring of various aspects of our operations, such as the consolidation of warehouse facilities, customer service centers and sales operations. These costs typically include: costs to exit the facility, such as rent under remaining lease terms, occupancy, relocation costs and facility restoration; employee costs, such as severance; and asset impairment costs. If these costs relate solely to the operations of the acquired company and are anticipated at the time of the acquisition, they are capitalized as part of the acquisition costs. If these costs relate to our existing operations, even if they result from an acquisition, such costs are recorded as restructuring charges in the year they are incurred and have the effect of reducing net income for that year. We expect to incur restructuring costs from time to time in the future as we continue to acquire and integrate companies. Although we believe that the restructuring charges we have taken to date are adequate, we cannot predict the magnitude or timing of restructuring charges that we may take in the future.

     School Specialty was incorporated as a wholly owned subsidiary by U.S. Office Products in Delaware in February 1998 to hold its Educational Supplies and Products Division. School Specialty, Inc., a Wisconsin corporation ("Old School") formed in October 1959, was acquired by U.S. Office Products in May 1996. The Re-Print Corp., the predecessor to Re-Print LLC, our wholly owned subsidiary, has been in operation since 1921 and was acquired by U.S. Office Products in July 1996. Our consolidated financial statements give retroactive effect to these two business combinations under the pooling-of-interests method (Old School and Re-Print are referred to as the "Pooled Companies") and include the results of companies acquired in business combinations accounted for under the purchase method from their respective dates of acquisition. Prior to their respective dates of acquisition by U.S. Office Products, the Pooled Companies reported results on years ending on December 31. Upon acquisition by U.S. Office Products and effective for fiscal 1997, the Pooled Companies changed their year-ends from December 31 to conform to U.S. Office Products' fiscal year, which ends on the last Saturday in April. Childcraft, Sax Arts and Crafts and Gresswell were all acquired by U.S. Office Products in 1997 and have been in operation since 1946, 1945 and 1938, respectively.

RESULTS OF OPERATIONS

     The following table sets forth certain information as a percentage of revenues on a historical basis concerning our results of operations for the year ended December 31, 1995, the fiscal years ended April 26, 1997 ("fiscal 1997") and April 25, 1998 ("fiscal 1998") and the nine months ended January 24, 1998 ("Interim 1998") and January 23, 1999 ("Interim 1999"), and on a pro forma basis for fiscal 1998 and for Interim 1998 and Interim 1999, reflecting all acquisitions completed through February 9, 1999, the spin-off and the refinancing of all amounts payable to U.S. Office Products in connection with the spin-off, the June 1998 initial public offering and the Common Stock and Note offerings as if such transactions had occurred on the first day of the period presented.

                                                         HISTORICAL                               PRO FORMA
                              ----------------------------------------------------------------   ------------
                              FISCAL YEAR      FISCAL YEAR ENDED         NINE MONTHS ENDED       FISCAL YEAR
                                 ENDED       ---------------------   -------------------------      ENDED
                              DECEMBER 31,   APRIL 26,   APRIL 25,   JANUARY 24,   JANUARY 23,    APRIL 25,
                                  1995         1997        1998         1998          1999           1998
                              ------------   ---------   ---------   -----------   -----------    ---------
Revenues...................      100.0%        100.0%      100.0%       100.0%        100.0%        100.0%
Cost of revenues...........       65.3          66.2        65.3         66.2          66.3          65.3
                                 -----         -----       -----        -----         -----         -----
  Gross profit.............       34.7          33.8        34.7         33.8          33.7          34.7
Selling, general and
  administrative
  expenses.................       31.5          27.7        28.3         25.6          25.5          29.3
Non-recurring acquisition
  costs....................         --           0.9          --           --            --            --
Restructuring costs........        1.7           0.1         1.1           --           1.2           0.8
                                 -----         -----       -----        -----         -----         -----
  Operating income.........        1.5           5.1         5.3          8.2           7.0           4.6
Interest expense, net......        3.6           2.2         1.8          1.6           2.1           2.9
Other (income) expense.....         --          (0.1)        0.1          0.2            --            --
                                 -----         -----       -----        -----         -----         -----
Income (loss) before
  provision for income
  taxes....................       (2.1)          3.0         3.4          6.4           4.9           1.7
Provision for (benefit
  from) income taxes.......        0.1          (1.3)        1.8          2.9           2.4           1.0
                                 -----         -----       -----        -----         -----         -----
Net income (loss)..........       (2.2)%         4.3%        1.6%         3.5%          2.5%          0.7%
                                 =====         =====       =====        =====         =====         =====

                                     PRO FORMA
                             -------------------------
                                 NINE MONTHS ENDED
                             -------------------------
                             JANUARY 24,   JANUARY 23,
                                1998          1999
                             -----------   -----------
Revenues...................     100.0%        100.0%
Cost of revenues...........      65.8          65.3
                                -----         -----
  Gross profit.............      34.2          34.7
Selling, general and
  administrative
  expenses.................      27.3          26.3
Non-recurring acquisition
  costs....................        --            --
Restructuring costs........       0.3           1.1
                                -----         -----
  Operating income.........       6.6           7.3
Interest expense, net......       2.7           2.7
Other (income) expense.....       0.1           0.1
                                -----         -----
Income (loss) before
  provision for income
  taxes....................       3.8           4.5
Provision for (benefit
  from) income taxes.......       2.2           2.2
                                -----         -----
Net income (loss)..........       1.6%          2.3%
                                =====         =====

CONSOLIDATED HISTORICAL RESULTS OF OPERATIONS

  NINE MONTHS ENDED JANUARY 23, 1999 COMPARED TO NINE MONTHS ENDED JANUARY 24, 1998

     Revenues increased 71.2%, from $247.9 million for Interim 1998 to $424.3 million for Interim 1999. This increase was due primarily to the inclusion in Interim 1999 of (1) the revenues of two businesses acquired during Interim 1999 from their respective dates of acquisition and (2) all of the Interim 1999 revenues of seven businesses acquired in Interim 1998 (whose revenues were included in Interim 1998 only from the date of acquisition). Revenues also increased due to sales to new accounts, increased sales to existing customers and higher pricing on certain products in response to increased product costs.

     Gross profit increased 70.6%, from $83.8 million in Interim 1998 to $142.9 million in Interim 1999 primarily due to the acquisitions referred to above. Gross margins (gross profit as a percentage of revenues) were essentially flat at 33.8% for Interim 1998 and 33.7% for Interim 1999. Gross margins were reduced by the acquisition of Beckley-Cardy in the second quarter of Interim 1999 (which had a lower gross margin than our existing businesses) and an increase in lower margin bid revenues in our traditional businesses. These reductions in gross margins were almost entirely offset by the positive impact of increased sales of higher margin specialty products and lower product costs due to higher vendor purchase rebates, which reflected our increased buying power.

     Selling, general and administrative expenses (including depreciation and amortization) increased 70.4%, from $63.4 million in Interim 1998 to $108.0 million in Interim 1999 due primarily to the acquisitions referred to above. As a percentage of revenues, these expenses were essentially flat at 25.6% for Interim 1998 and 25.5% for Interim 1999. The decrease in selling, general and administrative expenses as a percentage of revenues resulting from cost savings attributable to the integration of companies acquired during fiscal 1998 and the consolidation of our warehousing under the restructuring plan discussed below were almost offset by increases attributable to the acquisition of Beckley-Cardy in the second quarter of Interim 1999 (which had higher selling, general and administrative expenses as a percentage of revenues than our existing businesses) and higher depreciation and amortization expenses due to the acquisitions referred to above.

     Restructuring charges during Interim 1999 included (1) a non-cash restructuring charge of $1.1 million in the first quarter of Interim 1999, consisting of compensation expense attributed to the U.S. Office Products stock option tender offer and the sale of shares of Common Stock to some of our executive management personnel, net of underwriting discounts and (2) a $4.2 million restructuring charge in the second quarter of Interim 1999 relating to our plan to consolidate our existing warehousing, customer service and sales operations following the acquisition of Beckley-Cardy. Under this restructuring plan, we intend to reduce our distribution centers from 13 to eight and our customer service centers from seven to two during the period from October 1998 through December 1999. The $4.2 million charge consists of $2.1 million for employee severance and termination benefits, $1.3 million for lease termination and facility shut-down costs and $0.8 million for write down of fixed assets and inventories. On an after-tax basis these restructuring charges reduced net income for Interim 1999 by $3.2 million.

     Interest expense, net of interest income, increased 121%, from $4.0 million, or 1.6% of revenues, for Interim 1998 to $8.8 million, or 2.1% of revenues, for Interim 1999 primarily due to the increase in debt attributable to the acquisition of the three businesses since January 24, 1998 offset by the reduction in debt from applying the net proceeds from our initial public offering of Common Stock and private placement in June 1998 and the forgiveness of debt from U.S. Office Products in connection with the spin-off.

     Provision for income taxes increased 41.9% from $7.1 million for Interim 1998 to $10.1 million for Interim 1999, reflecting effective income tax rates of 49% for Interim 1999 and 45% for Interim 1998. The higher effective tax rate, compared to the federal statutory rate of 35%, is primarily due to state income taxes and nondeductible goodwill amortization.

  YEAR ENDED APRIL 25, 1998 COMPARED TO YEAR ENDED APRIL 26, 1997

     Consolidated revenues increased 61.9%, from $191.7 million in fiscal 1997 to $310.5 million in fiscal 1998. This increase was primarily due to the inclusion of revenues from the eight companies acquired in business combinations accounted for under the purchase method during fiscal 1998 (the "Fiscal 1998 Purchased Companies") from their respective dates of acquisition and revenues from the six companies acquired during fiscal 1997 in business combinations accounted for under the purchase method (the "Fiscal 1997 Purchased Companies" and together with the Fiscal 1998 Purchased Companies, the "Purchased Companies") for the entire period. Revenues also increased due to sales to new accounts, increased sales to existing customers and higher pricing on certain products in response to increased product costs. Product cost is the most significant element in cost of revenues. Inbound freight, occupancy and delivery charges are also included in cost of revenues.

     Gross profit increased 65.8%, from $64.9 million, or 33.8% of revenues, for fiscal 1997 to $107.6 million, or 34.7% of revenues, for fiscal 1998. The increase in gross profit as a percentage of revenues was due primarily to an increase in revenues from higher margin products, primarily as a result of the purchase acquisitions of three companies selling higher margin specialty product lines during fiscal 1998, and as a result of improved purchasing power and rebate programs negotiated with vendors. These factors were partially offset by an increase in the cost of revenues as a result of the increased freight costs caused by the United Parcel Service strike in the summer of 1997 and an increase in the portion of revenues represented by lower margin bid revenues.

     Selling, general and administrative expenses include selling expenses (the most significant component of which is sales wages and commissions), catalog costs, occupancy costs, delivery costs, general administrative overhead (which includes information systems and customer service) and accounting, legal, human resources and purchasing expenses. Selling, general and administrative expenses (including depreciation and amortization) increased 65%, from $53.2 million, or 27.7% of revenues, for fiscal 1997 to $87.8 million, or 28.3% of revenues, for fiscal 1998. The increase in selling, general and administrative expenses as a percentage of revenues was due primarily to the purchase acquisition of three specialty companies during fiscal 1998, which typically have higher operating expenses as a percentage of revenue, partially offset by the efficiencies generated from the elimination of certain redundant administrative functions, including purchasing, accounting, finance and information systems, of the Fiscal 1997 Purchased Companies and the consolidation of two warehouses into one regional facility in the Northeastern U.S. during the third quarter of fiscal 1997. We have established a 24-month integration process for acquisitions in which a transition team is assigned to (1) sell or discontinue incompatible business units, (2) reduce the number of stock keeping units, (3) eliminate redundant administrative functions, (4) integrate the acquired entity's management information systems and (5) improve buying power. However, the length of time it takes us to fully implement our strategy for assimilating an acquired company can vary depending on the nature of the company acquired and the season in which it is acquired.

     We use grants of employee stock options to provide an incentive to employees by increasing their ownership interests in our shares. This helps to align their interests with the interests of our stockholders. In connection with the spin-off from U.S. Office Products in June 1998, various replacement options were issued at the prior exercise price adjusted for the spin-off in accordance with Accounting Principles Board ("APB") Opinion No. 25. If we had recorded compensation expense based upon the fair market value of the stock options on the dates of grant under the methodology prescribed by Statement of Financial Accounting Standards ("SFAS") No. 123, our net income for the fiscal year ended April 25, 1998 would have been reduced by approximately $0.8 million or 15.3%.

     In the fourth quarter of fiscal 1998, we recorded approximately $2.5 million of non-recurring costs, primarily consisting of a write-down of deferred catalog costs, employee severance and asset impairment costs, and $1 million of the transaction costs allocated to us under the distribution agreement entered into with U.S. Office Products and the other spin-off companies. See
"Business -- Ongoing Spin-Off Obligations." We incurred non-recurring acquisition costs of $1.8 million in fiscal 1997, in conjunction with the acquisition of the Pooled Companies. These non-recurring acquisition costs included accounting, legal, investment-banking fees, real estate and environmental assessments and appraisals and various regulatory fees. We are required by GAAP to expense all acquisition costs (both those paid by us and those paid by the sellers of the acquired companies) related to business combinations accounted for under the pooling-of-interests method of accounting. In accordance with GAAP, we will be unable to use the pooling-of-interests method to account for acquisitions for a period of two years from June 9, 1998. During this period, we will not reflect any non-recurring acquisition costs in our results of operations, as all costs incurred of this nature would be related to acquisitions accounted for under the purchase method and would, therefore, be capitalized as a portion of the purchase consideration. See "Risk Factors -- We Are Unable to Use the Pooling-of-Interests Method of Accounting; We Have a Material Amount of Goodwill."

     From the time U.S. Office Products acquired the Pooled Companies, we were allocated interest based upon our average outstanding payable balance with U.S. Office Products at U.S. Office Products' weighted average interest rate during such period. Interest expense, net of interest income, increased 28.0%, from $4.2 million for fiscal 1997 to $5.4 million for fiscal 1998. The increase was due primarily to higher amounts payable to U.S. Office Products incurred as a result of the acquisition of the eight companies acquired in fiscal 1998.

     Provision for income taxes increased from a tax benefit of $2.4 million for fiscal 1997 to a tax expense of $5.5 million for fiscal 1998. The high effective income tax rate of 51.1% for fiscal 1998, compared to the federal statutory rate of 35%, was primarily due to state income taxes, non-deductible goodwill amortization and U.S. Office Products share of distribution costs. In 1995, we recorded a valuation allowance of $5.3 million on a deferred tax asset resulting from the net operating loss carryforwards created during 1995. The valuation allowance had been established by one of the Pooled Companies prior to its acquisition by U.S. Office Products to offset the tax benefit from such loss carryforwards, because at the time it was not likely that such tax benefit would be realized. The benefit from income taxes in fiscal 1997 of $2.4 million arose primarily from the reversal of the $5.3 million deferred tax asset valuation allowance in the fourth quarter. The valuation allowance was reversed subsequent to U.S. Office Products acquiring us, because it was deemed "more likely than not," based on improved results, that the tax benefit from such operating loss carryforwards would be realized.

  YEAR ENDED APRIL 26, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1995

     Consolidated revenues increased 27.4%, from $150.5 million in 1995 to $191.7 million in fiscal 1997. This increase was primarily due to the inclusion, for fiscal 1997, of revenues from the Fiscal 1997 Purchased Companies from their respective dates of acquisition, sales to new accounts, increased sales to existing customers and higher pricing on certain products in response to increased product costs.

     Gross profit increased 24.2%, from $52.2 million, or 34.7% of revenues, in 1995 to $64.9 million, or 33.8% of revenues, in fiscal 1997. The decrease in gross profit as a percentage of revenues was due primarily to a shift in revenue mix, resulting from the acquisition of the Fiscal 1997 Purchased Companies, which traditionally had lower gross profits as a percentage of revenues. This decrease was partially offset by improved purchasing and rebate programs negotiated with vendors and our ability to take advantage of term discounts due to improved cash flows.

     Selling, general and administrative expenses increased 12.2%, from $47.4 million, or 31.5% of revenues, in 1995 to $53.2 million, or 27.7% of revenues, in fiscal 1997. The decrease in selling, general and administrative expenses (including depreciation and amortization) as a percentage of revenues was due primarily to the consolidation of two warehouses into one regional facility in the Northeastern U.S. during the third quarter of fiscal 1997, the elimination of certain redundant administrative functions of a company acquired during 1995 in a business combination accounted for under the purchase method (the "1995 Purchased Company") and reduced executive compensation expense at one of the Pooled Companies after being acquired by U.S. Office Products in July 1996.

     We use grants of employee stock options to provide an incentive to our employees by increasing their ownership interests in our shares. This helps to align their interests with the interests of our stockholders. In connection with the spin-off from U.S. Office Products in June 1998, various replacement options were issued at their prior exercise price adjusted for the spin-off in accordance with APB Opinion No. 25. If we had recorded compensation expense based upon the fair market value of the stock options on the dates of grant under the methodology prescribed by SFAS No. 123, our income from continuing operations for the fiscal year ended April 26, 1997 would have been reduced by approximately $0.7 million or 9.2%.

     We incurred non-recurring acquisition costs of $1.8 million in fiscal 1997, in conjunction with business combinations accounted for under the pooling-of-interests method. These non-recurring acquisition costs included accounting, legal, investment-banking fees, real estate and environmental assessments and appraisals and various regulatory fees.

     We incurred restructuring costs of $2.5 million in 1995 and $194,000 in fiscal 1997. These costs represent the external costs and liabilities to close redundant facilities, severance costs related to our employees and other costs associated with our restructuring plans. We expect to incur similar costs in the future as we continue to review our operations, with the intention of continuing to eliminate redundant facilities.

     Interest expense, net of interest income, decreased 24.2%, from $5.5 million in 1995 to $4.2 million in fiscal 1997. The decrease was due primarily to the repayment of substantially all of our debt in conjunction with the acquisition of the Pooled Companies by U.S. Office Products and lower interest rates being charged on our short-term and long-term debt with U.S. Office Products.

     Provision for income taxes decreased from a tax expense of $173,000 in 1995 to a tax benefit of $2.4 million in fiscal 1997. We incurred a tax expense in 1995, notwithstanding the fact that we reported a pre-tax loss, because one of the Pooled Companies' earnings were not offset by the other Pooled Companies' loss. In 1995, we recorded a full valuation allowance of $5.3 million on the deferred tax asset resulting from the net operating loss carryforwards created during 1995. The valuation allowance had been established by one of the Pooled Companies prior to its acquisition by U.S. Office Products to offset the tax benefit from such loss carryforwards, because at the time it was not likely that such tax benefit would be realized. The benefit from income taxes in fiscal 1997 of $2.4 million arose primarily from the reversal of the $5.3 million deferred tax asset valuation allowance in the fourth quarter. The valuation allowance was reversed subsequent to U.S. Office Products acquiring us, because it was deemed "more likely than not," based on improved results, that the tax benefit from such operating loss carryforwards would be realized.

CONSOLIDATED PRO FORMA RESULTS OF OPERATIONS

     The unaudited pro forma consolidated financial data presented below does not purport to represent the results that we would have obtained had the transactions which are the subject of the pro forma adjustments occurred on April 26, 1998, as assumed, and are not necessarily representative of our results of operations in any future period.

  NINE MONTHS ENDED JANUARY 23, 1999 COMPARED TO NINE MONTHS ENDED JANUARY 24, 1998

     Pro forma revenues increased 1.9%, from $496.9 million for Interim 1998 to $506.2 million for Interim 1999. This increase was primarily due to sales to new accounts, increased sales to existing customers and higher pricing on certain products in response to increased product costs. These revenue gains were offset by the impact of our acquisition of Education Access and lower revenues at Beckley-Cardy in Interim 1999 resulting from our restructuring of the sales force and reduced bid revenues. Education Access, which we acquired out of a bankruptcy proceeding in March 1998, had revenues of $4.6 million in Interim 1999 compared to $18.3 million in Interim 1998.

     Pro forma gross profit increased 3.3%, from $169.8 million in Interim 1998 to $175.4 million in Interim 1999. Pro forma gross margins increased slightly from 34.2% for Interim 1998 to 34.7% for Interim 1999. This increase was due primarily to a shift in revenue mix to higher margin specialty products and our use of increased buying power to reduce product costs, offset by increased lower margin bid revenues from our traditional businesses.

     Pro forma selling, general and administrative expenses (including depreciation and amortization) decreased 1.9%, from $135.6 million in Interim 1998 to $133.0 million in Interim 1999. As a percentage of pro forma revenues, these expenses decreased from 27.3% for Interim 1998 to 26.3% for Interim 1999. The pro forma decrease in selling, general and administrative expenses as a percentage of revenues reflects the elimination of certain redundant expenses at the companies we acquired and integrated in fiscal 1998 and Interim 1999 (including expenses relating to general management, purchasing, accounting, finance and information systems) and the closing of two warehouses during the third quarter of Interim 1999.

     Restructuring charges during Interim 1999 included (1) a non-cash restructuring charge of $1.1 million in the first quarter of Interim 1999, consisting of compensation expense attributed to the U.S. Office Products stock option tender offer and the sale of shares of Common Stock to some of our executive management personnel, net of underwriting discounts and (2) a $4.2 million restructuring charge in the second quarter of Interim 1999 relating to our plan to consolidate our existing warehousing, customer service and sales operations following the acquisition of Beckley-

Cardy. Under this restructuring plan, we intend to reduce our distribution centers from 13 to eight and our customer service centers from seven to two during the period from October 1998 through December 1999. The $4.2 million charge consists of $2.1 million for employee severance and termination benefits, $1.3 million for lease termination and facility shut-down costs and $0.8 million for write down of fixed assets and inventories. On an after-tax basis these restructuring charges reduced net income for Interim 1999 by $3.2 million.

     A $1.2 million restructuring charge was recorded in Interim 1998 by Beckley-Cardy consisting primarily of compensation and professional services related to a corporate management reorganization.

     Provision for income taxes increased 2.7%, from $11 million for Interim 1998 to $11.3 million for Interim 1999, reflecting an effective income tax rate of 58% for Interim 1998 and 49% for Interim 1999. The high effective income tax rate, compared to the federal statutory rate of 35%, was primarily due to non-deductible goodwill amortization and state income taxes.

LIQUIDITY AND CAPITAL RESOURCES

     At January 23, 1999, we had working capital of $90.8 million. Our capitalization at January 23, 1999 was $331.6 million and consisted of debt of $172.5 million and stockholders' equity of $159.1 million. On a pro forma basis, at January 23, 1999, we had working capital of $99.3 million and capitalization of $354.6 million, which consisted of debt of $195.6 million and stockholders' equity of $159.1 million. After giving effect to the Common Stock and Note offerings, at January 23, 1999, we had working capital of $109.7 million and capitalization of $357.6 million, which consisted of debt of $136.4 million and stockholders' equity of $221.2 million.

     We currently have a five year secured $350 million revolving Senior Credit Facility with NationsBank, N.A. The Senior Credit Facility has a $100 million term loan payable quarterly over five years commencing in January 1999 and revolving loans which mature on September 30, 2003. The amount outstanding as of January 23, 1999 under the Senior Credit Facility was approximately $172 million. As of the date of this Prospectus, $97.5 million was outstanding under the term loan portion of the Senior Credit Facility. Borrowings under the Senior Credit Facility are usually significantly higher during our first and second quarters to meet the working capital needs of our peak selling season. On October 28, 1998, we entered into an interest rate swap agreement with the Bank of New York covering $50 million of the outstanding Senior Credit Facility. The agreement fixes the 30 day LIBOR interest rate at 4.37% per annum (floating LIBOR on January 23, 1999 was 4.94%) on the $50 million notional amount and has a three year term that may be canceled by the Bank of New York on the second anniversary. As of January 23, 1999, the effective interest rate on borrowings under our Senior Credit Facility was approximately 8%. Since the beginning of fiscal 1999, we borrowed under the Senior Credit Facility to fund three acquisitions and for seasonal working capital and capital expenditures. We intend to use the net proceeds from the Common Stock offering together with the Note offering to repay amounts outstanding under the Senior Credit Facility, applying the net proceeds first to repay amounts outstanding under the term loan and second to repay amounts outstanding under the revolving loans. We intend to then reborrow amounts under the Senior Credit Facility for general corporate purposes including working capital, and for acquisitions, subject to compliance with financial covenants. In connection with the Common Stock and Note offerings, we intend to make certain changes to our Senior Credit Facility to reduce the borrowing limit thereunder to $250 million and to change certain financial and other covenants. See "Description of Senior Credit Facility."

     On June 9, 1998, we sold 2,125,000 shares of Common Stock in a public offering for $30,631,875 in net proceeds. In addition, we sold 250,000 shares of Common Stock in a private placement directly to Daniel P. Spalding, our Chairman of the Board and Chief Executive Officer, David J. Vander Zanden, our President and Chief Operating Officer, and Donald Ray Pate, Jr., our Executive Vice President for ClassroomDirect.com (formerly named Re-Print), at a price of

$14.415 per share for aggregate consideration of $3,603,750. In connection with the offerings, we incurred approximately $1,500,000 of expenses. The total net proceeds to us from the offerings were approximately $32,735,625. The net proceeds were used to reduce indebtedness outstanding under our Senior Credit Facility.

     During the nine months ended January 23, 1999, net cash provided by operating activities was $29.1 million. This net cash provided by operating activities during the period is indicative of the high seasonal nature of the business, with sales occurring in the first and second quarter of the fiscal year and cash receipts in the second and third quarters. Net cash used in investing activities was $98.8 million, including $95 million for acquisitions and $3.9 million for additions to property and equipment and other. Net cash provided by financing activities was $69.7 million. Borrowing under the Senior Credit Facility included (1) $16.9 million used to fund the cash portion of the purchase price of the Hammond & Stephens acquisition, (2) $134.7 million used to fund the Beckley-Cardy acquisition consisting of $78.1 million for the cash portion of the purchase price and $56.6 million for debt repayment, (3) $83.3 million used to repay the U.S. Office Products debt in connection with the spin-off and (4) $67.8 million used for short-term funding of seasonal working capital and the purchase of property and equipment. The $32.7 million net proceeds from our initial public offering and the sale of 250,000 shares of Common Stock to certain employees was used to repay a portion of the $302.7 million borrowed under the Senior Credit Facility. U.S. Office Products contributed capital of $8.1 million as required under the distribution agreement entered into with us in connection with the spin-off.

     During the nine months ended January 24, 1998, net cash used in operating activities was $15.4 million. Net cash used in investing activities was $96.5 million, including $92.1 million for acquisitions and $4.1 million for additions to property and equipment and other. Net cash provided by financing activities was $81.1 million, including $89.2 million provided by U.S. Office Products to fund the cash portion of the purchase price and the repayment of debt associated with the Fiscal 1998 Purchased Companies and to fund working capital and the purchase of property and equipment, partially offset by $8 million used to repay indebtedness.

     During fiscal 1998, net cash provided by operating activities was $3.7 million. Net cash used in investing activities was $99.7 million, including $95.7 million for acquisitions and $4.1 million for additions to property and equipment and other. Net cash provided by financing activities was $96 million, including $95.7 million provided by U.S. Office Products to fund the cash portion of the purchase price and the repayment of debt assumed with the acquisition of the Fiscal 1998 Purchased Companies, $81.3 million of which was considered a contribution of capital by U.S. Office Products, partially offset by $8.4 million used to repay indebtedness.

     During fiscal 1997, net cash provided by operating activities was $918,000. Net cash used in investing activities was $16.7 million, including $7.7 million for acquisitions, $7.2 million for additions to property and equipment and $1.8 million to pay non-recurring acquisition costs. Net cash provided by financing activities was $15.8 million, including $59.9 million provided by U.S. Office Products to fund the cash portion of the purchase price and the repayment of debt associated with the Fiscal 1997 Purchased Companies and the payment of debt of the Pooled Companies, partially offset by $46.9 million used for the net repayment of indebtedness, primarily at the Fiscal 1997 Purchased Companies.

     During 1995, net cash provided by operating activities was $4.8 million. Net cash used in investing activities was $6.1 million, including $5.4 million for acquisitions and $881,000 for additions to property and equipment. Net cash provided by financing activities was $1.2 million, including net proceeds from the issuance of debt of $2.4 million and $500,000 received from the issuance of Common Stock, partially offset by payments of indebtedness of $1.5 million.

     Our anticipated capital expenditures for the next twelve months is approximately $10 million. The largest items include software development for our Internet initiative, computer hardware and software and warehouse equipment.

     We are currently considering, and have hired a nationally known commercial real estate agent to market, a sale and leaseback transaction involving six distribution facilities in Ohio, Massachusetts, Kansas, Texas, Nevada and Illinois. We are currently seeking bids on these properties for such a transaction. We may sell all or any number of these facilities or could substitute other properties we own in this transaction. We believe that the current fair market value for these distribution facilities is approximately $26 million with net proceeds to us of approximately $25 million which would be used to repay outstanding indebtedness under our Senior Credit Facility or for general corporate purposes, including working capital and for acquisitions. If we determine to proceed with this transaction, we expect that it would close in the fourth quarter of fiscal 1999 or the first quarter of fiscal 2000.

FLUCTUATIONS IN QUARTERLY RESULTS OF OPERATIONS

     Our business is subject to seasonal influences. Our historical revenues and profitability have been dramatically higher in the first two quarters of our fiscal year (May-October) primarily due to increased shipments to customers coinciding with the start of each school year.

     Quarterly results also may be materially affected by the timing of acquisitions, the timing and magnitude of costs related to such acquisitions, variations in our costs for the products sold, the mix of products sold and general economic conditions. Moreover, the operating margins of companies we acquired may differ substantially from our own, which could contribute to further fluctuation in quarterly operating results. Therefore, results for any quarter are not indicative of the results that we may achieve for any subsequent fiscal quarter or for a full fiscal year.

     The following table sets forth certain unaudited consolidated quarterly financial data for fiscal 1997 and 1998 and for the nine months ended January 23, 1999 (in thousands). We derived this data from unaudited consolidated financial statements that, in the opinion of our management, reflect all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of such quarterly information. This quarterly information is not comparative because of the high degree of seasonality in our business. Revenues and profitability are significantly higher in the months of May through October, with the most significant portion of revenue and profit occurring in the months of July through September. On a fiscal year basis (years ending in April), this six-month (May through October) period falls in the first and second quarters of the fiscal year. On a calendar year basis, the most profitable three months (July through September) fall in the third quarter.

                                                       YEAR ENDED APRIL 26, 1997
                                           --------------------------------------------------
                                            FIRST     SECOND     THIRD    FOURTH      TOTAL
                                           -------   --------   -------   -------    --------
Revenues.................................  $58,991   $ 71,682   $29,304   $31,769    $191,746
Gross profit.............................   19,858     23,435     9,595    11,996      64,884
Operating income (loss)..................    5,197      6,732    (1,520)     (688)      9,721
Net income (loss)........................    1,981      2,692    (1,067)    4,526(1)    8,132
Per share amounts:
  Basic..................................     0.21       0.28     (0.11)     0.40        0.81
  Diluted................................     0.21       0.27     (0.11)     0.39        0.80

                                                       YEAR ENDED APRIL 25, 1998
                                           --------------------------------------------------
                                            FIRST     SECOND     THIRD    FOURTH      TOTAL
                                           -------   --------   -------   -------    --------
Revenues.................................  $87,029   $111,460   $49,391   $62,575    $310,455
Gross profit.............................   30,337     37,225    16,213    23,810     107,585
Operating income (loss)..................   11,872     12,155    (3,647)   (4,132)     16,248
Net income (loss)........................    5,804      5,965    (2,934)   (3,596)      5,239
Per share amounts:
  Basic..................................     0.49       0.49     (0.20)    (0.24)       0.40
  Diluted................................     0.48       0.47     (0.20)    (0.24)       0.39

                                                  NINE MONTHS ENDED JANUARY 23, 1999
                                            ----------------------------------------------
                                             FIRST        SECOND       THIRD       TOTAL
                                            --------     --------     -------     --------
Revenues...............................     $126,657     $212,316     $85,359     $424,332
Gross profit...........................       44,042       70,761      28,093      142,896
Operating income (loss)................       13,326       18,674      (2,383)      29,617
Net income (loss)......................        6,563        7,430      (3,298)      10,695
Per share amounts:
  Basic................................         0.45         0.51       (0.23)        0.73
  Diluted..............................         0.44         0.51       (0.23)        0.73

---------------

(1) For the year ended April 26, 1997, fourth quarter net income was increased by $5.3 million due to the reversal of a deferred tax asset valuation allowance. See Note 3 to "Selected Financial Data."

INFLATION

     We do not believe that inflation has had a material impact on our results of operations during the fiscal years ended April 25, 1998 and April 26, 1997 or the year ended December 31, 1995.

NEW ACCOUNTING PRONOUNCEMENTS

     Reporting Comprehensive Income. In June 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. SFAS No. 130 requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997. Reclassification of financial statements for earlier periods provided for comparative purposes is required. We intend to adopt SFAS No. 130 in fiscal 1999.

     Disclosures About Segments. In June 1997, FASB issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." SFAS No. 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers. SFAS No. 131 is effective for financial statements for fiscal years beginning after December 15, 1997 and will be presented in our Annual Report on Form 10-K for the year ending April 24, 1999. Financial statement disclosures for prior periods are required to be restated. We are in the process of evaluating the disclosure requirements. The adoption of SFAS No. 131 will have no impact on consolidated results of operations, financial position or cash flow.

     Accounting for the Costs of Computer Software. In March 1998, the American Institute of Certified Public Accountants issued Statement of Position ("SOP") 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." SOP 98-1 requires computer software costs associated with internal use software to be expensed as incurred until certain capitalization criteria are met. We will adopt SOP 98-1 during fiscal 1999. Adoption of SOP 98-1 is not expected to have a material impact on our consolidated financial position or results of operations.

     Accounting for Derivative Instruments and Hedging Activities. In June 1998, the FASB issued SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities." This statement, which is required to be adopted for annual periods beginning after June 15, 1999, establishes standards for recognition and measurement of derivatives and hedging activities. We will implement this statement in fiscal 2001 as required. The adoption of SFAS No. 133 is not expected to have a material effect on our financial position or results of operations.

YEAR 2000

     The Year 2000 issue exists because many computer systems and applications, including those embedded in equipment and facilities, use two digit rather than four digit date fields to designate an applicable year. As a result, the systems and applications may not properly recognize the Year 2000 or process data which include it, potentially causing data miscalculations or inaccuracies or operational malfunctions or failures. Because any disruption to our computerized order processing and inventory systems could materially and adversely affect our operations, we have established a centrally managed, company wide plan to identify, evaluate and address Year 2000 issues. Although we expect that most of our mission critical systems, network elements and products will be verified for Year 2000 compliance by May 1999, our ability to meet this target is dependent upon a variety of factors. In addition, if our suppliers, service providers and/or customers fail to resolve their Year 2000 issues in an effective and timely manner, our business could be significantly and adversely affected. We believe that many of our school customers have not yet addressed or resolved their Year 2000 issues.

     We currently estimate that we will incur expenses of approximately $100,000 through 1999 in connection with our anticipated Year 2000 efforts, in addition to approximately $50,000 in expenses incurred through January 23, 1999 for matters historically identified as Year 2000-related. The timing of expenses may vary and is not necessarily indicative of readiness efforts or progress to date. We also expect to incur certain capital improvement costs (totaling approximately $300,000) to support this project. Such capital costs are being incurred sooner than originally planned, but, for the most part, would have been required in the normal course of business. We expect to fund our Year 2000 efforts through operating cash flows. We will use our Senior Credit Facility for capital improvements related to the effort.

     As part of our Year 2000 initiative, we are evaluating scenarios that may occur as a result of the century change and are in the process of developing contingency and business continuity plans tailored for Year 2000-related occurrences. As noted earlier, we are highly reliant on our computer order processing and inventory systems to fill orders, bill the customer and collect payments. A loss of either of these systems would cause long delays in filling and shipping products, billing the customer and collecting accounts receivable. The highly seasonal nature of our business does not allow for any delay in shipping products to customers. Although the seasonal nature of our business would heighten any problems encountered, the timing of the majority of our sales, shipping, billing and collection efforts for fiscal 1999 will be complete prior to the Year 2000. We expect that any unforeseen problems related to Year 2000 issues would be identified within the months of January and February 2000, which is our slowest period. We have identified that we may experience certain inconveniences or inefficiencies as a result of a supplier's failure to remediate its Year 2000 issue. We believe, however, that most of our business will proceed without any significant interruption.

                                    BUSINESS

OVERVIEW OF OUR BUSINESS

     We are the largest marketer of non-textbook educational supplies and furniture to schools for pre-kindergarten through twelfth grade. We offer more than 60,000 items through an innovative two-pronged marketing approach that targets both school administrators and individual teachers. Our broad product range enables us to provide our customers with one source for virtually all of their non-textbook school supplies and furniture needs.

     We have grown significantly in recent years through both acquisitions and internal growth. In order to expand our geographic presence and product range, we have acquired 18 companies since May 1996. In August 1998, we purchased Beckley-Cardy, our largest traditional and specialty school supply competitor. After giving pro forma effect to the acquisitions that we made during the period, our revenues for the twelve months ended January 23, 1999 were $607.3 million and our Adjusted EBITDA was $51.2 million. These results represent compound annual increases of 48.9% in revenues and 67.7% in Adjusted EBITDA compared to our results for the year ended December 31, 1994.

     Our "top down" marketing approach targets school administrators at the state, regional and local levels using our 250 sales representatives and our School Specialty and Beckley-Cardy general supply and furniture catalogs. Our "bottom up" approach seeks to reach individual teachers and curriculum specialists primarily through the mailing of our ClassroomDirect.com general supply catalog (previously known as Re-Print) and our seven different specialty direct catalogs. During 1998, we mailed over 10.2 million catalogs to more than three million teachers and curriculum specialists. Approximately 100 employees assist in the sale, marketing and merchandising of our specialty direct products. We are also exploring various ways in which we can use the Internet to market and sell our products. As the first stage of our Internet initiative, we recently opened a fully integrated e-commerce site under the name "ClassroomDirect.com" which offers over 13,000 items for sale. The second stage of our Internet initiative, which we expect to launch in May 1999, is an education portal in the form of an education mall which will offer our products for sale and also provide a community forum and content aimed at educators.

     We have 2,605 employees in the United States and the United Kingdom, providing service to all 50 states and the United Kingdom. Our principal offices are located at 1000 North Bluemound Drive, Appleton, Wisconsin 54914, and our telephone number is (920) 734-2756. Our world wide general website address is www.schoolspecialty.com. Information contained in any of our websites is not deemed to be a part of this Prospectus.

INDUSTRY OVERVIEW

     The school supply market consists of the sale of non-textbook school supplies, furniture and equipment to school districts, individual schools, teachers and curriculum specialists who purchase products for school and classroom use. The National School Supply Equipment Association estimates that annual sales of non-textbook educational supplies and equipment to the school supply market are approximately $6.1 billion. Of this amount, over $3.6 billion is sold through institutional channels and the remaining $2.5 billion is sold through retail channels.

     According to the U.S. Department of Education, there are 15,996 school districts, 108,577 public and private elementary and secondary schools and 3.1 million teachers in the United States. School supply procurement decisions are made at the school district level by administrators and curriculum specialists, at the school level by principals and at the classroom level by teachers. Some school supplies are purchased directly from manufacturers while others are purchased through marketing firms such as us. We estimate that there are over 3,400 marketers of non-textbook school supplies and equipment, the majority of which are family or employee owned businesses that operate in a single geographic region and have annual revenues under $20 million. Besides us, only one other

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

company has a measurable presence in the market. Even so, we believe we have annual revenues that are three times greater than this industry competitor. We believe that the increasing demand for single source suppliers, prompt order fulfillment and competitive prices, and the related need for suppliers to invest in automated inventory and electronic ordering systems, is accelerating the trend toward consolidation in our industry.

     The demand for school supplies is driven primarily by the level of the student population and, to a lesser extent, expenditures per student. Student population is a function of demographics, while expenditures per student are also affected by government budgets and the prevailing political and social attitudes towards education. According to U.S. Department of Education estimates, student enrollment in kindergarten through twelfth grade public and private schools began growing in 1986, reaching a record level of 52.7 million students in 1998. Current projections by the U.S. Department of Education indicate that student enrollment will continue to grow to 54.5 million by the year 2006. The U.S. Department of Education also projects that expenditures per student in public elementary and secondary schools will continue to rise through the year 2006. Expenditures of $272.4 billion in 1997 are projected to increase to $340.7 billion by the year 2001. These projected increases in expenditures include a projected increase in total per student spending from $5,961 per student in 1997 to $7,179 by the year 2001. We believe that the current political and social environment is favorable for education spending.

OUR RECENT ACQUISITIONS

      -- BECKLEY-CARDY. In August 1998, we acquired The National School Supply Company ("National School Supply"), including its subsidiary Beckley-Cardy, Inc. ("Beckley-Cardy"). Prior to our acquisition of Beckley-Cardy, it was the second largest general education supply marketer in the industry. We paid $78.1 million in cash and refinanced $56.6 million of its debt with borrowings under our Senior Credit Facility. National School Supply had revenues for the fiscal year ended March 31, 1998 of $176 million.

      -- SPORTIME. In February 1999, we acquired Sportime, LLC ("Sportime") from ProTeam.com (formerly known as Genesis Direct, Inc.). Sportime is a leading specialty company focusing on physical education, athletic and recreational products. Sportime offers several targeted catalogs from its early childhood offerings to a catalog focused on physically challenged children. We paid $23 million in cash for Sportime, which we financed through borrowings under our Senior Credit Facility. Sportime had revenues for 1998 of $32.6 million.

      -- HAMMOND & STEPHENS. In June 1998, we acquired the business of Hammond & Stephens, Co. ("Hammond & Stephens"), a leading publisher of school forms, such as grade books, record books, teacher planners, student assignment books, school year calendars, awards and similar materials. We paid $16.9 million in cash for Hammond & Stephens, which we financed through borrowings under our Senior Credit Facility. Hammond & Stephens had revenues for the fiscal year ended October 31, 1997 of $9.1 million.

OUR INTERNET INITIATIVE

     Because more schools and teachers are connecting to the Internet, we intend to aggressively pursue sales opportunities through this rapidly growing channel. By establishing an early presence on the Internet, we believe we can gain a significant competitive advantage and valuable brand recognition. Our goal is to become the leading marketer of school supplies and furniture over the Internet. This may also permit us to expand our customer base over time to include individuals and other non-traditional customers.

     In January 1999, we launched the first phase of our Internet initiative with the opening of our fully integrated e-commerce website ClassroomDirect.com. The site offers access to over 13,000 stock keeping units with digital pictures of most items. Although currently teacher focused, the site could be adapted to a more consumer based format. The increasing demand by school administrators and teachers for more information in making supply decisions, the lack of a wide variety of educational products in stores and the growing importance of convenience make the Internet a viable, low cost channel for the marketing of education supplies.

     The second phase of our Internet initiative, which we expect to launch in May 1999, is to offer an education portal on the Internet. This portal will be structured as an education mall offering our products for sale and also provide a community forum and content aimed at educators. We believe that by providing education related content and information, this portal will place us at the education community's decision point for supply and content which will strengthen our brands. We intend to enter into strategic alliances with a number of content providers to help develop and maintain the new website and portal with the goal to become the Internet headquarters for teachers, product specialists and others with an interest in education. Prospective content providers could include media, search engine and Internet service providers and other Internet related companies. Prospective content could include product reviews, teaching tips, education standards and related teaching products, public policy, current events and chat rooms.

     In connection with our Internet initiative, we have also signed a non-binding letter of intent to acquire SmartStuff Development Corporation ("SmartStuff"), the developer of FoolProof(R) software, a program with an installed customer base of 1.5 million. FoolProof(R) is a desktop software security program which limits access by children to selected programs and applications on desktop computers. SmartStuff is expected to introduce Internet browser security and filtering software products for the education market. We intend to market our brands and Internet services to SmartStuff's existing and future customer base by including links to our website and portal and other promotional materials in SmartStuff product upgrades and new products. Under our letter of intent, we would pay $8.3 million for SmartStuff, with 50% of the consideration in the form of Common Stock and 50% in cash. SmartStuff's revenues for 1998 were approximately $4.2 million. This transaction is expected to close in March 1999.

OUR STRENGTHS

     We attribute our strong competitive position to the following key strengths:

      -- LEADING MARKET POSITION. We have developed our leading market position over our 40 year history by emphasizing high quality products, superior order fulfillment and exceptional customer service. We believe that our annual revenues are three times greater than those of our next largest industry competitor and that our large size and brand recognition have resulted in significant buying power, economies of scale and customer loyalty.

      -- BROAD PRODUCT LINE. Our strategy is to provide a full range of high quality products to meet the complete supply needs of schools for pre-kindergarten through twelfth grade. With over 60,000 stock keeping units ranging from classroom supplies and furniture to playground equipment, we provide customers with one source for virtually all of their non-textbook school supply and furniture needs. Our specialty brands enrich our general product offering and create opportunities to cross merchandise our specialty products to our traditional customers. Specialty brands include the following:

                        BRAND                                  PRODUCTS
                        -----                                  --------
Childcraft...........................................    Early childhood
Sax Arts and Crafts..................................    Art supplies
Frey Scientific......................................    Science
Sportime.............................................    Physical education
Education Access.....................................    Educational software
Brodhead Garrett.....................................    Industrial arts
Gresswell............................................    Library
Hammond & Stephens...................................    School forms

      -- INNOVATIVE TWO-PRONGED MARKETING APPROACH. School supply procurement decisions are made at the district and school levels by administrators, and at the classroom level by curriculum specialists and teachers. We market to both of these groups, addressing administrative decision makers with a "top down" approach through our 250 person sales force and the School Specialty and Beckley-Cardy general supply and furniture catalogs, and targeting teachers and curriculum specialists with a "bottom up" approach primarily through the mailing of over 10.2 million ClassroomDirect.com general supply catalogs and our seven different specialty direct catalogs each year. We utilize our customer database across our family of catalogs to maximize their effectiveness and increase our marketing reach. We believe our new ClassroomDirect.com Internet site offers additional marketing opportunities.

      -- STABLE INDUSTRY. Because the market for educational supplies is driven primarily by demographics and government spending, we believe that our industry is less exposed to economic cycles than many others.

      -- ABILITY TO COMPLETE AND INTEGRATE ACQUISITIONS. We have successfully completed the acquisition of 23 companies since 1991, including 18 since May 1996. We have established a 24-month integration process in which a transition team is assigned to:

      --   sell or discontinue incompatible business units,

      --   reduce the number of stock keeping units,

      --   eliminate redundant expenses,

      --   integrate the acquired entity's management information systems, and

      --   exploit buying power.

     To date, our integration efforts have focused on acquired general products companies and certain administrative functions at our specialty divisions. We believe that through these processes, we can rapidly improve the revenues and gross and operating margins of the businesses we acquire.

      -- USE OF TECHNOLOGY. We believe that our use of information technology systems allows us to turn inventory more quickly than our competitors, offer customers more convenient and cost effective ways of ordering products and more precisely focus our sales and marketing campaigns.

      -- EXPERIENCED AND INCENTIVISED MANAGEMENT. Our management team provides depth and continuity of experience. Management's interests are aligned with those of our shareholders. Management currently owns approximately % of our
shares of Common Stock on a fully-diluted basis and purchased           % of the
currently outstanding shares at the same time as our initial public offering in June 1998.

OUR GROWTH STRATEGY

     We use the following strategies to grow and enhance our position as the leading marketer of non-textbook educational supplies and furniture:

      -- AGGRESSIVELY PURSUE ACQUISITIONS. We believe that there are many attractive acquisition opportunities in our highly fragmented industry. As a public company, we have greater access to capital for acquisitions than many of our competitors. We will continue to pursue opportunities that enhance our geographic presence or which complement our specialty direct product offerings. We believe that we can improve the revenues and gross and operating margins of the businesses we acquire through our efficient integration process. Although we are the largest marketer in the industry, our share of the $6.1 billion non-textbook school supply and furniture market is less than 10%, creating substantial growth opportunities.

      -- INCREASE SALES OF SPECIALTY AND PROPRIETARY PRODUCTS. We believe we can increase our margins by selling more specialty direct products and products for which we are the only supplier. We believe that specialty direct products accounted for approximately 42% of our revenues on a pro forma basis for the twelve months ended January 23, 1999, compared to approximately 20% on an historical basis for the year ended December 31, 1994.

      -- EXPAND EXISTING TRADITIONAL BUSINESS. We believe that we can also increase the revenues of our traditional business by adding sales representatives in geographic markets in which we are underrepresented and by cross merchandising our specialty products to our traditional customers.

      -- IMPROVE PROFITABILITY. We improved our operating margin (as measured by our Adjusted EBITDA divided by our revenues) from 5.2% in 1994 on an historical basis to 8.7% on a pro forma basis for the twelve months ended January 23, 1999. We believe that we can further improve our operating margins by eliminating redundant expenses of acquired businesses, leveraging our overhead costs, increasing our purchasing power and improving the efficiency of our warehousing and distribution.

      -- PURSUE INTERNET INITIATIVE. Because more schools and teachers are connecting to the Internet, we intend to aggressively pursue sales opportunities through this rapidly growing channel. By establishing an early presence on the Internet, we believe we can gain a significant competitive advantage and valuable brand recognition. Our goal is to become the leading marketer of school supplies and furniture over the Internet. This may also permit us to expand our customer base over time to include individuals and other non-traditional customers.

     We believe this strategy can be effective both as an offensive tool, enhancing revenue at a low incremental cost, and as a defensive one, by preventing other existing and prospective Internet competitors from establishing themselves in this market. The establishment of early brand recognition will facilitate the establishment of our educational portal as the key education related website.

OUR PRODUCT LINES

     We market two broad categories of products: general school supplies and specialty products geared towards specific educational disciplines. Our general school supply products are offered to school administrators by our sales force through our School Specialty and Beckley-Cardy catalogs and to teachers and curriculum specialists through direct mailings of our ClassroomDirect.com catalog. Our specialty products are offered to teachers and curriculum specialists through direct mailings of our seven specialty catalogs. Our specialty products enrich our general supply product offering and create opportunities to cross merchandise our specialty school supplies to our traditional customers. With over 60,000 stock keeping units ranging from classroom supplies and furniture to playground equipment, we provide customers with one source for virtually all of their non-textbook school supply and furniture needs.

     Our general school supply product lines can be described as follows:

      -- SCHOOL SPECIALTY/BECKLEY-CARDY. Through the School Specialty and Beckley-Cardy catalogs, which are targeted to administrative decision makers, we offer a comprehensive selection of classroom supplies, instructional materials, educational games, art supplies, school forms (such as reports, planners and academic calendars), physical education equipment, audio-visual equipment, school furniture and indoor and outdoor equipment. Over the next year, we expect to integrate these two general catalogs. We believe we are the largest school furniture resale source in the United States. We have been granted exclusive franchises for certain furniture lines in specific territories and we enjoy significant purchasing power in open furniture lines.

      -- CLASSROOMDIRECT.COM. ClassroomDirect.com offers its customers substantially the same products as those offered through the School Specialty catalog but focuses on reaching teachers and curriculum specialists directly through its mail-order catalogs and new fully integrated Internet e-commerce website. The new Internet e-commerce site targets the traditional catalog market and other consumers interested in educational products, such as home school families, churches and parents.

     Our specialty brands offer product lines for specific educational disciplines, as follows:

      -- CHILDCRAFT. Childcraft markets early childhood education products and materials. Childcraft also markets over 1,000 proprietary or exclusive products manufactured by its Bird-in-Hand Woodworks subsidiary, including wood classroom furniture and equipment such as library shelving, cubbies, easels, desks and play vehicles.

      -- SAX ARTS AND CRAFTS. Sax Arts and Crafts is a leading marketer of art supplies and art instruction materials, including paints, brushes, paper, ceramics, art metals and glass, leather and wood crafts. Sax Arts and Crafts offers customers a toll free "Art Savvy Hotline" staffed with 17 professional artists to respond to customer questions.

      -- FREY SCIENTIFIC. Frey Scientific is a leading marketer of laboratory supplies, equipment and furniture for science classrooms. Frey Scientific offers value added focus in the biology, chemistry, physics and earth science areas.

      -- SPORTIME. Sportime is a leading marketer of physical education, athletic and recreational products. Sportime's catalog product offering includes catalogs from early childhood through middle school as well as targeted products for physically challenged children.

      -- EDUCATION ACCESS. Education Access is a reseller of technology solutions for kindergarten through twelfth grade. This product line includes curriculum software, productivity software, peripherals, networking products and other related products and is offered through the ClassroomDirect.com catalog.

      -- BRODHEAD GARRETT. Brodhead Garrett is the nation's oldest marketer of industrial arts/technical materials to classrooms. Brodhead Garrett's product line includes such various items as drill presses, sand paper, lathes and robotic controlled arms.

      -- GRESSWELL. Gresswell markets library-related products in the U.K., including furniture, and media display and storage. Gresswell's dedicated sales and design team helps customers plan, design and install library projects using computer assisted design equipment.

      -- HAMMOND & STEPHENS. Hammond & Stephens is a leading publisher of school forms, including student assignment books, record books, grade books, teacher planners and other printed forms for kindergarten through twelfth grade.

     Our merchandising managers, many of whom have prior experience in education, continually review and update the product lines for each operating division. The merchandising managers convene customer focus groups and advisory panels to determine whether current offerings are well-received and to anticipate future demand. The merchandising managers also travel to product fairs and conventions seeking out new product lines. This annual review process results in an organic reshaping and expansion of the educational materials we offer.

OUR SALES AND MARKETING

     OUR TWO-PRONGED APPROACH. We believe we have developed a substantially different sales and marketing model from that of traditional school supply and school furnishings distribution companies in the United States. Our strategy is to use two separate marketing approaches to reach all the prospective purchasers in the school system. Our 250 sales representatives focus on "top down" selling to districts, school purchasing authorities and schools using School Specialty and Beckley-Cardy general supply and furniture catalogs. In addition, approximately 100 employees assist in the sale, marketing and merchandising of our specialty direct products. We also target teachers and curriculum specialists with a "bottom up" approach using our over 10.2 million specialty direct catalogs which are mailed each year and our new "ClassroomDirect.com" Internet e-commerce site.

     TRADITIONAL SUPPLY BUSINESS. As part of the integration of Beckley-Cardy into our School Specialty traditional supply business, we restructured our traditional sales and marketing operations from a decentralized regional system to a more centralized national structure. Our national marketing model has 250 sales representatives operating within 15 regions supported by regional managers and two regional customer service and sales support call centers. The reorganization reallocated sales territories, selectively reduced the combined sales and management force and reduced the number of regional customer service/sales support locations from 12 to two. We believe our new national structure significantly improves our effectiveness through better sales management, resulting in higher regional penetration, and achieves significant cost savings through the reduction in number of distribution centers.

     We have a broad customer base and no single customer accounted for more than 2% of sales during fiscal 1998 or the nine months ended January 23, 1999. Schools typically purchase school supplies and furniture based on an established relationship with relatively few suppliers. We establish and maintain our relationship with our traditional customers by assigning accounts within a specific geographic territory to a local area sales representative who is supported by a centrally located customer service team. Our customer service representatives call on existing traditional customers frequently to ascertain and fulfill their school supply needs. The representatives maintain contact with these customers throughout the order cycle and assist in processing orders.

     Our primary compensation program for sales representatives is based on commissions as a percentage of gross profit on sales. For new and transitioning sales representatives, we offer salary and expense reimbursement until the representative is moved to a full commission compensation structure.

     SPECIALTY DIRECT BUSINESS. We use direct mail catalogs to reach our broader customer base. We distribute seven major specialty direct catalogs, one for each of our Childcraft, Sax Arts and Crafts, Frey Scientific, Sportime, Brodhead Garrett, Gresswell and Hammond & Stephens lines. The catalog distribution calendar is generally the same across all product lines. For each product line, a major catalog containing all product offerings is distributed toward the end of the calendar year so that it is available for school buyers at the beginning of the year. During the year, various catalog supplements are distributed to coincide with the peak school buying season in June through September and following the return of students to school in the fall.

     The approximate number of catalogs distributed for our brands for calendar 1998 and projected catalog distribution for calendar 1999 is set out below. The figures set forth below include all books of over 32 pages distributed (or, with respect to 1999, expected to be distributed) during the calendar year.

                                                                   1998          1999
                                                                ----------    ----------
                                                                              (PROJECTED)
School Specialty............................................       450,000       600,000
Beckley-Cardy(1)............................................       400,000       280,000
ClassroomDirect.com (formerly named Re-Print)...............     2,700,000     3,200,000
Childcraft..................................................     1,900,000     2,400,000
Sax Arts and Crafts.........................................     1,548,500     1,680,000
Frey Scientific.............................................       168,000       168,000
Sportime....................................................     2,773,500     2,045,500
Brodhead Garrett............................................        82,000        82,000
Gresswell...................................................       130,000       480,000
Hammond & Stephens..........................................        80,000        80,000
                                                                ----------    ----------
  Total.....................................................    10,232,000    11,015,500
                                                                ==========    ==========

---------------

(1) Excludes figures for Beckley-Cardy's early childhood and art catalogs, which are included in the Childcraft and Sax Arts and Crafts' figures, respectively.

     PRICING. Pricing for our general and specialty direct product offerings varies by product and channel of distribution. We generally offer a negotiated discount from catalog prices for supplies from our School Specialty and Beckley-Cardy catalogs and respond to quote and bid requests for furniture and equipment. In addition, local sales representatives work with our corporate sales force and school supply buyers to achieve an acceptable pricing structure based upon the mix of products being purchased. The pricing structure of specialty direct products offered through direct marketing is generally not subject to negotiation.

DISTRIBUTION

     We distribute products through our distribution centers and place customer orders directly with our suppliers. Furniture is generally shipped directly from the manufacturer to the customer.

     We have adopted a plan to rationalize our distribution systems following the Beckley-Cardy acquisition. Under this plan, we will close five of our 13 regional distribution centers and centrally manage the remaining eight. We have currently closed two regional distribution centers and expect to close the remaining three by December 31, 1999. We believe this restructuring will improve our distribution efficiency and generate significant cost savings.

OUR PURCHASING AND INVENTORY MANAGEMENT

     We manage our inventory by continually reviewing daily inventory levels compared to a running 90-day inventory for the previous year, adjusted for incoming orders. We constantly refine the focus of inventory products through our automated inventory management system to pursue the optimum level of scope and depth of product offered. Inventory forecasts are made daily for all stock keeping units by assessing anticipated demand by adjusting historical demand levels to account for current order activity and available stock as well as the expected lead time from the supplier. The forecast allows inventory purchases to respond quickly to high seasonal demand while keeping off-season inventory to a minimum. The information systems for all of our distribution centers are connected to allow transfer of inventory between facilities to fill regional demand. In addition, all orders can be redirected to the distribution center which is the primary stocking location for a product. Our inventory management results in inventory turnover that management believes is higher than average industry turnover rates and reduces the level of discontinued, excess and obsolete inventory compared to businesses that we have acquired.

     We believe our large size enhances our purchasing power with suppliers resulting in lower product costs than most of our competitors. Further, we believe that this purchasing power leverage will increase with additional acquisitions which, in turn, should improve our operating margins.

     We believe that the primary determinants of customer satisfaction in the educational supply industry are the completeness and accuracy of shipments received and the timeliness of delivery. We continue to invest in sophisticated computer systems to automate the order taking, inventory allocation and management, and order shipment processes. As a result, we have been able to provide superior order fulfillment to our customers. In addition, we have developed our Order Management System, which allows schools to customize their orders and enter them electronically and provides historical usage reports to schools useful for their budgeting process. While this system currently only accounts for approximately 6% of our traditional supply sales, we believe it will become more significant as schools upgrade their technology and use of computers. During the academic year, we seek to fill orders within 24 hours of receipt of the order at a 95% fill rate and a 99.5% order accuracy rate. During the summer months, we shift to a production environment and schedule shipments to coincide with the start of the school year. During the summer months, our objectives are to meet a 100% fill rate at a 99.5% order accuracy rate. Our
average order fill rate for June, July and August 1998 exceeded      %. We
define "fill rate" as the percentage of line items in a customer's order that are initially shipped to the customer in response to the order by the requested ship date.

     During the peak shipping season between June 1 and September 30, each of our distribution centers contracts with local common carriers to deliver our product to schools and school warehouses. ClassroomDirect.com and Sax Arts & Craft rely on carriers such as Roadway Package Service, United Parcel Service and the U.S. Postal Service for distribution to customers.

OUR INFORMATION SYSTEMS

     We believe that through the utilization of technology in areas such as (1) purchasing and inventory management, (2) customer order fulfillment and (3) database management, we are able to turn inventory more quickly than competitors, offer customers more convenient and cost effective ways of ordering products and more precisely focus our sales and marketing campaigns.

     We use two principal information systems, one for our general and another for our specialty product distribution. In general school supply distribution, we use a specialized distribution software package used primarily by office products and paper marketers. This software package is referred to as the Software for Distributors System (the "SFD system"). This software offers a fully integrated process from sales order entry through customer invoicing, and inventory requirements planning through accounts payable. Our system provides information through daily automatic posting to the general ledger and integrated inventory control. We have made numerous enhancements to this process that allow greater flexibility in addressing the seasonal requirements of the industry and meeting specific customer needs.

     The specialty divisions, including newly acquired companies, use either the SFD system or a mail order and catalog system provided by Smith-Gardner & Associates. The Mail-Order and Catalog System ("MACS") meets the unique needs of the direct marketing approach with extensive list management and tracking of multiple marketing efforts. The system provides complete and integrated order processing, inventory control, warehouse management and financial applications.

     Although we have two principal information systems, both the SFD system and MACS integrate general ledger, purchasing and inventory management functions. The software and hardware allow

\for continued incremental growth as well as the opportunity to integrate new client-server and other technologies into the information systems. For information on Year 2000 compliance of our information systems, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000."

INTERNET CONNECTION WITH OUR SYSTEMS

     Our existing ClassroomDirect.com Internet site is fully integrated with MACS and our education portal is currently being designed to be fully integrated with both of our systems (i.e., the SFD system and MACS). We intend to install Ironworks Powered Server ("IPS") on our web servers. IPS provides a secured front-end so the customer can place an order using a JAVA-enabled web browser. IPS communicates with the host machine (i.e., the SFD system or MACS) by means of remote procedure calls ("RPC"). The firewall between the web server and the host computers will be configured so that only IPS is permitted to use the RPC to the host gateway.

     All of the websites will be navigable through dynamically generated HTML pages, generated either by using the current/extended functionality of IPS or by accessing product information from a relational database generated and synchronized with our information systems in real time. The product images and their descriptions will be maintained in files residing on the web server, synchronized with data in a Centrus system, which is a central repository for all products and data related to those products.

     At the check-out stage, new customers will fill out their personal information, billing, shipping and credit card information, and existing customers will enter their user password and/or account number verified through synchronization with our information systems.

OUR COMPETITION

     We operate in a highly competitive environment. Our principal competitors are other national and regional marketers of school supplies. We also face increasing competition from non-traditional alternate channel competitors, such as office products contract stationers and superstores. Among traditional school supply marketers, we believe that there is only one other company with a measurable presence in the market. Even so, we believe that we have annual revenues that are three times greater than this competitor and that we compete favorably with this company on the basis of service and price.

     The market is highly competitive on a regional basis, but we believe our heaviest competition is coming from alternate channel competitors such as office product contract stationers and superstores. Their primary advantages over us are size, location, greater financial resources and buying power. Their primary disadvantage is that their product mix covers only 15% to 20% of the school's needs (measured by volume). In addition, our competitors do not offer special order fulfillment software, which we believe is increasingly important to adequately service school needs. We believe we compete favorably with these companies on the basis of service and product offering.

OUR EMPLOYEES

     As of February 1, 1999, we had 2,605 full-time employees,      of whom were
employed primarily in management and administration,      in regional warehouse
and distribution operations and      in marketing, sales, order processing and
customer service. To meet the seasonal demands of our customers, we employ many seasonal employees during the late spring and summer seasons. Historically, we have been able to meet our requirements for seasonal employment. As of February
1, 1999, approximately      of our employees were members of the Teamsters Labor
Union at our Sax Arts and Crafts' New Berlin, Wisconsin facility. We consider our relations with our employees to be very good.

OUR FACILITIES

     Our corporate headquarters are located at 1000 North Bluemound Drive, Appleton, Wisconsin, a combined office and warehouse facility of approximately 120,000 square feet. Our lease on the Appleton headquarters expires on December 31, 2001, although we are currently negotiating with the owners of the facility (consisting of the father and uncle of our Chief Executive Officer, Daniel P. Spalding, and one other unrelated party) to purchase the property sometime prior to the end of March 1999. See "Certain Transactions" for more information. We lease or own the following principal distribution facilities:

                                                APPROXIMATE
                                                  SQUARE       OWNED/
LOCATIONS                                         FOOTAGE      LEASED     LEASE EXPIRATION
---------                                       -----------    ------    ------------------
Agawam, Massachusetts.........................    163,300      Owned*            --
Atlanta, Georgia..............................     76,913      Leased    January 6, 2002
Birmingham, Alabama...........................    180,365      Leased    November 30, 2006
Bowling Green, Kentucky.......................     42,000      Leased    June 30, 2001
Carson City, Nevada...........................     80,000      Owned*            --
Fremont, Nebraska.............................     95,000      Leased    June 30, 2003
Fresno, California............................     18,480      Leased    December 31, 2001
Hoddesdon, England............................     47,500      Leased    September 24, 2006
Lancaster, Pennsylvania.......................     72,947      Leased    December 31, 2002
Lancaster, Pennsylvania.......................    165,750      Leased    February 28, 2009
Lufkin, Texas.................................    140,000      Owned*            --
Mansfield, Ohio...............................    323,000      Owned*            --
New Berlin, Wisconsin.........................     97,500      Leased    March 31, 2002
Oklahoma City, Oklahoma.......................     37,340      Leased    July 16, 2001
Portland, Oregon..............................     30,456      Leased    May 31, 2001
Salina, Kansas................................    123,000      Owned*            --
Union City, California........................     14,494      Leased    April 7, 2000

---------------

* We are currently considering a sale and leaseback transaction involving certain of our owned distribution centers and other properties. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

     The Lancaster, Pennsylvania facility is used for manufacturing and the Salina, Kansas facility is used for production of school forms. In addition, we
have           sales offices throughout the United States.

     We believe that our properties are adequate to support our operations for the foreseeable future. We regularly review the consolidation of our facilities.

OUR LEGAL PROCEEDINGS

     We are, from time to time, a party to legal proceedings arising in the normal course of business. Our management believes that none of these legal proceedings will materially or adversely affect our financial position, results of operations or cash flows.

OUR ONGOING SPIN-OFF OBLIGATIONS

     In connection with the spin-off from U.S. Office Products in June 1998, we entered into a series of agreements with U.S. Office Products and the other spin-off companies, including a distribution agreement (the "Distribution Agreement"), a tax allocation agreement (the "Tax Allocation Agreement"), a tax indemnification agreement (the "Tax Indemnification Agreement") and an employee benefits agreement (the "Employee Benefits Agreement"). These agreements have resulted in certain contractual obligations for us.

     Under the Distribution Agreement, each spin-off company, including us, will be liable for any liabilities related to its business, its liabilities under the Employee Benefits Agreement, Tax Allocation Agreement and the Tax
Indemnification Agreement (each discussed below), federal securities laws liabilities relating generally to U.S. Office Products prior to the distributions and certain other shared liabilities.

     We are aware of certain lawsuits filed against U.S. Office Products that could fall within these contractual obligations. See "Risk Factors--We Are Exposed to Risks Related to Other Liabilities of U.S. Office Products." The aggregate of such liabilities for which we may be liable is a maximum of $1.75 million.

     The Tax Allocation Agreement provides that each spin-off company will jointly and severally indemnify U.S. Office Products for any losses associated with taxes related to the distributions if any of the spin-off companies take an action or fail to take an action that results in the spin-off being taxable (an "Adverse Tax Act"). If any of the spin-off distributions are taxable and none of U.S. Office Products or any of the spin-off companies was responsible, U.S. Office Products and each of the spin-off companies will be liable for its pro rata portion of the distribution taxes based on the value of each company's common stock after the distributions. The Tax Indemnification Agreement provides that the spin-off company that is responsible for the Adverse Tax Act will indemnify the other spin-off companies for any liability to U.S. Office Products under the Tax Allocation Agreement. As a result of these tax agreements, we could become liable for certain amounts of the distribution taxes should there be a finding that any or all of the distributions are taxable.

     The Employee Benefits Agreement provides that the spin-off companies will retain or assume liability for employment-related claims and severance for persons employed or previously employed by the respective spin-off companies and their subsidiaries at the time of the distributions, while U.S. Office Products and its post-distribution subsidiaries will retain or assume responsibility for their current and previous employees.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     Our Board of Directors consists of five members. The Board is divided into three classes, with members of each class serving a three year term. The terms of Class I, II and III directors expire at the annual meetings of stockholders in 1999, 2000 and 2001. The following table sets forth certain information about our directors and executive officers as of February 1, 1999:

             NAME                AGE                            POSITION
             ----                ---                            --------
Daniel P. Spalding.............  44   Chairman of the Board and Chief Executive Officer (Class
                                      III)
David J. Vander Zanden.........  44   President, Chief Operating Officer and Director (Class III)
Donald J. Noskowiak............  40   Executive Vice President and Chief Financial Officer
Douglas Moskonas...............  53   Executive Vice President for School Specialty Divisions
Melvin D. Hilbrown.............  50   Executive Vice President for Gresswell
Richard H. Nagel...............  58   Executive Vice President for Sax Arts and Crafts
Donald Ray Pate, Jr............  35   Executive Vice President for ClassroomDirect.com
Ronald E. Suchodolski..........  52   Executive Vice President for Childcraft
Jonathan J. Ledecky............  41   Director (Class I)
Leo C. McKenna.................  65   Director (Class II)
Rochelle Lamm Wallach..........  50   Director (Class II)

     DANIEL P. SPALDING became Chairman of the Board and Chief Executive Officer of School Specialty in February 1998. From 1996 to February 1998, Mr. Spalding served as President of the Educational Supplies and Products Division of U.S. Office Products. From 1988 to 1996, he served as President, Chief Executive Officer and a director of Old School. Prior to 1988, Mr. Spalding was an officer of JanSport, a manufacturer of sports apparel and backpacking equipment. Mr. Spalding was a co-founder of JanSport and served as President and Chief Executive Officer from 1977 to 1984. Mr. Spalding has been a director of the National School Supply and Equipment Association since 1992 and completed his term as the association's Chairman in November 1997.

     DAVID J. VANDER ZANDEN became the President and Chief Operating Officer of School Specialty in March 1998. From 1992 to March 1998, he served as President of Ariens Company, a manufacturer of outdoor lawn and garden equipment. Mr. Vander Zanden has served as a director of School Specialty since completion of the spin-off from U.S. Office Products in June 1998.

     DONALD J. NOSKOWIAK has served as Chief Financial Officer of School Specialty since 1997. In February 1998, Mr. Noskowiak became an Executive Vice President of School Specialty. He was Vice President, Treasurer and Principal Financial Officer of Old School from 1994 until 1997. From 1992 to 1994, he was the Corporate Controller of Old School.

     DOUGLAS MOSKONAS has served as Executive Vice President of School Specialty for School Specialty Divisions since completion of the spin-off from U.S. Office Products in June 1998. Mr. Moskonas joined Old School in 1993 as Vice President of Sales for the Valley Division. He served as General Manager for the Valley Division from 1994 to 1996 and was appointed President of School Specialty Divisions in 1997. Prior to joining School Specialty, Mr. Moskonas served as Vice President of Sales for Emmons-Napp Office Products from 1979 to 1993.

     MELVIN D. HILBROWN has served as Executive Vice President of School Specialty for Gresswell since completion of the spin-off from U.S. Office Products in June 1998. Mr. Hilbrown joined School Specialty as Managing Director of Gresswell with School Specialty's acquisition of Don Gresswell, Ltd. in 1997. He had been Managing Director of Gresswell since 1989.

     RICHARD H. NAGEL has served as Executive Vice President of School Specialty for Sax Arts and Crafts since completion of the spin-off from U.S. Office Products in June 1998. Mr. Nagel joined School Specialty with the acquisition of Sax Arts and Crafts in 1997. Mr. Nagel had been with Sax

Arts and Crafts since 1975 when he was hired as Assistant General Manager. He was named Vice President/General Manager of Sax Arts and Crafts in 1984 and President of Sax Arts and Crafts in 1990.

     DONALD RAY PATE, JR. has served as Executive Vice President of School Specialty for ClassroomDirect.com since completion of the spin-off from U.S. Office Products in June 1998. Mr. Pate joined School Specialty with the acquisition of Re-Print in 1996, having served as President of Re-Print since he acquired it in 1988.

     RONALD E. SUCHODOLSKI has served as Executive Vice President of School Specialty for Childcraft since completion of the spin-off from U.S. Office Products in June 1998. Mr. Suchodolski joined School Specialty with the acquisition of Childcraft in 1997. Mr. Suchodolski was Vice President of Childcraft in 1995 and 1996 and was Director of Childcraft's School Division from 1984 to 1989. From 1989 to 1993, Mr. Suchodolski was President of the Judy/Instructo Division of Paramount, and from 1993 to 1995, Mr. Suchodolski served as Senior Vice President of Sales and Marketing for Paramount Publishing's Supplementary Materials Division.

     JONATHAN J. LEDECKY has served as a director and an employee of School Specialty since completion of the spin-off from U.S. Office Products in June 1998. He founded Building One Services Corporation (formerly Consolidation Capital Corporation) in February 1997 and serves as its Chairman and Chief Executive Officer. Mr. Ledecky founded U.S. Office Products in October 1994, served as its Chairman of the Board until June 1998 and served as its Chief Executive Officer until November 1997. Mr. Ledecky also serves as a director of Aztec Technology Partners, Inc., Navigant International, Workflow Management, USA Floral Products, UniCapital Corporation and MicroStrategy Corporation. Mr. Ledecky served from 1989 to 1991 as the President of The Legacy Fund, Inc., and from 1991 to September 1994 as President and Chief Executive Officer of Legacy Dealer Capital Fund, Inc., a wholly-owned subsidiary of Steelcase Inc. Prior to his tenure at The Legacy Fund, Inc., Mr. Ledecky was a partner at Adler and Company and a Senior Vice President at Allied Capital Corporation, an investment management company.

     LEO C. MCKENNA has served as a director of School Specialty since completion of the spin-off from U.S. Office Products in June 1998. Mr. McKenna is a self-employed financial consultant working with personal asset management, corporate planning, acquisitions, merger studies and negotiations. Mr. McKenna is currently a director of Life Insurance Company of Boston and New York (Subsidiary of Boston Mutual Life). He is founder and a director of Ledyard National Bank, where he also serves on the Investment Advisory Board and the Trust Committee. He is a director and member of the John Brown Cook Foundation and an overseer and Chairman of the Finance Committee for the Catholic Student Center at Dartmouth College.

     ROCHELLE LAMM WALLACH has served as a director of School Specialty since completion of the spin-off from U.S. Office Products in June 1998. Ms. Wallach is Chairman and Chief Executive Officer of Precision Marketing Partners, LLC and The Academy of Financial Services Studies. Ms. Wallach was associated with Strong Advisory Services, a division of Strong Capital Management, Inc., as its President from 1995 to March 1998. Prior to that time, she was President and the chief operating officer of AAL Capital Management, a mutual fund manager.

COMMITTEES OF THE BOARD

     The Audit Committee of the Board of Directors is charged with reviewing our annual audit and meeting with our independent accountants to review our internal controls and financial management practices. The following persons comprise the Audit Committee: Mr. McKenna and Ms. Wallach.

     The Compensation Committee of the Board of Directors is charged with determining the compensation of our executive officers and administering our 1998 Stock Incentive Plan. The following persons comprise the Compensation
Committee: Mr. McKenna and Ms. Wallach.

EXECUTIVE COMPENSATION

     The following table sets forth information with respect to the compensation paid by us for services rendered during the years ended April 26, 1997 and April 25, 1998 to the Chief Executive Officer and to each of our four other most highly compensated officers (the "Named Officers").

                           SUMMARY COMPENSATION TABLE

                                                                     LONG TERM
                                                                   COMPENSATION
                                                                      AWARDS
                                                                   -------------
                                            ANNUAL COMPENSATION     SECURITIES
                                            --------------------    UNDERLYING        ALL OTHER
NAME AND PRINCIPAL POSITION          YEAR   SALARY($)   BONUS($)   OPTIONS(#)(1)   COMPENSATION($)
---------------------------          ----   ---------   --------   -------------   ---------------
Daniel P. Spalding.................  1997   $178,846         --            --               --
  Chairman of the Board and CEO      1998    212,104    $34,200       135,484               --
Ronald E. Suchodolski(2)...........  1997   $141,535    $30,000            --               --
  Executive Vice President,          1998    157,646     62,633        18,065               --
     Childcraft
Richard H. Nagel(2)(3).............  1997   $118,000    $29,500            --          $32,000
  Executive Vice President, Sax
Arts                                 1998    130,660     29,500        18,065               --
  and Crafts
Donald Ray Pate, Jr.(2)............  1997   $220,901         --            --               --
  Executive Vice President,          1998    117,000         --            --               --
  ClassroomDirect.com
Douglas Moskonas...................  1997   $ 97,266    $44,500        13,548               --
  Executive Vice President, School   1998    139,525         --        18,065               --
  Specialty Division

---------------

(1) No options to purchase School Specialty Common Stock were granted to the Named Officers during the years shown. Rather, the number of shares set forth in the table represents the number of shares of Common Stock underlying options that the Named Officer would have been granted if all U.S. Office Products options granted during the year were replaced with School Specialty options.

(2) Mr. Suchodolski, Mr. Nagel and Mr. Pate joined School Specialty in May 1997, July 1997 and July 1996, respectively. The compensation information included in this table reflects the compensation received when employed by predecessor companies.

(3) Other compensation refers to Mr. Nagel's automobile allowance and stay-bonus compensation received from his prior employer.

OPTIONS GRANTED IN FISCAL 1999

     The following table sets forth certain information regarding options to acquire Common Stock granted to certain executive officers during fiscal 1999 and the total number of shares underlying options held as of February 1, 1999.

                         OPTIONS GRANTED IN FISCAL 1999

                                              NUMBER OF                                   TOTAL
                                              SECURITIES            % OF                NUMBER OF
                                              UNDERLYING       TOTAL OPTIONS      SECURITIES UNDERLYING
                                          OPTIONS GRANTED IN     GRANTED TO          OPTIONS GRANTED
                                                FISCAL          EMPLOYEES IN        AS OF FEBRUARY 1,
NAME                                          1999(#)(1)        FISCAL 1999              1999(#)
----                                      ------------------   --------------   -------------------------
Daniel P. Spalding......................       228,519                 %                 332,520
Ronald E. Suchodolski...................        45,703                 %                  63,768
Richard H. Nagel........................        45,703                 %                  59,750
Donald Ray Pate, Jr. ...................        45,703                 %                  45,703
Douglas Moskonas........................        45,703                 %                  69,970
David J. Vander Zanden..................       228,519                 %                 228,519

---------------

(1) The options granted are both qualified and non-qualified stock options, which are exercisable in full one year from the date of grant at the market price on the date of grant and expire ten years from the date of grant. The options become fully exercisable upon a change in control, as defined in the 1998 Stock Incentive Plan.

OPTIONS GRANTED IN FISCAL 1998

     The following table sets forth certain information regarding options to acquire Common Stock granted to the Named Officers during the year ended April 25, 1998. No options to purchase School Specialty Common Stock were granted to Named Officers during the year. Rather, the number of shares and exercise prices set forth below represent the number of shares of Common Stock underlying options (and the exercise price of options) that the Named Officer would have been granted if all U.S. Office Products options granted during the year were replaced with School Specialty options.

                      OPTIONS GRANTED IN LAST FISCAL YEAR

                                                                                           POTENTIAL REALIZABLE
                                                 INDIVIDUAL GRANTS                                 VALUE
                            -----------------------------------------------------------      AT ASSUMED ANNUAL
                               NUMBER OF           % OF                                       RATES OF STOCK
                              SECURITIES       TOTAL OPTIONS                              PRICE APPRECIATION FOR
                              UNDERLYING        GRANTED TO      EXERCISE                      OPTION TERM(3)
                                OPTIONS        EMPLOYEES IN       PRICE      EXPIRATION   -----------------------
           NAME             GRANTED (#)(1)    FISCAL YEAR (2)   ($/SH)(1)       DATE        5% ($)      10% ($)
           ----             ---------------   ---------------   ---------    ----------   ----------   ----------
Daniel P. Spalding........      135,484            52.7%         $16.80        4/28/07    $1,431,447   $3,626,567
Ronald E. Suchodolski.....       18,065             7.0%          19.93       12/12/07       226,424      573,804
Richard H. Nagel..........       18,065             7.0%          19.93       12/12/07       226,424      573,804
Donald Ray Pate, Jr.......           --               --             --             --            --           --
Douglas Moskonas..........       18,065             7.0%          19.93       12/12/07       226,424      573,804

---------------

(1) The options granted are non-qualified stock options, which are exercisable at the market price on the date of grant, beginning one year from the date of grant in cumulative yearly amounts of 25% of the shares and expire ten years from the date of grant. The options become fully exercisable upon a change in control, as defined in the 1998 Stock Incentive Plan.

(2) Total options granted refers to options to acquire U.S. Office Products common stock given to all employees of the Educational Supplies and Products Division of U.S. Office Products during fiscal 1998.

(3) The dollar amounts under these columns are the results of calculations at assumed annual rates of stock appreciation of 5% and 10%. These assumed rates of growth were selected by the SEC for illustration purposes only. They are not intended to forecast possible future appreciation, if any, of stock prices. No gain to the optionees is possible without an increase in stock prices, which will benefit all stockholders.

OPTION EXERCISES IN FISCAL 1998 AND FISCAL YEAR-END OPTION VALUES

     The following table sets forth certain information regarding unexercised options held by the Named Officers at April 25, 1998. No options to purchase School Specialty Common Stock had been granted as of April 25, 1998. Rather, the number of shares set forth below represents the number of shares of Common Stock underlying options that the Named Officer would have held at the end of the year if all U.S. Office Products options held on that date (prior to the U.S. Office Products tender offer (which occurred immediately prior to the spin-off), which allowed holders of U.S. Office Products options to tender a portion of their options to U.S. Office Products for cash) were replaced with School Specialty options.

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR END OPTION VALUES

                                                              NUMBER SECURITIES           VALUE OF UNEXERCISED
                              SHARES                       UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                             ACQUIRED                       OPTIONS AT FY-END (#)      AT FISCAL YEAR END ($) (1)
                                ON           VALUE       ---------------------------   ---------------------------
NAME                        EXERCISE(#)   REALIZED ($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                        -----------   ------------   -----------   -------------   -----------   -------------
Daniel P. Spalding........         --       $    --            --         135,484        $    --          N/A
Ronald E. Suchodolski.....         --            --            --          18,065             --          N/A
Richard H. Nagel..........         --            --            --          18,065             --          N/A
Donald Ray Pate, Jr.......         --            --            --              --             --          N/A
Douglas Moskonas..........         --            --            --          31,613             --          N/A

---------------

(1) At the end of fiscal 1998, School Specialty Common Stock was not traded. Therefore, it is not possible to determine the value of unexercised in-the-money options as of that date.

1998 STOCK INCENTIVE PLAN

     The purpose of the Amended and Restated 1998 Stock Incentive Plan (the "Plan") is to promote our long-term growth and profitability. The Plan does this by providing employees, officers and non-employee directors with incentives to improve stockholder value and contribute to our growth and financial success, and by enabling us to attract, retain and reward highly motivated and qualified employees, officers and non-employee directors. The maximum percentage of shares of Common Stock that may be issued with respect to awards granted under the Plan is 20% of the outstanding shares of Common Stock determined immediately after the grant of the award. The maximum number of shares that may be issued with respect to awards granted under the Plan to an individual in a calendar year may not exceed 1.2 million shares. The Plan is administered by the Compensation Committee of the Board of Directors. All employees of School Specialty and its subsidiaries, as well as non-employee directors and officers of School Specialty, are eligible to receive awards under the Plan. The Plan authorizes the Compensation Committee to make awards of stock options, restricted stock and other stock-based awards. The Compensation Committee determines the prices (which may not be less than the fair market value on the date of award), vesting schedules, expiration dates and other material conditions under which such awards may be exercised.

     As of June 10, 1998, Mr. Ledecky received options to purchase 914,079 shares of Common Stock under the Plan. The options were intended to compensate Mr. Ledecky for his services to us as an employee. The options have a per share exercise price equal to $15.50. Based on an exercise price of $15.50 and an assumed trading volatility index of the Common Stock of 35%, the estimated value of the options at the date of grant was approximately $2.6 million, net of taxes at an assumed 40% rate. Mr. Ledecky's options are fully vested when granted but will not be exercisable until June 10, 1999. Mr. Ledecky's options will be exercisable immediately if Mr. Ledecky dies before the options expire or if and to the extent that we accelerate the exercise schedule of substantially all management options. All unexercised portions of options will expire ten years after the date of grant or, if applicable, as of the date Mr. Ledecky violates the non-competition agreement he entered into with us. See "-- Director Compensation and Other Arrangements."

     As of June 10, 1998, Daniel P. Spalding and David J. Vander Zanden each received options to purchase 228,519 shares of Common Stock under the Plan. Messrs. Spalding and Vander Zanden's options have the same terms as Mr. Ledecky's options, including an exercise price equal to $15.50. Based on an exercise price of $15.50 and an assumed trading volatility index of the Common Stock of 35%, the estimated value of the options to each of Mr. Spalding and Mr. Vander Zanden at the date of grant was approximately $0.7 million, net of taxes at an assumed 40% rate.

     In addition to the foregoing, certain of our executive officers received options to purchase an aggregate of 274,218 shares of Common Stock on June 10, 1998, also at an exercise price of $15.50.

DIRECTOR COMPENSATION AND OTHER ARRANGEMENTS

     We granted non-management directors options to purchase 15,000 shares of Common Stock upon their initial election as members of the Board of Directors. We intend to grant options to acquire 5,000 shares of Common Stock for each additional year of service. Non-management directors are paid an annual retainer of $20,000 plus $1,000 for each additional special meeting attended and are reimbursed for all out-of-pocket expenses related to their service as directors.

     We entered into an employment agreement with Mr. Ledecky effective as of June 10, 1998 that implemented certain portions of an agreement that Mr. Ledecky had previously entered into with U.S. Office Products (the "Ledecky Services Agreement"). Under the employment agreement, Mr. Ledecky reports to the Board of Directors and senior management of School Specialty. In such capacity, Mr. Ledecky provides high-level acquisition negotiation services and strategic business advice. We can require Mr. Ledecky's performance of such services, consistent with his other contractual obligations to Building One Services Corporation, U.S. Office Products and the other spin-off companies. As an employee, Mr. Ledecky is subject to our generally applicable personnel policies and is eligible for such benefit plans in accordance with their terms. We pay Mr. Ledecky an annual salary of $48,000 for up to two years. We may terminate Mr. Ledecky's employment for "cause," where cause consists of (1) his conviction of, or guilty or nolo contendere plea to, a felony demonstrably and materially injurious to us or (2) his violation of the non-competition provision as it relates to us.

     The Ledecky Services Agreement provides for non-competition and non-solicitation restrictions that continue until the later of June 10, 2000 or one year after Mr. Ledecky leaves our employ. These provisions generally restrict Mr. Ledecky from, among other things, investing in or working for or on behalf of any business selling any products or services in direct competition with U.S. Office Products or the spin-off companies (collectively, the "U.S. Office Products Companies"), within 100 miles of any location where the relevant U.S. Office Products Company regularly maintains an office with employees. (For this purpose, "products or services" are those that the U.S. Office Products Companies offered on or before January 13, 1998.) Notwithstanding this prohibition, Mr. Ledecky may serve in a policy making role (but not engage in direct personal competition) with respect to the following businesses: (1) any electrical contracting business that derives more than 50% of its revenues from electrical contracting and maintenance services, without regard to whether the business competes with certain activities of Aztec Technology Partners, Inc. (one of the U.S. Office Products Companies) or any of its subsidiaries (collectively, "Aztec"); (2) any business whose revenue from certain activities that compete with Aztec is less than $15 million per year;
(3) any business engaged in computer monitoring for facilities management; (4) businesses selling, supplying or distributing janitorial or sanitary products or services; (5) businesses managing or servicing office equipment (other than computers); (6) businesses providing Internet services; (7) UniCapital Corporation's current businesses (which include equipment leasing); or (8) U.S. Marketing Services' shelf-stocking and merchandising and point-of-purchase display creation business. The Ledecky Services Agreement prohibits Mr. Ledecky from trying to hire away our managerial employees or from calling upon our customers to solicit or sell products or services in direct competition with us. Mr. Ledecky also may not hire away for Building One Services Corporation any person then or in the preceding one year employed by us.

EMPLOYMENT CONTRACTS AND RELATED MATTERS

     We have entered into employment agreements with Daniel P. Spalding, Donald Ray Pate, Jr., and Richard H. Nagel, each of whom is a Named Officer, and David
J. Vander Zanden, an executive officer.

     Daniel P. Spalding, Chief Executive Officer of School Specialty, entered into an employment contract with Old School on April 29, 1996. The contract has an initial term of four years but, unless terminated, is automatically extended at the end of each of the last three years of the initial term for another year. Mr. Spalding receives a base salary of at least $180,000 and participates in an incentive bonus plan which provides for an annual bonus up to 100% of base salary upon the attainment of profit and revenue objectives. Following the termination of his employment for any reason, Mr. Spalding has agreed not to compete with us for a period equal to the longer of two years or, in the case of early termination, the years remaining on his contract. If Mr. Spalding is terminated without cause, as defined in the contract, he is entitled to his entire base salary for the years remaining on the contract. In addition, Mr. Spalding may terminate his contract for good cause (e.g., a material, adverse change in his position or responsibilities or any material breach on our part) or within five days of a change in control of School Specialty. The contract defines a change of control to mean: (1) the acquisition of beneficial ownership of 50% or more of our voting securities by any person other than U.S. Office Products; (2) a loss of majority status by the combination of members of U.S. Office Products' Board of Directors at the time of its initial public offering and any board members installed by a two-thirds vote of the then-present initial directors or any directors subsequently installed by them; (3) any reorganization of U.S. Office Products, unless 75% of the beneficial ownership of U.S. Office Products voting securities remains in the same hands; or (4) U.S. Office Products or more than 49% of its assets are liquidated.

     Donald Ray Pate, Jr., President of ClassroomDirect.com, entered into an employment contract with the Re-Print Corporation (now known as ClassroomDirect.com) on July 26, 1996. The contract runs for four years but provides for two automatic one-year extensions unless ClassroomDirect.com gives 60 days written notice of its intent not to renew. Mr. Pate's annual base salary is $125,000. Following the termination of his employment for any reason, Mr. Pate has agreed not to compete with ClassroomDirect.com for the longer of two years or until the end of the contractual term. If Mr. Pate is terminated without cause, he is entitled to receive his base salary for three months or until the end of the initial contractual term, whichever period is greater. Mr. Pate was granted options on June 10, 1998 to purchase 45,703 shares of Common Stock with the same terms as Mr. Ledecky's options, including an exercise price of $15.50. See "--1998 Stock Incentive Plan."

     Richard H. Nagel, President of Sax Arts and Crafts, entered into a four-year employment contract with Sax Arts and Crafts on June 27, 1997. Mr. Nagel's annual base salary is $125,000, and he participates in an incentive bonus plan based upon the attainment of profit and revenue objectives. Mr. Nagel also entered into a covenant not to compete agreement with Sax Arts and

Crafts on June 27, 1997 for which he received consideration of $31,250 from Sax Arts and Crafts. Pursuant to this agreement, following the termination of his employment for any reason, Mr. Nagel has agreed not to compete with Sax Arts and Crafts for one year. If Mr. Nagel is terminated without cause, he is entitled to receive his base salary for one year or until the end of the contractual term, whichever period is lesser. Mr. Nagel was granted options on June 10, 1998 to purchase 45,703 shares of Common Stock with the same terms as Mr. Ledecky's options, including an exercise price of $15.50. See "--1998 Stock Incentive Plan."

     David J. Vander Zanden became President and Chief Operating Officer of School Specialty in March 1998. We entered into an employment contract with Mr. Vander Zanden on July 15, 1998. The contract has an initial term of two years, with automatic two-year extensions unless either party gives 90 days written notice of such party's intent not to renew. The employment contract provides for a base salary of $225,000 and participation in an incentive bonus plan based upon the attainment of profit and revenue objectives. The employment contract also contains a covenant not to compete upon termination of the agreement, and provides Mr. Vander Zanden the right to terminate the agreement upon a change of control in School Specialty, as defined in the agreement. Mr. Vander Zanden was granted options on June 10, 1998 to purchase 228,519 shares of Common Stock with the same terms as Mr. Ledecky's options, including an exercise price of $15.50. See "--1998 Stock Incentive Plan."

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     No member of the Compensation Committee has ever been an officer of our company or any of our subsidiaries and none of our executive officers has served on the compensation committee or the board of directors of any company of which any of our directors is an executive officer.

                              CERTAIN TRANSACTIONS

     On April 29, 1996, U.S. Office Products acquired Old School in a business combination accounted for under the pooling-of-interests method in which 576,923 shares (as adjusted for a one-for-four reverse stock split) of U.S. Office Products common stock were issued as consideration. Current officers of School Specialty who received shares of U.S. Office Products common stock in the transaction include Daniel P. Spalding (77,441 shares (as adjusted), and an additional 7,504 shares (as adjusted) through an IRA for his benefit), Michael
J. Killoren, a non-executive officer of School Speciality, (6,754 shares (as adjusted)) and Donald J. Noskowiak (6,754 shares (as adjusted)). In addition, John S. Spalding (Daniel P. Spalding's father) received 162 shares (as adjusted) and an additional 15,008 shares (as adjusted) through an IRA for his benefit, the Patricia M. Spalding Revocable Trust received 17,731 shares (as adjusted) (Patricia M. Spalding is Daniel P. Spalding's mother), Joanne Lee Killoren (Michael J. Killoren's aunt) received 5,076 shares (as adjusted), Donald Killoren (Michael J. Killoren's father) received 15,194 shares (as adjusted) and Leo C. McKenna received 69,501 shares (as adjusted). The other parties to the foregoing transactions had no relationship to School Specialty or U.S. Office Products at the time such transactions were entered into, and accordingly, we believe that these transactions were as favorable as could be negotiated with third parties.

     U.S. Office Products acquired ClassroomDirect.com (formerly Re-Print) on July 26, 1996 in a business combination accounted for under the pooling-of-interests method in which it issued 487,500 shares (as adjusted) of U.S. Office Products common stock as consideration. In that transaction, Donald Ray Pate, Jr. received 269,007 shares (as adjusted) of U.S. Office Products common stock for his interest in ClassroomDirect.com. Other shareholders related to Mr. Pate who received shares of U.S. Office Products common stock in the merger were Celita Pate Carmichael (7,560 shares (as adjusted)), Phillip S. Pate (21,338 shares (as adjusted)), Richard K. Pate (18,480 shares (as adjusted)) and Mary K. Pate (29,126 shares (as adjusted)). The other parties to the foregoing transactions had no relationship to School Specialty or U.S. Office Products at the time such transactions were entered into, and accordingly, we believe that these transactions were as favorable as could be negotiated with third parties.

     On March 20, 1998, School Specialty acquired substantially all of the assets of the catalog division of Education Access, Inc., a debtor in possession under Chapter 11 of the United States Bankruptcy Code. In this transaction, the secured creditors of Education Access received all of the consideration paid by School Specialty. Lillian R. Kellogg, a former executive officer of School Specialty, owned approximately 40% of the capital stock of Education Access. This transaction was the subject of arm's length negotiation between School Specialty and the secured creditors of Education Access, Inc.

     ClassroomDirect.com leases an office and warehouse facility in Birmingham, Alabama from Donald Ray Pate, Jr. The lease provides for annual payments of $69,600 through December 31, 2003. We believe that this transaction was as favorable as could be negotiated with third parties.

     Our main office and warehouse facility, a 120,000 square foot building located in Appleton, Wisconsin, is leased from Bluemound Corporation. John S. Spalding, a former member of the Board of Directors of Old School and the father of Daniel P. Spalding, holds a one-third stake in Bluemound. Donald Killoren, father of Michael J. Killoren, a non-executive officer of School Specialty, also holds a one-third stake in Bluemound. The lease provides for annual payments of $196,000 through December 31, 2001. We believe that this transaction was as favorable as could be negotiated with third parties. We are currently negotiating a transaction to acquire this facility from Bluemound. It is expected that this transaction would be effected at fair market value as determined by an independent appraisal, net of any indebtedness assumed. We believe the net value of any such transaction would be approximately $2 million.

     For a discussion of transactions between School Specialty and Mr. Ledecky, see "Management--Director Compensation and Other Arrangements."

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth, as of February 1, 1999 (unless otherwise indicated), the number and percentage of Common Stock beneficially owned by the following persons, after giving effect to the Common Stock offering: (1) all persons known by us to own beneficially more than 5% of the Common Stock, (2) each director and Named Officer and (3) all directors and executive officers as a group. All persons listed below have sole voting and investment power with respect to their shares, unless otherwise indicated. Except as otherwise indicated, the business address of each of the following is 1000 North Bluemound Drive, Appleton, Wisconsin 54914.

                                          PRIOR TO THE OFFERING           AFTER THE OFFERING
                                       ---------------------------    ---------------------------
                                                       PERCENT OF                     PERCENT OF
                                        NUMBER OF      OUTSTANDING     NUMBER OF      OUTSTANDING
NAME AND ADDRESS                       SHARES OWNED     SHARES(5)     SHARES OWNED     SHARES(6)
----------------                       ------------    -----------    ------------    -----------
Daniel P. Spalding(1)..............       149,607            1%          149,607              *
Ronald E. Suchodolski(1)...........         4,530            *             4,530              *
Richard H. Nagel(1)................           358            *               358              *
Donald Ray Pate, Jr.(2)............       162,944          1.1%          162,944              *
Douglas Moskonas(1)................         5,243            *             5,243              *
David J. Vander Zanden.............        50,000            *            50,000              *
Jonathan J. Ledecky................            --           --                --             --
Leo C. McKenna.....................         6,239            *             6,239              *
Rochelle Lamm Wallach..............         1,950            *             1,950              *
All executive officers and
  directors as a group (11
  persons)(1)......................       386,561          2.7%          386,561           2.2%

Dresdner RCM Global Investors
  LLC(3)
Dresdner RCM Global Investors US
  Holdings LLC
Dresdner Bank AG
  Four Embarcadero Center
  San Francisco, California
  94111............................     1,084,900          7.4%        1,084,900           6.2%

AXA Conseil Vie Assurance
  Mutuelle(4)
AXA Assurances I.A.R.D. Mutuelle
  and AXA Assurances Vie Mutuelle
AXA Courtage Assurance Mutuelle
AXA
The Equitable Companies
  Incorporated
  1290 Avenues of the Americas
  New York, New York 10104.........       768,601          5.3%          768,601           4.4%

---------------

* Less than 1%.

(1) Share amounts include options currently exercisable, or exercisable within 60 days after February 1, 1999, in the amount of 2,389 for Mr. Spalding, 4,516 for Mr. Suchodolski, 318 for Mr. Nagel, 3,943 for Mr. Moskonas and 13,612 for all executive officers and directors as a group.

(2) Mr. Pate has entered into hedging arrangements that place a ceiling and a floor on the price of certain of his shares of Common Stock.

(3) Dresdner RCM Global Investors LLC ("Dresdner RCM"), Dresdner RCM Global Investors US Holdings LLC ("Dresdner RCM Global") and Dresdner Bank AG ("Dresdner Bank") have jointly filed a Schedule 13G with the SEC reporting that they had, as of December 31, 1998, sole voting power over 928,900 shares of Common Stock (including 904,900 shares beneficially owned by Dresdner RCM and Dresdner RCM Global) and sole dispositive power over 1,084,900 (including 1,060,900 shares beneficially owned by Dresdner RCM and Dresdner RCM Global). Dresdner Bank's principal business office is located at Jurgen-Ponto-Platz 1, 60301 Frankfurt, Germany. The principal business address of both Dresdner RCM and Dresdner RCM Global is as indicated in the table.

(4) AXA Conseil Vie Assurance Mutuelle ("AXA Conseil"), AXA Assurances I.A.R.D. Mutuelle ("AXA Assurances"), AXA Assurances Vie Mutuelle ("AXA Assurances Vie"), AXA Courtage Assurance Mutuelle ("AXA Courtage"), AXA ("AXA") and The Equitable Companies Incorporated ("Equitable") have jointly filed a
     Schedule 13G with the SEC reporting that they had, as of December 31, 1998, sole voting power over 625,000 shares of Common Stock, shared voting power over 139,600 shares of Common Stock and sole dispositive power over 768,601 shares of Common Stock. AXA Conseil's principal business office is located at 100-101 Terrasse Boieldieu, 92042 Paris, La Defense, France; AXA Assurances' principal business office, which is the same as AXA Assurances Vie's principal business office, is located at 21 Rue de Chateaudun, 75009 Paris, France; AXA Courtage's principal business office is located at 25 Rue Louis le Grand, 75002 Paris, France; AXA's principal business office is located at 9 Place Vendome, 75001 Paris, France; and Equitable's principal business address is as indicated in the table.

(5) Based on 14,578,925 shares of Common Stock outstanding as of February 1,
     1999.

(6) Based on 17,578,925 shares of Common Stock outstanding after the offering.

                     DESCRIPTION OF SENIOR CREDIT FACILITY

OVERVIEW

     Our Senior Credit Facility is among School Specialty, our subsidiaries, NationsBank, N.A., as administrative agent, Bank One, Wisconsin and U.S. Bank National Association, as documentation agents, and other lending institutions (the "Lenders") named in the Senior Credit Facility. The Senior Credit Facility generally provides for a revolving loan facility of up to $250 million and a term loan in the amount of $100 million, subject to certain covenants and restrictions. In connection with the Common Stock and Note offerings, we are negotiating certain changes to the Senior Credit Facility, including the reduction in the loan facility from $350 million to $250 million after using the net proceeds to reduce amounts as described under "Use of Proceeds."

     Our subsidiaries have jointly and severally guaranteed our obligations under the Senior Credit Facility.

SECURITY

     Our indebtedness under the Senior Credit Facility is secured by (1) the pledge of most of the capital stock in all of our subsidiaries and (2) liens on substantially all of our other assets (other than real estate). The Senior Credit Facility contemplates that if the proposed sale leaseback transaction involving our properties does not occur by September 1999, we must provide mortgages on these properties as additional security to the Lenders. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Business -- Our Facilities."

INTEREST

     Indebtedness under the revolving Senior Credit Facility bears interest at a floating rate based (at our option) on (1) the base rate for base rate loans, plus a margin percentage or (2) LIBOR, plus a margin percentage. The margin percentage varies after the third quarter of fiscal 1999 from 0% to .75% for base rate loans and 1% to 2% for LIBOR loans based on our consolidated leverage ratio. Our consolidated leverage ratio is calculated on the last day of each fiscal quarter and is the ratio of our funded debt to Adjusted EBITDA. The term
loan bears interest at the rate of   %.

     On October 28, 1998, we entered into an interest rate swap agreement with the Bank of New York covering $50 million of the outstanding Senior Credit Facility. The agreement fixes the 30 day LIBOR interest rate at 4.37% per annum on the $50 million notional amount and has a three year term that may be canceled by the Bank of New York on the second anniversary.

MATURITY

     The revolving Senior Credit Facility matures on September 30, 2003. The term loan amortizes quarterly beginning in January 1999 and requires payments of $10 million in the first year, $15 million in each of the second and third years, and $30 million in each of the fourth and fifth years. Prepayments may be made in whole or in part without penalty, subject to certain minimums. Amounts prepaid may be reborrowed under the revolving facility but not the term facility.

CONDITIONS TO EXTENSIONS OF CREDIT

     The obligation of the Lenders to make subsequent loans is subject to the satisfaction of certain customary conditions including, but not limited to, the absence of a default or event of default under the Senior Credit Facility, all representations and warranties under the Senior Credit Facility and the other related loan documents being true and correct in all material respects and that there has been no material adverse change in our properties or business.

COVENANTS

     The Senior Credit Facility requires us to meet certain financial tests, including meeting a minimum net worth test and leverage ratio and fixed charge coverage ratio tests. The Senior Credit Facility also contains covenants which, among other things, limit the incurrence of additional indebtedness, the nature of our business, investments, leases of assets, creation and ownership of subsidiaries, dividends, transactions with affiliates, mergers, consolidations and acquisitions and dispositions of assets, liens and encumbrances and other matters customarily restricted in credit agreements of this type. The Senior Credit Facility also contains additional covenants that require us to maintain our properties, together with insurance thereon, to provide certain information to Nationsbank and the Lenders, including financial statements, notices and reports, to permit inspections of our books and records and to comply with applicable laws.

EVENTS OF DEFAULT

     The Senior Credit Facility contains customary events of default, including payment defaults, breach of representations, warranties and covenants (subject to certain cure periods), cross-defaults to certain other indebtedness in excess of $5 million, certain events of bankruptcy and insolvency, judgment defaults in excess of $1 million and the failure of any of the loan documents to be in full force and effect.

AMENDMENT

     As noted above, in connection with the Common Stock and Note offerings, we are negotiating certain changes to the Senior Credit Facility. These changes include the following: (1) the reduction in the loan facility from $350 million to $250 million and (2) certain changes to the financial and other covenants.

                              DESCRIPTION OF NOTES

     The Notes are to be issued under an Indenture, to be dated as of
          , 1999 (the "Indenture"), among School Specialty, all of its subsidiaries other than its one foreign subsidiary and the recently acquired subsidiary Sportime, LLC (collectively, the "Subsidiary Guarantors") and
          , as trustee (the "Trustee"). The statements under this caption relating to the Notes and the Indenture are qualified in their entirety by reference to all the provisions of the Indenture, including the definitions of certain terms therein. A copy of the Indenture is filed as an exhibit to the registration statement of which this Prospectus forms a part. Unless otherwise indicated, references under this caption to sections, "sec." or articles are references to the Indenture. Where reference is made to particular provisions of the Indenture or to defined terms not otherwise defined herein, such provisions or defined terms are incorporated herein by reference.

GENERAL

     School Specialty will sell $100 million in aggregate principal amount of the Notes which will be unsecured obligations of School Specialty and will
mature on           , 2009. The Notes will be unconditionally Guaranteed on a
senior subordinated basis by the Subsidiary Guarantors. See "-- Subsidiary Guarantees." The Indenture will permit School Specialty to issue up to $50 million aggregate principal amount of additional notes with the same terms (including interest rate, maturity, redemption and other terms) as the Notes being issued under this Prospectus ("Additional Notes") except that no Additional Notes may be issued at a price that would cause such Additional Notes to have "original issue discount" within the meaning of Section 1273 of the Internal Revenue Code.

     The Notes will bear interest at the rate per annum shown on the front cover
of this Prospectus from           , 1999 or from the most recent Interest
Payment Date to which interest has been paid or provided for, payable
semi-annually on           and           of each year, commencing           ,
1999, to the Person in whose name the Note (or any predecessor Note) is
registered at the close of business on the preceding           or           , as
the case may be. Settlement for the Notes will be made in immediately available funds and payments by School Specialty in respect of the Notes (including principal, premium, if any, and interest) will be made in immediately available funds. Interest on the Notes will be computed on the basis of a 360-day year comprised of twelve 30-day months. (sections 301, 307 and 310)

     Principal of and premium, if any, and interest on the Notes will be payable, and the Notes may be presented for registration of transfer and exchange, at the office or agency of School Specialty maintained for that purpose in the Borough of Manhattan, The City of New York, provided that at the option of School Specialty, payment of interest on the Notes may be made by check mailed to the address of the Person entitled thereto as it appears in the Note Register. Until otherwise designated by School Specialty, such office or agency will be the corporate trust office of the Trustee, as Paying Agent and Registrar. (sections 301, 305 and 1002)

     Notes will be issued only in fully registered form, without interest coupons, in denominations of $1,000 and integral multiples thereof. (sec. 302) No service charge will be made for any registration of transfer or exchange of Notes, but School Specialty may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. (sec. 305)

OPTIONAL REDEMPTION

     The Notes will be subject to redemption, at the option of School Specialty,
in whole or in part, at any time on or after           , 2004 and prior to
maturity, upon not less than 30 nor more than 60 days' notice mailed to each Holder of Notes to be redeemed at such Holder's address appearing in the Note Register, in amounts of $1,000 or an integral multiple of $1,000, at the following Redemption Prices (expressed as percentages of the principal amount) plus accrued interest to but excluding the Redemption Date (subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on an Interest Payment Date that is on or prior to the

Redemption Date), if redeemed during the 12-month period beginning           of
the years indicated:

                                                              REDEMPTION
YEAR                                                            PRICE
----                                                          ----------
2004........................................................        %
2005........................................................        %
2006........................................................        %
2007 and thereafter.........................................     100%

(sections 203, 1101, 1105 and 1107)

     In addition, if on or before           , 2002 School Specialty receives net
proceeds from the sale of its Common Stock in one or more Public Equity Offerings, School Specialty may, at its option, use all or a portion of any such net proceeds to redeem Notes in an aggregate principal amount of up to 35% of the original aggregate principal amount of the Notes and any Additional Notes, provided, however, that Notes having a principal amount equal to at least 65% of the original aggregate principal amount of the Notes and any Additional Notes remain outstanding after such redemption. Such redemption must occur on a Redemption Date within 75 days of such sale and upon not less than 30 nor more than 60 days' notice mailed to each Holder of Notes to be redeemed at such Holder's address appearing in the Note Register, in amounts of $1,000 or an
integral multiple of $1,000, at a redemption price of      % of the principal
amount of the Notes plus accrued interest to but excluding the Redemption Date (subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on an Interest Payment Date that is on or prior to the Redemption Date).

     If less than all the Notes are to be redeemed, the Trustee shall select, in such manner as it shall deem fair and appropriate, the particular Notes to be redeemed or any portion thereof that is an integral multiple of $1,000.
(sec. 1104)

     The Notes will not have the benefit of any sinking fund.

SUBSIDIARY GUARANTEES

     Subject to the limitations described below, the Subsidiary Guarantors will, jointly and severally, unconditionally guarantee on a senior subordinated basis the performance and punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all obligations of School Specialty under the Indenture and the Notes, whether for principal of, premium, if any, or interest on the Notes or otherwise (the "Subsidiary Guarantees"). The Subsidiary Guarantors will initially be all but two of the existing Restricted Subsidiaries of School Specialty. In addition, School Specialty will agree to cause any future Restricted Subsidiaries to enter into a Subsidiary Guarantee and become a Subsidiary Guarantor. Each Subsidiary Guarantee will be subordinated in right of payment to the Senior Debt of the relevant Subsidiary Guarantor on the same basis as the Notes are subordinated to the Senior Debt of School Specialty. No payment will be made by any Subsidiary Guarantor under its Subsidiary Guarantee during any period in which payments by School Specialty on the Notes are suspended by the subordination provisions of the Indenture.

     Although by its terms each Subsidiary Guarantee will be limited in an amount not to exceed the maximum amount that can be Guaranteed by the relevant Restricted Subsidiary Guarantor without rendering such Subsidiary Guarantee voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally, the ranking and effectiveness of the Subsidiary Guarantees are subject to certain legal considerations and are therefore uncertain. See "Risk Factors -- You Should Consider Certain Fraudulent Conveyance Issues Relating to the Subsidiary Guarantees."

     In the event a Subsidiary Guarantor ceases to be a Restricted Subsidiary, whether as a result of a disposition of all the assets or all of the Capital Stock of such Subsidiary Guarantor, by way of sale, merger, consolidation or otherwise, such Subsidiary Guarantor will be deemed released and relieved of its obligations under its Subsidiary Guarantee without any action required on the part of the Trustee or any Holder. In any such event, except as otherwise provided under "Mergers, Consolidations and Sales of Assets" below, no other Person acquiring or owning the assets or the Capital Stock of such Subsidiary Guarantor (if not otherwise a Restricted Subsidiary) will be required to enter into a Subsidiary Guarantee.

SUBORDINATION

     The indebtedness evidenced by the Notes will, to the extent set forth in the Indenture, be subordinate in right of payment to the prior payment in full of all Senior Debt.

     Upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding-up, reorganization, assignment for the benefit of creditors or marshaling of assets of School Specialty, whether voluntary or involuntary, or any bankruptcy, insolvency, receivership or similar proceedings of School Specialty, the holders of all Senior Debt will first be entitled to receive payment in full of such Senior Debt, or provision made for such payment, before the Holders of the Notes will be entitled to receive any payment in respect of the principal of or premium, if any, or interest on, or any obligation to repurchase, the Notes. In the event that notwithstanding the foregoing, the Trustee or the Holder of any Note receives any payment or distribution of assets of School Specialty of any kind or character (including any such payment or distribution which may be payable or deliverable by the reason of the payment of any other indebtedness of School Specialty being subordinated to the payment of the Notes), before all the Senior Debt is so paid in full, then such payment or distribution will be required to be paid over or delivered forthwith to the trustee in bankruptcy or other person making payment or distribution of assets of School Specialty for application to the payment of all Senior Debt remaining unpaid, to the extent necessary to pay the Senior Debt in full. However, notwithstanding the foregoing, Holders of the Notes may receive shares of stock of School Specialty or securities of School Specialty which are subordinate in right of payment to all Senior Debt of School Specialty to substantially the same extent as, or greater than, the Notes are so subordinated ("subordinated consideration").

     No payments on account of principal of, premium, if any, or interest on, or in respect of the purchase or other acquisition of, the Notes (except for subordinated consideration), and no defeasance of the Notes, may be made if there shall have occurred and be continuing a Senior Payment Default. "Senior Payment Default" means any default in the payment of any principal of or premium, if any, or interest on Senior Debt when due, whether at the stated maturity of any such payment or by declaration of acceleration, call for redemption or otherwise.

     Upon the occurrence of a Senior Nonmonetary Default and receipt of written notice by School Specialty and the Trustee of the occurrence of such Senior Nonmonetary Default from any holder of Senior Debt (or any trustee, agent or other representative for such holder) which is the subject of such Senior Nonmonetary Default, no payments on account of principal of, premium, if any, or interest on, or in respect of the purchase or other acquisition of, the Notes (except for subordinated consideration), and no defeasance of the Notes, may be made for a period (the "Payment Blockage Period") commencing on the date of the receipt of such notice and ending the earlier of:

          (1) the date on which such Senior Nonmonetary Default shall have been cured or waived or ceased to exist or all Senior Debt the subject of such Senior Nonmonetary Default shall have been discharged, and

          (2) the 179th day after the date of the receipt of such notice;

provided that in no event may more than one Payment Blockage Period be commenced during any 360-day period and there shall be a period of at least 181 days during each 360-day period when no

Payment Blockage Period is in effect. In addition, no Senior Nonmonetary Default that existed or was continuing on the date of the commencement of a Payment Blockage Period may be made the basis of the commencement of a subsequent Payment Blockage Period whether or not within a period of 360 consecutive days, unless such Senior Nonmonetary Default shall have been cured for a period of not less than 90 consecutive days.

     "Senior Nonmonetary Default" means the occurrence or existence and continuance of an event of default with respect to Senior Debt, other than a Senior Payment Default, permitting the holders of the Senior Debt (or a trustee or other agent on behalf of the holders thereof) then to declare such Senior Debt due and payable prior to the date on which it would otherwise become due and payable.

     The failure to make any payment on the Notes by reason of the provisions of the Indenture described under this caption "Subordination" will not be construed as preventing the occurrence of an Event of Default with respect to the Notes arising from any such failure to make payment. Upon termination of any period of payment blockage School Specialty shall resume making any and all required payments in respect of the Notes, including any missed payments.

     By reason of such subordination, in the event of insolvency, creditors of School Specialty or the Subsidiary Guarantors who are not holders of Senior Debt of School Specialty or the Subsidiary Guarantors or of the Notes may recover less, ratably, than holders of Senior Debt of School Specialty or the Subsidiary Guarantors and more, ratably, than Holders of the Notes.

     The subordination provisions described above will not be applicable to payments in respect of the Notes from a defeasance trust established in connection with any defeasance or covenant defeasance of the Notes as described under "-- Defeasance." (Article Thirteen)

     After giving effect to the Notes and the application of the net proceeds
therefrom, as of           , 199 School Specialty would have had approximately
$          (or $          million if the Common Stock offering is consummated)
of outstanding Debt other than the Notes, all of which constitutes Senior Debt.

COVENANTS

     The Indenture contains, among others, the following covenants:

  LIMITATION ON CONSOLIDATED DEBT

     School Specialty may not, and may not permit any of its Restricted Subsidiaries to, Incur any Debt (including Acquired Debt) except that School Specialty and any Subsidiary Guarantor (but not any Restricted Subsidiary that is not a Subsidiary Guarantor) may Incur Debt (including Acquired Debt) if immediately after giving pro forma effect to the Incurrence of such Debt (and Acquired Debt) and the receipt and application of the proceeds thereof, the Consolidated Cash Flow Coverage Ratio of School Specialty would be greater than
2.0 to 1.

     Notwithstanding the foregoing limitation, the following Debt may be
Incurred:

          (1) Debt of School Specialty or any Subsidiary Guarantor under the Senior Bank Facility in an aggregate principal amount at any one time not to exceed $250 million, less any amounts by which any revolving credit facility commitments under the Senior Bank Facility are permanently reduced pursuant to the provisions of the Indenture described under "Limitation on Asset Dispositions" below (so long as and to the extent that any required payments in connection therewith are actually made), and any renewal, extension, refinancing or refunding thereof in an amount which, together with any amount remaining outstanding or available under the Senior Bank Facility, does not exceed the amount permitted under this clause (1);

          (2) Debt owed by School Specialty to any Wholly Owned Restricted Subsidiary of School Specialty for which fair value has been received or Debt owed by a Subsidiary of School

     Specialty to School Specialty or a Wholly Owned Restricted Subsidiary of School Specialty; provided, however, that:

             (a) if School Specialty or any Subsidiary Guarantor is the obligor on such Debt, any such Debt shall be Subordinated Debt evidenced by an intercompany promissory note, and

             (b) upon either:

                (i) the transfer or other disposition by such Wholly Owned Restricted Subsidiary or School Specialty of any Debt so permitted to a Person other than School Specialty or another Wholly Owned Restricted Subsidiary of School Specialty, or

                (ii) the issuance (other than directors' qualifying shares), sale, lease, transfer or other disposition of shares of Capital Stock (including by consolidation or merger) of such Wholly Owned Restricted Subsidiary to a Person other than School Specialty or another such Wholly Owned Restricted Subsidiary, the provisions of this clause (2) shall no longer be applicable to such Debt and such Debt shall be deemed to have been Incurred at the time of such transfer or other disposition;

          (3) Debt consisting of the Notes, the Subsidiary Guarantees and any Guarantees by Restricted Subsidiaries of any Debt Incurred to refinance or refund the Notes;

          (4) Debt consisting of Permitted Interest Rate or Currency Price Agreements;

          (5) Debt which is exchanged for or the proceeds of which are used to refinance or refund, or any extension or renewal of (each of the foregoing, a "refinancing"):

             (a) in the case of a refinancing by School Specialty or a Subsidiary Guarantor only, the Notes,

             (b) any Debt that is not described in any other clause hereof that was outstanding on the date of original issuance of the Notes,

             (c) outstanding Debt Incurred pursuant to the provisions of the Indenture described under the first paragraph of this "Limitation on Debt," or

             (d) any Debt incurred under this clause (5) or clause (6) below,

        in each case in an aggregate principal amount not to exceed the principal amount of the Debt so refinanced plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Debt so refinanced or the amount of any premium reasonably determined by School Specialty as necessary to accomplish such refinancing by means of a tender offer or privately negotiated repurchase, plus the expenses of School Specialty or the Restricted Subsidiary, as the case may be, incurred in connection with such refinancing; provided, however, that:

                (i) Debt the proceeds of which are used to refinance the Notes or Debt which is pari passu with or subordinate in right of payment to the Notes shall only be permitted if (x) in the case of any refinancing of the Notes or Debt which is pari passu to the Notes, the refinancing Debt is made pari passu to the Notes or subordinated to the Notes, and (y) in the case of any refinancing of Debt which is subordinated to the Notes, the refinancing Debt constitutes Subordinated Debt; and

                (ii) in the case of any refinancing of Debt Incurred by School Specialty, the refinancing Debt may be Incurred only by School Specialty, and in the case of any refinancing of Debt Incurred by a Restricted Subsidiary, the refinancing Debt may be Incurred only by such Restricted Subsidiary;

        and provided, further, that Debt Incurred pursuant to this clause (5) may not be Incurred more than 45 days prior to the application of the proceeds to repay the Debt to be refinanced; and

          (6) Debt of School Specialty or any Subsidiary Guarantor not otherwise permitted to be Incurred pursuant to clauses (1) through (5) above, which, together with any other outstanding Debt Incurred pursuant to this clause
     (6), has an aggregate principal amount not in excess of $15 million at any time outstanding. (sec. 1007)

     For purposes of determining compliance with this "Limitation on Consolidated Debt" covenant, in the event that an item of proposed Debt meets the criteria of more than one of the categories of Debt described in clauses (1) through (6) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, School Specialty will be permitted to classify such item of Debt in any manner that complies with this covenant.

  LIMITATION ON SENIOR SUBORDINATED DEBT

     School Specialty may not Incur any Debt which by its terms is (1) subordinated in right of payment to any Senior Debt and (2) senior in right of payment to the Notes. School Specialty may not permit any of its Subsidiary Guarantors to incur any Debt which by its terms is (1) subordinated in right of payment to any Senior Debt of such Subsidiary Guarantor and (2) senior in right of payment to such Subsidiary Guarantor's Subsidiary Guarantee. (sec. 1009)

  LIMITATION ON ISSUANCE OF GUARANTEES OF SUBORDINATED DEBT

     School Specialty may not permit any Restricted Subsidiary, directly or indirectly, to assume, Guarantee or in any other manner become liable with respect to any Debt of School Specialty that by its terms is subordinate or junior in right of payment to the Notes. (sec. 1010)

  LIMITATION ON LIENS SECURING SUBORDINATED DEBT

     School Specialty may not, and may not permit of its Restricted Subsidiaries to, create, incur, assume or suffer to exist any Lien on or with respect to any property or assets of School Specialty or any Restricted Subsidiary now owned or hereafter acquired to secure any Debt of School Specialty or any Restricted Subsidiary that is expressly by its terms pari passu or subordinate in right of payment to any other Debt of School Specialty or such Restricted Subsidiary, without making, or causing such Restricted Subsidiary to make, effective provision for securing the Notes or, in the case of a Subsidiary Guarantor, its Subsidiary Guarantee (1) equally and ratably with such Debt as to such property or assets for so long as such Debt will be so secured or (2) if such Debt is subordinate in right of payment to the Notes or such Subsidiary Guarantee, prior to such Debt as to such property or assets for so long as such Debt will be so secured. (sec. 1011)

  LIMITATION ON RESTRICTED PAYMENTS

     School Specialty:

          (1) may not, directly or indirectly, declare or pay any dividend or make any distribution (including any payment in connection with any merger or consolidation derived from assets of School Specialty or any Restricted Subsidiary) in respect of its Capital Stock or to the holders thereof, excluding any dividends or distributions by School Specialty payable solely in shares of its Capital Stock (other than Redeemable Stock) or in options, warrants or other rights to acquire its Capital Stock (other than Redeemable Stock),

          (2) may not, and may not permit any Restricted Subsidiary to, purchase, redeem, or otherwise acquire or retire for value:

             (a) any Capital Stock of School Specialty or any Related Person of School Specialty, or

             (b) any options, warrants or other rights to acquire shares of Capital Stock of School Specialty or any Related Person of School Specialty or any securities convertible or exchangeable into shares of Capital Stock of School Specialty or any Related Person of School Specialty,

          (3) may not make, or permit any Restricted Subsidiary to make, any Investment other than a Permitted Investment, and

          (4) may not, and may not permit any Restricted Subsidiary to, redeem, repurchase, defease or otherwise acquire or retire for value prior to any scheduled maturity, repayment or sinking fund payment Debt of School Specialty which is subordinate in right of payment to the Notes.

(each of clauses (1) through (4) being a "Restricted Payment") unless:

          (a) no Event of Default, or an event that with the passing of time or the giving of notice, or both, would constitute an Event of Default, shall have occurred and is continuing or would result from such Restricted Payment,

          (b) after giving pro forma effect to such Restricted Payment as if such Restricted Payment had been made at the beginning of the applicable four-fiscal-quarter period, School Specialty could Incur at least $1.00 of additional Debt pursuant to the terms of the Indenture described in the first paragraph of "Limitation on Consolidated Debt" above, and

          (c) upon giving effect to such Restricted Payment, the aggregate of all Restricted Payments from the date of issuance of the Notes does not exceed the sum of:

             (i) 50% of cumulative Consolidated Net Income (or, in the case Consolidated Net Income shall be negative, less 100% of such deficit) of School Specialty from and after the first day of the first full fiscal quarter commencing after the date of issuance of the Notes through the last day of the last full fiscal quarter ending immediately preceding the date of such Restricted Payment for which quarterly or annual financial statements are available (taken as a single accounting period), plus

             (ii) 100% of the aggregate net proceeds received by School Specialty after the date of original issuance of the Notes, including the fair market value of property other than cash (determined in good faith by the Board of Directors as evidenced by a resolution of the Board of Directors filed with the Trustee), from contributions of capital or the issuance and sale (other than to a Restricted Subsidiary) of Capital Stock (other than Redeemable Stock) of School Specialty, options, warrants or other rights to acquire Capital Stock (other than Redeemable Stock) of School Specialty and Debt of School Specialty that has been converted into or exchanged for Capital Stock (other than Redeemable Stock and other than by or from a Restricted Subsidiary) of School Specialty after the date of original issuance of the Notes, provided that any such net proceeds received by School Specialty from an employee stock ownership plan financed by loans from School Specialty or a Restricted Subsidiary of School Specialty shall be included only to the extent such loans have been repaid with cash on or prior to the date of determination, plus

             (iii) the aggregate Investments previously made by School Specialty and its Restricted Subsidiaries (without duplication) in any Unrestricted Subsidiary that is redesignated as, and remains, a Restricted Subsidiary,

Prior to the making of any Restricted Payment, School Specialty shall deliver to the Trustee an Officers' Certificate setting forth the computations by which the determinations required by clauses (b) and (c) above were made and stating that no Event of Default, or event that with the passing of time or the giving of notice, or both, would constitute an Event of Default, has occurred and is continuing or will result from such Restricted Payment.

     Notwithstanding the foregoing, so long as no Event of Default, or event that with the passing of time or the giving of notice, or both, would constitute an Event of Default, shall have occurred and is continuing or would result therefrom:

          (1) School Specialty may pay any dividend on Capital Stock of any class within 60 days after the declaration thereof if, on the date when the dividend was declared, School Specialty could have paid such dividend in accordance with the foregoing provisions,

          (2) School Specialty may refinance any Debt otherwise permitted by the provision of the Indenture described in clause (5) of the second paragraph under "Limitation on Consolidated Debt" above or redeem, repurchase or otherwise acquire and retire for value any Debt solely in exchange for or out of the net proceeds of the substantially concurrent sale (other than from or to a Restricted Subsidiary or from or to an employee stock ownership plan financed by loans from School Specialty or a Restricted Subsidiary of School Specialty) of shares of Capital Stock (other than Redeemable Stock) of School Specialty, provided that the amount of net proceeds from such exchange or sale shall be excluded from the calculation of the amount available for Restricted Payments pursuant to the preceding paragraph,

          (3) School Specialty may purchase, redeem, acquire or retire any shares of Capital Stock of School Specialty solely in exchange for or out of the net proceeds of the substantially concurrent sale (other than from or to a Restricted Subsidiary or from or to an employee stock ownership plan financed by loans from School Specialty or a Restricted Subsidiary of School Specialty) of shares of Capital Stock (other than Redeemable Stock) of School Specialty,

          (4) School Specialty or a Restricted Subsidiary may purchase or redeem any Debt from Net Available Proceeds to the extent permitted under "Limitation on Asset Dispositions," and

          (5) School Specialty or any Restricted Subsidiary may make Restricted Payments, in addition to Restricted Payments permitted by clauses (1) through (4) above, not in excess of $10 million in the aggregate after the date of the Indenture.

Any payment made pursuant to clause (1) or (3) of this paragraph shall be a Restricted Payment for purposes of calculating aggregate Restricted Payments pursuant to the preceding paragraph. (sec. 1012)

  LIMITATION ON DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING SUBSIDIARIES

     School Specialty may not, and may not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary of School Specialty:

          (1) to pay dividends (in cash or otherwise) or make any other distributions in respect of its Capital Stock or pay any Debt or other obligation owed to School Specialty or any other Restricted Subsidiary,

          (2) to make loans or advances to School Specialty or any other Restricted Subsidiary, or

          (3) to transfer any of its property or assets to School Specialty or any other Restricted Subsidiary.

Notwithstanding the foregoing, School Specialty may, and may permit any Restricted Subsidiary to, suffer to exist any such encumbrance or restriction:

          (a) pursuant to any agreement in effect on the date of original issuance of the Notes as described in a schedule to the Indenture,

          (b) pursuant to an agreement relating to any Debt Incurred by a Person (other than a Restricted Subsidiary of School Specialty existing on the date of original issuance of the Notes or any Restricted Subsidiary carrying on any of the businesses of any such Restricted Subsidiary) prior to the date on which such Person became a Restricted Subsidiary of School Specialty and outstanding on such date and not Incurred in anticipation of becoming a Restricted Subsidiary, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person so acquired,

          (c) pursuant to an agreement effecting a renewal, refunding or extension of Debt Incurred pursuant to an agreement referred to in clause
     (a) or (b) above, provided, however, that the provisions contained in such renewal, refunding or extension agreement relating to such encumbrance or restriction are no more restrictive in any material respect than the provisions contained in the agreement the subject thereof, as determined in good faith by the Board of Directors and evidenced by a resolution of the Board of Directors filed with the Trustee,

          (d) in the case of clause (3) above, restrictions contained in any security agreement (including a capital lease) securing Debt of a Restricted Subsidiary otherwise permitted under the Indenture, but only to the extent such restrictions restrict the transfer of the property subject to such security agreement,

          (e) in the case of clause (3) above, customary nonassignment provisions entered into in the ordinary course of business consistent with past practices in leases and other contracts to the extent such provisions restrict the transfer or subletting of any such lease or the assignment of rights under any such contract,

          (f) any restriction with respect to a Restricted Subsidiary of School Specialty imposed pursuant to an agreement which has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary, provided that consummation of such transaction would not result in an Event of Default or an event that, with the passing of time or the giving of notice or both, would constitute an Event of Default, that such restriction terminates if such transaction is closed or abandoned and that the closing or abandonment of such transaction occurs within one year of the date such agreement was entered into, or

          (g) such encumbrance or restriction is the result of applicable corporate law or regulation relating to the payment of dividends or distributions. (sec. 1013)

  LIMITATION ON ASSET DISPOSITIONS

     School Specialty may not, and may not permit any of its Restricted Subsidiaries to, make any Asset Disposition in one or more related transactions unless:

          (1) School Specialty or the Restricted Subsidiary, as the case may be, receives consideration for such disposition at least equal to the fair market value for the assets sold or disposed of as determined by the Board of Directors in good faith and evidenced by a resolution of the Board of Directors filed with the Trustee,

          (2) at least 75% of the consideration for such disposition consists of cash or readily marketable cash equivalents or the assumption of Debt (other than Debt that is subordinated to the Notes) relating to such assets and release from all liability on the Debt assumed, and

          (3) all Net Available Proceeds, less any amounts invested within 270 days of such disposition in assets related to the business of School Specialty, are applied within 270 days of such disposition:

             (a) first, to the permanent repayment or reduction of Senior Debt then outstanding under any agreements or instruments which would require such application or prohibit payments pursuant to clause (b) following,

             (b) second, to the extent of remaining Net Available Proceeds, to make an Offer to Purchase outstanding Notes at 100% of their principal amount plus accrued interest to the date of purchase and, to the extent required by the terms thereof, any other Debt of School Specialty that is pari passu with the Notes at a price no greater than 100% of the principal amount thereof plus accrued interest to the date of purchase, and

             (c) third, to the extent of any remaining Net Available Proceeds, to any other use as determined by School Specialty which is not otherwise prohibited by the Indenture. (sec. 1014)

     Pending final application of the Net Available Proceeds, the Company may use the proceeds in any manner not prohibited by the Indenture and may temporarily reduce Senior Debt then outstanding, provided that this temporary use will not affect its obligations hereunder.

  LIMITATION ON SALE AND LEASEBACK TRANSACTIONS

     School Specialty may not, and may not permit any of its Restricted Subsidiaries to, enter into any Sale and Leaseback Transaction unless the Sale and Leaseback Transaction is treated as an Asset Disposition and all of the conditions of the Indenture described under "Limitation on Asset Dispositions" (including the provisions concerning the application of Net Available Proceeds) are satisfied with respect to such Sale and Leaseback Transaction, treating all of the consideration received in such Sale and Leaseback Transaction as Net Available Proceeds for purposes of such covenant. (sec. 1015)

  LIMITATION ON OWNERSHIP OF CAPITAL STOCK OF RESTRICTED SUBSIDIARIES

     School Specialty may not, and may not permit any of its Restricted Subsidiaries to, issue, transfer, convey, lease or otherwise dispose of any shares of Capital Stock of a Restricted Subsidiary of School Specialty (other than, if necessary, shares of its Capital Stock constituting directors' qualifying shares) or securities convertible or exchangeable into, or options, warrants, rights or any other interest with respect to, Capital Stock of a Restricted Subsidiary of School Specialty to any person other than School Specialty or a Wholly Owned Restricted Subsidiary of School Specialty except in a transaction consisting of a sale of all of the Capital Stock of such Restricted Subsidiary owned by School Specialty and any Restricted Subsidiary of School Specialty and that complies with the provisions described under "-- Limitation on Asset Dispositions" above to the extent such provisions apply. (sec. 1016)

  TRANSACTIONS WITH AFFILIATES AND RELATED PERSONS

     School Specialty may not, and may not permit any of its Restricted Subsidiaries to, enter into any transaction (or series of related transactions) with an Affiliate or Related Person of School Specialty (other than School Specialty or a Wholly Owned Restricted Subsidiary of School Specialty), including any Investment, either directly or indirectly, unless such transaction is on terms no less favorable to School Specialty or such Restricted Subsidiary than those that could be obtained in a comparable arm's-length transaction with an entity that is not an Affiliate or Related Person and is in the best interests of School Specialty or such Restricted Subsidiary.

     For any transaction that involves:

          (1) in excess of $500,000 but less than or equal to $1,000,000, the Chief Executive Officer of School Specialty shall determine that the transaction satisfies the above criteria and shall evidence such a determination by a certificate filed with the Trustee,

          (2) in excess of $1,000,000, a majority of the disinterested members of the Board of Directors shall determine that the transaction satisfies the above criteria and shall evidence such a determination by a Board Resolution filed with the Trustee, or

          (3) in excess of $5,000,000, School Specialty shall also obtain an opinion from a nationally recognized expert with experience in appraising the terms and conditions of the type of transaction (or series of related transactions) for which the opinion is required stating that such transaction (or series of related transactions) is on terms no less favorable to School Specialty or such Restricted Subsidiary than those that could be obtained in a comparable arm's-length transaction with an entity that is not an Affiliate or Related Person of School Specialty, which opinion shall be filed with the Trustee. (sec. 1017)

     The foregoing requirements shall not apply to:

          (1) Any employment agreement or employee benefit arrangement with any officer or director entered into in the ordinary course of business and consistent with past practice;

          (2) Payment of reasonable directors' fees to directors who are not employees of School Specialty;

          (3) Reasonable and customary indemnification of officers and directors of School Specialty or any Restricted Subsidiary pursuant to bylaws, statutory provisions or indemnification agreements;

          (4) Any Restricted Payment that is permitted to be paid under the provisions of the Indenture described under "Limitation on Restricted Payments";

          (5) Purchases and sales of goods and services in the ordinary course of business on terms customary in the industry; and

          (6) Acquisitions by an Affiliate or Related Person of School Specialty of Capital Stock (other than Redeemable Stock) of School Specialty at the fair market value thereof.

  CHANGE OF CONTROL

     Within 30 days of the occurrence of a Change of Control, School Specialty will be required to make an Offer to Purchase all Outstanding Notes at a purchase price equal to 101% of their principal amount plus accrued interest to the date of purchase. A "Change of Control" will be deemed to have occurred at such time as:

          (1) any Person or any Persons acting together that would constitute a "group" (a "Group") for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or any successor provision thereto, together with any Affiliates or Related Persons thereof, shall beneficially own (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision thereto), directly or indirectly, at least 50% of the aggregate voting power of all classes of Voting Stock of School Specialty (for the purposes of this clause (1) a person shall be deemed to beneficially own the Voting Stock of a corporation that is beneficially owned (as defined above) by another corporation (a "parent corporation") if such person beneficially owns (as defined above) at least 50% of the aggregate voting power of all classes of Voting Stock of such parent corporation), or

          (2) any Person or Group, together with any Affiliates or Related Persons thereof, shall succeed in having a sufficient number of its nominees elected to the Board of Directors of School Specialty such that such nominees, when added to any existing director remaining on the Board of Directors of School Specialty after such election who was a nominee of or is an Affiliate or Related Person of such Person or Group, will constitute a majority of the Board of Directors of School Specialty, or

          (3) School Specialty shall, directly or indirectly, transfer, sell, lease or otherwise dispose of all or substantially all of its assets, or

          (4) there shall be adopted a plan of liquidation or dissolution of School Specialty.

Notwithstanding the foregoing, a transaction effected to create a holding company of School Specialty shall not be deemed to involve a "Change of Control" if (1) pursuant to such transaction School Specialty becomes a wholly owned Subsidiary of such holding company and (2) as a result of such transaction the holders of Capital Stock of such holding company are substantially the same as the holders of Capital Stock of School Specialty immediately prior to such transaction; provided that following any such holding company transaction, this covenant shall apply to both School Specialty and such holding company, and references in this definition of "Change of Control" to School Specialty shall thereafter be treated as references to either School Specialty or such holding company, as applicable. (sec. 1018)

     In the event that School Specialty makes an Offer to Purchase the Notes, School Specialty intends to comply with any applicable securities laws and regulations, including any applicable requirements of Section 14(e) of, and Rule 14e-1 under, the Exchange Act.

  PROVISION OF FINANCIAL INFORMATION

     For so long as any of the Notes are outstanding, School Specialty shall file with the Commission the annual reports, quarterly reports and other documents which a reporting company is required to file with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act or any successor provisions thereto. (sec. 1019)

UNRESTRICTED SUBSIDIARIES

     School Specialty may designate any of its Subsidiaries to be an "Unrestricted Subsidiary" as provided below in which event such Subsidiary and each other Person that is then or thereafter becomes a Subsidiary of such Subsidiary will be deemed to be an Unrestricted Subsidiary.

     An "Unrestricted Subsidiary" means:

          (1) any Subsidiary designated as such by the Board of Directors as set forth below where:

             (a) neither School Specialty nor any of its other Subsidiaries (other than another Unrestricted Subsidiary):

                (i) provides credit support for, or any Guarantee of, any Debt of such Subsidiary or any Subsidiary of such Subsidiary (including any undertaking, agreement or instrument evidencing such Debt), or

                (ii) is directly or indirectly liable for any Debt of such Subsidiary or any Subsidiary of such Subsidiary, and

             (b) no default with respect to any Debt of such Subsidiary or any Subsidiary of such Subsidiary (including any right which the holders thereof may have to take enforcement action against such Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Debt of School Specialty and its Subsidiaries (other than another Unrestricted Subsidiary) to declare a default on such other Debt or cause the payment thereof to be accelerated or payable prior to its final scheduled maturity, and

          (2) any Subsidiary of an Unrestricted Subsidiary.

     The Board of Directors may designate any Subsidiary to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, any other Subsidiary of School Specialty which is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary, provided that either (1) the Subsidiary to be so designated has total assets of $1,000 or less or (2) immediately after giving effect to such designation, School Specialty could Incur at least $1.00 of additional Debt pursuant to the first paragraph under "-- Limitation on Consolidated Debt" and provided, further, that School Specialty could make a Restricted Payment in an amount equal to the greater of the fair market value and book value of such Subsidiary pursuant to the "Limitation on Restricted Payments" and such amount is thereafter treated as a Restricted Payment for the purpose of calculating the aggregate amount available for Restricted Payments thereunder. (sec. 101)

MERGERS, CONSOLIDATIONS AND CERTAIN SALES OF ASSETS

     School Specialty may not, in a single transaction or a series of related transactions, consolidate with or merge into any other Person or permit any other Person to consolidate with or merge into School Specialty or directly or indirectly, transfer, sell, lease or otherwise dispose of all or substantially all of its assets unless:

          (1) in a transaction in which School Specialty does not survive or in which School Specialty sells, leases or otherwise disposes of all or substantially all of its assets, the successor entity to School Specialty is organized under the laws of the United States of America or any State thereof or the District of Columbia and shall expressly assume, by a supplemental indenture executed and delivered to the Trustee in form satisfactory to the Trustee, all of School Specialty's obligations under the Indenture,

          (2) immediately before and after giving effect to such transaction and treating any Debt which becomes an obligation of School Specialty or a Restricted Subsidiary as a result of such transaction as having been Incurred by School Specialty or such Restricted Subsidiary at the time of the transaction, no Event of Default or event that with the passing of time or the giving of notice, or both, would constitute an Event of Default shall have occurred and be continuing,

          (3) immediately after giving effect to such transaction, the Consolidated Net Worth of School Specialty (or other successor entity to School Specialty) is equal to or greater than that of School Specialty immediately prior to the transaction,

          (4) immediately after giving effect to such transaction and treating any Debt which becomes an obligation of School Specialty or a Restricted Subsidiary as a result of such transaction as having been Incurred by School Specialty or such Restricted Subsidiary at the time of the transaction, School Specialty (including any successor entity to School Specialty) could Incur at least $1.00 of additional Debt pursuant to the provisions of the Indenture described in the first paragraph under "Limitation on Consolidated Debt" above, and

          (5) certain other conditions are met. (sec. 801)

EVENTS OF DEFAULT

     The following will be Events of Default under the Indenture:

          (1) failure to pay principal of (or premium, if any, on) any Note when due,

          (2) failure to pay any interest on any Note when due, continued for 30 days,

          (3) default in the payment of principal and interest on Notes required to be purchased pursuant to an Offer to Purchase as described under "Change of Control" or "Limitation on Certain Asset Dispositions" when due and payable,

          (4) failure to perform or comply with the provisions described under "Merger, Consolidation and Certain Sales of Assets,"

          (5) failure to perform any other covenant or agreement of School Specialty or the Subsidiary Guarantors under the Indenture or the Notes continued for 60 days after written notice to School Specialty by the Trustee or Holders of at least 25% in aggregate principal amount of Outstanding Notes,

          (6) default under the terms of any instrument evidencing or securing Debt for money borrowed by School Specialty or any Restricted Subsidiary having an outstanding principal amount of $10 million individually or in the aggregate which default results in the acceleration of the payment of such indebtedness or constitutes the failure to pay such indebtedness when due,

          (7) the rendering of a final judgment or judgments (not subject to appeal) against School Specialty or any Restricted Subsidiary in an amount in excess of $5 million which remains undischarged or unstayed for a period of 60 days after the date on which the right to appeal has expired,

          (8) the Subsidiary Guarantee of any Subsidiary Guarantor is held by a final non-appealable order or judgment of a court of competent jurisdiction to be unenforceable or invalid or ceases for any reason to be in full force and effect (other than in accordance with the terms of the Indenture) or any Subsidiary Guarantor or any Person acting on behalf of any Subsidiary Guarantor denies or disaffirms such Subsidiary Guarantor's obligations under its Subsidiary Guarantee (other than by reason of a release of such Subsidiary Guarantor from its Subsidiary Guarantee in accordance with the terms of the Indenture), and

          (9) certain events of bankruptcy, insolvency or reorganization affecting School Specialty or any Restricted Subsidiary. (sec. 501)

     Subject to the provisions of the Indenture relating to the duties of the Trustee in case an Event of Default (as defined) shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonable indemnity. (sec. 603) Subject to such provisions for the indemnification of the Trustee, the Holders of a majority in aggregate principal amount of the Outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. (sec. 512)

     If an Event of Default (other than an Event of Default described in Clause
(9) above) shall occur and be continuing, either the Trustee or the Holders of at least 25% in aggregate principal amount of the Outstanding Notes may accelerate the maturity of all Notes; provided, however, that after such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of Outstanding Notes may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the non-payment of accelerated principal, have been cured or waived as provided in the Indenture. If an Event of Default specified in Clause
(9) above occurs, the Outstanding Notes will ipso facto become immediately due and payable without any declaration or other act on the part of the Trustee or any Holder. (sec. 502) For information as to waiver of defaults, see
"-- Modification and Waiver."

     No Holder of any Note will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such Holder shall have previously given to the Trustee written notice of a continuing Event of Default (as defined) and unless also the Holders of at least 25% in aggregate principal amount of the Outstanding Notes shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as trustee, and the Trustee shall not have received from the Holders of a majority in aggregate principal amount of the Outstanding Notes a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. (sec. 507) However, such limitations do not apply to a suit instituted by a Holder of a Note for enforcement of payment of the principal of or premium, if any, or interest on such Note on or after the respective due dates expressed in such Note. (sec. 508)

     School Specialty will be required to furnish to the Trustee quarterly a statement as to the performance by School Specialty of certain of its obligations under the Indenture and as to any default in such performance. (sec.
1020)

SATISFACTION AND DISCHARGE OF THE INDENTURE

     The Indenture will cease to be of further effect as to all outstanding Notes, if:

          (1) School Specialty will have paid or caused to be paid the principal of and interest on the Notes as and when the same will have become due and payable, or

          (2) all outstanding Notes (except lost, stolen or destroyed Notes which have been replaced or paid) have been delivered to the Trustee for cancellation;

provided, that notwithstanding the foregoing the Indenture shall remain in effect with respect to:

          (a) rights of registration of transfer and exchange and School Specialty's right of optional redemption,

          (b) substitution of apparently mutilated, defaced, destroyed, lost or stolen Notes,

          (c) rights of Holders to receive payment of principal of and interest on the Notes,

          (d) rights, obligations and immunities of the Trustee under the Indenture, and

          (e) rights of the Holders of the Notes as beneficiaries of the Indenture with respect to any property deposited with the Trustee payable to all or any of them.

DEFEASANCE

     The Indenture will provide that, at the option of School Specialty, (1) if applicable, School Specialty and the Subsidiary Guarantors will be discharged from any and all obligations in respect of the Outstanding Notes ("Legal Defeasance") or (2) if applicable, School Specialty may omit to comply with certain restrictive covenants, and that such omission shall not be deemed to be an Event of Default under the Indenture and the Notes ("Covenant Defeasance"), in either case upon irrevocable deposit with the Trustee, in trust, of money and/or U.S. government obligations which will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent certified public accountants to pay the principal of and premium, if any, and each installment of interest, if any, on the Outstanding Notes. In the case of Covenant Defeasance, the obligations under the Indenture other than with respect to such covenants and the Events of Default other than the Events of Default relating to such covenants shall remain in full force and effect.

     Such trust may only be established if, among other things:

        (1) (a) in the case of Legal Defeasance, School Specialty has received from, or there has been published by, the Internal Revenue Service a ruling or there has been a change in law, which in the Opinion of Counsel provides that Holders of the Notes will not recognize gain or loss for Federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred, or

             (b) in the case of Covenant Defeasance, School Specialty has delivered to the Trustee an Opinion of Counsel to the effect that the Holders of the Notes will not recognize gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred;

          (2) no Event of Default or event that with the passing of time or the giving of notice, or both, shall constitute an Event of Default shall have occurred or be continuing;

          (3) School Specialty has delivered to the Trustee an Opinion of Counsel to the effect that such deposit shall not cause the Trustee or the trust so created to be subject to the Investment Company Act of 1940; and

          (4) certain other customary conditions precedent are satisfied.
     (sec.  )

MODIFICATION AND WAIVER

     Modifications and amendments of the Indenture may be made by School Specialty and the Trustee with the consent of the Holders of a majority in aggregate principal amount of the Outstanding Notes; provided, however, that no such modification or amendment may, without the consent of the Holder of each Outstanding Note affected thereby:

          (1) change the Stated Maturity of the principal of, or any installment of interest on, any Note,

          (2) reduce the principal amount of, or the premium or interest on, any Note,

          (3) change the place or currency of payment of principal of or premium or interest on any Note,

          (4) impair the right to institute suit for the enforcement of any payment on or with respect to any Note or Subsidiary Guarantee,

          (5) reduce the above-stated percentage of Outstanding Notes necessary to modify or amend the Indenture,

          (6) reduce the percentage of aggregate principal amount of Outstanding Notes necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults,

          (7) modify any provisions of the Indenture relating to the modification and amendment of the Indenture or the waiver of past defaults or covenants, except as otherwise specified,

          (8) modify any of the provisions of the Indenture relating to the subordination of the Notes or the Subsidiary Guarantees in a manner adverse to the Holders, or

          (9) following the mailing of any Offer to Purchase, modify any Offer to Purchase for the Notes required under the "Limitation on Asset Dispositions" or the "Change of Control" covenants contained in the Indenture in a manner materially adverse to the Holders thereof. (sec. 902)

     The Holders of a majority in aggregate principal amount of the Outstanding Notes, on behalf of all Holders of Notes, may waive compliance by School Specialty with certain restrictive provisions of the Indenture. (sec. 1021) Subject to certain rights of the Trustee, as provided in the Indenture, the Holders of a majority in aggregate principal amount of the Outstanding Notes, on behalf of all Holders of Notes, may waive any past default under the Indenture, except a default in the payment of principal, premium or interest or a default arising from failure to purchase any Note tendered pursuant to an Offer to Purchase. (sec. 513)

GOVERNING LAW

     The Indenture and the Notes will be governed by the laws of the State of New York.

THE TRUSTEE

     The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own
affairs. (sections           )

     The Indenture and provisions of the Trust Indenture Act incorporated by reference therein contain limitations on the rights of the Trustee, should it become a creditor of School Specialty, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claim as security or otherwise. The Trustee is permitted to engage in other transactions with School Specialty or any Affiliate, provided, however, that if it acquires any conflicting interest (as defined in the Indenture or in the Trust Indenture Act), it must eliminate such conflict or resign. (sec.
          )

BOOK-ENTRY SYSTEM

     The Notes will be issued in the form of one or more fully registered global notes (collectively, the "Global Note"), which will be deposited with, or on behalf of, The Depositary Trust Company, New York, New York (the "Depositary") and registered in the name of the Depository's nominee. Except as set forth below, the Global Note may be transferred, in whole and not in part, only to the Depositary or another nominee of the Depositary.

     The Depositary has advised School Specialty as follows: The Depositary is a limited-purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary was created to hold securities of institutions that have accounts with the Depositary ("participants") and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depository's participants include securities brokers and dealers (including the Underwriters), banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own the Depositary. Access to the Depository's book-entry system is also available to others such as banks, brokers, dealers, and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The Depositary agrees with and represents to its participants that it will administer its book-entry system in accordance with its rules and bylaws and requirements of law.

     Upon the issuance of the Global Note, the Depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of the Notes represented by the Global Note to the accounts of participants. The accounts to be credited shall be designated by the Underwriters. Ownership of beneficial interest in the Global Note will be limited to participants or persons that may hold interests through participants. Ownership of interests in the Global Note will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by the Depositary (with respect to participants' interests) and such participants (with respect to the owners of beneficial interest in the Global Note through such participants). The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to transfer beneficial interests in the Global Note.

     So long as the Depositary, or its nominee, is the registered holder and owner of the Global Note, the Depositary or such nominee, as the case may be, will be considered the sole owner and the holder thereof for all purposes of such Notes and under the Indenture. Except as set forth below, owners of beneficial interests in the Global Note will not be entitled to have the Notes represented by the Global Note registered in their names, will not receive or be entitled to receive physical delivery of Certificated Notes in definitive form and will not be considered to be the owners or holders of any Notes under the Indenture. Accordingly, each person owning a beneficial interest in the Global Note must rely on the procedures of the Depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder of Notes under the Indenture or the Global Note. School Specialty understands that under existing industry practice, in the event School Specialty requests any action that the Depositary, as the holder of the Global Note, is entitled to take, the Depositary would authorize the participants to take such action, and that the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

     Payment of principal of and premium, if any, and interest on Notes represented by the Global Note will be made to the Depositary or its nominee as the registered owner and holder of the Global Note.

     School Specialty expects that the Depositary, upon receipt of any payment of principal (and premium, if any) or interest in respect of the Global Note, will credit immediately participants' accounts with payment in amounts proportionate to their respective beneficial interests in the principal amount of the Global Note as shown on the records of the Depositary. School Specialty also expects that payments by participants to owners of beneficial interests in the Global Note held through such participants will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participants. None of School Specialty, the Trustee, any agent of School Specialty or the Trustee or the Underwriters will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the Global Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between the Depositary and its participants or the relationship between such participants and the owners of beneficial interests in the Global Note owning through such participants.

     Unless and until it is exchanged in whole or in part for certificated Notes in definitive form, the Global Note may not be transferred except as a whole by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary.

     The Notes represented by a Global Note are exchangeable for certificated Notes in definitive registered form in denominations of $1,000 and in any greater amount that is an integral multiple thereof if (1) the Depositary notifies School Specialty that it is unwilling or unable to continue as Depositary for the Global Note or if at any time the Depositary ceases to be a clearing agency registered under the Exchange Act, (2) School Specialty in its discretion at any time determines not to have all of the Notes represented by the Global Note and notifies the Trustee thereof or (3) an Event of Default with respect to the Notes has occurred and is continuing. Any Notes that are exchangeable pursuant to the preceding sentence are exchangeable for certificated Notes issuable in authorized denominations and registered in such names as the Depositary shall direct. Subject to the foregoing, the Global Note is not exchangeable except for a Global Note or Global Notes of the same aggregate denominations to be registered in the name of the Depositary or its nominee.

CERTAIN DEFINITIONS

     Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided. (sec. 101)

     "Acquired Debt" of any particular Person means Debt of any other Person existing at the time such other Person merged with or into or became a Subsidiary of such Particular Person or assumed by such particular Person in connection with the acquisition of assets from any other Person, and not Incurred by such other Person in connection with, or in contemplation of, such other

Person merging with or into such particular Person or becoming a Subsidiary of such particular Person or such acquisition.

     "Affiliate" of any Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

     "Asset Disposition" by any Person means any transfer, conveyance, sale, lease or other disposition by such Person or any of its Restricted Subsidiaries (including any issuance or sale by a Restricted Subsidiary of Capital Stock of such Restricted Subsidiary and including a consolidation or merger or other sale of any such Restricted Subsidiary with, into or to another Person in a transaction in which such Restricted Subsidiary ceases to be a Restricted Subsidiary, but excluding a disposition by a Restricted Subsidiary of such Person to such Person or a Wholly Owned Restricted Subsidiary of such Person or by such Person to a Wholly Owned Restricted Subsidiary of such Person) of:

          (1) shares of Capital Stock (other than directors' qualifying shares) or other ownership interests of a Restricted Subsidiary of such Person,

          (2) substantially all of the assets of such Person or any of its Restricted Subsidiaries representing a division or line of business, or

          (3) other assets or rights of such Person or any of its Restricted Subsidiaries outside of the ordinary course of business;

provided in each case that the aggregate consideration for such transfer, conveyance, sale, lease or other disposition is equal to $1 million or more.

     "Capital Lease Obligation" of any Person means the obligation to pay rent or other payment amounts under a lease of (or other Debt arrangements conveying the right to use) real or personal property of such Person which is required to be classified and accounted for as a capital lease or a liability on the face of a balance sheet of such Person in accordance with generally accepted accounting principles. The stated maturity of such obligation shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty. The principal amount of such obligation shall be the capitalized amount thereof that would appear on the face of a balance sheet of such Person in accordance with generally accepted accounting principles.

     "Capital Stock" of any Person means any and all shares, interests, participations or other equivalents (however designated) of corporate stock or other equity participations, including partnership interests, whether general or limited, of such Person.

     "Cash Equivalents" means:

          (1) direct obligations of the United States of America or any agency thereof having maturities of not more than one year from the date of acquisition,

          (2) time deposits and certificates of deposit of any domestic commercial bank of recognized standing having capital and surplus in excess of $500 million, with maturities of not more than one year from the date of acquisition,

          (3) repurchase obligations issued by any bank described in clause (2) above with a term not to exceed 30 days,

          (4) commercial paper rated at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody's, in each case maturing within one year after the date of acquisition, and

          (5) shares of any money market mutual fund, or similar fund, in each case having assets in excess of $500 million, which invests predominantly in investments of the types describes in clauses (1) through (4) above.

     "Common Stock" of any Person means Capital Stock of such Person that does not rank prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.

     "Consolidated Cash Flow Available for Fixed Charges" for any period means the Consolidated Net Income of School Specialty and its Restricted Subsidiaries for such period increased by the sum of:

          (1) Consolidated Interest Expense of School Specialty and its Restricted Subsidiaries for such period,

          (2) Consolidated Income Tax Expense of School Specialty and its Restricted Subsidiaries for such period,

          (3) the consolidated depreciation and amortization expense included in the income statement of School Specialty and its Restricted Subsidiaries for such period, and

          (4) all other non-cash items reducing Consolidated Net Income of School Specialty and its Restricted Subsidiaries, less all non-cash items increasing Consolidated Net Income of School Specialty and its Restricted Subsidiaries;

provided, however, that there shall be excluded therefrom the Consolidated Cash Flow Available for Fixed Charges (if positive) of any Restricted Subsidiary of School Specialty (calculated separately for such Restricted Subsidiary in the same manner as provided above for School Specialty) that is subject to a restriction which prevents the payment of dividends or the making of distributions to School Specialty or another Restricted Subsidiary of School Specialty to the extent of such restriction.

     "Consolidated Cash Flow Coverage Ratio" as of any date of determination means the ratio of:

          (1) Consolidated Cash Flow Available for Fixed Charges of School Specialty and its Restricted Subsidiaries for the period of the most recently completed four consecutive fiscal quarters for which quarterly or annual financial statements are available to

          (2) Consolidated Fixed Charges of School Specialty and its Restricted Subsidiaries for such period;

provided, however, that Consolidated Fixed Charges shall be adjusted to give effect on a pro forma basis to any Debt that has been Incurred by School Specialty or any Restricted Subsidiary since the beginning of such period that remains outstanding and to any Debt that is proposed to be Incurred by School Specialty or any Restricted Subsidiary as if in each case such Debt had been Incurred on the first day of such period and as if any Debt that (1) is or will no longer be outstanding as the result of the Incurrence of any such Debt or (2) had been repaid or retired during such period had not been outstanding as of the first day of such period; provided further, however, that in making such computation, the Consolidated Interest Expense of School Specialty and its Restricted Subsidiaries attributable to interest on any proposed Debt bearing a floating interest rate shall be computed on a pro forma basis as if the rate in effect on the date of computation had been the applicable rate for the entire period; and provided further that, in the event School Specialty or any of its Restricted Subsidiaries has made Asset Dispositions or acquisitions of assets not in the ordinary course of business (including acquisitions of other Persons by merger, consolidation or purchase of Capital Stock) during or after such period, such computation shall be made on a pro forma basis in accordance with Regulation S-X promulgated under the Securities Act of 1933, as amended (the "Securities Act"), as if the Asset Dispositions or acquisitions had taken place on the first day of such period.

     "Consolidated Fixed Charges" for any period means the sum of:

          (1) Consolidated Interest Expense, and

          (2) the consolidated amount of interest capitalized by School Specialty and its Restricted Subsidiaries during such period calculated in accordance with generally accepted accounting principles.

     "Consolidated Income Tax Expense" for any period means the consolidated provision for income taxes of School Specialty and its Restricted Subsidiaries for such period calculated on a consolidated basis in accordance with generally accepted accounting principles.

     "Consolidated Interest Expense" means for any period the consolidated interest expense included in a consolidated income statement (without deduction of interest income) of School Specialty and its Restricted Subsidiaries for such period calculated on a consolidated basis in accordance with generally accepted accounting principles, including without limitation or duplication (or, to the extent not so included, with the addition of):

          (1) the amortization of Debt discounts,

          (2) the amortization of any payments or fees with respect to letters of credit, bankers' acceptances or similar facilities,

          (3) the amortization of fees with respect to interest rate swap or similar agreements or foreign currency hedge, exchange or similar agreements,

          (4) Preferred Stock dividends of School Specialty or Restricted Subsidiaries of School Specialty (other than such dividends (a) in respect of Redeemable Stock or (b) payable in Capital Stock other than Redeemable Stock) declared and paid or payable,

          (5) accrued dividends on Redeemable Stock of School Specialty or its Restricted Subsidiaries (other than such dividends payable solely in Capital Stock other than Redeemable Stock), whether or not declared or paid,

          (6) interest on Debt Guaranteed by School Specialty and its Restricted Subsidiaries, and

          (7) the portion of any rental obligation allocable to interest expense.

     "Consolidated Net Income" for any period means the consolidated net income (or loss) of School Specialty and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with generally accepted accounting principles; provided that there shall be excluded therefrom:

          (1) the net income (or loss) of any Person acquired by of School Specialty or a Restricted Subsidiary of School Specialty in a pooling-of-interests transaction for any period prior to the date of such transaction,

          (2) the net income (or loss) of any Person that is not a Subsidiary of School Specialty except to the extent of the amount of dividends or other distributions actually paid to School Specialty or a Subsidiary of School Specialty by such Person during such period,

          (3) gains or losses on Asset Dispositions by School Specialty or its Restricted Subsidiaries,

          (4) all extraordinary gains and extraordinary losses,

          (5) the cumulative effect of changes in accounting principles, and

          (6) the tax effect of any of the items described in clauses (1) through (5) above;

provided, further, that for purposes of any determination pursuant to the provisions of the Indenture described under "Limitation on Restricted Payments," there shall further be excluded therefrom the net income (but not net loss) of any Restricted Subsidiary of School Specialty that is subject to a restriction which prevents the payment of dividends or the making of distributions to School Specialty or another Restricted Subsidiary of School Specialty to the extent of such restriction.

     "Consolidated Net Worth" of any Person means the consolidated stockholders' equity of such Person, determined on a consolidated basis in accordance with generally accepted accounting principles, less amounts attributable to Redeemable Stock of such Person; provided that, with respect to School Specialty, adjustments following the date of the Indenture to the accounting books and records of School Specialty in accordance with Accounting Principles Board Opinions Nos. 16 and 17 (or successor opinions thereto) or otherwise resulting from the acquisition of control of School Specialty by another Person shall not be given effect to.

     "Debt" means (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person and whether or not contingent:

          (1) every obligation of such Person for money borrowed,

          (2) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including obligations Incurred in connection with the acquisition of property, assets or businesses,

          (3) every reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such Person,

          (4) every obligation of such Person issued or assumed as the deferred purchase price of property or services (including securities repurchase agreements but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business which are not overdue or which are being contested in good faith),

          (5) every Capital Lease Obligation of such Person,

          (6) all Receivables Sales of such Person, together with any obligation of such Person to pay any discount, interest, fees, indemnities, penalties, recourse, expenses or other amounts in connection therewith,

          (7) all Redeemable Stock issued by such Person,

          (8) Preferred Stock of Restricted Subsidiaries of such Person held by Persons other than such Person or one of its Wholly Owned Restricted Subsidiaries,

          (9) every obligation under Interest Rate or Currency Agreements of such Person, and

          (10) every obligation of the type referred to in clauses (1) through
     (9) of another Person and all dividends of another Person the payment of which, in either case, such Person has Guaranteed or is responsible or liable for, directly or indirectly, as obligor, Guarantor or otherwise.

     Debt shall not include any obligation to pay contingent purchase price payments, earn-outs, indemnification obligations or similar items to the buyer or seller of any business or assets acquired or sold by School Specialty or a Restricted Subsidiary to the extent such obligations are not required to be reflected on the balance sheet of School Specialty or such Restricted Subsidiary in accordance with generally accepted accounting principles (footnote disclosure of such obligations shall not be deemed to be reflected on the balance sheet for this purpose).

     The "amount" or "principal amount" of Debt at any time of determination as used herein represented by (1) any Receivables Sale, shall be the amount of the unrecovered capital or principal investment of the purchaser (other than School Specialty or a Wholly Owned Restricted Subsidiary of School Specialty) thereof (excluding amounts representative of yield or interest earned on such investment) with respect to which such purchaser has recourse to the seller and (2) any Redeemable Stock, shall be the maximum fixed redemption or repurchase price in respect thereof.

     "Guarantee" by any Person means any obligation, contingent or otherwise, of such Person guaranteeing, or having the economic effect of guaranteeing, any Debt of any other Person (the "primary obligor") in any manner, whether directly or indirectly, and including, without limitation, any obligation of such Person:

          (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Debt,

          (2) to purchase property, securities or services for the purpose of assuring the holder of such Debt of the payment of such Debt, or

          (3) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Debt (and "Guaranteed," "Guaranteeing" and "Guarantor" shall have meanings correlative to the foregoing);

provided, however, that the Guarantee by any Person shall not include endorsements by such Person for collection or deposit, in either case, in the ordinary course of business.

     "Incur" means, with respect to any Debt or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume, Guarantee or otherwise become liable in respect of such Debt or other obligation or the recording, as required pursuant to generally accepted accounting principles or otherwise, of any such Debt or other obligation on the balance sheet of such Person (and "Incurrence," "Incurred," "Incurrable" and "Incurring" shall have meanings correlative to the foregoing); provided, however, that a change in generally accepted accounting principles that results in an obligation of such Person that exists at such time becoming Debt shall not be deemed an Incurrence of such Debt.

     "Interest Rate or Currency Agreement" of any Person means any forward contract, futures contract, swap, option or other financial agreement or arrangement (including, without limitation, caps, floors, collars and similar agreements) relating to, or the value of which is dependent upon, interest rates or currency exchange rates or indices.

     "Investment" by any Person means any direct or indirect loan, advance or other extension of credit or capital contribution (by means of transfers of cash or other property to others or payments for property or services for the account or use of others, or otherwise) to, or purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities or evidence of Debt issued by, any other Person, including any payment on a Guarantee of any obligation of such other Person.

     "Lien" means, with respect to any property or assets, any mortgage or deed of trust, pledge, hypothecation, assignment, Receivables Sale, deposit arrangement, security interest, lien, charge, easement (other than any easement not materially impairing usefulness or marketability), encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such property or assets (including, without limitation, any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing).

     "Moody's" means Moody's Investors Services, Inc.

     "Net Available Proceeds" from any Asset Disposition by any Person means cash or readily marketable cash equivalents received (including by way of sale or discounting of a note, installment receivable or other receivable, but excluding any other consideration received in the form of assumption by the acquired of Debt or other obligations relating to such properties or assets) therefrom by such Person, net of:

          (1) all legal, title and recording tax expenses, commissions and other fees and expenses Incurred and all federal, state, provincial, foreign and local taxes required to be accrued as a liability as a consequence of such Asset Disposition,

          (2) all payments made by such Person or its Restricted Subsidiaries on any Debt which is secured by such assets in accordance with the terms of any Lien upon or with respect to such assets or which must by the terms of such Lien, or in order to obtain a necessary consent to such Asset Disposition or by applicable law, be repaid out of the proceeds from such Asset Disposition,

          (3) all distributions and other payments made to minority interest holders in Restricted Subsidiaries of such Person or joint ventures as a result of such Asset Disposition, and

          (4) appropriate amounts to be provided by such Person or any Restricted Subsidiary thereof, as the case may be, as a reserve in accordance with generally accepted accounting principles against any liabilities associated with such assets and retained by such Person or any Restricted Subsidiary thereof, as the case may be, after such Asset Disposition, including, without limitation, liabilities under any indemnification obligations and severance and other employee termination costs associated with such Asset Disposition, in each case as determined by the Board of Directors, in its reasonable good faith judgment evidenced by a resolution of the Board of Directors filed with the Trustee; provided, however, that any reduction in such reserve following the consummation of such Asset Disposition will be treated for all purposes of the Indenture and the Notes as a new Asset Disposition at the time of such reduction with Net Available Proceeds equal to the amount of such reduction.

     "Offer to Purchase" means a written offer (the "Offer") sent by School Specialty by first class mail, postage prepaid, to each Holder at his address appearing in the Note Register on the date of the Offer describing the transaction or transactions necessitating the Offer and offering to purchase up to the principal amount of Notes specified in such Offer at the purchase price specified in such Offer (as determined pursuant to the Indenture). Unless otherwise required by applicable law, the Offer shall specify an expiration date (the "Expiration Date") of the Offer to Purchase which shall be, subject to any contrary requirements of applicable law, not less than 30 days or more than 60 days after the date of such Offer and a settlement date (the "Purchase Date") for purchase of Notes within five Business Days after the Expiration Date. The Offer shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Offer to Purchase.

     "Permitted Interest Rate or Currency Agreement" of any Person means any Interest Rate or Currency Agreement entered into with one or more financial institutions in the ordinary course of business that is designed to protect such Person against fluctuations in interest rates or currency exchange rates with respect to Debt Incurred and which shall have a notional amount no greater than the payments due with respect to the Debt being hedged thereby, or in the case of currency protection agreements, against currency exchange rate fluctuations in the ordinary course of business relating to then existing financial obligations or then existing or sold production and not for purposes of speculation.

     "Permitted Investments" means:

          (1) an Investment in School Specialty or a Wholly Owned Restricted Subsidiary of School Specialty,

          (2) an Investment in a Person, if such Person or a Subsidiary of such Person will, as a result of the making of such Investment and all other contemporaneous related transactions, become a Wholly Owned Restricted Subsidiary of School Specialty or be merged or consoli-dated with or into or transfer or convey all or substantially all its assets to School Specialty or a Wholly Owned Restricted Subsidiary of School Specialty,

          (3) a Temporary Cash Investment,

          (4) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses in accordance with generally accepted accounting principles,

          (5) stock, obligations or securities received in settlement of debts owing to School Specialty or a Restricted Subsidiary of School Specialty as a result of bankruptcy or insolvency proceedings or upon the foreclosure, perfection, enforcement or agreement in lieu of foreclosure of any Lien in favor of School Specialty or a Restricted Subsidiary of School Specialty,

          (6) any consolidation or merger of a Wholly Owned Restricted Subsidiary of School Specialty to the extent otherwise permitted under the Indenture,

          (7) any Investment in any Person other than a Person that is, or as a result of such Investment will become, a Restricted Subsidiary, Unrestricted Subsidiary, Affiliate or Related Person of School Specialty not to exceed, together with all other Investments made pursuant to this clause (7), $10 million in the aggregate at any time,

          (8) trade accounts arising in the ordinary course of business and any commercially reasonable refinancing or restructuring thereof undertaken in good faith,

          (9) any Investment made as a result of the receipt of non-cash consideration from an Asset Disposition that was made pursuant to and in compliance with the covenant described under "Limitation on Asset Dispositions,"

          (10) any acquisition of assets solely in exchange for the issuance of Capital Stock (other than Redeemable Stock) of School Specialty.

          (11) Investments in Permitted Interest Rate or Currency Agreements.

     "Preferred Stock" of any Person means Capital Stock of such Person of any class or classes (however designated) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.

     "Public Equity Offering" means an underwritten primary public offering of Common Stock of School Specialty pursuant to an effective registration statement under the Securities Act, other than the Common Stock offering.(1)

     "Receivables" means receivables, chattel paper, instruments, documents or intangibles evidencing or relating to the right to payment of money.

     "Receivables Sale" of any Person means any sale of Receivables of such Person (pursuant to a purchase facility or otherwise), other than in connection with a disposition of the business operations of such Person relating thereto or a disposition of defaulted Receivables for purpose of collection and not as a financing arrangement.

     "Redeemable Stock" of any Person means any Capital Stock of such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or otherwise (including upon the occurrence of an event) matures or is required to be redeemed (pursuant to any sinking fund obligation or otherwise) or is convertible into or exchangeable for

---------------

(1) This will be defined as the Common Stock offering being conducted concurrently with the Note offering.

Debt or is redeemable at the option of the holder thereof, in whole or in part, at any time prior to the final Stated Maturity of the Notes.

     "Related Person" of any Person means any other Person directly or indirectly owning (1) 10% or more of the Outstanding Common Stock of such Person (or, in the case of a Person that is not a corporation, 10% or more of the equity interest in such Person) or (2) 10% or more of the combined voting power of the Voting Stock of such Person.

     "Restricted Subsidiary" means any Subsidiary, whether existing on or after the date of the Indenture, unless such Subsidiary is an Unrestricted Subsidiary.

     "S&P" means Standard & Poor's Rating Group, a division of MacGraw-Hill,
Inc.

     "Sale and Leaseback Transaction" of any person means an arrangement with any lender or investor or to which such lender or investor is a party providing for the leasing by such Person of any property or asset of such Person which has been or is being sold or transferred by such Person more than 365 days after the acquisition thereof or the completion of construction or commencement of operation thereof to such lender or investor or to any person to whom funds have been or are to be advanced by such lender or investor on the security of such property or asset. The stated maturity of such arrangement shall be the date of the last payment of rent or any other amount due under such arrangement prior to the first date on which such arrangement may be terminated by the lessee without payment of a penalty.

     "Senior Bank Facility" means our Senior Credit Facility, as it may be amended or restated from time to time.

     "Senior Debt," with respect to any Person, means:

          (1) the principal of (and premium, if any) and interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to such Person whether or not such claim for post-petition interest is allowed in such proceeding) on, and penalties and any obligation of such Person for reimbursement, indemnities and fees relating to, the Senior Bank Facility,

          (2) the principal of (and premium, if any) and interest on Debt of such Person for money borrowed, whether Incurred on or prior to the date of original issuance of the Notes or thereafter, and any amendments, renewals, extensions, modifications, refinancings and refundings of any such Debt,

          (3) any reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such Person, and

          (4) Permitted Interest Rate or Currency Agreements entered into with respect to Debt described in clauses (1), (2) and (3) above.

Notwithstanding the foregoing, none of the following shall constitute Senior Debt of any Person:

          (a) any Debt as to which the terms of the instrument creating or evidencing the same provide that such Debt is on a parity with, or not superior in right of payment to, the Notes or, in the case of a Subsidiary Guarantor, its Subsidiary Guarantee,

          (b) any Debt which is subordinated in right of payment in any respect to any other Debt of such Person,

          (c) Debt evidenced by the Notes or, in the case of a Subsidiary Guarantor, its Subsidiary Guarantee,

          (d) any Debt owed to School Specialty or to a Person when such Person is a Subsidiary of School Specialty,

          (e) any obligation of such Person arising from Redeemable Stock of such Person,

          (f) that portion of any Debt which is Incurred in violation of the Indenture, and

          (g) Debt which, when Incurred and without respect to any election under Section 1111(b) of Title 11, United States Code, is without recourse to such Person.

     "Subordinated Debt" means Debt of School Specialty or a Subsidiary Guarantor, as applicable, as to which the payment of principal of (and premium, if any) and interest and other payment obligations in respect of such Debt shall be subordinate to the prior payment in full of the Notes or, in the case of a Subsidiary Guarantor, its Subsidiary Guarantee, to at least the following extent:

          (1) no payments of principal of (or premium, if any) or interest on or otherwise due in respect of such Debt may be permitted for so long as any default in the payment of principal of (or premium, if any) or interest on the Notes exists,

          (2) in the event that any other default that with the passing of time or the giving of notice, or both, would constitute an Event of Default exists with respect to the Notes, upon notice by 25% or more in principal amount of the Notes to the Trustee, the Trustee shall have the right to give notice to School Specialty and the holders of such Debt (or trustees or agents therefor) of a payment blockage, and thereafter no payments of principal of (or premium, if any) or interest on or otherwise due in respect of such Debt may be made for a period of 179 days from the date of such notice, and

          (3) such Debt may not:

             (a) provide for payments of principal of such Debt at the stated maturity thereof or by way of a sinking fund applicable thereto or by way of any mandatory redemption, defeasance, retirement or repurchase thereof by School Specialty or, in the case of a Subsidiary Guarantor, such Subsidiary Guarantor (including any redemption, retirement or repurchase which is contingent upon events or circumstances, but excluding any retirement required by virtue of acceleration of such Debt upon an event of default thereunder), in each case prior to the final Stated Maturity of the Notes, or

             (b) permit redemption or other retirement (including pursuant to an offer to purchase made by School Specialty) of such other Debt at the option of the holder thereof prior to the final Stated Maturity of the Notes, other than a redemption or other retirement at the option of the holder of such Debt (including pursuant to an offer to purchase made by School Specialty) which is conditioned upon a change of control of School Specialty pursuant to provisions substantially similar to those described under "Change of Control" (and which shall provide that such Debt will not be repurchased pursuant to such provisions prior to School Specialty's repurchase of the Notes required to be repurchased by School Specialty pursuant to the provisions described under "Change of Control").

     "Subsidiary" of any Person means (1) a corporation more than 50% of the combined voting power of the outstanding Voting Stock of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more Subsidiaries thereof or (2) any other Person (other than a corporation) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership and power to direct the policies, management and affairs thereof.

     "Temporary Cash Investments" means any Investment in the following kinds of instruments:

          (1) readily marketable obligations issued or unconditionally Guaranteed as to principal and interest by the United States of America or by any agency or authority controlled or supervised by and acting as an instrumentality of the United States of America if, on the date of purchase or other acquisition of any such instrument by School Specialty or any Restricted

     Subsidiary of School Specialty, the remaining term to maturity or interest rate adjustment is not more than two years;

          (2) obligations (including, but not limited to, demand or time deposits, bankers' acceptances and certificates of deposit) issued or Guaranteed by a depository institution or trust company incorporated under the laws of the United States of America, any state thereof or the District of Columbia, provided that:

             (a) such instrument has a final maturity nor more than one year from the date of purchase thereof by School Specialty or any Restricted Subsidiary of School Specialty, and

             (b) such depository institution or trust company has at the time of School Specialty's or such Restricted Subsidiary's Investment therein or contractual commitment providing for such Investment:

                (i) capital, surplus and undivided profits (as of the date such institution's most recently published financial statements) in excess of $100 million, and

                (ii) the long-term unsecured debt obligations (other than such obligations rated on the basis of the credit of a Person other than such institution) of such institution, at the time of School Specialty's or such Restricted Subsidiary's Investment therein or contractual commitment providing for such Investment, are rated in the highest rating category of both S&P and Moody's;

          (3) commercial paper issued by any corporation, if such commercial paper has, at the time of School Specialty's or any Restricted Subsidiary's Investment therein or contractual commitment providing for such Investment credit ratings of at least A-1 by S&P and P-1 by Moody's;

          (4) money market mutual or similar funds having assets in excess of $100 million;

          (5) readily marketable debt obligations issued by any corporation, if at the time of School Specialty's or and Restricted Subsidiary's Investment therein or contractual commitment providing for such Investment:

             (a) the remaining term to maturity is not more than two years, and

             (b) such debt obligations are rated in one of the two highest rating categories of both S&P and Moody's;

          (6) demand or time deposit accounts used in the ordinary course of business with commercial banks the balances in which are at all times fully insured as to principal and interest by the Federal Deposit Insurance Corporation or any successor thereto; and

          (7) to the extent not otherwise included herein, Cash Equivalents. In the event that either S&P or Moody's ceases to publish ratings of the type provided herein, a replacement rating agency shall be selected by School Specialty with the consent of the Trustee, and in each case the rating of such replacement rating agency most nearly equivalent to the corresponding S&P or Moody's rating, as the case may be, shall be used for purposes hereof.

     "Voting Stock" of any Person means Capital Stock of such Person which ordinarily has voting power for the election of directors (or persons performing similar functions) of such Person, whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency.

     "Wholly Owned Restricted Subsidiary" of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person or by such Person and one or more Wholly Owned Restricted Subsidiaries of such Person.

                                    EXPERTS

     The consolidated financial statements of School Specialty as of April 26, 1997 and April 25, 1998, for the four months ended April 30, 1996 and for the years ended April 26, 1997 and April 25, 1998, included in this Prospectus, have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The consolidated financial statements of School Specialty for the year ended December 31, 1995, included in this Prospectus, except as they relate to The Re-Print Corporation for the year ended December 31, 1995, have been so included in reliance on the February 2, 1996 report of Ernst & Young LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting. Insofar as the consolidated financial statements for the year ended December 31, 1995 relate to The Re-Print Corporation, such financial statements have been audited by BDO Seidman, LLP, independent accountants, whose report dated February 8, 1996 thereon appears herein.

     The consolidated financial statements of American Academic Suppliers Holding Corporation and Subsidiary as of December 31, 1995 and December 31, 1996 and for the years then ended, included in this Prospectus, have been so included in reliance on the February 24, 1997 report of Altschuler, Melvoin and Glasser LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The consolidated financial statements of Sax Arts and Crafts, Inc. as of December 16, 1995 and December 25, 1996, and for the three years in the period ended December 25, 1996, included in this Prospectus, have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     Ernst & Young LLP, independent auditors, have audited the consolidated financial statements of the National School Supply Company as of March 31, 1998 and March 31, 1997, and for each of the three years in the period ended March 31, 1998, included in this Prospectus and registration statement, as set forth in their report, which is included elsewhere in this Prospectus and registration statement. The consolidated financial statements of The National School Supply Company are included in reliance on their report, given on their authority as experts in accounting and auditing.

     The financial statements of Hammond & Stephens Company as of and for the year ended October 31, 1997, included in the Prospectus, have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                               VALIDITY OF NOTES

     The validity of the Notes offered hereby will be passed upon on behalf of School Specialty by Godfrey & Kahn, S.C., Milwaukee, Wisconsin and on behalf of the Underwriters by Sullivan & Cromwell, New York, New York.

                             ADDITIONAL INFORMATION

     We have filed with the SEC a registration statement on Form S-1 (including exhibits, schedules and amendments thereto) pursuant to the Securities Act with respect to the Common Stock and Note offerings. This Prospectus, while forming a part of the registration statement, does not contain all of the information set forth in the registration statement. Reference is made to the registration statement and the exhibits thereto for further information. Statements contained in this Prospectus concerning the provisions of documents filed as exhibits to the registration statement are necessarily summaries of such documents, and each such statement is qualified in its entirety by reference to the copy of the applicable document filed with the SEC.

     The registration statement and the exhibits thereto are available for inspection and copying at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as the regional offices of the SEC at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such information can also be obtained at prescribed rates by writing to the SEC's Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for information relating to the operation of the Public Reference Section. Such information may also be accessed electronically by means of the SEC's website on the Internet at http://www.sec.gov.

     We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, file annual and quarterly reports, proxy statements and other information with the SEC. Such periodic reports, proxy statements and other information can be inspected and copied at the SEC's public reference facilities referred to above. Copies of such material can be obtained by mail at prescribed rates by writing to the SEC's Public Reference Section at the address referred to above or by calling the SEC at the toll-free telephone number noted above. In addition, reports, proxy statements and other information concerning School Specialty may be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, NW, Washington, D.C. 20006.

     We furnish to our stockholders annual reports containing audited consolidated financial statements examined by our independent public accountants and quarterly reports containing unaudited consolidated financial statements for each of the first three fiscal quarters of each fiscal year.

                             SCHOOL SPECIALTY, INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                                Page
                                                                ----
SCHOOL SPECIALTY, INC.
  Historical Financial Statements
     Report of PricewaterhouseCoopers LLP, Independent
      Accountants...........................................    F-3
     Report of Ernst & Young LLP, Independent Auditors......    F-4
     Report of BDO Seidman, LLP, Independent Auditors.......    F-5
     Consolidated Balance Sheet as of April 26, 1997, April
      25, 1998 and January 23, 1999 (unaudited).............    F-6
     Consolidated Statement of Operations for the year ended
      December 31, 1995, the four months ended April 30,
      1996 and the years ended April 26, 1997 and April 25,
      1998, and for the nine months ended January 24, 1998
      (unaudited) and January 23, 1999 (unaudited)..........    F-7
     Consolidated Statement of Stockholders' (Deficit)
      Equity for the year ended December 31, 1995, the four
      months ended April 30, 1996 and the fiscal years ended
      April 26, 1997 and April 25, 1998, and for the nine
      months ended January 23, 1999 (unaudited).............    F-8
     Consolidated Statement of Cash Flows for the year ended
      December 31, 1995, the four months ended April 30,
      1996, and the fiscal years ended April 26, 1997 and
      April 25, 1998, and for the nine months ended January
      24, 1998 (unaudited) and January 23, 1999
      (unaudited)...........................................    F-9
     Notes to Consolidated Financial Statements.............    F-11

  Pro Forma Financial Statements (Unaudited)
     Introduction to Pro Forma Financial Information........    F-30
     Pro Forma Combined Balance Sheet as of January 23,
      1999..................................................    F-32
     Pro Forma Combined Statement of Income for the nine
      months ended January 23, 1999.........................    F-33
     Pro Forma Combined Statement of Income for the nine
      months ended January 24, 1998.........................    F-34
     Pro Forma Combined Statement of Income for the fiscal
      year ended April 25, 1998.............................    F-35
     Notes to Pro Forma Combined Financial Statements.......    F-36

AMERICAN ACADEMIC SUPPLIERS HOLDING CORPORATION AND
  SUBSIDIARY
  Report of Altschuler, Melvoin and Glasser LLP, Independent
     Accountants............................................    F-38
  Consolidated Balance Sheet as of December 31, 1995,
     December 31, 1996 and September 30, 1997 (unaudited)...    F-39
  Consolidated Statement of Operations for the years ended
     December 31, 1995 and December 31, 1996, and for the
     nine months ended September 30, 1996 (unaudited) and
     September 30, 1997 (unaudited).........................    F-40
  Consolidated Statement of Changes in Shareholders' Equity
     for the years ended December 31, 1995 and December 31,
     1996, and for the nine months ended September 30, 1997
     (unaudited)............................................    F-41
  Consolidated Statement of Cash Flows for the years ended
     December 31, 1995 and December 31, 1996, and for the
     nine months ended September 30, 1996 (unaudited) and
     September 30, 1997 (unaudited).........................    F-42
  Notes to Consolidated Financial Statements................    F-43

                                                                Page
                                                                ----
SAX ARTS AND CRAFTS, INC.
  Report of PricewaterhouseCoopers LLP, Independent
     Accountants............................................    F-48
  Balance Sheets as of December 16, 1995, December 25, 1996
     and June 29, 1997 (unaudited)..........................    F-49
  Statements of Operations for the years ended December 17,
     1994, December 16, 1995 and December 25, 1996, and for
     the six months ended June 30, 1996 (unaudited) and June
     29, 1997 (unaudited)...................................    F-50
  Statements of Shareholders' Equity for the years ended
     December 17, 1994, December 16, 1995 and December 25,
     1996, and for the six months ended
     June 29, 1997 (unaudited)..............................    F-51
  Statements of Cash Flows for the years ended December 17,
     1994, December 16, 1995 and December 25, 1996, and for
     the six months ended June 30, 1996 (unaudited) and June
     29, 1997 (unaudited)...................................    F-52
  Notes to Financial Statements.............................    F-53

NATIONAL SCHOOL SUPPLY COMPANY
  Report of Ernst & Young LLP, Independent Auditors.........    F-59
  Consolidated Balance Sheets as of March 31, 1997, March
     31, 1998 and June 30, 1998 (unaudited).................    F-60
  Consolidated Statement of Operations for the years ended
     March 31, 1996,
     March 31, 1997 and March 31, 1998, and for the three
     months ended June 30, 1997 (unaudited) and June 30,
     1998 (unaudited).......................................    F-61
  Consolidated Statement of Stockholders' Equity for the
     years ended March 31, 1996, March 31, 1997 and March
     31, 1998, and for the three months ended June 30, 1998
     (unaudited)............................................    F-62
  Consolidated Statement of Cash Flows for the years ended
     March 31, 1996,
     March 31, 1997 and March 31, 1998, and for the three
     months ended June 30, 1997 (unaudited) and June 30,
     1998 (unaudited).......................................    F-63
  Notes to Consolidated Financial Statements................    F-64

HAMMOND & STEPHENS COMPANY
  Report of PricewaterhouseCoopers LLP, Independent
     Accountants............................................    F-74
  Balance Sheet as of October 31, 1997 and April 30, 1998
     (unaudited)............................................    F-75
  Statement of Income for the year ended October 31, 1997,
     and for the six months ended April 30, 1997 (unaudited)
     and April 30, 1998 (unaudited).........................    F-76
  Statement of Stockholders' Equity for the year ended
     October 31, 1997 and for the six months ended April 30,
     1998 (unaudited).......................................    F-77
  Statement of Cash Flows for the year ended October 31,
     1997 and for the six months ended April 30, 1997
     (unaudited) and April 30, 1998 (unaudited).............    F-78
  Notes to Financial Statements.............................    F-79

                             SCHOOL SPECIALTY, INC.

                    PRO FORMA COMBINED FINANCIAL STATEMENTS
                                  (UNAUDITED)

     The unaudited pro forma financial statements give effect to, where applicable, all acquisitions completed through February 9, 1999, the spin-off and the refinancing of all amounts payable to U.S. Office Products in connection with the spin-off and the June 1998 initial public offering. The pro forma Common Stock offering and Note offering adjustments further adjust such pro forma financial statements to give effect to such offerings.

     The pro forma combined balance sheet gives effect to the acquisition completed after February 9, 1999.

     The pro forma combined statement of income for the fiscal year ended April 25, 1998 gives effect to (i) the spin-off and the refinancing of all amounts payable to U.S. Office Products in connection with the spin-off; (ii) the June 1998 initial public offering; (iii) the acquisitions of Sax Arts and Crafts, American Academic and six other individually insignificant companies in business combinations accounted for under the purchase method completed during the fiscal year ended April 25, 1998 (the "Fiscal 1998 Purchase Acquisitions"); and (iv) the acquisitions of Hammond & Stephens, National School Supply and Sportime in business combinations accounted for under the purchase method completed during the fiscal year ending April 24, 1999 (the "Fiscal 1999 Purchase Acquisitions"), as if all such transactions had occurred on April 27, 1997. The pro forma combined statement of income for the year ended April 25, 1998 includes (i) our audited financial information for the year ended April 25, 1998; (ii) the unaudited financial information of the Fiscal 1998 Purchase Acquisitions for the period from April 27, 1997 through their respective dates of acquisitions; and
(iii) the unaudited financial information of the Fiscal 1999 Purchase Acquisitions for the period from April 27, 1997 through April 25, 1998.

     The pro forma combined statement of income for the nine months ended January 23, 1999 gives effect to (i) the spin-off and the refinancing of all amounts payable to U.S. Office Products in connection with the spin-off; (ii) the June 1998 initial public offering; and (iii) the Fiscal 1999 Purchase Acquisitions, as if all such transactions had occurred on April 26, 1998. The pro forma combined statement of income for the nine months ended January 23, 1999 includes our unaudited financial information for the nine months ended January 23, 1999 and the unaudited financial information of the Fiscal 1999 Purchase Acquisitions for the period from April 26, 1998 through the earlier of their respective dates of acquisition or January 23, 1999.

     The pro forma combined statement of income for the nine months ended January 24, 1998 gives effect to (i) the spin-off and the refinancing of all amounts payable to U.S. Office Products in connection with the spin-off; (ii) the June 1998 initial public offering; (iii) the Fiscal 1998 Purchase Acquisitions; and (iv) the Fiscal 1999 Purchase Acquisitions, as if all such transactions had occurred on April 27, 1997. The pro forma combined statement of income for the nine months ended January 24, 1998 includes (i) our unaudited financial information for the nine months ended January 24, 1998; (ii) the unaudited financial information of the Fiscal 1998 Purchase Acquisitions for the period from April 27, 1997 through the earlier of their respective dates of acquisition or January 24, 1998; and (iii) the unaudited financial information of the Fiscal 1999 Purchase Acquisitions for the period from April 27, 1997 through January 24, 1998.

     Our historical financial statements reflect an allocated portion of general and administrative costs and interest expense incurred by U.S. Office Products. The allocated costs include expenses such as: certain corporate executives' salaries, accounting and legal fees, departmental costs for accounting, finance, legal, purchasing, marketing and human resources, as well as other general overhead costs. These corporate overheads have been allocated to us using one of several factors, dependent on the nature of the costs being allocated, including, revenues, number and size of acquisitions and number of employees. Interest expense incurred by U.S. Office Products has been allocated to us based upon our average outstanding intercompany balances with U.S. Office Products at U.S. Office Products' weighted average interest rate during such period.

     The pro forma adjustments are based upon preliminary estimates, available information and certain assumptions that management deems appropriate. The unaudited pro forma combined financial data presented herein does not purport to represent what our financial position or results of operations would have been had the transactions which are the subject of pro forma adjustments occurred on those dates, as assumed, and are not necessarily representative of our financial position or results of operations in any future period. The pro forma combined financial statements should be read in conjunction with the other financial statements and notes thereto included elsewhere in this Prospectus.

                             SCHOOL SPECIALTY, INC.

                        PRO FORMA COMBINED BALANCE SHEET
                                JANUARY 23, 1999
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                              POST                                        PRO FORMA
                                                        JANUARY 23, 1999                                    NOTE
                                         SCHOOL             PURCHASE         PRO FORMA                    OFFERING
                                     SPECIALTY, INC.      ACQUISITION       ADJUSTMENTS      SUBTOTAL    ADJUSTMENTS
                                     ---------------    ----------------    -----------      --------    -----------
             ASSETS
Current assets:
Cash & cash equivalents..........       $     --            $    --          $     --        $     --     $ 97,050(b)
                                                                                                           (97,050)(b)
Accounts receivable, net.........         84,843              3,432                --          88,275           --
Inventories......................         46,799              4,371                --          51,170           --
  Prepaid and other current
    assets.......................         16,219              2,820                --          19,039           --
                                        --------            -------          --------        --------     --------
    Total current assets.........        147,861             10,623                --         158,484           --
Property and equipment, net......         39,781              1,185                --          40,966           --
Intangible assets, net...........        183,693             14,689            (1,102)(a)     197,280           --
Other assets.....................          7,178                 12                --           7,190        2,950(b)
                                        --------            -------          --------        --------     --------
    Total assets.................       $378,513            $26,509          $ (1,102)       $403,920     $  2,950
                                        ========            =======          ========        ========     ========
  LIABILITIES AND STOCKHOLDERS'
              EQUITY
Current liabilities:
  Current portion of long-term
    debt.........................       $ 10,314            $    --          $     --        $ 10,314     $(10,314)(b)
  Accounts payable...............         15,485              1,063                --          16,548           --
  Accrued compensation...........         11,945                303                --          12,248           --
  Accrued income taxes...........          5,596                  6                --           5,602           --
  Accrued restructuring..........          3,638                 --                --           3,638           --
  Other accrued liabilities......         10,057                738                --          10,795           --
                                        --------            -------          --------        --------     --------
    Total current liabilities....         57,035              2,110                --          59,145      (10,314)
Long-term debt...................        162,199                 69            23,000(a)      185,268      100,000(b)
Other............................            212                228                --             440      (86,736)(b)
                                        --------            -------          --------        --------     --------
    Total liabilities............        219,446              2,407            23,000         244,853        2,950
Stockholders' equity:
  Common stock...................             15                 --                --              15           --
  Capital paid in excess of par
    value........................        146,768                 --                --         146,768           --
  Accumulated other comprehensive
    income.......................              6                 --                --               6           --
  Retained earnings..............         12,278                 --                --          12,278           --
  Equity of purchased company....             --             24,102           (24,102)(a)          --           --
                                        --------            -------          --------        --------     --------
    Total stockholders' equity...        159,067             24,102           (24,102)        159,067           --
                                        --------            -------          --------        --------     --------
    Total liabilities and
      stockholders' equity.......       $378,513            $26,509          $ (1,102)       $403,920     $  2,950
                                        ========            =======          ========        ========     ========

                                                       PRO FORMA        PRO FORMA
                                     PRO FORMA          COMMON         AS ADJUSTED
                                    AS ADJUSTED          STOCK          FOR COMMON
                                      FOR NOTE         OFFERING         STOCK AND
                                      OFFERING        ADJUSTMENTS     NOTE OFFERINGS
                                    -----------       -----------     --------------
             ASSETS
Current assets:
Cash & cash equivalents..........     $     --         $ 62,170(c)       $     --
                                                        (62,170)(c)
Accounts receivable, net.........       88,275               --            88,275
Inventories......................       51,170               --            51,170
  Prepaid and other current
    assets.......................       19,039               --            19,039
                                      --------         --------          --------
    Total current assets.........      158,484               --           158,484
Property and equipment, net......       40,966               --            40,966
Intangible assets, net...........      197,280               --           197,280
Other assets.....................       10,140               --            10,140
                                      --------         --------          --------
    Total assets.................     $406,870         $     --          $406,870
                                      ========         ========          ========
  LIABILITIES AND STOCKHOLDERS'
              EQUITY
Current liabilities:
  Current portion of long-term
    debt.........................     $     --         $     --          $     --
  Accounts payable...............       16,548               --            16,548
  Accrued compensation...........       12,248               --            12,248
  Accrued income taxes...........        5,602               --             5,602
  Accrued restructuring..........        3,638               --             3,638
  Other accrued liabilities......       10,795               --            10,795
                                      --------         --------          --------
    Total current liabilities....       48,831               --            48,831
Long-term debt...................      198,532          (62,170)(c)       136,362
Other............................          440               --               440
                                      --------         --------          --------
    Total liabilities............      247,803          (62,170)          185,633
Stockholders' equity:
  Common stock...................           15                3(c)             18
  Capital paid in excess of par
    value........................      146,768           62,167(c)        208,935
  Accumulated other comprehensive
    income.......................            6               --                 6
  Retained earnings..............       12,278               --            12,278
  Equity of purchased company....           --               --                --
                                      --------         --------          --------
    Total stockholders' equity...      159,067           62,170           221,237
                                      --------         --------          --------
    Total liabilities and
      stockholders' equity.......     $406,870         $     --          $406,870
                                      ========         ========          ========

                             SCHOOL SPECIALTY, INC.

                     PRO FORMA COMBINED STATEMENT OF INCOME
                   FOR THE NINE MONTHS ENDED JANUARY 23, 1999
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                                                                                                        PRO FORMA
                                                         NATIONAL                                                         NOTE
                                           SCHOOL         SCHOOL    HAMMOND &               PRO FORMA                   OFFERING
                                       SPECIALTY, INC.    SUPPLY    STEPHENS    SPORTIME   ADJUSTMENTS      SUBTOTAL   ADJUSTMENTS
                                       ---------------   --------   ---------   --------   -----------      --------   -----------
Revenues.............................     $424,332       $53,690     $2,380     $25,778      $    --        $506,180     $    --
Cost of revenues.....................      281,436        36,122      1,181      12,047           --         330,786          --
                                          --------       -------     ------     -------      -------        --------     -------
    Gross profit.....................      142,896        17,568      1,199      13,731           --         175,394          --
Selling, general and administrative
  expenses...........................      108,005        12,948        476      11,625           24(e)      133,046          --
                                                                                                 (32)(f)
Restructuring costs..................        5,274           127         --          --           --           5,401          --
                                          --------       -------     ------     -------      -------        --------     -------
  Operating income...................       29,617         4,493        723       2,106            8          36,947          --
Other (income) expense:
  Interest expense...................        8,942         1,265         --           3        3,290(g)       13,500     1,115(i)
  Interest income....................         (114)           --         --          --          114(g)           --          --
  Other..............................                        235        (15)        200           --             420          --
                                          --------       -------     ------     -------      -------        --------     -------
Income before provision for income
  taxes..............................       20,789         2,993        738       1,903       (3,396)         23,027      (1,115)
Provision for income taxes...........       10,094             4         --          --        1,185(h)       11,283        (446)
                                          --------       -------     ------     -------      -------        --------     -------
Net income...........................     $ 10,695       $ 2,989     $  738     $ 1,903      $(4,581)       $ 11,744     $  (669)
                                          ========       =======     ======     =======      =======        ========     =======
Weighted average shares:
  Basic..............................       14,625                                                            15,025(k)
  Diluted............................       14,665                                                            15,065(k)
Net income per share:
  Basic..............................     $   0.73                                                          $   0.78
  Diluted............................     $   0.73                                                          $   0.78

                                                                        PRO FORMA
                                        PRO FORMA     PRO FORMA        AS ADJUSTED
                                       AS ADJUSTED   COMMON STOCK       FOR COMMON
                                        FOR NOTE       OFFERING           STOCK
                                        OFFERING     ADJUSTMENTS    AND NOTE OFFERINGS
                                       -----------   ------------   ------------------
Revenues.............................   $506,180       $    --           $506,180
Cost of revenues.....................    330,786            --            330,786
                                        --------       -------           --------
    Gross profit.....................    175,394            --            175,394
Selling, general and administrative
  expenses...........................    133,046            --            133,046
Restructuring costs..................      5,401            --              5,401
                                        --------       -------           --------
  Operating income...................     36,947            --             36,947
Other (income) expense:
  Interest expense...................     14,615        (3,730) (j)        10,885
  Interest income....................         --            --                 --
  Other..............................        420            --                420
                                        --------       -------           --------
Income before provision for income
  taxes..............................     21,912         3,730             25,642
Provision for income taxes...........     10,837         1,492             12,329
                                        --------       -------           --------
Net income...........................   $ 11,075       $ 2,238           $ 13,313
                                        ========       =======           ========
Weighted average shares:
  Basic..............................     15,025(k)                        18,025(l)
  Diluted............................     15,065(k)                        18,065(l)
Net income per share:
  Basic..............................   $   0.74                         $   0.74
  Diluted............................   $   0.74                         $   0.74

                             SCHOOL SPECIALTY, INC.

                     PRO FORMA COMBINED STATEMENT OF INCOME
                   FOR THE NINE MONTHS ENDED JANUARY 24, 1998
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                                                                                            INDIVIDUALLY
                                                                                                           INSIGNIFICANT
                                                 SAX                    NATIONAL                            FISCAL 1998
                               SCHOOL         ARTS AND     AMERICAN      SCHOOL    HAMMOND &                  PURCHASE
                         SPECIALTY, INC.(D)   CRAFTS(D)   ACADEMIC(D)    SUPPLY    STEPHENS    SPORTIME   ACQUISITIONS(D)
                         ------------------   ---------   -----------   --------   ---------   --------   ---------------
Revenues...............       $247,880         $5,421       $36,423     $146,526    $7,782     $23,966        $28,943
Cost of revenues.......        164,105          3,196        24,382      100,819     3,764      11,043         19,865
                              --------         ------       -------     --------    ------     -------        -------
 Gross profit..........         83,775          2,225        12,041       45,707     4,018      12,923          9,078
Selling, general and
 administrative
 expenses..............         63,395          1,722         8,789       40,024     2,019      10,533          7,873
Restructuring costs....             --             --            --        1,198        --          --             --
                              --------         ------       -------     --------    ------     -------        -------
 Operating income......         20,380            503         3,252        4,485     1,999       2,390          1,205
Other (income) expense:
 Interest expense......          4,100             18           441        3,927        --          --             38
 Interest income.......           (109)            (3)           --           --      (109)         --             (4)
 Other.................            441             --            24           --        --          13             58
                              --------         ------       -------     --------    ------     -------        -------
Income before provision
 for income taxes......         15,948            488         2,787          558     2,108       2,377          1,113
Provision for income
 taxes.................          7,113            189           892           15        --          --            140
                              --------         ------       -------     --------    ------     -------        -------
Net income.............       $  8,835         $  299       $ 1,895     $    543    $2,108     $ 2,377        $   973
                              ========         ======       =======     ========    ======     =======        =======
Weighted average
 shares:
 Basic.................         12,751
 Diluted...............         13,020
Net income per share:
 Basic.................       $   0.69
 Diluted...............       $   0.68

                                                                                             PRO FORMA
                                                                               PRO FORMA    AS ADJUSTED
                                                   PRO FORMA     PRO FORMA      COMMON      FOR COMMON
                                                     NOTE       AS ADJUSTED      STOCK       STOCK AND
                          PRO FORMA                OFFERING      FOR NOTE      OFFERING        NOTE
                         ADJUSTMENTS   SUBTOTAL   ADJUSTMENTS    OFFERING     ADJUSTMENTS    OFFERINGS
                         -----------   --------   -----------   -----------   -----------   -----------
Revenues...............    $    --     $496,941     $    --      $496,941       $    --      $496,941
Cost of revenues.......         --      327,174          --       327,174            --       327,174
                           -------     --------     -------      --------       -------      --------
 Gross profit..........         --      169,767          --       169,767            --       169,767
Selling, general and
 administrative
 expenses..............        224(e)   135,598          --       135,598            --       135,598
                             1,019(f)
Restructuring costs....         --        1,198          --         1,198            --         1,198
                           -------     --------     -------      --------       -------      --------
 Operating income......     (1,243)      32,971          --        32,971            --        32,971
Other (income) expense:
 Interest expense......      4,976(g)    13,500     1,115(i)       14,615        (3,730)(j)    10,885
 Interest income.......        225(g)        --          --            --            --            --
 Other.................         --          536          --           536            --           536
                           -------     --------     -------      --------       -------      --------
Income before provision
 for income taxes......     (6,444)      18,935      (1,115)       17,820         3,730        21,550
Provision for income
 taxes.................      2,633(h)    10,982        (446)       10,536         1,492        12,028
                           -------     --------     -------      --------       -------      --------
Net income.............    $(9,077)    $  7,953     $  (669)     $  7,284       $ 2,238      $  9,522
                           =======     ========     =======      ========       =======      ========
Weighted average
 shares:
 Basic.................                  15,126(k)                 15,126(k)                   18,126(l)
 Diluted...............                  15,395(k)                 15,395(k)                   18,395(l)
Net income per share:
 Basic.................                $   0.53                  $   0.48                    $   0.53
 Diluted...............                $   0.52                  $   0.47                    $   0.52

                             SCHOOL SPECIALTY, INC.

                     PRO FORMA COMBINED STATEMENT OF INCOME
                       FOR THE YEAR ENDED APRIL 25, 1998
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                                                                                                  INDIVIDUALLY
                                                                                                                  INSIGNIFICANT
                                                        SAX                    NATIONAL                            FISCAL 1998
                                      SCHOOL         ARTS AND     AMERICAN      SCHOOL    HAMMOND &                 PURCHASE
                                SPECIALTY, INC.(D)   CRAFTS(D)   ACADEMIC(D)    SUPPLY    STEPHENS    SPORTIME   ACQUISITIONS(D)
                                ------------------   ---------   -----------   --------   ---------   --------   ---------------
Revenues......................       $310,455         $5,421       $36,423     $176,774    $9,028     $30,981        $28,943
Cost of revenues..............        202,870          3,196        24,382      121,161     4,386      14,467         19,865
                                     --------         ------       -------     --------    ------     -------        -------
 Gross profit.................        107,585          2,225        12,041       55,613     4,642      16,514          9,078
Selling, general and
 administrative
 expenses.....................         87,846          1,722         8,789       50,936     2,555      14,367          7,873
Restructuring costs...........          3,491             --            --        1,198        --          --             --
                                     --------         ------       -------     --------    ------     -------        -------
 Operating income.............         16,248            503         3,252        3,479     2,087       2,147          1,205
Other (income) expense:
 Interest expense.............          5,505             18           441        5,047        --          --             38
 Interest income..............           (132)            (3)           --           --      (154)         --             (4)
 Other........................            156             --            24           --        --         (45)            58
                                     --------         ------       -------     --------    ------     -------        -------
Income before provision for
 income taxes.................         10,719            488         2,787       (1,568)    2,241       2,192          1,113
Provision for income
 taxes........................          5,480            189           892           18        --          --            140
                                     --------         ------       -------     --------    ------     -------        -------
Net income....................       $  5,239         $  299       $ 1,895     $ (1,586)   $2,241     $ 2,192        $   973
                                     ========         ======       =======     ========    ======     =======        =======
Weighted average shares:
 Basic........................         13,284
 Diluted......................         13,547
Net income per share:
 Basic........................       $   0.40
 Diluted......................       $   0.39

                                                                                                          PRO FORMA
                                                                                            PRO FORMA    AS ADJUSTED
                                                             PRO FORMA        PRO FORMA      COMMON      FOR COMMON
                                                               NOTE          AS ADJUSTED      STOCK       STOCK AND
                                 PRO FORMA                   OFFERING         FOR NOTE      OFFERING        NOTE
                                ADJUSTMENTS      SUBTOTAL   ADJUSTMENTS       OFFERING     ADJUSTMENTS    OFFERINGS
                                -----------      --------   -----------      -----------   -----------   -----------
Revenues......................    $    --        $598,025     $    --         $598,025       $    --      $598,025
Cost of revenues..............         --         390,327          --          390,327            --       390,327
                                  -------        --------     -------         --------       -------      --------
 Gross profit.................         --         207,698          --          207,698            --       207,698
Selling, general and
 administrative
 expenses.....................        295(e)      175,507          --          175,507            --       175,507
                                    1,124(f)
Restructuring costs...........         --           4,689          --            4,689            --         4,689
                                  -------        --------     -------         --------       -------      --------
 Operating income.............     (1,419)         27,502          --           27,502            --        27,502
Other (income) expense:
 Interest expense.............      5,951(g)       17,000     1,486(i)          18,486        (4,974)(j)    13,512
 Interest income..............        293(g)           --          --               --            --            --
 Other........................         --             193          --              193            --           193
                                  -------        --------     -------         --------       -------      --------
Income before provision for
 income taxes.................     (7,663)         10,309      (1,486)           8,823         4,974        13,797
Provision for income
 taxes........................       (740)(h)       5,979        (594)           5,385         1,990         7,376
                                  -------        --------     -------         --------       -------      --------
Net income....................    $(6,923)       $  4,330     $  (892)        $  3,438       $ 2,984      $  6,421
                                  =======        ========     =======         ========       =======      ========
Weighted average shares:
 Basic........................                     15,659(k)                    15,659(k)                   18,659(l)
 Diluted......................                     15,922(k)                    15,922(k)                   18,922(l)
Net income per share:
 Basic........................                   $   0.28                     $   0.22                    $   0.34
 Diluted......................                   $   0.27                     $   0.22                    $   0.34

                             SCHOOL SPECIALTY, INC.

                NOTES TO PRO FORMA COMBINED FINANCIAL STATEMENTS
                                  (UNAUDITED)
                    (DOLLARS AND SHARE AMOUNTS IN THOUSANDS)

NOTE 1 -- UNAUDITED PRO FORMA COMBINED BALANCE SHEET ADJUSTMENTS

 (a) Adjustment to reflect purchase price adjustments associated with the acquisition of Sportime. The portion of the consideration assigned to goodwill ($13,587) in the transaction accounted for under the purchase method represents the excess of the cost over the fair market value of the net assets acquired. We amortize goodwill over a period of 40 years. The recoverability of the unamortized goodwill will be assessed on an ongoing basis by comparing anticipated undiscounted future cash flows from operations to net book value.

 (b) Adjustment to reflect $97,050 of net proceeds from the sale of the $100,000 of Notes as part of the Note offering (net of expenses and underwriters discount) and the utilization of the proceeds to repay $10,314 of short-term debt and $86,736 of long-term debt.

 (c) Adjustment to reflect $62,170 of net proceeds from the sale of 3,000 shares of Common Stock as part of the Common Stock Offering (net of expenses and underwriting discount) and the utilization of the proceeds to repay $62,170 of long-term debt.

NOTE 2 -- UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME ADJUSTMENTS

 (d) Certain reclassifications have been made to our historical results and the results of the Fiscal 1998 Purchase Acquisitions for the period prior to their respective dates of acquisition for the nine months ended January 24, 1998 and the fiscal year ended April 25, 1998 to conform with the fiscal 1999 presentation. These reclassifications had no effect on net income or net income per share.

 (e) Adjustment to reflect additional corporate overhead expenses to be incurred as a stand-alone, publicly traded, entity, rather than as a division of U.S. Office Products.

 (f) Adjustment to reflect the increase (decrease) in amortization expense relating to goodwill recorded in purchase accounting related to the Fiscal 1998 and Fiscal 1999 Purchase Acquisitions for the periods prior to the respective dates of acquisition. We have recorded goodwill amortization in the historical financial statements from the respective dates of acquisition forward. The goodwill is being amortized over an estimated life of 40 years.

 (g) Adjustment to reflect an increase in interest expense. Interest expense is being calculated on the average pro forma debt outstanding during the applicable periods at a weighted average interest rate of approximately 8.0%. The adjustment also reflects a reduction in interest income to zero as we generally expect to use available cash to repay debt. Pro forma interest expense will fluctuate approximately $272 on an annual basis for each 0.125% change in interest rates.

 (h) Adjustment to calculate the provision for income taxes on the combined pro forma results at an effective income tax rate of approximately 49% for the nine months ended January 23, 1999 and 58% for the nine months ended January 24, 1998 and the fiscal year ended April 25, 1998. The difference between the effective tax rates and the statutory tax rate of 35% relates primarily to state income taxes and nondeductible goodwill.

 (i) Adjustment to reflect a net increase in interest expense as a result of the higher average interest rate resulting from the utilization of the net proceeds from the Note offering to repay $10,314 of short-term debt and $86,736 of long-term debt at an annual interest rate of 8%.

                             SCHOOL SPECIALTY, INC.

                                  (UNAUDITED)
                    (DOLLARS AND SHARE AMOUNTS IN THOUSANDS)

NOTE 2 -- UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
ADJUSTMENTS(CONTINUED)
 (j) Adjustment to reflect a decrease in interest expense as a result of the utilization of the net proceeds from the Common Stock offering to repay $62,170 of long-term debt at an annual interest rate of 8%.

 (k) The weighted average shares outstanding used to calculate pro forma and pro forma as adjusted for the Note Offering earnings per share is calculated based upon our weighted average shares, adjusted to reflect the shares sold in the June 1998 initial public offering, as if the June 1998 initial public offering had occurred on April 27, 1997.

 (l) The weighted average shares outstanding used to calculate pro forma as adjusted for the Common Stock offering and as adjusted for the Common Stock and Note offerings earnings per share is calculated based upon the pro forma weighted average shares described in note (k), adjusted to reflect the 3,000 shares to be sold in the Common Stock offering, as if the Common Stock offering had occurred on April 27, 1997.

                                  UNDERWRITING

     School Specialty and the underwriters for the offering (the "Underwriters") named below have entered into an underwriting agreement with respect to the Notes being offered. Subject to certain conditions, each Underwriter has severally agreed to purchase the principal amount of Notes indicated in the following table.

                                                                   PRINCIPAL
                        UNDERWRITERS                            AMOUNT OF NOTES
                        ------------                            ---------------
Goldman, Sachs & Co.........................................     $
Salomon Smith Barney Inc....................................
                                                                 ------------
  Total.....................................................     $100,000,000
                                                                 ============

     Notes sold by the Underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this Prospectus. Any Notes sold by the Underwriters to securities dealers may be sold at a discount
from the initial public offering price of up to      % of the principal amount
of the Notes. Any such securities dealers may resell any Notes purchased from the Underwriters to certain other brokers or dealers at a discount from the
initial public offering price of up to      % of the principal amount of the
Notes. If all the Notes are not sold at the initial public offering price, the Underwriters may change the offering price and the other selling terms.

     The Notes are a new issue of securities with no established trading market. School Specialty has been advised by the Underwriters that the Underwriters intend to make a market in the Notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Notes.

     In connection with the offering, the Underwriters may purchase and sell the Notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the Underwriters of a greater amount of Notes than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the Notes while the offering is in progress.

     The Underwriters also may impose a penalty bid. This occurs when a particular Underwriter repays to the Underwriters a portion of the underwriting discount received by it because the representatives have repurchased Notes sold by or for the account of such Underwriter in stabilizing or short covering transactions.

     These activities by the Underwriters may stabilize, maintain or otherwise affect the market price of the Notes. As a result, the price of the Notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the Underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

     School Specialty has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act.

     School Specialty estimates that its share of the total expenses of the offering, excluding underwriting discounts and commissions, will be
approximately $          .

                  [PICTURES OF THE COMPANY'S VARIOUS CATALOGS]

---------------------------------------------------------
---------------------------------------------------------

  No dealer, salesperson or other person is authorized to give you any information or to represent anything not contained in this Prospectus. You must not rely on any unauthorized information or representations. This Prospectus is an offer to sell or to buy only the Notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this Prospectus is current only as of its date.

                               ------------------

                               TABLE OF CONTENTS

                                             Page
                                             ----
Prospectus Summary.......................       3
Risk Factors.............................      14
Disclosure Regarding Forward-Looking
  Statements.............................      21
Use of Proceeds..........................      21
Capitalization...........................      22
Selected Historical and Pro Forma
  Financial Data.........................      23
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations.............................      28
Business.................................      40
Management...............................      52
Certain Transactions.....................      60
Principal Stockholders...................      61
Description of Senior Credit Facility....      63
Description of Notes.....................      65
Experts..................................      93
Validity of Notes........................      94
Additional Information...................      95
Index to Financial Statements............     F-1
Underwriting.............................     U-1

---------------------------------------------------------
---------------------------------------------------------
                       ---------------------------------------------------------
                       ---------------------------------------------------------

                                  $100,000,000

                             SCHOOL SPECIALTY, INC.

                              % Senior Subordinated Notes
                                    Due 2009

                               ------------------

                                      LOGO

                               ------------------

                              GOLDMAN, SACHS & CO.
                              SALOMON SMITH BARNEY
                       ---------------------------------------------------------
                       ---------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following is an itemized statement of the estimated amounts of all expenses payable by School Specialty in connection with the issuance and distribution of the Common Stock and the Notes being registered hereunder, other than underwriting discounts and commissions. All of such expenses (except the SEC registration fee) are estimated.

SEC registration fee........................................  $48,960.14
NASD filing fee.............................................      *
Nasdaq National Market listing fee..........................      *
Accounting fees and expenses................................      *
Legal fees and expenses.....................................      *
Rating agency fees..........................................      *
Printing and engraving expenses.............................      *
Transfer Agent and Registrar fees...........................      *
Blue sky fees and expenses..................................      *
Miscellaneous...............................................      *
                                                              ----------
     Total..................................................  $   *
                                                              ==========

---------------

* To be completed by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Article Eight of School Specialty's Certificate of Incorporation provides that School Specialty shall indemnify its directors and officers to the fullest extent permitted by the General Corporation Law of the State of Delaware.

     Section 145 of the General Corporation Law of the State of Delaware permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorneys' fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if such directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action (i.e., one by or in the right of the corporation), indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

     Article Seven of School Specialty's Certificate of Incorporation states that directors of School Specialty will not be liable to School Specialty or its stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to School Specialty or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General

Corporation Law of the State of Delaware, which makes directors liable for unlawful dividends or unlawful stock repurchases or redemptions or (iv) for any transaction from which the director derived an improper personal benefit.

     Article IV of School Specialty's Bylaws provides that School Specialty shall indemnify its officers and directors (and those serving at the request of School Specialty as an officer or director of another corporation, partnership, joint venture, trust or other enterprise), and may indemnify its employees and agents (and those serving at the request of School Specialty as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise), against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred, if such officer, director, employee or agent acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of School Specialty, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In a derivative action, indemnification shall be limited to expenses (including attorneys' fees) actually and reasonably incurred by such officer, director, employee or agent in the defense or settlement of such action or suit, and no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to School Specialty unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

     Unless the Board of Directors of School Specialty otherwise determines in a specific case, expenses incurred by an officer or director in defending a civil or criminal action, suit or proceeding shall be paid by School Specialty in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the officer or director to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by School Specialty.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     The following information is furnished as to securities of School Specialty sold within the past three years that were not registered under the Securities
Act:

     On June 9, 1998, School Specialty sold 250,000 shares of Common Stock to Daniel P. Spalding, the Chairman of the Board and its Chief Executive Officer, David J. Vander Zanden, its President and Chief Operating Officer, and Donald Ray Pate, Jr., its Executive Vice President for ClassroomDirect.com (formerly named Re-Print). These shares were sold at a price of $14.415 per share for aggregate consideration of $3,603,750. The sale of these shares was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended.

ITEM 16. EXHIBITS AND FINANCIAL SCHEDULES

(a) EXHIBITS

     See "Index to Exhibits."

(b) FINANCIAL STATEMENT SCHEDULES

     See "Index to Exhibits."

ITEM 17. UNDERTAKINGS

     (a) The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, School Specialty, Inc. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Appleton, State of Wisconsin, on February 26, 1999.

                                          SCHOOL SPECIALTY, INC.


                                          By:   /s/ DANIEL P. SPALDING
                                          --------------------------------------
                                                    Daniel P. Spalding,
                                                  Chief Executive Officer

     Each person whose signature appears below hereby constitutes and appoints Donald J. Noskowiak and Daniel P. Spalding, and each of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution, to sign on his or her behalf individually and in the capacity stated below and to perform any acts necessary to be done in order to file all amendments and post-effective amendments to this Registration Statement, and any and all instruments or documents filed as part of or in connection with this Registration Statement or the amendments thereto and each of the undersigned does hereby ratify and confirm all that said attorney-in-fact and agent, or his substitutes, shall do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated below.

                    NAME                                     TITLE                       DATE
                    ----                                     -----                       ----
           /s/ DANIEL P. SPALDING              Chief Executive Officer (Principal  February 26, 1999
---------------------------------------------  Executive Officer) and Director
             Daniel P. Spalding

           /s/ DONALD J. NOSKOWIAK             Chief Financial Officer (Principal  February 26, 1999
---------------------------------------------  Financial and Accounting Officer)
             Donald J. Noskowiak

         /s/ DAVID J. VANDER ZANDEN            President, Chief Operating Officer  February 26, 1999
---------------------------------------------  and Director
           David J. Vander Zanden

           /s/ JONATHAN J. LEDECKY             Director                            February 26, 1999
---------------------------------------------
             Jonathan J. Ledecky

          /s/ ROCHELLE LAMM WALLACH            Director                            February 26, 1999
---------------------------------------------
            Rochelle Lamm Wallach

             /s/ LEO C. MCKENNA                Director                            February 26, 1999
---------------------------------------------
               Leo C. McKenna

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, Re-Print LLC has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Appleton, State of Wisconsin, on February 26, 1999.

                                          RE-PRINT LLC
                                          By: School Specialty, Inc.,
                                              Sole Member


                                          By:   /s/ DANIEL P. SPALDING
                                          --------------------------------------
                                                    Daniel P. Spalding,
                                                 Chief Executive Officer of
                                                   School Specialty, Inc.

     Each person whose signature appears below hereby constitutes and appoints Donald J. Noskowiak and Daniel P. Spalding, and each of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution, to sign on his or her behalf individually and in the capacity stated below and to perform any acts necessary to be done in order to file all amendments and post-effective amendments to this Registration Statement, and any and all instruments or documents filed as part of or in connection with this Registration Statement or the amendments thereto and each of the undersigned does hereby ratify and confirm all that said attorney-in-fact and agent, or his substitutes, shall do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated below.

                    NAME                                     TITLE                       DATE
                    ----                                     -----                       ----
          /s/ DONALD RAY PATE, JR.             President of Re-Print LLC           February 26, 1999
---------------------------------------------  (Principal Executive Officer)
            Donald Ray Pate, Jr.

           /s/ DONALD J. NOSKOWIAK             Vice President and Treasurer        February 26, 1999
---------------------------------------------  (Principal Financial and
             Donald J. Noskowiak               Accounting Officer) of Re-Print
                                               LLC

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, Sax Arts and Crafts, Inc. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Appleton, State of Wisconsin, on February 26, 1999.

                                          SAX ARTS AND CRAFTS, INC.


                                          By:     /s/ RICHARD H. NAGEL
                                          --------------------------------------
                                                      Richard H. Nagel,
                                                         President

     Each person whose signature appears below hereby constitutes and appoints Donald J. Noskowiak and Daniel P. Spalding, and each of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution, to sign on his or her behalf individually and in the capacity stated below and to perform any acts necessary to be done in order to file all amendments and post-effective amendments to this Registration Statement, and any and all instruments or documents filed as part of or in connection with this Registration Statement or the amendments thereto and each of the undersigned does hereby ratify and confirm all that said attorney-in-fact and agent, or his substitutes, shall do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated below.

                    NAME                                    TITLE                       DATE
                    ----                                    -----                       ----
            /s/ RICHARD H. NAGEL               President (Principal Executive     February 26, 1999
---------------------------------------------  Officer)
              Richard H. Nagel

           /s/ DONALD J. NOSKOWIAK             Vice President, Treasurer          February 26, 1999
---------------------------------------------  (Principal Financial and
             Donald J. Noskowiak               Accounting Officer) and Director

         /s/ DAVID J. VANDER ZANDEN            Director                           February 26, 1999
---------------------------------------------
           David J. Vander Zanden

           /s/ DANIEL P. SPALDING              Director                           February 26, 1999
---------------------------------------------
             Daniel P. Spalding

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, Childcraft Education Corp. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Appleton, State of Wisconsin, on February 26, 1999.

                                          CHILDCRAFT EDUCATION CORP.


                                          By:  /s/ RONALD E. SUCHODOLSKI
                                          --------------------------------------
                                               Ronald E. Suchodolski, President

     Each person whose signature appears below hereby constitutes and appoints Donald J. Noskowiak and Daniel P. Spalding, and each of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution, to sign on his or her behalf individually and in the capacity stated below and to perform any acts necessary to be done in order to file all amendments and post-effective amendments to this Registration Statement, and any and all instruments or documents filed as part of or in connection with this Registration Statement or the amendments thereto and each of the undersigned does hereby ratify and confirm all that said attorney-in-fact and agent, or his substitutes, shall do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated below.

                    NAME                                     TITLE                       DATE
                    ----                                     -----                       ----
          /s/ RONALD E. SUCHODOLSKI            President (Principal Executive      February 26, 1999
---------------------------------------------  Officer)
            Ronald E. Suchodolski

           /s/ DONALD J. NOSKOWIAK             Vice President, Treasurer           February 26, 1999
---------------------------------------------  (Principal Financial and
             Donald J. Noskowiak               Accounting Officer) and Director

         /s/ DAVID J. VANDER ZANDEN            Director                            February 26, 1999
---------------------------------------------
           David J. Vander Zanden

           /s/ DANIEL P. SPALDING              Director                            February 26, 1999
---------------------------------------------
             Daniel P. Spalding

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, Bird-in-Hand Woodworks, Inc. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Appleton, State of Wisconsin, on February 26, 1999.

                                          BIRD-IN-HAND WOODWORKS, INC.


                                          By: /s/ RONALD E. SUCHODOLSKI
                                          --------------------------------------
                                              Ronald E. Suchodolski, President

     Each person whose signature appears below hereby constitutes and appoints Donald J. Noskowiak and Daniel P. Spalding, and each of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution, to sign on his or her behalf individually and in the capacity stated below and to perform any acts necessary to be done in order to file all amendments and post-effective amendments to this Registration Statement, and any and all instruments or documents filed as part of or in connection with this Registration Statement or the amendments thereto and each of the undersigned does hereby ratify and confirm all that said attorney-in-fact and agent, or his substitutes, shall do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated below.

                    NAME                                     TITLE                       DATE
                    ----                                     -----                       ----
          /s/ RONALD E. SUCHODOLSKI            President (Principal Executive      February 26, 1999
---------------------------------------------  Officer)
            Ronald E. Suchodolski

           /s/ DONALD J. NOSKOWIAK             Vice President, Treasurer           February 26, 1999
---------------------------------------------  (Principal Financial and
             Donald J. Noskowiak               Accounting Officer) and Director

         /s/ DAVID J. VANDER ZANDEN            Director                            February 26, 1999
---------------------------------------------
           David J. Vander Zanden

           /s/ DANIEL P. SPALDING              Director                            February 26, 1999
---------------------------------------------
             Daniel P. Spalding

                               INDEX TO EXHIBITS

EXHIBIT
NUMBER     DOCUMENT DESCRIPTION
-------    --------------------
 1.1       Form of Underwriting Agreement for Common Stock Offering
 1.2       Form of Underwriting Agreement for Note Offering
 3.1       Restated Certificate of Incorporation(1)
 3.2       Amended and Restated Bylaws(1)
 4.1       Indenture between School Specialty, Inc. and           *
 4.2       Form of Senior Subordinated Note*
 5.1       Opinion of Godfrey & Kahn, S.C.*
10.1       Distribution Agreement among U.S. Office Products Company,
           Workflow Management, Inc., Aztec Consulting, Inc., Navigant
           International, Inc. and School Specialty, Inc.(2)
10.2       Tax Allocation Agreement among U.S. Office Products Company,
           Workflow Management, Inc., Aztec Technology Partners, Inc.,
           Navigant International, Inc. and School Specialty, Inc.(1)
10.3       Tax Indemnification Agreement among Workflow Management,
           Inc., Aztec Technology Partners, Inc., Navigant
           International, Inc. and School Specialty, Inc.(2)
10.4       Employee Benefits Agreement among Workflow Management, Inc.,
           Aztec Technology Partners, Inc., Navigant International,
           Inc. and School Specialty, Inc.(2)
10.5       Employment Agreement dated April 29, 1996, between Daniel P.
           Spalding and School Specialty, Inc.(3)
10.6       Employment Agreement dated July 26, 1996, between Donald Ray
           Pate, Jr. and The Re-Print Corp.(3)
10.7.a     Employment Agreement dated June 27, 1997, between Richard H.
           Nagel and Sax Arts and Crafts, Inc.(3)
10.7.b     Covenant Not to Compete Agreement dated June 27, 1997,
           between Richard H. Nagel and Sax Arts and Crafts, Inc.
10.8       Employment Agreement between David Vander Zanden and School
           Specialty, Inc.(4)
10.9       Employment Agreement between School Specialty, Inc. and
           Jonathan J. Ledecky(4)
10.10      Amended Services Agreement dated as of June 8, 1998 between
           U.S. Office Products and Jonathan J. Ledecky(5)
10.11      Amended and Restated 1998 Stock Incentive Plan(6)
10.12      Amended and Restated Credit Agreement dated as of September
           30, 1998 among School Specialty, Inc., certain subsidiaries and affiliates of School Specialty, Inc., the lenders named therein, Nationsbank, N.A., Bank One, Wisconsin and U.S.
           Bank National Association(6)
12.1       Statement Re: Computation of Ratios to Fixed Charges
21.1       Subsidiaries of School Specialty, Inc.
23.1       Consent of Godfrey & Kahn, S.C. (included in Exhibit No.
           5.1)*
23.2       Consent of PricewaterhouseCoopers LLP
23.3       Consent of Ernst & Young, LLP
23.4       Consent of BDO Siedman, LLP
23.5       Consent of Altschuler, Melvoin and Glasser LLP
23.6       Consent of PricewaterhouseCoopers LLP

EXHIBIT
NUMBER     DOCUMENT DESCRIPTION
-------    --------------------
23.7       Consent of Ernst & Young LLP
23.8       Consent of PricewaterhouseCoopers LLP
24.1       Powers of Attorney (included on signature page)
25.1       Statement of Eligibility of Trustee*
27.1       Financial Data Schedule
99.1       Schedule II -- Valuation and Qualifying Accounts

---------------

*   To be filed by amendment.

(1) Incorporated by reference to the Registrant's Pre-Effective Amendment No. 3 to the Registration Statement on Form S-1 filed with the SEC on June 4, 1998; Registration No. 333-47509.

(2) Incorporated by reference to the Registrant's Pre-Effective Amendment No. 2 to the Registration Statement on Form S-1 filed with the SEC on May 18, 1998; Registration No. 333-47509.

(3) Incorporated by reference to the Registrant's Pre-Effective Amendment No. 1 to the Registration Statement on Form S-1 filed with the SEC on May 6, 1998; Registration No. 333-46537.

(4) Incorporated by reference to the Registrant's Annual Report on Form 10-K filed with the SEC on July 24, 1998.

(5) Incorporated by reference to the Registrant's Pre-Effective Amendment No. 4 to the Registration Statement on Form S-1 filed with the SEC on June 9, 1998; Registration No. 333-47509.

(6) Incorporated by reference to the Registrant's Form 10-Q for the period ended January 23, 1999, as filed with the SEC on March 1, 1999.